   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2005

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           PER-SE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                      7374                                     58-1651222
      (State or Other jurisdiction of              (Primary Standard Industrial                      (I.R.S. Employer
      incorporation or organization)                Classification Code Number)                     Identification No.)

                       1145 SANCTUARY PARKWAY, SUITE 200
                           ALPHARETTA, GEORGIA 30004
                                 (770) 237-4300
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              PAUL J. QUINER, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           PER-SE TECHNOLOGIES, INC.
                       1145 SANCTUARY PARKWAY, SUITE 200
                           ALPHARETTA, GEORGIA 30004
                                 (770) 237-4300
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

         JOHN D. CAPERS, JR., ESQ.                  RANDOLPH L. M. HUTTO, ESQ.                    SIDNEY J. NURKIN, ESQ.
            KING & SPALDING LLP                        NDCHEALTH CORPORATION                         ALSTON & BIRD LLP
        191 PEACHTREE STREET, N.E.                           NDC PLAZA                              ONE ATLANTIC CENTER
        ATLANTA, GEORGIA 30303-1763                 ATLANTA, GEORGIA 30329-2010                 1201 WEST PEACHTREE STREET
              (404) 572-4600                              (404) 728-2000                        ATLANTA, GEORGIA 30309-3424
                                                                                                      (404) 881-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the merger referred to herein.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE           OFFERING            AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED        PRICE PER SHARE       OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share, and
  associated preferred share purchase
  rights(1)..................................         (2)                  N/A            $284,070,141(3)         $33,436(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The preferred share purchase rights, which are attached to the shares of Per-Se common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

(2) Omitted in reliance on Rule 457(o) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933 as follows: (i) the product of (a) $18.89, the average of the high and low sales prices of NDCHealth common stock on the New York Stock Exchange on September 21, 2005 and (b) the maximum number of shares of NDCHealth common stock to be cancelled pursuant to the merger (calculated as 40,256,657, which is the sum of (x) 36,241,288 outstanding shares of NDCHealth common stock as of September 21, 2005, and (y) 4,015,369 shares of NDCHealth common stock issuable upon the exercise of outstanding employee and director options and other equity-based grants as of September 21, 2005), less (ii) $476,378,110, which is the estimated minimum amount of cash to be paid by Per-Se for NDCHealth common stock to be exchanged in the merger.

(4) Calculated by multiplying the Proposed Maximum Aggregate Offering Price by 0.00011770.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this joint proxy statement/prospectus is not complete and may be changed. Per-Se may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor the solicitation of any offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2005

(PER-SE TECHNOLOGIES LOGO)                                            (NDC LOGO)

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The board of directors of Per-Se Technologies, Inc. ("Per-Se") and the board of directors of NDCHealth Corporation ("NDCHealth") have agreed to a merger of NDCHealth with a wholly owned subsidiary of Per-Se pursuant to the terms of a merger agreement. Upon completion of the merger, Per-Se will acquire NDCHealth and NDCHealth will become a wholly owned subsidiary of Per-Se. The boards of directors of Per-Se and NDCHealth have approved the combination because they believe it will provide substantial benefits to the stockholders of both companies.

    Upon completion of the merger, each outstanding share of NDCHealth common stock will be converted into the right to receive a combination of (i) $13.00 in cash and (ii) a number of shares of Per-Se common stock equal to $6.50 divided by the price per share of Per-Se common stock as determined in accordance with the procedures set forth in the merger agreement; provided that, Per-Se may, at its option, increase the cash portion of the per share merger consideration and correspondingly decrease the stock portion. Per-Se stockholders will continue to own their existing shares of Per-Se common stock.

    At the special meeting of Per-Se stockholders, which is referred to as the Per-Se special meeting, Per-Se stockholders will be asked to vote on the issuance of Per-Se common stock to NDCHealth stockholders pursuant to the merger agreement and the other Per-Se special meeting matters described in this joint proxy statement/prospectus. At the special meeting of NDCHealth stockholders, which is referred to as the NDCHealth special meeting, NDCHealth stockholders will be asked to vote on the adoption of the merger agreement and approval of the merger and the other NDCHealth special meeting matters described in this joint proxy statement/prospectus.

    AFTER CAREFUL CONSIDERATION, THE BOARDS OF DIRECTORS OF EACH OF PER-SE AND NDCHEALTH HAVE APPROVED THE MERGER AGREEMENT AND HAVE DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTEREST OF AND ADVISABLE TO THE STOCKHOLDERS OF EACH OF PER-SE AND NDCHEALTH.

    THE PER-SE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE PER-SE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ISSUE SHARES OF PER-SE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AT THE PER-SE SPECIAL MEETING. THE PER-SE BOARD OF DIRECTORS ALSO RECOMMENDS THAT THE PER-SE STOCKHOLDERS VOTE "FOR" THE OTHER PER-SE SPECIAL MEETING MATTERS.

    THE NDCHEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE NDCHEALTH STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AT THE NDCHEALTH SPECIAL MEETING. THE NDCHEALTH BOARD OF DIRECTORS ALSO RECOMMENDS THAT THE NDCHEALTH STOCKHOLDERS VOTE "FOR" THE OTHER NDCHEALTH SPECIAL MEETING MATTERS.

    Per-Se's common stock is traded on the Nasdaq National Market under the
symbol "PSTI." On   , 2005, the last sale price of Per-Se's common stock as
reported on the Nasdaq National Market was $  per share. NDCHealth's common
stock is traded on the New York Stock Exchange under the symbol "NDC." On   ,
2005, the last sale price of NDCHealth's common stock as reported on the New York Stock Exchange was $ per share.

    The obligations of each of Per-Se and NDCHealth to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement, including the sale of NDCHealth's information management business to Wolters Kluwer Health, Inc. ("Wolters Kluwer"). More information about Per-Se, NDCHealth, the merger and the sale of the information management business to Wolters Kluwer is contained in this joint proxy statement/prospectus. PER-SE AND NDCHEALTH ENCOURAGE YOU TO READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 14.

    We thank you for your support and appreciate your consideration of this matter.

Sincerely,                                              Sincerely,

-----------------------------------------------         -----------------------------------------------
Per-Se Technologies, Inc.                               NDCHealth Corporation

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED   , 2005, AND IS FIRST BEING
MAILED TO THE STOCKHOLDERS OF PER-SE AND NDCHEALTH ON OR ABOUT   , 2005.

                           (PER-SE TECHNOLOGIES LOGO)

                       1145 SANCTUARY PARKWAY, SUITE 200
                           ALPHARETTA, GEORGIA 30004

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON   , 2005

Dear Stockholders of Per-Se Technologies, Inc.:

     We are pleased to invite you to attend a special meeting of the stockholders of Per-Se Technologies, Inc., a Delaware corporation, which will be
held on   , 2005 beginning at   , local time at   , for the following purposes:

          1. To approve the issuance of Per-Se common stock, par value $0.01 per share, which is referred to as Per-Se common stock, pursuant to the Agreement and Plan of Merger, dated as of August 26, 2005, by and among Per-Se Technologies, Inc., Royal Merger Co., a wholly owned subsidiary of Per-Se Technologies, Inc., and NDCHealth Corporation, pursuant to which NDCHealth will become a wholly owned subsidiary of Per-Se, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice;

          2. To vote upon an adjournment or postponement of the Per-Se special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

          3. To transact any other business that may properly be brought before the Per-Se special meeting or any adjournments or postponements of the Per-Se special meeting.

     Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Per-Se special meeting.

     The close of business on   , 2005, has been fixed as the record date for
the determination of stockholders entitled to notice of, and to vote at, the Per-Se special meeting or any adjournments or postponements of the Per-Se special meeting. Only holders of record of Per-Se common stock at the close of business on the record date are entitled to notice of, and to vote at, the Per-Se special meeting. A complete list of stockholders entitled to vote at the Per-Se special meeting will be available for examination by any of our stockholders at our headquarters, 1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia, for purposes pertaining to the Per-Se special meeting, during normal business hours for a period of 10 days prior to the Per-Se special meeting, and at the time and place of the Per-Se special meeting.

     YOUR VOTE IS VERY IMPORTANT. Your proxy is being solicited by the Per-Se board of directors. The issuance of Per-Se common stock to NDCHealth stockholders pursuant to the merger agreement must be approved by Per-Se stockholders in order for the merger to be consummated. WHETHER OR NOT YOU PLAN TO ATTEND THE PER-SE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT A VALID PROXY PROMPTLY BY COMPLETING AND MAILING THE PROXY CARD, IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR, ALTERNATIVELY, BY VOTING VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR PROXY VOTE WILL NOT BE USED.

     The Per-Se board of directors unanimously recommends that you vote to approve the issuance of Per-Se common stock pursuant to the merger agreement and also recommends that you vote "FOR" the other Per-Se special meeting proposals, all of which are described in detail in the accompanying joint proxy statement/ prospectus.

                                         By order of the Board of Directors,

                                         Paul J. Quiner
                                         Senior Vice President,
                                         General Counsel and Secretary

  , 2005

                                     (LOGO)

                                   NDC PLAZA
                          ATLANTA, GEORGIA 30329-2010

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                             TO BE HELD ON   , 2005

Dear Stockholders of NDCHealth Corporation:

     Notice is hereby given that a special meeting of stockholders of NDCHealth
Corporation, a Delaware corporation, is scheduled to be held on   , 2005, at   ,
local time, at   .

     The NDCHealth special meeting will be held for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 26, 2005, by and among Per-Se Technologies, Inc., Royal Merger Co. and NDCHealth, and approve the merger pursuant to which NDCHealth will merge with Royal Merger Co., with NDCHealth continuing as the surviving entity and a wholly owned subsidiary of Per-Se, and each share of NDCHealth common stock will be converted into the right to receive $13.00 in cash, plus a number of shares of Per-Se common stock equal to $6.50 divided by the price per share of Per-Se common stock as determined in accordance with the terms of the merger agreement, subject to Per-Se's option to increase the cash portion of the per share merger consideration and correspondingly decrease the stock portion.

          2. In the event that there are not sufficient votes for approval of Proposal 1 at the special meeting, to consider and vote upon any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies.

          3. To transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

     The accompanying joint proxy statement/prospectus describes the merger agreement and the merger in detail and includes, as Annex A, the complete text of the merger agreement. NDCHealth urges you to read these materials carefully for a complete description of the merger agreement and the merger. The accompanying joint proxy statement/prospectus forms a part of this notice.

     The NDCHealth board of directors unanimously recommends that NDCHealth stockholders vote "FOR" adoption of the merger agreement and approval of the merger and "FOR" any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies with respect to the adoption of the merger agreement and approval of the merger in the event that there are insufficient votes to adopt the merger agreement and approve the merger at the special meeting.

     The NDCHealth board of directors has fixed the close of business on   ,
2005, as the record date for determining the stockholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. Only stockholders of record as of the record date will be entitled to notice of and to vote at the special meeting. During the ten-day period before the special meeting, NDCHealth will keep a list of stockholders entitled to vote at the special meeting available for inspection during normal business hours at its offices, NDC Plaza, Atlanta, Georgia, for any purpose pertaining to the NDCHealth special meeting. The list of stockholders will also be provided and kept at the location of the special meeting for the duration of the special meeting and may be inspected by any stockholder who is present. All persons wishing to be admitted to the special meeting must present photo identification.

     YOUR VOTE IS VERY IMPORTANT. Your proxy is being solicited by the NDCHealth board of directors. The merger agreement must be adopted and the merger approved by NDCHealth stockholders in order for the merger to be consummated. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT A VALID PROXY PROMPTLY BY COMPLETING AND MAILING THE PROXY CARD, IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR, ALTERNATIVELY, BY VOTING VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR PROXY VOTE WILL NOT BE USED.

     Under Delaware law, if the merger is completed, NDCHealth stockholders of record who do not vote to adopt the merger agreement and approve the merger will be entitled to exercise appraisal rights and obtain payment for the judicially determined fair value of their shares of NDCHealth common stock, in lieu of the consideration to be received pursuant to the merger agreement, by following the procedures set forth in detail in the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors,

                                          Randolph L.M. Hutto
                                          Executive Vice President, General
                                          Counsel and Secretary

Atlanta, Georgia
  , 2005

               THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES
                             ADDITIONAL INFORMATION

PER-SE

     This joint proxy statement/prospectus incorporates by reference important business and financial information about Per-Se from other documents filed with the Securities and Exchange Commission, which is referred to as the SEC, that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/prospectus, see the section entitled "Where You Can Find More Information" beginning on page 150.

     Per-Se will provide you with copies of this information, without charge, upon written or oral request to:

     Per-Se Technologies, Inc.
     1145 Sanctuary Parkway
     Suite 200
     Alpharetta, Georgia 30004
     Attention: Investor Relations
     Telephone: (770) 237-4300
     E-mail Address: investors@per-se.com

NDCHEALTH

     NDCHealth is an SEC reporting company and it files annual, quarterly and current reports and other information with the SEC that have not been incorporated by reference in, included in or delivered with this joint proxy statement/prospectus. NDCHealth will provide you with copies of these documents, without charge, upon written or oral request to:

     NDCHealth Corporation
     NDC Plaza
     Atlanta, Georgia 30329-2010
     Attention: Investor Relations
     Telephone: (404) 728-2000
     E-mail Address: investorinfo@ndchealth.com

     You may also obtain copies of documents filed by each of the companies with the SEC at http://www.sec.gov. In addition, you may obtain copies of Per-Se's SEC filings at http://www.per-se.com and copies of NDCHealth's SEC filings at http://www.ndchealth.com. Web site materials are not part of this joint proxy statement/prospectus.

     IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE PER-SE SPECIAL MEETING OR THE NDCHEALTH SPECIAL MEETING, PER-SE OR NDCHEALTH SHOULD RECEIVE YOUR REQUEST NO LATER THAN .

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................    v
SUMMARY.....................................................    1
  The Companies.............................................    1
     Per-Se.................................................    1
     NDCHealth..............................................    1
  The Per-Se Special Meeting and the NDCHealth Special
     Meeting................................................    1
     The Per-Se Special Meeting.............................    1
     The NDCHealth Special Meeting..........................    2
     Record Date; Quorum....................................    2
     Required Vote..........................................    2
     Voting by Directors and Executive Officers.............    3
     Voting and Revocation of Proxies.......................    3
  The Merger Agreement and the Merger.......................    4
     The Merger Agreement...................................    4
     The Merger.............................................    6
  Information Management Sale Agreements....................    8
  Comparative Stock Prices and Dividends....................    9
  Selected Historical Financial Data Of Per-Se..............   10
  Selected Historical Financial Data Of NDCHealth...........   11
  Summary Unaudited Pro Forma Financial Data................   12
  Comparative Per Share Information.........................   13
RISK FACTORS................................................   14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   24
THE PER-SE SPECIAL MEETING..................................   26
  General...................................................   26
  Date, Time and Place of the Per-Se Special Meeting........   26
  Purpose of the Per-Se Special Meeting.....................   26
  Stockholder Record Date for the Per-Se Special Meeting....   26
  Vote Required at the Per-Se Special Meeting...............   26
  Proxies at the Per-Se Special Meeting.....................   27
     Voting your Proxy......................................   27
     How to Vote by Proxy...................................   27
     Revoking Your Proxy....................................   27
  Voting in Person at the Per-Se Special Meeting............   27
  Other Business; Adjournments..............................   27
  Recommendation of the Per-Se Board of Directors...........   28
  Proxy Solicitation........................................   28
THE NDCHEALTH SPECIAL MEETING...............................   29
  General...................................................   29
  Date, Time and Place of the NDCHealth Special Meeting.....   29
  Purpose of the NDCHealth Special Meeting..................   29
  Stockholder Record Date for the NDCHealth Special
     Meeting................................................   29

                                                              PAGE
                                                              ----
  Vote Required at the NDCHealth Special Meeting............   29
  Proxies at the NDCHealth Special Meeting..................   30
     Voting your Proxy......................................   30
     How to Vote by Proxy...................................   30
     Revoking Your Proxy....................................   30
  Voting in Person at the NDCHealth Special Meeting.........   30
  Other Business; Adjournments..............................   30
  Recommendation of the NDCHealth Board of Directors........   31
  Proxy Solicitation........................................   31
THE MERGER..................................................   32
  Background of the Merger..................................   32
  Per-Se Reasons for the Merger.............................   38
  Recommendation of the Per-Se Board of Directors...........   40
  Opinion of Financial Advisor to the Per-Se Board of
     Directors..............................................   40
  NDCHealth Reasons for the Merger..........................   46
  Recommendation of the NDCHealth Board of Directors........   48
  Opinions of Financial Advisors to the NDCHealth Board of
     Directors..............................................   48
     Opinion of The Blackstone Group L.P. ..................   48
     Opinion of Goldman, Sachs & Co. .......................   57
  Interests of Certain Persons in the Merger; Conflicts of
     Interest...............................................   65
  Financing Arrangements....................................   68
  Anticipated Accounting Treatment..........................   69
  Regulatory Approvals Required for the Merger..............   69
  Restrictions on Sales of Shares of Per-Se Common Stock
     Received in the Merger.................................   69
  Appraisal Rights of Dissenting NDCHealth Stockholders.....   70
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.............   73
  General U.S. Federal Income Tax Considerations of the
     Merger to NDCHealth Stockholders.......................   74
  Information Reporting and Backup Withholding..............   74
THE MERGER AGREEMENT........................................   75
  Structure of the Merger...................................   75
  Merger Consideration......................................   75
  Treatment of Options and Equity Awards....................   75
  Procedures for Exchange of Certificates...................   76
  Representations and Warranties............................   76
  Conduct of Business by Per-Se and NDCHealth Prior to
     Completion of the Merger...............................   78
  Senior Subordinated Notes.................................   79
  Registration Statement; Joint Proxy
     Statement/Prospectus...................................   79
  Recommendations to Stockholders...........................   80
  No Solicitation; Other Offers.............................   80
  Antitrust Notification....................................   81
  Employee Benefit Matters..................................   82
  Indemnification and Insurance.............................   82
  Conditions to Completion of the Merger....................   82
  Termination of the Merger Agreement.......................   84

                                                              PAGE
                                                              ----
  Expenses and Termination Fees.............................   85
  Amendment and Waiver......................................   87
  Governing Law.............................................   87
INFORMATION MANAGEMENT SALE AGREEMENTS......................   88
  Stock Purchase Agreement..................................   88
  Contribution Agreement....................................   88
  Data Supply and Services Agreement........................   89
  Retail Informatics and Services Agreement.................   89
  Transition Services Agreement.............................   90
INFORMATION ABOUT PER-SE....................................   91
INFORMATION ABOUT NDCHEALTH.................................   92
  Business..................................................   92
  General...................................................   92
  Acquisitions, Investments and Strategic Alliances.........   94
  Products, Services and Distribution Channels..............   95
  Pharmacy Services and Systems.............................   95
  Hospital Solutions........................................   98
  Physician Solutions.......................................   99
  Information Management....................................  100
  Operations and Systems Infrastructure.....................  101
  Intellectual Property.....................................  102
  Research and Development..................................  103
  Employees.................................................  103
  Properties................................................  103
  Legal Proceedings.........................................  104
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................  105
     General................................................  105
     Healthcare Market......................................  105
     NDCHealth Market Position..............................  106
     Business Position and Strategy.........................  106
     Business Segments......................................  106
     Government Regulation..................................  110
     Acquisitions and Alliances.............................  111
     Results of Operations..................................  112
     Cost of Service........................................  115
     Sales, General and Administrative Expense..............  117
     Depreciation and Amortization..........................  117
     Restructuring, Special Governance and Other Charges....  118
     Operating Income.......................................  119
     Other Income (Expense).................................  120
     Provision for Income Taxes.............................  120
     Discontinued Operations................................  121
     Liquidity and Capital Resources........................  121
     Off-Balance Sheet Arrangements.........................  124

                                                              PAGE
                                                              ----
     Application of Critical Accounting Policies............  124
Changes in and Disagreements with Accountants on Accounting
  and Financial Disclosure..................................  128
Quantitative and Qualitative Disclosures About Market
  Risk......................................................  128
Certain Relationships and Related Transactions..............  129
Security Ownership of Certain Beneficial Owners and
  Management................................................  129
COMPARATIVE STOCK PRICES AND DIVIDENDS......................  131
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................  133
COMPARISON OF RIGHTS OF PER-SE AND NDCHEALTH STOCKHOLDERS...  146
     Authorized Capital Stock...............................  146
     Voting.................................................  146
     Number of Directors....................................  146
     Removal of Directors...................................  147
     Filling Vacancies on the Board of Directors............  147
     Calling a Special Meeting of the Stockholders..........  147
     Action by Written Consent in Lieu of a Stockholders'
      Meeting...............................................  147
     Amendment to the Certificate of Incorporation..........  148
     Amendment to the Bylaws................................  148
     Indemnification/Limitation of Liability................  148
     State Anti-takeover Statutes...........................  149
LEGAL MATTERS...............................................  149
EXPERTS.....................................................  149
WHERE YOU CAN FIND MORE INFORMATION.........................  150
STOCKHOLDER PROPOSALS.......................................  151
INDEX TO FINANCIAL STATEMENTS OF NDCHEALTH AND
  SUBSIDIARIES..............................................  F-1
ANNEX A -- MERGER AGREEMENT
ANNEX B -- OPINION OF BANC OF AMERICA SECURITIES LLC
ANNEX C -- OPINION OF THE BLACKSTONE GROUP L.P.
ANNEX D -- OPINION OF GOLDMAN, SACHS & CO.
ANNEX E -- DELAWARE GENERAL CORPORATION LAW SECTION 262

                             QUESTIONS AND ANSWERS

     The following are some questions that you, as a stockholder of Per-Se or NDCHealth, may have regarding the merger and the other matters being considered at the stockholders' meetings and answers to those questions. Per-Se and NDCHealth urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference in this joint proxy statement/prospectus.

Q: WHY ARE PER-SE AND NDCHEALTH PROPOSING THIS MERGER?

A: The boards of directors of Per-Se and NDCHealth believe that the merger will provide substantial strategic and financial benefits to the stockholders of both companies. The boards of directors of both companies believe that the merger represents the combination of two highly complementary organizations that share the same strategic focus: to improve reimbursement for healthcare providers. The portfolio of the combined entity will offer a wide range of services and software to healthcare providers, including business process outsourcing services for physicians, physician practice management software, and revenue cycle and resource management solutions for hospitals and claims processing and point of sale solutions for retail pharmacies. The boards of directors of both companies believe that the combination will create a company with a diversified customer portfolio with a suite of solutions and services. The combination should provide a platform for profitable growth and enable the company to improve reimbursement for healthcare providers and as a result reduce the costs associated with the delivery of care.

   The board of directors of NDCHealth conducted an extensive sale process for the sale of NDCHealth and believes this transaction is in the best interests of its stockholders in light of the other alternatives the board has considered.

Q: HOW DO I VOTE?

A: If you are a stockholder of record of Per-Se as of the record date for the
   Per-Se special meeting or a stockholder of record of NDCHealth as of the record date for the NDCHealth special meeting, you may vote in person by attending your stockholders' meeting, or you may vote by:

   - accessing the Internet website specified on your proxy card;

   - calling the toll-free number specified on your proxy card; or

   - signing, dating and mailing the enclosed proxy card so that your shares may be represented and voted at your special meeting. A pre-addressed, postage prepaid envelope is enclosed for your convenience.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to the voting instruction card used by your broker nominee to see if you may submit voting instructions by Internet or telephone. You cannot vote shares held in street name by returning a proxy card directly to Per-Se or to NDCHealth or by voting in person at your special meeting.

Q: WHAT WILL HAPPEN IF I ABSTAIN FROM VOTING?

A: Per-Se Stockholders. If you abstain from voting either in person at the meeting or by so indicating on your proxy, your shares will be counted toward the presence of a quorum, and it will have the same effect as a vote against the proposals (i) to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement; and (ii) to adjourn or postpone the Per-Se special meeting, if necessary, to solicit additional proxies.

   Brokers who hold shares of Per-Se common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These non-voted shares are referred to as broker non-votes. Broker non-votes will be treated as present for determining the presence or absence of a quorum but will have no effect on the proposal to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement or any other matters considered at the Per-Se special meeting.

   If proxies are returned without indication as to how to vote, the Per-Se common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Per-Se special meeting.

   If you do not vote (either in person or by proxy), your shares will not be counted towards the presence or absence of a quorum and will have no effect on any matters considered at the Per-Se special meeting.

   NDCHealth Stockholders. If you abstain from voting either in person at the meeting or by so indicating on your proxy, your shares will be counted toward the presence of a quorum, and it will have the same effect as a vote against the proposals (i) to adopt the merger agreement and approve the merger and
   (ii) to adjourn or postpone the NDCHealth special meeting, if necessary, to solicit additional proxies.

   Brokers who hold shares of NDCHealth common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. Broker non-votes will be treated as present for purposes of determining the presence or absence of a quorum and will have the same effect as votes against the proposal to adopt the merger agreement and approve the merger but will have no effect on any other matters considered at the NDCHealth special meeting..

   If proxies are returned without indication as to how to vote, the NDCHealth common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the NDCHealth special meeting.

   If you do not vote (either in person or by proxy), it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger, but, because the shares will not be counted toward the presence of a quorum, will have no effect on the proposal to adjourn or postpone the NDCHealth special meeting, if necessary, to solicit additional proxies.

Q: CAN I CHANGE MY VOTE EVEN AFTER RETURNING A PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at your stockholders' meeting. If you are a stockholder of record, you can do this in one of three ways:

   - you can send a signed notice of revocation;

   - you can grant a new, valid proxy bearing a later date; or

   - you can attend your special meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

   If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Per-Se or NDCHealth, as appropriate, no later than the beginning of your special meeting.

   If your shares are held in street name by your broker and you wish to change your vote, you should follow the instructions provided by your broker.

Q: WHAT DO I NEED TO DO NOW?

A: Carefully read and consider the information contained in and incorporated by reference in this joint proxy statement/prospectus, including its annexes. You are then urged to submit your proxy so that your shares may be represented at your special meeting.

   In order for your shares to be represented at your special meeting:

   - you can attend your special meeting in person;

   - you can vote through the Internet or by telephone by following the instructions included on your proxy card; or

   - you can indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

   If your shares are held in street name by your broker, you should follow the instructions provided by your broker.

Q: SHOULD I SEND IN MY NDCHEALTH STOCK CERTIFICATES NOW?

A: No. NDCHealth stockholders should not send in any stock certificates now. If the merger is completed, Per-Se's exchange agent will send former NDCHealth stockholders a letter of transmittal explaining what they must do to exchange their NDCHealth stock certificates for the merger consideration payable to them. If you are a Per-Se stockholder, you will not be required to send in your Per-Se stock certificates.

Q: WHO CAN ANSWER MY QUESTIONS?

A: Per-Se Stockholders. Per-Se stockholders who have questions about the merger or the other matters to be voted on at the Per-Se special meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

   Per-Se Technologies, Inc.
   1145 Sanctuary Parkway
   Suite 200
   Alpharetta, Georgia 30004
   Attention: Investor Relations
   Telephone: (770) 237-4300
   E-mail Address: investors@per-se.com

   or Per-Se's and NDCHealth's proxy solicitor:

   MacKenzie Partners, Inc.
   105 Madison Avenue
   New York, New York 10016
   Attention: Mark H. Harnett
   Telephone: (212) 929-5500
   E-mail Address: proxy@mackenziepartners.com

   NDCHealth Stockholders. NDCHealth stockholders who have questions about the merger or the other matters to be voted on at the NDCHealth special meeting or desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

   NDCHealth Corporation
   NDC Plaza
   Atlanta, Georgia 30329-2010
   Attention: Investor Relations
   Telephone: (404) 728-2000
   E-mail Address: investorinfo@ndchealth.com

   or Per-Se's and NDCHealth's proxy solicitor:

   MacKenzie Partners, Inc.
   105 Madison Avenue
   New York, New York 10016
   Attention: Mark H. Harnett
   Telephone: (212) 929-5500
   E-mail Address: proxy@mackenziepartners.com

                                    SUMMARY

     This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Per-Se and NDCHealth urge you to read carefully the remainder of this joint proxy statement/prospectus including the attached annexes, and the other documents to which we have referred you because information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at your special meeting. See also the section entitled "Where You Can Find More Information" beginning on page 150. We have included page references to direct you to a more complete description of the topics presented in this summary.

THE COMPANIES

  PER-SE (SEE PAGE 91)

     Per-Se Technologies, Inc.
     1145 Sanctuary Parkway
     Suite 200
     Alpharetta, Georgia 30004
     Telephone: (770) 237-4300

     Per-Se was organized in 1985 under the laws of the State of Delaware and provides integrated business management outsourcing services, Internet-enabled connectivity and administrative software for the healthcare industry. Per-Se delivers its services and products through its two operating divisions:
Physician Services and Hospital Services. Per-Se markets its products and services to constituents of the healthcare industry, primarily to hospital-affiliated physician practices, physician groups in academic settings, hospitals and integrated delivery networks. Per-Se services more than 19,000 physicians and 2,000 hospitals.

  NDCHEALTH (SEE PAGE 92)

     NDCHealth Corporation
     NDC Plaza
     Atlanta, Georgia 30329-2010
     Telephone: (404) 728-2000

     NDCHealth is a Delaware corporation incorporated in 1967 and is a leading healthcare information solutions company that provides products and services to the major segments of the healthcare industry -- pharmacies, hospitals, physicians, payers and pharmaceutical manufacturers. NDCHealth is a leading provider of value-added electronic health information processing services, in terms of the number of electronic transactions processed. NDCHealth is connected to over 90% of the retail pharmacy stores in the United States, more than 20% of the nation's hospitals and over 1,000 healthcare payers. NDCHealth also provides information services and solutions to more than 100 pharmaceutical manufacturers and has approximately 100,000 medical professionals using NDCHealth's practice management solutions.

THE PER-SE SPECIAL MEETING AND THE NDCHEALTH SPECIAL MEETING

  THE PER-SE SPECIAL MEETING (SEE PAGE 26)

     The special meeting of Per-Se stockholders, which is referred to as the
Per-Se special meeting, will be held at   at   , local time, on   , 2005. At the
Per-Se special meeting, Per-Se stockholders will be asked to:

     - approve the issuance of Per-Se common stock pursuant to the merger agreement;

     - vote upon an adjournment or postponement of the Per-Se special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

     - transact any other business that may properly be brought before the Per-Se special meeting or any adjournments or postponements of the Per-Se special meeting.

  THE NDCHEALTH SPECIAL MEETING (SEE PAGE 29)

     The special meeting of NDCHealth stockholders, which is referred to as the
NDCHealth special meeting, will be held at   at   , local time, on   , 2005. At
the NDCHealth special meeting, NDCHealth stockholders will be asked to:

     - adopt the merger agreement and approve the merger;

     - vote upon an adjournment or postponement of the NDCHealth special meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposal; and

     - transact any other business that may properly be brought before the NDCHealth special meeting or any adjournments or postponements of the NDCHealth special meeting.

RECORD DATE; QUORUM

  PER-SE (SEE PAGE 26)

     Only Per-Se stockholders of record at the close of business on   , 2005,
which is referred to as the Per-Se record date, will be entitled to notice of, and to vote at, the Per-Se special meeting.

     On the Per-Se record date, there were   shares of Per-Se common stock
entitled to vote at the Per-Se special meeting. The presence of the holders of a majority of Per-Se common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the Per-Se special meeting.

  NDCHEALTH (SEE PAGE 29)

     Only NDCHealth stockholders of record at the close of business on   , 2005,
which is referred to as the NDCHealth record date, will be entitled to notice of, and to vote at, the NDCHealth special meeting.

     On the NDCHealth record date, there were a total of   shares of NDCHealth
common stock entitled to vote at the NDCHealth special meeting. The presence of the holders of a majority of NDCHealth common stock outstanding on the record date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for the transaction of business at the NDCHealth special meeting.

REQUIRED VOTE

  PER-SE (SEE PAGE 26)

     Per-Se stockholders will have one vote for each share of Per-Se common stock that they owned on the Per-Se record date. The affirmative vote of the holders of a majority of all the shares of Per-Se common stock present in person or represented by proxy and entitled to vote on the proposal at the Per-Se special meeting is required to approve the issuance of Per-Se common stock pursuant to the merger agreement. In addition, adoption of any proposal to postpone or adjourn the Per-Se special meeting to a later date for the purpose of soliciting additional proxies with respect to the merger requires the approval of holders of a majority of the shares of Per-Se common stock present, in person or by proxy, at the Per-Se special meeting and entitled to vote on the proposal.

  NDCHEALTH (SEE PAGE 29)

     NDCHealth stockholders will have one vote for each share of NDCHealth common stock that they owned on the NDCHealth record date. The merger cannot be completed unless holders of a majority of the outstanding shares of NDCHealth common stock vote to adopt the merger agreement and approve the merger. In addition, adoption of any proposal to postpone or adjourn the NDCHealth special meeting to a later date for the purpose of soliciting additional proxies with respect to the merger requires the approval of holders of a majority of the shares of NDCHealth common stock entitled to vote and present, in person or by proxy, at the NDCHealth special meeting.

VOTING BY DIRECTORS AND EXECUTIVE OFFICERS

  PER-SE

     On the Per-Se record date, directors and executive officers of Per-Se and
their affiliates owned and were entitled to vote   shares of Per-Se common
stock, or approximately   % of the shares of Per-Se common stock outstanding on
that date.

  NDCHEALTH

     On the NDCHealth record date, directors and executive officers of NDCHealth
and their affiliates owned and were entitled to vote   shares of NDCHealth
common stock, or approximately   % of the shares of NDCHealth common stock
outstanding on that date.

VOTING AND REVOCATION OF PROXIES

  PER-SE (SEE PAGE 27)

     You are requested to complete and sign the accompanying proxy and return it promptly to Per-Se in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Per-Se common stock represented by it will be voted at the Per-Se special meeting in accordance with the instructions contained in the proxy.

     If you abstain from voting either in person at the meeting or by so indicating on your proxy, your shares will be counted toward the presence of a quorum, and it will have the same effect as a vote against the proposals (i) to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement; and (ii) to adjourn or postpone the Per-Se special meeting, if necessary, to solicit additional proxies.

     If your shares are not represented at the Per-Se special meeting because you did not return your proxy card or otherwise, your shares will not be counted towards the presence or absence of a quorum and will have no effect on any matters considered at the Per-Se special meeting.

     Brokers who hold shares of Per-Se common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. Broker non-votes will be treated as present for determining the presence or absence of a quorum but will have no effect on the proposal to approve the issuance of Per-Se common stock pursuant to the merger agreement or on any other proposal considered at the Per-Se special meeting.

     If proxies are returned without indication as to how to vote, the Per-Se common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the Per-Se special meeting.

     You have the power to revoke your proxy at any time before your proxy is voted at the Per-Se special meeting. If you are a holder of record, you can revoke your proxy in one of three ways:

     - you can send a signed notice of revocation;

     - you can grant a new, valid proxy bearing a later date; or

     - you can attend the Per-Se special meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of Per-Se no later than the beginning of the Per-Se special meeting.

     If your shares are held in street name by your broker and you wish to change your vote, you should follow the instructions provided by your broker.

  NDCHEALTH (SEE PAGE 30)

     You are requested to complete and sign the accompanying proxy and return it promptly to NDCHealth in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of NDCHealth common stock represented by it will be voted at the NDCHealth special meeting in accordance with the instructions contained in the proxy.

     If you abstain from voting either in person at the meeting or by so indicating on your proxy, your shares will be counted toward the presence of a quorum, and it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and against the proposal to adjourn or postpone the NDCHealth special meeting, if necessary, to solicit additional proxies. If you do not vote (either in person or by proxy), it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger but, because the shares will not be counted toward the presence of a quorum, will have no effect on the proposal to adjourn or postpone the NDCHealth special meeting, if necessary, to solicit additional proxies.

     Brokers who hold shares of NDCHealth common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from their customers. These broker non-votes will be treated as present for purposes of determining the presence or absence of a quorum and will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger but will have no effect on any other matters considered at the NDCHealth special meeting.

     If proxies are returned without indication as to how to vote, the NDCHealth common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the NDCHealth special meeting.

     You have the power to revoke your proxy at any time before your proxy is voted at the NDCHealth special meeting. If you are a holder of record, your proxy can be revoked in one of three ways:

     - you can send a signed notice of revocation;

     - you can grant a new, valid proxy bearing a later date; or

     - you can attend the NDCHealth special meeting and vote in person which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Corporate Secretary of NDCHealth no later than the beginning of the NDCHealth meeting.

     If your shares are held in street name by your broker and you wish to change your vote, you should follow the instructions provided by your broker.

THE MERGER AGREEMENT AND THE MERGER

  THE MERGER AGREEMENT (SEE PAGE 75)

     A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Per-Se and NDCHealth encourage you to read the entire merger agreement carefully.

  Structure of Merger (See page 75)

     If all conditions to the merger are satisfied or waived, Royal Merger Co. will be merged with and into NDCHealth. After the merger, NDCHealth will be the surviving corporation and will be a wholly owned subsidiary of Per-Se.

  Consideration to be Received by NDCHealth Stockholders (See page 75)

     Upon completion of the merger, each share of NDCHealth common stock (other than dissenting shares or shares held by Per-Se or Royal Merger Co.) issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive:

     - $13.00 in cash; and

     - a number of shares of Per-Se common stock equal to $6.50 divided by the price per share of Per-Se common stock as determined in accordance with the procedures set forth in the merger agreement and described below.

     Per-Se has the right to increase (but not decrease) the amount of cash that each share of NDCHealth common stock will receive. If Per-Se makes this adjustment, the dollar amount of Per-Se common stock that each share of NDCHealth common stock will receive will be correspondingly reduced. If Per-Se elects to adjust the merger consideration, it must issue a press release announcing the adjusted merger consideration at least five business days prior to the NDCHealth special meeting.

     The number of shares of Per-Se common stock to be issued pursuant to the merger agreement will be determined by dividing (i) the applicable dollar value (e.g., $6.50), by (ii) the average of the volume weighted sales prices per share of Per-Se common stock on the Nasdaq National Market as reported by Bloomberg Financial Markets for the 20 consecutive trading days in which shares of Per-Se common stock are traded on the Nasdaq National Market ending on the third trading day prior to, but not including, the closing date. However, if Per-Se issues any Per-Se common stock (or any security convertible or exchangeable into or exercisable for Per-Se common stock) within 33 business days prior to the closing date (subject to certain exceptions for stock-based compensation and existing rights), then the number of shares of Per-Se common stock to be issued pursuant to the merger agreement will be based on the lesser of the twenty day volume weighted average sales price of Per-Se common stock described above and the lowest price per share received by Per-Se pursuant to any such issuance.

  Conditions to Completion of the Merger (See page 82)

     Each of Per-Se and NDCHealth is required to complete the merger only if specific conditions are satisfied or waived, including, without limitation:

     - the required approvals by the Per-Se stockholders and the NDCHealth stockholders;

     - the expiration or termination of all applicable waiting periods applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act, referred to as the HSR Act;

     - the absence of any law, order, or injunction issued by a court or other governmental authority prohibiting the consummation of the merger; and

     - the closing of the sale of NDCHealth's information management business to Wolters Kluwer in accordance with the terms of the information management sale agreements.

     Other than the conditions pertaining to stockholder approvals, the HSR Act waiting period, and the legality of the merger, either Per-Se or NDCHealth may elect to waive conditions to its own performance and complete the merger. Neither Per-Se nor NDCHealth has any intention to waive any condition as of the date of this joint proxy statement/prospectus.

  Termination of the Merger Agreement (See page 84)

     Per-Se and NDCHealth can jointly agree to terminate the merger agreement at any given time. Either company may also terminate the merger agreement if the merger is not completed by February 26, 2006 (subject to extension under certain circumstances and subject to certain exceptions) and under other circumstances described in this joint proxy statement/prospectus.

  Expenses and Termination Fees (See page 85)

     Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus. Specifically, the merger agreement provides that, under specified circumstances, Per-Se or NDCHealth may be required to pay the other party's expenses related to the merger up to $10 million and NDCHealth may be required to pay Per-Se a termination fee of up to $26,763,750.

 THE MERGER (SEE PAGE 32)

  Recommendations of the Boards of Directors

 Per-Se (See page 40)

     After careful consideration, the Per-Se board of directors, on August 26, 2005, unanimously approved the merger agreement. In reaching its decision, the Per-Se board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. For the factors considered by the Per-Se board of directors in reaching its decision to approve and adopt the merger agreement, see the section entitled "The Merger -- Per-Se Reasons for the Merger" beginning on page 38. The board of directors of Per-Se unanimously recommends that Per-Se stockholders vote "FOR" the proposals (i) to approve the issuance of Per-Se common stock pursuant to the merger agreement and (ii) to adjourn or postpone the Per-Se special meeting, if necessary, for the purpose of soliciting additional proxies.

  NDCHealth (See page 48)

     After careful consideration, the NDCHealth board of directors, including a majority of disinterested directors, on August 26, 2005, approved the merger agreement. In reaching its decision, the NDCHealth board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. For the factors considered by the NDCHealth board of directors in reaching its decision to approve the merger agreement, see the section entitled "The
Merger -- NDCHealth Reasons for the Merger" beginning on page 46. The board of directors of NDCHealth unanimously recommends that the NDCHealth stockholders vote "FOR" the proposals (i) to adopt the merger agreement and approve the merger at the NDCHealth special meeting and (ii) to adjourn or postpone the NDCHealth special meeting, if necessary, for the purpose of soliciting additional proxies.

  Opinions of Financial Advisors

  Per-Se (See page 40)

     In connection with the merger, Banc of America Securities LLC, which is referred to in this joint proxy statement/prospectus as Banc of America Securities, delivered to the Per-Se board of directors a written opinion, dated August 26, 2005, as to the fairness, from a financial point of view and as of the date of the opinion, to Per-Se of the merger consideration to be paid by Per-Se pursuant to the merger agreement. The full text of the written opinion, dated August 26, 2005, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. Holders of Per-Se common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to the Per-Se board of directors to assist the board in its evaluation of the merger consideration to be paid by Per-Se pursuant to the merger agreement. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote at the special meetings. Banc of America Securities' opinion speaks only as of the date of the opinion, and Banc of America Securities is under no obligation to confirm its opinion as of a later date.

  NDCHealth (See page 48)

     In connection with the merger, the NDCHealth board of directors received separate written opinions, each dated August 26, 2005 and based on and subject to the assumptions, limitations and qualifications set forth therein, from The Blackstone Group L.P., which is referred to in this joint proxy statement/prospectus as Blackstone, and Goldman, Sachs & Co., which is referred to in this joint proxy statement/prospectus as Goldman Sachs, as to the fairness, from a financial point of view, of the merger consideration to holders of NDCHealth common stock as of such date. These written opinions are attached to this joint proxy statement/prospectus as Annex C and Annex D, respectively. Per-Se and NDCHealth encourage you to read these opinions carefully and in their entirety. Blackstone's and Goldman Sachs' opinions are addressed to the NDCHealth board of directors and do not constitute recommendations to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger. The opinions speak only as of their respective dates, and Blackstone and Goldman Sachs are under no obligation to confirm their opinions as of a later date.

  Interests of NDCHealth Directors and Officers in the Merger (See page 65)

     In considering the recommendation of the NDCHealth board of directors, NDCHealth stockholders should be aware of the benefits available to certain of the executive officers and directors of NDCHealth in connection with the merger. Certain of these individuals have interests in the merger that may be different from, or in addition to, the interests of the NDCHealth stockholders generally. The board of directors of NDCHealth was aware of these interests and considered them, among other matters, in making its recommendation.

  Regulatory Approvals (See page 69)

     The merger is subject to the HSR Act. Per-Se and NDCHealth each filed the required notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice, referred to as the DOJ and the U.S. Federal Trade Commission, referred to as the FTC, on September 8, 2005. The applicable waiting period under the HSR Act will expire on October 11, 2005, unless terminated early by the FTC, or extended by the issuance of a request for additional information by the FTC or DOJ. Expiration or termination of the waiting period under the HSR Act is a condition to the consummation of the merger.

     NDCHealth's sale of its information management business to Wolters Kluwer, the consummation of which is a condition to closing of the merger, is also subject to the HSR Act. NDCHealth and Wolters Kluwer each filed the required notification and report forms under the HSR Act with the DOJ and the FTC on September 9, 2005. The applicable waiting period under the HSR Act will expire on October 11, 2005, unless terminated early by the FTC or extended by the issuance of a request for additional information by the FTC or DOJ.

  Financing Arrangements (See page 68)

     In connection with the merger agreement, Per-Se has obtained a commitment letter from Bank of America, N.A. to provide an aggregate of $460 million in loans to finance the cash portion of the merger consideration, to repurchase certain existing subordinated debt of NDCHealth, to refinance certain existing indebtedness of Per-Se, and to pay transaction expenses on the terms and conditions set forth in the commitment letter.

     The commitment letter contemplates a $460 million senior secured facility consisting of (i) a $50 million revolving credit facility and (ii) a $410 million term loan facility. The commitment letter also permits Per-Se to issue subordinated debt, in an aggregate amount up to $250 million, to replace a portion of the term loan facility. Any such subordinated debt issued by Per-Se will result in a corresponding reduction in Bank of America's commitment under the term loan facility.

  Anticipated Accounting Treatment (See page 69)

     The merger will be accounted for using the purchase method of accounting with Per-Se being considered the acquirer of NDCHealth for accounting purposes. This means that Per-Se will allocate the purchase price to the fair value of assets acquired and liabilities assumed from NDCHealth at the closing date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

  Material U.S. Federal Income Tax Considerations (See page 73)

     The merger will be a taxable transaction for U.S. federal income tax purposes. In general, an NDCHealth stockholder will recognize gain or loss equal to the difference between (i) the sum of (a) the amount of cash and (b) the fair market value of the shares of Per-Se common stock received pursuant to the merger, and (ii) the adjusted tax basis of such stockholder's NDCHealth common stock.

     Tax matters are complicated and vary depending on individual circumstances. NDCHealth stockholders should consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

  Appraisal Rights (See page 70)

     Pursuant to Section 262 of the Delaware General Corporation Law, referred to as the DGCL, NDCHealth stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of NDCHealth common stock. The judicially determined fair value of shares of NDCHealth common stock under Section 262 could be greater than, equal to or less than the value of the consideration that NDCHealth stockholders are entitled to receive pursuant to the merger agreement. NDCHealth stockholders wishing to exercise these appraisal rights must not vote in favor of the adoption of the merger agreement and approval of the merger and must strictly comply with all of the procedures required by the DGCL.

     Per-Se stockholders will not have any appraisal rights in connection with the merger.

INFORMATION MANAGEMENT SALE AGREEMENTS (SEE PAGE 88)

     Simultaneously with the execution of the merger agreement, NDCHealth entered into a stock purchase agreement with Wolters Kluwer pursuant to which, upon satisfaction or waiver of the conditions set forth in the stock purchase agreement, NDCHealth will transfer all of the shares of its information management subsidiary to Wolters Kluwer in exchange for approximately $382.1 million in cash. At the time of the closing of the sale of the information management business, the parties will enter into a contribution agreement, a data supply and services agreement, a retail informatics and services agreement and a transition services agreement. These agreements, including the stock purchase agreement, are referred to in this joint proxy statement/prospectus as the information management sale agreements.

     Neither Per-Se nor NDCHealth stockholders are being asked to approve the information management sale agreements. However, it is a condition to Per-Se's and NDCHealth's obligation to complete the merger that the sale of NDCHealth's information management business to Wolters Kluwer be consummated in accordance with the terms of the information management sale agreements.

             COMPARATIVE STOCK PRICES AND DIVIDENDS (SEE PAGE 131)

     The table below presents the last quoted sale price for Per-Se common stock, as quoted on the Nasdaq National Market under the symbol "PSTI," the closing market price of NDCHealth common stock, as reported on the NYSE Composite Transaction Tape under the symbol "NDC" and the market value of a share of NDCHealth common stock on an equivalent per share basis. These prices are presented on four dates:

     - February 23, 2005, the last trading day before the public announcement that the NDCHealth board of directors engaged The Blackstone Group L.P. to assist the board in its evaluation of strategic alternatives with the objective of maximizing stockholder value;

     - March 29, 2005, the last trading day before the public announcement of the NDCHealth board of directors' decision to pursue a sale of NDCHealth;

     - August 26, 2005, the last trading day before the public announcement of the signing of the merger agreement; and

     - , 2005, the latest practicable date before the date of this joint proxy statement/prospectus.

                                                 PER-SE       NDCHEALTH     EQUIVALENT PER
                                              COMMON STOCK   COMMON STOCK   SHARE DATA(1)
                                              ------------   ------------   --------------
February 23, 2005...........................     $14.79         $15.03          $19.50
March 29, 2005..............................      14.87          15.04           19.50
August 26, 2005.............................      20.04          17.77           19.50
  , 2005....................................

---------------

(1) The equivalent per share data for NDCHealth common stock has been set at $19.50 in the merger agreement.

     Per-Se has never paid a cash dividend on its common stock. Future dividends declared and paid by Per-Se, if any, will be determined by Per-Se's board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations, continued existence of the restrictions contained in Per-Se's applicable credit agreements and other factors which Per-Se's board of directors deems relevant.

     The following table sets forth the quarterly cash dividends per share declared by NDCHealth with respect to its common stock.

                                                              DIVIDENDS PER SHARE
                                                              -------------------
FISCAL 2006
First Quarter...............................................         $  --
Second Quarter (through September 22, 2005).................            --
FISCAL 2005
First Quarter...............................................         $0.04
Second Quarter..............................................            --
Third Quarter...............................................            --
Fourth Quarter..............................................            --
FISCAL 2004
First Quarter...............................................         $0.04
Second Quarter..............................................          0.04
Third Quarter...............................................          0.04
Fourth Quarter..............................................          0.04

                  SELECTED HISTORICAL FINANCIAL DATA OF PER-SE

     The following table sets forth selected financial information for Per-Se for the six months ended June 30, 2005 and 2004, as of June 30, 2005, and for and as of each of the five fiscal years in the period ended December 31, 2004. You should read the following information together with Per-Se's consolidated financial statements, the notes related thereto and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Per-Se's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, each of which is incorporated by reference in this joint proxy statement/prospectus.

                                        FOR THE SIX MONTHS
                                          ENDED JUNE 30,                         YEAR ENDED DECEMBER 31,
                                        -------------------   -------------------------------------------------------------
                                          2005       2004        2004          2003          2002         2001       2000
                                        --------   --------   -----------   -----------   -----------   --------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue...............................  $185,330   $172,742    $352,791      $335,169      $325,564     $305,822   $291,561
Operating income (loss)...............    19,709     10,157      28,934        36,508        29,888       10,957     (6,887)
Interest expense......................     2,929      4,073       6,825        14,646        18,069       18,009     18,238
Interest income.......................      (648)      (244)       (525)         (297)         (471)      (1,121)    (3,728)
Loss on extinguishment of debt........        --      5,896       5,896         6,255            --           --         --
Income tax (benefit) expense..........       451        212     (28,101)           27           800          343       (733)
Income (loss) from continuing
  operations..........................    16,977        220      44,839        15,877        11,490       (6,274)   (20,664)
Net income (loss).....................    16,977      3,431      48,158        11,989         8,989       (6,109)   (48,202)
Shares used in computing net income
  (loss) per common share -- basic....    30,032     31,530      30,843        30,594        30,061       29,915     29,852
Shares used in computing net income
  (loss) per common
  share -- diluted....................    32,480     33,831      33,082        32,661        31,966       29,915     29,852
Per share data
Income (loss) from continuing
  operations -- basic.................  $   0.57   $  (0.00)   $   1.45      $   0.52      $   0.38     $  (0.21)  $  (0.69)
Net income (loss) per common
  share -- basic......................  $   0.57   $   0.11    $   1.56      $   0.39      $   0.30     $  (0.20)  $  (1.62)
Income (loss) from continuing
  operations -- diluted...............  $   0.52   $  (0.00)   $   1.36      $   0.49      $   0.36     $  (0.21)  $  (0.69)
Net income (loss) per common
  share -- diluted....................  $   0.52   $   0.10    $   1.46      $   0.37      $   0.28     $  (0.20)  $  (1.62)

                                                                    AS OF DECEMBER 31,
                                  AS OF JUNE 30,   ----------------------------------------------------
                                       2005          2004       2003       2002       2001       2000
                                  --------------   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
Working capital.................     $ 58,784      $ 53,703   $ 20,313   $ 20,602   $ 22,519   $ 22,885
Intangible assets...............       52,684        53,333     52,336     55,494     61,929     57,168
Total assets....................      215,113       202,691    172,084    210,586    203,220    214,128
Total debt......................      125,616       125,625    121,875    175,020    175,091    175,000
Stockholders' equity
  (deficit).....................       19,175        12,975    (17,612)   (37,972)   (49,001)   (44,136)

                SELECTED HISTORICAL FINANCIAL DATA OF NDCHEALTH

     The table below sets forth selected historical financial information for NDCHealth for each of the last five fiscal years. You should read the table below in conjunction with other financial information included in this joint proxy statement/prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and NDCHealth's Consolidated Financial Statements and related notes.

     In the first quarter of fiscal 2002, NDCHealth adopted a revised fiscal calendar. Previously, each fiscal year began June 1 and ended May 31 with interim quarters ending the last calendar day of every third month. Under its new fiscal calendar, the fiscal year begins on the Saturday closest to June 1, except for fiscal 2002 which began Friday, June 1, and ends on the Friday closest to May 31. Because the revised fiscal calendar differs only slightly from the previous calendar, the change created no significant differences in operating results or financial position between periods in this table.

                                                              FISCAL YEAR
                                          ----------------------------------------------------
                                            2005       2004       2003       2002       2001
                                          --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Revenue:
  Pharmacy Services and Systems.........  $128,664   $130,372   $130,179   $ 82,331   $ 62,657
  Hospital Solutions....................    64,265     67,091     69,096     62,834     55,231
  Physician Solutions...................    32,510     39,640     44,237     27,542     37,243
  Information Management................   162,119    158,712    157,221    148,731    139,546
                                          --------   --------   --------   --------   --------
     Subtotal...........................   387,558    395,815    400,733    321,438    294,677
  Divested Businesses(1)................        --         --         --      3,629     22,946
                                          --------   --------   --------   --------   --------
     Total..............................   387,558    395,815    400,733    325,067    317,623
Operating Income........................    33,410     67,930     87,790     76,351     55,651
Income from Continuing Operations.......     5,930     21,503     31,379     14,010     24,268
Income (Loss) from Discontinued
  Operations(2).........................   (12,569)   (14,652)    (2,194)    (1,779)     8,272
Net Income (Loss).......................    (6,639)     6,851     29,185     12,231     32,540
Diluted Earnings Per Share from
  Continuing Operations.................  $   0.16   $   0.60   $   0.90   $   0.39   $   0.71
Diluted Earnings (Loss) Per Share.......  $  (0.18)  $   0.19   $   0.84   $   0.34   $   0.95
BALANCE SHEET DATA (AT PERIOD END)
Total Assets............................  $749,667   $835,515   $792,740   $664,858   $488,726
Working Capital.........................   (13,675)    14,987     78,770    (40,015)    84,245
Long Term Debt..........................   241,684    302,858    329,291    155,840    155,320
Total Stockholders' Equity..............   322,500    327,835    295,875    258,526    230,981
Cash Dividends Declared Per Common
  Share.................................      0.04       0.16       0.16       0.16       0.23

---------------

(1) Divested businesses include Pharmacy Systems, which was divested in fiscal 2001, and Physician Services, which was divested in fiscal 2002.

(2) Discontinued Operations represents the divestiture of NDCHealth's European business operations in fiscal 2005 and fiscal 2006, certain Canadian business operations in fiscal 2005, NDCHealth's ownership interest in HealthTrans, LLC (previously NDCHealth's Pharmacy Benefit Services segment) in fiscal 2005, a Management Services business in fiscal 2001, and the spin-off of Global Payments Inc., in fiscal 2001. See Note 4 of the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus, where discontinued operations are described in more detail.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following table sets forth selected unaudited pro forma condensed combined financial data based on the historical consolidated balance sheets and related historical consolidated statements of operations of Per-Se and NDCHealth using the purchase method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on June 30, 2005. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisition occurred on January 1, 2004. This information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and notes thereto included in this joint proxy statement/prospectus beginning on page 133.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA:

                                                               PRO FORMA            PRO FORMA
                                                           CONDENSED COMBINED   CONDENSED COMBINED
                                                           FISCAL YEAR ENDED     SIX MONTHS ENDED
                                                           DECEMBER 31, 2004      JUNE 30, 2005
                                                           ------------------   ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..................................................       $574,630             $295,314
Operating income.........................................         39,043               17,263
Interest expense.........................................         38,091               17,709
Interest income..........................................           (864)                (978)
Loss on extinguishment of debt...........................         10,514                   --
Income tax (benefit) expense.............................        (27,872)                 164
Income from continuing operations........................         19,174                  368
Shares used in computing income from continuing
  operations per common share -- basic...................         43,005               42,194
Shares used in computing income from continuing
  operations per common share -- diluted.................         45,244               44,642
Per share data
Income from continuing operations -- basic...............       $   0.45             $   0.01
Income from continuing operations -- diluted.............       $   0.42             $   0.01

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:

                                                                   PRO FORMA
                                                              CONDENSED COMBINED
                                                              AS OF JUNE 30, 2005
                                                              -------------------
                                                                (IN THOUSANDS)
Working capital.............................................       $ 37,177
Intangible assets...........................................        678,540
Total assets................................................        939,722
Total debt..................................................        535,850
Stockholders' equity........................................        248,375

                       COMPARATIVE PER SHARE INFORMATION

     The following tables set forth certain historical per share data of Per-Se and NDCHealth and combined per share data on an unaudited pro forma and pro forma equivalent basis after giving effect to the merger using the purchase method of accounting. The comparative historical and pro forma per share data should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes thereto and the separate historical consolidated financial statements of Per-Se and NDCHealth incorporated by reference or included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined per share data are not necessarily indicative of future operating results or the actual results that would have occurred had the merger been completed at the beginning of the periods presented.

                                                               PRO FORMA            PRO FORMA
                                                           CONDENSED COMBINED   CONDENSED COMBINED
                                                           FISCAL YEAR ENDED     SIX MONTHS ENDED
                                                           DECEMBER 31, 2004      JUNE 30, 2005
                                                           ------------------   ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
PER-SE -- HISTORICAL
Net income per common share-basic........................       $  1.56              $  0.57
Net income per common share-diluted......................       $  1.46              $  0.52
Book value per common share at December 31, 2004 and June
  30, 2005, respectively.................................       $  0.42              $  0.64
Shares used in computing income from continuing
  operations per common share -- basic...................        30,843               30,032
Shares used in computing income from continuing
  operations per common share -- diluted.................        33,082               32,480
Common shares issued and outstanding at December 31, 2004
  and June 30, 2005, respectively........................        32,324               32,900
NDCHEALTH -- HISTORICAL
Net income per common share-basic........................       $  0.22              $  0.13
Net income per common share-diluted......................       $  0.22              $  0.13
Book value per common share at November 26, 2004 and May
  27, 2005, respectively.................................       $  8.88              $  9.02
Shares used in computing income from continuing
  operations per common share -- basic...................        35,535               35,764
Shares used in computing income from continuing
  operations per common share -- diluted.................        35,946               35,967
Common shares issued and outstanding at November 26, 2004
  and May 27, 2005, respectively.........................        36,025               36,210
PRO-FORMA -- COMBINED
Income from continuing operations -- basic...............       $  0.45              $  0.01
Income from continuing operations -- diluted.............       $  0.42              $  0.01
Book value per common share at June 30, 2005.............           N/A              $  5.89
Shares used in computing income from continuing
  operations per common share -- basic...................        43,005               42,194
Shares used in computing income from continuing
  operations per common share -- diluted.................        45,244               44,642

                                  RISK FACTORS

     In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 24, you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement and approval of the merger, in the case of NDCHealth stockholders, or for the issuance of shares of Per-Se common stock pursuant to the merger agreement, in the case of Per-Se stockholders. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page 150

  NDCHEALTH AND PER-SE STOCKHOLDERS MAY NOT KNOW THE EXACT NUMBER OF SHARES OF PER-SE COMMON STOCK TO BE ISSUED IN THE MERGER AND THE VALUE OF PER-SE COMMON STOCK RECEIVED FOR EACH SHARE OF NDCHEALTH COMMON STOCK COULD BE MORE OR LESS THAN EXPECTED.

     Each outstanding share of NDCHealth common stock will be converted into the right to receive a combination of (i) $13.00 in cash and (ii) a number of shares of Per-Se common stock equal to $6.50 divided by the price per share of Per-Se common stock as determined in accordance with the terms of the merger agreement described below; provided that, Per-Se may, at its option, increase the cash portion of the per share merger consideration and correspondingly decrease the stock portion). Except in the event that Per-Se issues any of its capital stock (other than pursuant to stock-based compensation) during the 33 business day period prior to the closing, the price per share of Per-Se common stock used to determine the number of shares of Per-Se common stock to be issued to NDCHealth stockholders will be the average of the volume weighted sales prices per share of Per-Se common stock on the Nasdaq National Market as reported by Bloomberg Financial Markets for the 20 consecutive trading days in which shares of Per-Se common stock are traded on the Nasdaq National Market ending on the third trading day prior to, but not including, the completion of the merger.

     Because the closing date of the merger may not be within three days of the NDCHealth special meeting or the Per-Se special meeting, at the time of either company's special meeting, NDCHealth and Per-Se stockholders may not know the applicable price per share of Per-Se common stock which will be used to calculate the exchange ratio and, therefore, may not know the exact number of shares of Per-Se common stock to be issued in the merger. In addition, the price of Per-Se common stock at the completion of the merger could be higher or lower than the volume weighted average trading price used to determine the exchange ratio. Therefore, holders of NDCHealth common stock could receive Per-Se common stock with an initial value of more or less than $6.50 per share (or such lesser amount established by Per-Se in the event it increases the cash portion of the per share merger consideration) of NDCHealth common stock.

     The prices of Per-Se common stock and NDCHealth common stock at the closing of the merger may vary from their respective prices on the date of this joint proxy statement/prospectus and on the date of the respective special meetings. These prices may vary as a result of changes in the business, operations or prospects of Per-Se or NDCHealth, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors.

  THE PRICE OF PER-SE'S COMMON STOCK MAY DECLINE AS A RESULT OF THE DISPOSITION OF A SUBSTANTIAL NUMBER OF SHARES OF STOCK AFTER COMPLETION OF THE MERGER.

     Per-Se is expected to issue a significant number of shares of Per-Se common stock in the merger, which number will be based upon the exchange ratio described above and the number of outstanding shares and options of NDCHealth common stock. Because the receipt of Per-Se common stock will generally be a taxable event to NDCHealth stockholders and optionholders and/or because NDCHealth stockholders or optionholders may not want to be stockholders of Per-Se, there may be substantial sales of

Per-Se common stock following the completion of the merger. Additionally, Per-Se will not have lock-up or similar arrangements with any NDCHealth stockholders or optionholders in place following completion of the merger. If significant numbers of NDCHealth stockholders or optionholders determine to sell a substantial portion of their Per-Se common stock following completion of the merger, or there is a perception that such sales may occur or are occurring, the price of Per-Se common stock may decline.

  THE PRICE OF PER-SE COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF NDCHEALTH COMMON STOCK.

     Upon completion of the merger, holders of NDCHealth common stock will become holders of Per-Se common stock. Per-Se's business is different from that of NDCHealth, and Per-Se's results of operations, as well as the price of Per-Se common stock, may be affected by factors different than those affecting NDCHealth's results of operations and price of NDCHealth common stock.

  CERTAIN NDCHEALTH DIRECTORS AND EXECUTIVE OFFICERS HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, INTERESTS OF NDCHEALTH STOCKHOLDERS GENERALLY.

     When considering the recommendation of the NDCHealth board of directors for the merger, NDCHealth stockholders should be aware that certain members of the board of directors and the executive officers of NDCHealth have interests in the transactions contemplated by the merger agreement that are different than, or in addition to, interests of NDCHealth stockholders generally. These interests include, among other things:

     - severance payments and other benefits under employment agreements and arrangements which may be triggered in connection with the merger; and

     - the accelerated vesting and exercisability of NDCHealth stock options and restricted shares issued under stock compensation plans.

     As a result, these directors and executive officers may be more likely to vote to adopt the merger agreement and approve the merger than if they did not have these other interests. As of the NDCHealth record date, NDCHealth executive officers and its directors and certain of their affiliates beneficially owned
approximately   shares of NDCHealth common stock (excluding options to purchase
shares of NDCHealth common stock), which represented approximately   % of the
outstanding shares of NDCHealth common stock entitled to vote at the NDCHealth special meeting.

  PER-SE MAY BE UNABLE TO INTEGRATE SUCCESSFULLY THE BUSINESSES OF PER-SE AND NDCHEALTH AND REALIZE THE ANTICIPATED BENEFITS OF THE MERGER.

     The merger involves the combination of two companies which currently operate as independent public companies. Per-Se will be required to devote significant management attention and resources to integrating its business practices and operations with those of NDCHealth. Potential difficulties Per-Se may encounter in the integration process include the following:

     - the inability to achieve the cost savings and operating synergies anticipated in the merger, including a reduction in costs associated with the merger;

     - complexities associated with managing the geographic separation of the combined businesses, coupled with those of consolidating multiple physical locations where management may determine consolidation is desirable;

     - integrating personnel from diverse corporate cultures while maintaining focus on providing consistent, high quality customer service; and

     - potential unknown liabilities and increased costs associated with the merger.

     The process of integrating operations could cause a disruption of, or loss of momentum in, the activities of the combined business and/or the loss of key personnel. In addition, customer contracts of

NDCHealth contain provisions which may permit the customer to terminate the contract upon consummation of the merger. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and financial results of Per-Se after the merger.

     The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of such integration plans may not be realized.

  IF THE COMBINED COMPANY IS UNABLE TO MANAGE ITS GROWTH PROFITABLY, ITS BUSINESS AND FINANCIAL RESULTS COULD SUFFER.

     Over the past several years, each of Per-Se and NDCHealth has engaged in the identification of, and competition for, growth and expansion opportunities. The combined company's future financial results will depend in part on its ability to manage its growth profitably. Management will need to maintain existing customers and attract new customers, recruit, train, retain and effectively manage employees as well as expand operations, customer support and financial control systems. If the combined company is unable to manage its growth profitably, its business and financial results could suffer.

  OBTAINING REGULATORY APPROVALS MAY DELAY OR PREVENT COMPLETION OF THE MERGER OR REDUCE THE BENEFITS OF THE MERGER TO STOCKHOLDERS. ANY SIGNIFICANT DELAY IN COMPLETING THE MERGER COULD ADVERSELY AFFECT THE COMBINED COMPANY.

     Per-Se and NDCHealth cannot assure their stockholders that the merger will be completed, that there will not be a delay in the completion of the merger, that the merger will be completed on the terms contemplated by the merger agreement and as described in this joint proxy statement/prospectus or that the benefits of the merger will be the same as those described in this joint proxy statement/prospectus. Any delay could also, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger.

  WHETHER OR NOT THE MERGER IS COMPLETED, THE ANNOUNCEMENT AND PENDENCY OF THE MERGER COULD CAUSE DISRUPTIONS IN THE BUSINESSES OF PER-SE AND NDCHEALTH, WHICH COULD HAVE AN ADVERSE EFFECT ON THEIR BUSINESS AND FINANCIAL RESULTS.

     Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Per-Se and NDCHealth.
Specifically:

     - current and prospective Per-Se and NDCHealth employees may experience uncertainty about their future roles with the combined company, which might adversely affect Per-Se's and NDCHealth's ability to recruit and retain key managers and other employees;

     - the attention of management of each of Per-Se and NDCHealth may be directed toward the completion of the merger; and

     - current or potential NDCHealth customers may delay or modify decisions regarding new programs or changes in services, products or providers.

     These disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement and could have an adverse effect on the businesses and financial results of Per-Se and NDCHealth if the merger is not completed or of the combined company if the merger is completed.

  THE MERGER AGREEMENT LIMITS NDCHEALTH'S ABILITY TO PURSUE ALTERNATIVES TO THE MERGER.

     The merger agreement contains "no shop" provisions that, subject to limited exceptions, limit NDCHealth's ability to solicit or otherwise facilitate any third-party inquiries or the making of any proposal or offer by a third party to acquire all or a significant part of NDCHealth. If Per-Se terminates the merger agreement because the NDCHealth board of directors has made a change in its recommendation to the NDCHealth stockholders adverse to Per-Se, recommended a competing transaction or publicly announced its intent to recommend a competing transaction, NDCHealth must pay Per-Se a termination fee in the amount of $26,763,750 (subject to a downward adjustment of $10,000,000 to be paid to Wolters Kluwer if the information management sale agreements are simultaneously terminated). These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of NDCHealth from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire NDCHealth than it might otherwise have proposed to pay.

  PER-SE WILL SIGNIFICANTLY INCREASE ITS LONG-TERM DEBT AS A RESULT OF THE MERGER, WHICH COULD LIMIT FUNDS AVAILABLE TO PER-SE TO FINANCE OTHER ACTIVITIES.

     As of June 30, 2005, Per-Se had approximately $125 million of long-term debt and $0.6 million in capital lease obligations. As a result of the merger, Per-Se intends to raise approximately $410 million of new debt related to the merger to refinance NDCHealth's outstanding debt and fund cash to be paid to NDCHealth stockholders upon completion of the merger. If unable to make the required debt payments, Per-Se could be required to reduce or delay capital expenditures, sell certain assets, restructure or refinance its indebtedness, or seek additional equity capital. The ability of Per-Se to make payments on its debt obligations will depend on future operating performance of Per-Se and NDCHealth, which may be affected by conditions beyond Per-Se's control.

  THE AGREEMENTS GOVERNING PER-SE'S DEBT WILL LIMIT THE COMBINED COMPANY'S FINANCIAL AND OPERATING FLEXIBILITY AFTER THE MERGER.

     Following the completion of the merger, Per-Se's debt agreements will contain restrictive covenants that will limit its financial and operating flexibility. Per-Se expects that its credit facility will contain restrictions regarding, among other things:

     - incurring additional indebtedness or guarantee obligations;

     - declaring or paying dividends and other distributions;

     - prepaying or modifying the terms of indebtedness;

     - creating liens;

     - making capital expenditures;

     - making investments or acquisitions;

     - entering into mergers or consolidations;

     - making sales of assets; and

     - engaging in transactions with affiliates.

     In addition, Per-Se will be required to comply with specified financial covenants, including a maximum leverage ratio, a minimum fixed charge coverage ratio and a minimum interest expense ratio.

     The covenants summarized above could place Per-Se at a disadvantage compared to some of its competitors which may have fewer restrictive covenants and may not be required to operate under these restrictions.

  PER-SE'S ABILITY TO OBTAIN FINANCING MAY DELAY OR PREVENT COMPLETION OF THE MERGER.

     Per-Se has obtained a commitment letter from Bank of America, N.A. to provide certain financing in connection with the closing of the merger, but such financing is subject to the completion of definitive documentation. Although obtaining financing is not a condition to the completion of the merger, if Per-Se is unable to obtain financing, it may not be able to consummate the merger. If the merger agreement is terminated because Per-Se is unable to obtain sufficient funds to consummate the merger, Per-Se must reimburse NDCHealth for its reasonable, out-of-pocket expenses, not to exceed $10,000,000.

  FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT THE STOCK PRICES AND THE FUTURE BUSINESS AND FINANCIAL RESULTS OF PER-SE AND NDCHEALTH.

     If the merger is not completed, the ongoing businesses of Per-Se or NDCHealth may be adversely affected and Per-Se and NDCHealth will be subject to several risks, including the following:

     - having to pay certain costs relating to the merger, such as legal, accounting, financial advisor and printing fees or, in certain circumstances, termination fees; and

     - the focus of management of each of the companies on the merger instead of on pursuing other opportunities that could be beneficial to the companies, in each case, without realizing any of the benefits of having the transaction completed.

     If the merger is not completed, these risks could materially and adversely affect the business, financial results and stock prices of Per-Se or NDCHealth.

  AS PART OF THE MERGER, PER-SE AND NDCHEALTH WILL ENTER INTO, AND BE BOUND BY THE TERMS OF, LONG-TERM DATA SHARING AGREEMENTS WITH WOLTERS KLUWER WHICH PLACE CERTAIN RESTRICTIONS ON PER-SE'S AND NDCHEALTH'S ABILITY TO SELL CERTAIN PRODUCTS TO THIRD PARTIES AND COMPETE IN CERTAIN MARKETS.

     Upon the completion of the merger and the related sale of NDCHealth's information management business to Wolters Kluwer, Per-Se and NDCHealth will each be a party to long-term data sharing agreements with Wolters Kluwer, pursuant to which Per-Se and NDCHealth will share with, and receive from Wolters Kluwer, certain specified information used in their respective businesses for the consideration specified in these agreements. These agreements provide, among other things, that Per-Se and NDCHealth will sell certain information exclusively to Wolters Kluwer, and that neither Per-Se nor NDCHealth will compete with Wolters Kluwer with respect to certain uses of the purchased data in specified markets for various time periods set forth in these agreements. In addition, the stock purchase agreement with Wolters Kluwer prohibits NDCHealth from competing with Wolters Kluwer in the provision of certain products and services to specified markets traditionally served by NDCHealth's information management business for five years from the closing of that transaction.

     Additionally, because the healthcare marketplace is rapidly changing, it is difficult to predict whether the data sharing agreements will be favorable to Per-Se and NDCHealth over the full 20-year term of the agreements. In the event these agreements prove to be unfavorable to Per-Se and/or NDCHealth, they could have a long-term negative impact on Per-Se's results of operations.

  LOSS OF KEY MANAGEMENT COULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.

     The success of Per-Se will be materially dependent upon its key managers and, in particular, upon the continued services of Philip M. Pead, who will continue to serve as Per-Se's Chairman, President and Chief Executive Officer. In addition, Per-Se does not carry key employee insurance on Mr. Pead or other members of management. The combined company's future business and financial results could be adversely affected if the services of Mr. Pead or other key managers cease to be available.

  PER-SE AND NDCHEALTH ARE REGULARLY INVOLVED IN LITIGATION, WHICH MAY EXPOSE PER-SE AND NDCHEALTH TO SIGNIFICANT LIABILITIES.

     Per-Se and NDCHealth are involved in litigation arising in the ordinary course of its business, which may expose it to loss contingencies. These matters include, but are not limited to, claims brought by former customers with respect to the operation of the businesses of Per-Se and NDCHealth. Per-Se and NDCHealth have also received written demands from customers and former customers that have not yet resulted in legal action.

     NDCHealth is a named defendant in certain other lawsuits, including a putative securities class-action lawsuit, captioned Garfield v. NDCHealth Corporation, et. al. The complaint in that action generally alleged, among other things, that members of a purported class of stockholders who purchased NDCHealth common stock between August 21, 2002, and August 9, 2004, were damaged as a result of (i) improper revenue recognition practices in NDCHealth's physician business unit; (ii) the failure to timely write-down NDCHealth's investment in MedUnite; and (iii) the improper capitalization and amortization of costs associated with software development. The second amended complaint alleges that, as a result of such conduct, NDCHealth's previously issued financial statements were materially false and misleading, thereby causing the prices of NDCHealth's common stock to be inflated artificially. The second amended complaint asserts violations of certain provisions of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder, and seeks unspecified monetary damages and other relief. A U.S. federal district court judge granted NDCHealth's motion to dismiss these claims on July 27, 2005. The plaintiffs have appealed this decision to the 11th Circuit Court of Appeals, and that appeal is pending.

     NDCHealth is also a defendant in a private securities lawsuit filed by MMI Investments, a previously significant stockholder of NDCHealth. This lawsuit is generally based on the same allegations contained in the securities class-action lawsuit. A motion by NDCHealth to dismiss the complaint and/or transfer the action to the same federal district court hearing the securities class-action lawsuit is pending.

     Per-Se and NDCHealth may not be able to successfully resolve such legal matters, or other legal matters that may arise in the future. In the event of an adverse outcome with respect to such legal matters or other legal matters in which Per-Se or NDCHealth may become involved, Per-Se's or NDCHealth's insurance coverage may not fully cover any damages assessed against Per-Se or NDCHealth. Although Per-Se and NDCHealth maintain all insurance coverage in amounts that they believe is sufficient for their businesses, such coverage may prove to be inadequate or may become unavailable on acceptable terms, if at all. A successful claim brought against Per-Se or NDCHealth, which is uninsured or under-insured, could materially harm the businesses, results of operations or financial condition of Per-Se and NDCHealth.

  PER-SE'S AND NDCHEALTH'S BUSINESSES ARE HIGHLY COMPETITIVE, AND AN INABILITY TO SUCCESSFULLY COMPETE FOR BUSINESS COULD ADVERSELY AFFECT THE COMBINED COMPANY.

     The physician receivables management outsourcing business is highly competitive. Per-Se competes with regional and local physician reimbursement organizations as well as physician groups that provide their own business management services in-house. Successful competition within this industry is dependent on numerous industry and market conditions. Potential industry and market changes that could adversely affect Per-Se's ability to compete for receivables management outsourcing services include an increase in the number of local, regional or national competitors providing comparable services and new alliances between healthcare providers and third-party payers in which healthcare providers are employed by such third-party payers.

     The business of providing services and solutions to hospitals for both revenue cycle and resource management is also highly competitive. Per-Se and NDCHealth compete with traditional electronic data interface companies, outsourcing companies and specialized software vendors with national, regional and local bases. Some competitors have longer operating histories and greater financial, technical and marketing resources than Per-Se and NDCHealth. Per-Se's and NDCHealth's successful competition within this industry is dependent on numerous industry and market conditions.

     The business of providing value-added claims processing and pre and post editing services to retail pharmacies is highly competitive. NDCHealth competes not only with independent providers of similar systems and services, but also with customers' and potential customers' internal resources that provide similar services. Successful competition within this industry is dependent on numerous industry and market conditions. Some of these conditions include functionality of products and services, price, quality and innovation. In addition, some of NDCHealth's competitors have greater access to capital and marketing and technological resources, and NDCHealth cannot guarantee that it will be able to compete successfully with them.

  THE MARKETS FOR PER-SE'S AND NDCHEALTH'S SERVICES AND SOLUTIONS ARE CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGY, EVOLVING INDUSTRY STANDARDS AND FREQUENT NEW PRODUCT INTRODUCTIONS AND THE INABILITY OF PER-SE AND NDCHEALTH TO KEEP PACE COULD ADVERSELY AFFECT THE COMBINED COMPANY.

     The markets for Per-Se's and NDCHealth's services and solutions are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The companies' ability to keep pace with changes in the healthcare industry may be dependent on a variety of factors, including the ability of Per-Se and NDCHealth to:

     - enhance existing products and services;

     - introduce new products and services quickly and cost effectively;

     - achieve market acceptance for new products and services; and

     - respond to emerging industry standards and other technological changes.

     Competitors may develop competitive products that could adversely affect the operating results of Per-Se and NDCHealth. It is possible that Per-Se and NDCHealth will be unsuccessful in refining, enhancing and developing technology of Per-Se and NDCHealth going forward. The costs associated with refining, enhancing and developing these systems may increase significantly in the future. Existing software and technology may become obsolete as a result of ongoing technological developments in the marketplace.

  THE HEALTHCARE MARKETPLACE IS CHARACTERIZED BY CONSOLIDATION, WHICH MAY RESULT IN FEWER POTENTIAL CUSTOMERS FOR PER-SE'S AND NDCHEALTH'S SERVICES.

     In general, consolidation initiatives in the healthcare marketplace may result in fewer potential customers for Per-Se's and NDCHealth's services. Some of these types of initiatives include employer initiatives such as creating group purchasing cooperatives (GPOs); provider initiatives, such as risk-sharing among healthcare providers and managed care companies through capitated contracts; and integration among hospitals and physicians into comprehensive delivery systems. Consolidation of management and billing services through integrated delivery systems may result in a decrease in demand for Per-Se's business management outsourcing services for particular physician practices. In addition, consolidation among Per-Se's customers may result in such customers having greater leverage, which could adversely affect the price Per-Se is able to charge for its products.

  THE HEALTHCARE INDUSTRY IS HIGHLY REGULATED, WHICH MAY INCREASE PER-SE'S AND NDCHEALTH'S COSTS OF OPERATION OR HAVE A MATERIAL ADVERSE EFFECT ON THEIR RESPECTIVE BUSINESSES.

     The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. Federal and state legislatures have periodically considered programs to reform or amend the U.S. healthcare system at both the federal and state level and to change healthcare financing and reimbursement systems, such as the Balanced Budget Act of 1997 and the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Current or future government regulations or healthcare reform measures may affect Per-Se's and NDCHealth's businesses. Healthcare industry participants may respond by reducing their investments or postponing investment decisions, including investments in Per-Se's and NDCHealth's products and services.

     Medical billing and collection activities are governed by numerous federal and state civil and criminal laws. Federal and state regulators use these laws to investigate healthcare providers and companies that provide billing and collection services, or that provide consulting services in connection with billing and collection activities. Such laws also could potentially be used to bring enforcement actions against companies like Per-Se and NDCHealth that provide software and other services used by healthcare providers to support their billing and collection activities. In connection with these laws, Per-Se and NDCHealth may be subjected to federal or state government investigations and possible penalties may be imposed upon the companies, false claims actions may have to be defended, private payers may file claims against the companies, and the companies may be excluded from Medicare, Medicaid or other government-funded healthcare programs.

     In the past, Per-Se has been the subject of federal investigations, and Per-Se or NDCHealth may become the subject of false claims litigation or additional investigations relating to their billing and collection activities. Any such proceeding or investigation could have a material adverse effect on Per-Se's and NDCHealth's businesses. Numerous federal and state civil and criminal laws govern the collection, use, storage and disclosure of health information for the purpose of safeguarding the privacy and security of such information. Federal or state governments may impose penalties for noncompliance, both criminal and civil. Persons who believe their health information has been misused or disclosed improperly may bring claims seeking monetary damages.

     The federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for, or recommending the lease, purchase, order or arrangement for, any item, good, facility or service covered by these programs. The anti-kickback law is broad and may apply to some of Per-Se's and NDCHealth's activities and the companies' relationships with customers or business partners. Penalties for violating the anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Many states have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. Per-Se and NDCHealth each carefully review their respective practices in an effort to ensure that the companies' comply with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied. Any determination by a state or federal regulatory agency that any of these practices violate any of these laws could subject the companies to civil or criminal penalties and require Per-Se and/or NDCHealth to change or terminate some portions of their businesses.

     Under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), final rules have been published regarding standards for electronic transactions as well as standards for privacy and security of individually identifiable health information. The HIPAA rules set new or higher standards for the healthcare industry in handling healthcare transactions and information, with penalties for noncompliance. Per-Se and NDCHealth have incurred and will continue to incur costs to comply with these rules. Although management of both companies believe that future compliance costs will not have a material impact on Per-Se's or NDCHealth's results of operations, compliance with these rules may prove to be more costly than anticipated. Failure to comply with such rules may have a material adverse effect on Per-Se's and NDCHealth's businesses and may subject them to civil and criminal penalties as well as loss of customers.

     NDCHealth and Per-Se rely upon third parties to provide data elements to process electronic medical claims in a HIPAA-compliant format. While Per-Se and NDCHealth believe they will be fully and properly prepared to process electronic medical claims in a HIPAA-compliant format, there can be no assurance that third parties, including healthcare providers and payers, will likewise be prepared to supply all the data elements required to process electronic medical claims and make electronic remittance under HIPAA's standards. If payers reject electronic medical claims and such claims are processed manually rather than electronically, there could be a material adverse affect on Per-Se's and NDCHealth's businesses. Per-Se and NDCHealth have made and expect to continue to make investments in product enhancements to support customer operations that are regulated by HIPAA. Responding to HIPAA's impact may require Per-Se and NDCHealth to make investments in new products or charge higher prices.

     Passage of HIPAA is part of a wider healthcare reform initiative. Per-Se expects that the debate on healthcare reform will continue. Per-Se also expects that the federal government as well as state governments will pass laws and issue regulations addressing healthcare issues and reimbursement of healthcare providers. Neither Per-Se nor NDCHealth can predict whether the government will enact new legislation and regulations, and, if enacted, whether such new developments will affect Per-Se's or NDCHealth's businesses.

  PER-SE AND NDCHEALTH ARE EACH THE SUBJECT OF SEPARATE SEC INVESTIGATIONS, THE RESOLUTION OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON PER-SE AND/OR NDCHEALTH, RESPECTIVELY.

     On April 4, 2005, Per-Se announced that it had been notified by the SEC staff of the issuance of an order of investigation, which Per-Se believes relates to allegations of wrongdoing made by a former employee in 2003. These allegations were the subject of a prior investigation by the audit committee of the Per-Se board of directors and an outside accounting firm that resulted in the performance of extensive additional procedures. Per-Se has produced documents and provided testimony relating to these allegations to the SEC.

     On December 14, 2004, the SEC staff obtained a Formal Order of Investigation relating to certain NDCHealth accounting matters. NDCHealth has restated its financial statements for the fiscal years ended May 28, 2004, May 30, 2003, and May 31, 2002, to correct errors relating to these accounting matters. NDCHealth has produced documents relating to the restatement to the SEC, and the SEC has taken the testimony of a number of current and former employees in relation to its investigation.

     Responding to these investigations requires significant defense costs, attention and resources of management. Either or both companies could face civil or criminal penalties that could have a material adverse effect on Per-Se and/or NDCHealth.

  NDCHEALTH HAS IDENTIFIED MATERIAL WEAKNESSES IN ITS INTERNAL CONTROL OVER FINANCIAL REPORTING. IF NDCHEALTH FAILS TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, THE COMBINED COMPANY MAY NOT BE ABLE TO ACCURATELY REPORT ITS FINANCIAL RESULTS AND MANAGEMENT OF PER-SE MAY NOT BE ABLE TO PROVIDE AN UNQUALIFIED REPORT ON THE EFFECTIVENESS OF THE COMBINED COMPANY'S INTERNAL CONTROL OVER FINANCIAL REPORTING.

     During the past year, in preparing NDCHealth's financial statements included in this filing, NDCHealth's management and its independent registered public accounting firm identified three "material weaknesses" in its internal controls over financial reporting. As of May 27, 2005, NDCHealth's management concluded that NDCHealth's documentation and procedures relating to (1) the revenue recognition and billing processes, (2) the financial statement close process and (3) NDCHealth's accounting for income taxes result in more than a remote likelihood that material misstatement of the financial statements will not be prevented or detected.

     These control deficiencies could result in a material misstatement to the financial statements of NDCHealth and, if the merger is completed, could adversely impact the accuracy and future timeliness of the combined company's financial reports filed pursuant to the Exchange Act. As a result, current and potential stockholders could lose confidence in the combined company's financial reporting which could harm the trading price of its common stock.

  THE TRADING PRICE OF PER-SE COMMON STOCK MAY BE VOLATILE AND MAY NEGATIVELY AFFECT YOUR INVESTMENT.

     The trading price of Per-Se common stock may be volatile following the merger. The market for Per-Se common stock may experience significant price and volume fluctuations in response to a number of factors including actual or anticipated quarterly variations in operating results, changes in expectations of future financial performance or changes in estimates of securities analysts, government regulatory action, healthcare reform measures, client relationship developments and other factors, many of which are beyond Per-Se's control. Furthermore, the stock market in general and the market for software, healthcare business services and high technology companies in particular, has experienced volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of Per-Se common stock, regardless of actual operating performance.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of the management of each of Per-Se, NDCHealth and the combined company, the merger and the markets for Per-Se and NDCHealth common stock and other matters. Statements in this joint proxy statement/prospectus and the documents incorporated by reference herein that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and
Section 27A of the Securities Act of 1933, as amended, which is referred to as the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income of Per-Se and NDCHealth, wherever they occur in this joint proxy statement/prospectus or the documents incorporated by reference herein, are necessarily estimates reflecting the best judgment of the respective managements of Per-Se and NDCHealth and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in and incorporated by reference in this joint proxy statement/prospectus. For each of Per-Se and NDCHealth, in addition to the risks discussed under the section entitled "Risk Factors" beginning on page 14, these risks and uncertainties include, but are not limited to:

     - the cyclical nature of the high technology industry and the markets addressed by each company's and their customers' products and services;

     - demand for and market acceptance of new and existing products and services;

     - successful development of new products and services;

     - the timing of new product introductions;

     - pricing pressures and other competitive factors;

     - product obsolescence;

     - the ability to develop and implement new technologies and to obtain protection for the related intellectual property;

     - the prospect of changes in laws and regulations governing Per-Se's and NDCHealth's respective businesses;

     - the uncertainties of litigation;

     - costs related to the proposed merger;

     - fluctuations in the trading price and volume of Per-Se's common stock;

     - the risk that the closing of the transaction is substantially delayed or that the merger does not close; and

     - the risk that Per-Se's and NDCHealth's businesses will not be integrated successfully and the anticipated synergies and cost savings will not be achieved.

     Words such as "estimate," "project," "plan," "intend," "expect," "anticipate," "believe," "would," "should," "could" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus, including in the section entitled "Risk Factors" beginning on page 14, and in the documents incorporated by reference herein. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, or in the case of documents incorporated by reference, as of the date of those documents. Neither Per-Se nor NDCHealth undertakes any obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

                           THE PER-SE SPECIAL MEETING

GENERAL

     This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies by each of the boards of directors of Per-Se and NDCHealth in connection with the merger.

DATE, TIME AND PLACE OF THE PER-SE SPECIAL MEETING

     The Per-Se special meeting is scheduled to be held on   ,  , 2005, at   ,
local time, at   .

PURPOSE OF THE PER-SE SPECIAL MEETING

     The Per-Se special meeting is being held for Per-Se stockholders to consider and vote upon the issuance of shares of Per-Se common stock pursuant to the merger agreement. At the Per-Se special meeting, Per-Se stockholders also may consider and transact any other business properly presented at the Per-Se special meeting, including, if submitted to a vote of Per-Se stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

STOCKHOLDER RECORD DATE FOR THE PER-SE SPECIAL MEETING

     The Per-Se board of directors has fixed the close of business on   , as the
record date for determination of Per-Se stockholders entitled to notice of, and
to vote at, the Per-Se special meeting. On the record date, there were   shares
outstanding of Per-Se common stock, held by approximately   holders of record.

VOTE REQUIRED AT THE PER-SE SPECIAL MEETING

     The holders of a majority of the outstanding Per-Se common stock must be represented either in person or by proxy to constitute a quorum for the transaction of business at the Per-Se special meeting. Holders of Per-Se common stock are entitled to cast one vote for each share of common stock held on the record date on each matter submitted to the stockholders at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Per-Se common stock present at the Per-Se special meeting or represented by proxy and entitled to vote on the proposal is required to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement.

     Because approval of each proposal at the Per-Se special meeting requires the affirmative vote of holders of a specified percentage of outstanding shares of Per-Se common stock present, in person or by proxy, and entitled to vote on the proposal at the Per-Se special meeting, abstaining, either in person at the meeting or by so indicating on your proxy, will have the same effect as voting against the proposal to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement and on any other proposal considered at the Per-Se special meeting.

     Broker non-votes are votes that brokerage firms and banks holding shares of record for their customers are not permitted to cast under stock exchange rules because the brokerage firms and banks have not received specific instructions from their customers as to certain proposals and as to which the brokerage firms and banks have advised Per-Se that they lack voting authority. Broker non-votes will be included for determining whether there is a quorum at the Per-Se special meeting but will have no effect on the proposal to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement or on any other proposal considered at the Per-Se special meeting.

     If your shares are not represented at the Per-Se special meeting because you did not return your proxy card as otherwise, your shares will not be counted towards the presence or absence of a quorum and will have no effect on any matters considered at the Per-Se special meeting.

PROXIES AT THE PER-SE SPECIAL MEETING

  VOTING YOUR PROXY

     You may vote in person at the Per-Se special meeting or by proxy. Per-Se recommends that you vote by proxy even if you plan to attend in person. You can always change your vote at the special meeting by revoking your proxy as described below.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

  HOW TO VOTE BY PROXY

     Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If no envelope has been provided, please send your proxy card to Per-Se Technologies, Inc., 1145 Sanctuary Parkway, Suite 200, Alpharetta, Georgia 30004, Attention: Investor Relations. Alternatively, you may vote by telephone or the Internet by following the instructions on the enclosed proxy card.

     If you hold shares through a broker, bank or other nominee, please check the voting form used by that firm to determine if it offers voting by telephone or through the Internet.

  REVOKING YOUR PROXY

     If you are a record holder, you may revoke your proxy at any time before it is voted by:

     - timely delivering a valid, later-dated proxy;

     - providing written notice that you have revoked your proxy, delivered to Per-Se's investor relations department at the address set forth above in "-- How to Vote by Proxy" before the meeting; or

     - voting by ballot at the Per-Se special meeting.

     Attendance at the Per-Se special meeting alone is not sufficient to revoke your proxy.

     If you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change those instructions.

VOTING IN PERSON AT THE PER-SE SPECIAL MEETING

     If you plan to attend the Per-Se special meeting and you wish to vote in person, you will be given a ballot at the special meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

OTHER BUSINESS; ADJOURNMENTS

     Per-Se is not currently aware of any other business to be acted upon at the Per-Se special meeting. If, however, other matters are properly brought before the Per-Se special meeting, or any adjournment of the special meeting, the person named as your proxy will have discretion to vote or act on those matters according to his or her best judgment.

     Adjournments of the Per-Se special meeting may be made, among other reasons, to solicit additional proxies. The Per-Se special meeting may be adjourned, from time to time, by the affirmative vote of holders of a majority of the shares of Per-Se common stock entitled to vote and present, in person or by proxy, at the Per-Se special meeting. If a quorum is not present, in person or represented by proxy, at the Per-Se special meeting, the Per-Se stockholders may adjourn the special meeting from time to time, without notice other than announcement at the special meeting, until a quorum is present at the special meeting in person or represented by proxy.

RECOMMENDATION OF THE PER-SE BOARD OF DIRECTORS

     THE PER-SE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PER-SE STOCKHOLDERS VOTE TO APPROVE THE ISSUANCE OF SHARES OF PER-SE COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. On August 26, 2005, the Per-Se board of directors:

     - determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Per-Se and its stockholders;

     - approved the merger agreement; and

     - resolved to recommend that Per-Se stockholders vote in favor of the proposal to approve the issuance of shares of Per-Se common stock pursuant to the merger agreement.

PROXY SOLICITATION

     Per-Se and NDCHealth will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to the mailing of this joint proxy statement/prospectus, proxies may be solicited by directors, officers or employees of Per-Se and/or NDCHealth in person or by telephone or electronic transmission. Per-Se has hired MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies and will pay MacKenzie Partners, Inc. approximately $7,000 plus reimbursement of expenses for its services.

     The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. In order to reduce Per-Se's costs associated with the solicitation, you should submit your proxy, without delay, by mail. Per-Se will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and getting your voting instructions from you.

                         THE NDCHEALTH SPECIAL MEETING

GENERAL

     This joint proxy statement-prospectus is being furnished in connection with the solicitation of proxies by each of the boards of directors of Per-Se and NDCHealth in connection with the merger.

DATE, TIME AND PLACE OF THE NDCHEALTH SPECIAL MEETING

     The NDCHealth special meeting is scheduled to be held on   ,   , 2005, at
  , local time, at   .

PURPOSE OF THE NDCHEALTH SPECIAL MEETING

     The NDCHealth special meeting is being held for NDCHealth stockholders to consider and vote upon the adoption of the merger agreement, pursuant to which NDCHealth will merge with Royal Merger Co., with NDCHealth continuing as the surviving entity, and each share of NDCHealth common stock will be converted into the right to receive $13.00 in cash, plus a number of shares of Per-Se common stock equal to $6.50 divided by the price per share of Per-Se common stock as determined in accordance with the terms of the merger agreement described elsewhere in this joint proxy statement/prospectus, subject to Per-Se's option, to be exercised by notification to NDCHealth and a press release notifying the NDCHealth stockholders not later than five business days before the NDCHealth special meeting, to increase the cash portion of the per share merger consideration (with a corresponding decrease to the stock portion), as further described herein. At the NDCHealth special meeting, NDCHealth stockholders also may consider and transact any other business properly presented at the NDCHealth special meeting, including, if submitted to a vote of NDCHealth stockholders, a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies.

STOCKHOLDER RECORD DATE FOR THE NDCHEALTH SPECIAL MEETING

     The NDCHealth board of directors has fixed the close of business on   , as
the record date for determination of NDCHealth stockholders entitled to notice of, and to vote at, the NDCHealth special meeting. On the record date, there
were   shares outstanding of NDCHealth common stock, held by approximately holders of record.

VOTE REQUIRED AT THE NDCHEALTH SPECIAL MEETING

     The holders of a majority of the outstanding NDCHealth common stock must be represented either in person or by proxy to constitute a quorum for the transaction of business at the NDCHealth special meeting. Holders of NDCHealth common stock are entitled to cast one vote for each share of common stock held on the record date on each matter submitted to the stockholders at the NDCHealth special meeting. The affirmative vote of the holders of a majority of the outstanding shares of NDCHealth common stock is required to adopt the merger agreement and approve the merger.

     Because adoption of the merger agreement and approval of the merger by NDCHealth stockholders requires the affirmative vote of holders of a specified percentage of outstanding shares of NDCHealth common stock, abstaining (either in person at the meeting or by so indicating on your proxy), not returning a proxy card or failing to instruct your broker on how to vote shares of NDCHealth common stock held by the broker for you will have the same effect as voting against adoption of the merger agreement and approval of the merger.

     Approval of an adjournment proposal at the NDCHealth special meeting requires the affirmative vote of holders of a majority of the outstanding shares of NDCHealth common stock represented in person or by proxy at the NDCHealth special meeting and entitled to vote thereon.

     Broker non-votes are votes that brokerage firms and banks holding shares of record for their customers are not permitted to cast under stock exchange rules because the brokerage firms and banks have not received specific instructions from their customers as to certain proposals and as to which the brokerage firms and banks have advised NDCHealth that they lack voting authority. Broker non-votes will be included for determining whether there is a quorum at the NDCHealth special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger but will have no effect on any other matters considered at the NDCHealth special meeting.

     If you do not vote (either in person or by proxy), it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger, but, because the shares will not be counted toward the presence of a quorum, will have no effect on the proposal to adjourn or postpone the NDCHealth special meeting, if necessary, to solicit additional proxies.

PROXIES AT THE NDCHEALTH SPECIAL MEETING

  VOTING YOUR PROXY

     You may vote in person at the NDCHealth special meeting or by proxy. NDCHealth recommends that you vote by proxy even if you plan to attend in person. You can always change your vote at the NDCHealth special meeting by revoking your proxy as described below.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

  HOW TO VOTE BY PROXY

     Simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to NDCHealth Corporation, c/o Randolph L.M. Hutto, NDC Plaza, Atlanta, Georgia 30329-2010. Alternatively, you may vote by telephone or the Internet by following the instructions on the enclosed proxy card.

     If you hold shares through a broker, bank or other nominee, please check the voting form used by that firm to determine if it offers voting by telephone or through the Internet.

  REVOKING YOUR PROXY

     If you are a record holder, you may revoke your proxy at any time before it is voted by:

     - timely delivering a valid, later-dated proxy;

     - providing written notice that you have revoked your proxy, delivered to NDCHealth's corporate secretary at the address set forth above in "-- How to Vote by Proxy" before the meeting; or

     - voting by ballot at the NDCHealth special meeting.

     Attendance at the NDCHealth special meeting alone is not sufficient to revoke your proxy.

     If you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions you receive from your broker, bank or other nominee to change those instructions.

VOTING IN PERSON AT THE NDCHEALTH SPECIAL MEETING

     If you plan to attend the NDCHealth special meeting and you wish to vote in person, you will be given a ballot at the special meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

OTHER BUSINESS; ADJOURNMENTS

     NDCHealth is not currently aware of any other business to be acted upon at the NDCHealth special meeting. If, however, other matters are properly brought before the NDCHealth special meeting, or any adjournment of the NDCHealth special meeting, the person named as your proxy will have discretion to vote or act on those matters according to his or her best judgment.

     Adjournments of the NDCHealth special meeting may be made, among other reasons, to solicit additional proxies. The NDCHealth special meeting may be adjourned, from time to time, by the affirmative vote of holders of shares of NDCHealth common stock entitled to vote and representing a majority of the votes present, in person or by proxy, at the special meeting, whether or not a quorum exists. If a quorum is not present, in person or represented by proxy, at the NDCHealth special meeting, the NDCHealth stockholders may adjourn the special meeting from time to time, without notice other than announcement at the special meeting, until a quorum is present at the special meeting in person or represented by proxy.

RECOMMENDATION OF THE NDCHEALTH BOARD OF DIRECTORS

     THE NDCHEALTH BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT NDCHEALTH STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. On August 26, 2005, the NDCHealth board of directors, including a majority of disinterested directors:

     - determined that the terms of the NDCHealth merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of NDCHealth and its stockholders;

     - approved the merger agreement, including the merger; and

     - resolved to recommend that NDCHealth stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger.

     Please see the section entitled "The Merger -- Recommendation of the NDCHealth Board of Directors" beginning on page 48.

PROXY SOLICITATION

     Per-Se and NDCHealth will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to the mailing of this joint proxy statement/prospectus, proxies may be solicited by directors, officers or employees of Per-Se and/or NDCHealth in person or by telephone or electronic transmission. NDCHealth has hired MacKenzie Partners, Inc. to assist it in the distribution and solicitation of proxies and will pay MacKenzie Partners, Inc. approximately $7,000 plus reimbursement of expenses for its services.

     The extent to which these proxy soliciting efforts will be necessary depends upon how promptly proxies are submitted. In order to reduce NDCHealth's costs associated with this solicitation, you should submit your proxy, without delay, by mail. NDCHealth will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and getting your voting instructions from you.

                                   THE MERGER

BACKGROUND OF THE MERGER

     During January and February 2005, following approval by NDCHealth stockholders of a stockholder proposal requesting that the NDCHealth board of directors explore strategic alternatives available to the company, a committee of independent directors of the NDCHealth board of directors considered potential candidates to serve as a financial advisor for the purpose of conducting an in-depth strategic review of NDCHealth and then advising the NDCHealth board of directors on available strategic alternatives. On February 25, 2005, the NDCHealth board of directors retained Blackstone to assist it in its evaluation of strategic alternatives with the objective of maximizing NDCHealth stockholder value. In selecting Blackstone, the NDCHealth board of directors considered Blackstone's experience, reputation and familiarity with NDCHealth's business.

     From February 25 through March 28, 2005, Blackstone conducted an inquiry into the business and affairs of NDCHealth, including conducting in-depth meetings with members of NDCHealth's management, conducting customer interviews, observing product demonstrations, and reviewing extensive data relating to NDCHealth's historical financial performance and management's estimates of future performance. On March 29, 2005, Blackstone presented its findings to the NDCHealth board of directors. These findings stated Blackstone's assessment of the strengths and weaknesses of NDCHealth, as well as strategic and operational challenges for NDCHealth. Blackstone then reviewed with the NDCHealth board of directors various strategic alternatives for achieving value for NDCHealth stockholders, including sales of certain assets, a recapitalization and the sale of NDCHealth either to a strategic or financial buyer.

     After considering Blackstone's assessment of NDCHealth and the range of strategic alternatives available to NDCHealth, on March 30, 2005, the NDCHealth board of directors voted to pursue a potential sale of NDCHealth and to retain Blackstone and Goldman Sachs as financial advisors. In reaching that decision, the NDCHealth board of directors believed that a sale of the company offered the best opportunity to maximize stockholder value. The NDCHealth board of directors believed that having a second financial advisor of national standing would assist the overall process for the benefit of its stockholders. Goldman Sachs was selected by the NDCHealth board of directors as a result of its prior relationship and familiarity with NDCHealth and its business segments, as well as its reputation in the investment banking industry.

     Over the next approximately 35 days, Blackstone, which had been appointed to lead the sale process, and Goldman Sachs contacted approximately 30 potential strategic buyers and approximately 50 potential financial buyers to discuss and evaluate the opportunity to acquire all or a portion of NDCHealth.

     After initial discussions, 22 potential financial buyers signed confidentiality agreements and received an executive summary, which provided a more in-depth business description of NDCHealth. Three strategic buyers partnered with two of the potentially interested financial buyers and also signed confidentiality agreements and received an executive summary on NDCHealth. All of the potential buyers were requested to provide written indications of interest, including their value for 100% of the outstanding common stock of NDCHealth on or before May 6, 2005.

     Prior to the close of business on May 6, 2005, Blackstone received initial value indications from nine of the potential financial buyers for 100% of the outstanding common stock of NDCHealth and one indication of interest from a potential financial buyer for the information management business only. The value indications for the entire company ranged from $15.00 - $23.00 per share and the interest for the information management business was in a range of $275 -$325 million, all of which were subject to various conditions, including substantial due diligence, obtaining necessary financing, negotiations of specific elements of a merger and other customary conditions to a possible purchase.

     After continued discussions between representatives of NDCHealth and these potential buyers, and based principally on management's review, with input from the company's representatives of the seriousness of the initial indications of value, six of the potential financial buyers, one of which had partnered with two potential strategic buyers, were invited to attend management presentations at NDCHealth in Atlanta, Georgia. During this same time frame, after further review and analysis by representatives of NDCHealth, and based principally on the level of interest initially indicated, seven potential strategic buyers signed confidentiality agreements and were invited to attend management presentations. Management presentations for the six potential financial buyers and nine potential strategic buyers were held from May 12, 2005 through May 27, 2005.

     Following each management presentation, the potential buyers were given access to additional due diligence materials to enable them to make formal offers. NDCHealth requested that formal offers be submitted no later than June 17, 2005, which date was later extended to June 24, 2005. On June 27, 2005, the NDCHealth board of directors met to review and consider formal offers received. Blackstone informed the NDCHealth board of directors that it had not received any formal bids to buy the entire company, although there was verbal expression of continuing interest from one financial buyer in a potential transaction valued at a range of $16.00 - $17.00 per share. This potential buyer indicated that, if a strategic partner could be brought into the transaction in order to enhance the achievability of various operational synergies, the range of value at which the buyer would continue to be interested could possibly be increased to $18.00 - $19.00 per share, but specifically indicated it would not have an interest in a transaction that involved a sale of the information management business. Blackstone also informed the NDCHealth board of directors that two strategic buyers had expressed an interest in buying only the information management business of NDCHealth, but had not submitted formal offers. Following discussions with members of management, representatives of Blackstone and NDCHealth's legal advisors, the NDCHealth board of directors decided that although no firm offers for the purchase of NDCHealth had been received, it should continue to pursue a sale of NDCHealth. While authorizing Blackstone and Goldman Sachs to continue to pursue a sale, the NDCHealth board of directors was mindful that the uncertainty associated with a protracted process could have an adverse affect and concluded that, if a sale of NDCHealth could not be negotiated in a reasonable period of time, it would consider the option of the company remaining independent.

     Following the June 27, 2005 NDCHealth board of directors meeting, Blackstone continued to contact potentially interested parties. Per-Se, which had previously expressed interest in segments of NDCHealth (but specifically not the information management business), was contacted again to assess its interest in acquiring NDCHealth if a separate sale of the information management business could be accomplished. On June 29, 2005, Per-Se, which had not previously participated in the sale process, executed a confidentiality agreement, and attended a meeting with NDCHealth's management on July 5, 2005, to gain additional information concerning NDCHealth.

     On July 1, 2005, Per-Se retained King & Spalding LLP as its legal advisor for the potential transaction. In early July 2005, Per-Se also retained Rogers & Hardin LLP as its legal advisor to review the securities class action and related litigation pending against NDCHealth. Per-Se also retained Banc of America Securities LLC as its financial advisor to evaluate, and render an opinion to the Per-Se board of directors with respect to, the consideration payable in the potential transaction and also engaged other outside advisors to assist with financial and tax due diligence. During July 2005, representatives of Per-Se conducted due diligence on NDCHealth while Blackstone continued discussions with other potential strategic and financial buyers.

     On July 5, 2005, the Per-Se board of directors met and received a report from management regarding the possibility of acquiring NDCHealth (assuming that the information management business could be sold separately). The Per-Se board of directors authorized Per-Se management to continue to evaluate the acquisition and to perform due diligence on NDCHealth. Following that meeting, Per-Se affirmed to Blackstone that it was interested in pursuing the acquisition of NDCHealth, assuming that the information management business could be sold separately.

     After June 27, 2005, five additional, potential strategic buyers executed confidentiality agreements and were given access to due diligence materials on NDCHealth or the information management business, as applicable. One of those potential strategic buyers, which elected to pursue its interest in NDCHealth, was invited to NDCHealth for a management presentation in Atlanta, Georgia, and subsequently returned to NDCHealth for a follow-up management presentation.

     Of the potential buyers who had previously expressed an interest in the information management business, Blackstone requested that they submit final offers for the purchase of such business on or before July 19, 2005.

     On July 15, 2005, Alston & Bird LLP, on behalf of NDCHealth, delivered an initial draft of a merger agreement to Per-Se and King & Spalding.

     On July 18, 2005, the Per-Se board of directors met to receive an update on Per-Se's evaluation of a potential transaction with NDCHealth. At this meeting, representatives of King & Spalding made a presentation to the Per-Se board of directors regarding its fiduciary duties with respect to the potential transaction. Senior management also reviewed with the Per-Se board of directors information on strategic and operational matters, financing matters, and legal matters relating to NDCHealth, including descriptions of NDCHealth business segments and their recent performance, certain challenges and opportunities identified to date, possible transaction terms and certain pending legal matters. A thorough discussion took place among the members of the Per-Se board of directors concerning the possible acquisition, including discussion of strategic benefits, risks, financial aspects, litigation and regulatory issues and possible synergies to be derived from the acquisition. At the conclusion of the meeting, the Per-Se board of directors authorized management to continue with further evaluation and analysis of the possible acquisition.

     On July 19, 2005, NDCHealth received an indication of interest for the purchase of the information management business from Wolters Kluwer in the range of $375 - $385 million on a debt-free and cash-free basis, assuming a normal level of working capital and assuming no tax net operating loss carryforwards would be transferred with the business. Wolters Kluwer indicated that its due diligence was substantially complete. A second party which had previously expressed interest in the information management business reaffirmed its interest, but indicated that it required significant additional due diligence and that its purchase would remain subject to certain conditions.

     On July 20, 2005, after further discussions, Wolters Kluwer agreed to increase its offer to approximately $390 million, assuming a normalized level of working capital and certain net operating loss tax benefit assumptions.

     On July 28, 2005, the Per-Se board of directors held its regular quarterly meeting and received updates from senior management of Per-Se and Per-Se's advisors concerning the possible acquisition of NDCHealth, and the status of negotiations. Per-Se management also made a presentation to the Per-Se board of directors regarding the potential structure of the financing for the transaction. Representatives of Rogers & Hardin reviewed the scope of the due diligence it performed in connection with the securities class action lawsuit and related legal proceedings pending against NDCHealth. Following this meeting, NDCHealth announced that a federal district court had dismissed the securities class-action (with 30 days leave to file an amended complaint).

     On July 28, 2005, Alston & Bird, on behalf of NDCHealth, provided Per-Se and King & Spalding with working drafts of the sale and ongoing support and data supply agreements contemplated in connection with the sale of the information management business to Wolters Kluwer. These documents included agreements pursuant to which certain assets held in the name of NDCHealth, but used in the information management business, would be transferred prior to the closing to the information management subsidiary to be acquired by Wolters Kluwer, and, pursuant to which, following the closing, (i) NDCHealth would provide certain data to Wolters Kluwer, (ii) Wolters Kluwer would provide certain data to NDCHealth and (iii) each of the parties would provide certain transition services to the other.

     On July 29, 2005, management of NDCHealth, Blackstone and NDCHealth's legal advisors met separately with representatives of each of Per-Se and Wolters Kluwer at NDCHealth's offices in Atlanta, Georgia. At these meetings, the parties explored and discussed in detail potential transaction terms and structure, particularly as related to the sale of the information management business to Wolters Kluwer simultaneously with the acquisition of NDCHealth by Per-Se. Per-Se, Wolters Kluwer and their respective advisors continued to perform legal, financial and technical due diligence of NDCHealth and the information management business.

     On several occasions during the sale process, representatives of Per-Se requested that NDCHealth agree to negotiate exclusively with Per-Se with respect to a potential transaction (subject to NDCHealth's ongoing discussions with Wolters Kluwer). On each occasion, NDCHealth declined to enter into any sort of exclusivity arrangement with Per-Se prior to the execution by the parties of a definitive merger agreement.

     On August 1, 2005, Per-Se and NDCHealth executed a separate confidentiality agreement which covered business information provided by Per-Se to NDCHealth and its representatives. Following execution of this confidentiality agreement, representatives of NDCHealth, including its legal and financial advisors, conducted due diligence on Per-Se and its businesses.

     During August 2005, Blackstone and Goldman Sachs continued discussions with certain other potentially interested strategic and financial buyers. During such time, one new potentially interested financial buyer executed a confidentiality agreement and received due diligence materials on NDCHealth. None of these potentially interested parties submitted formal indications of interest to acquire all or any part of NDCHealth.

     Since the information management business and the network systems and services business (the latter being the principal remaining business of NDCHealth to be acquired by Per-Se) are substantially interrelated, the separation of these two lines of business under separate owners required the negotiation of highly technical agreements which would become effective upon the consummation of the two transactions and govern the ongoing relationship between the separate owners for some period of time thereafter. These facts and circumstances necessitated that Per-Se and Wolters Kluwer be directly involved with representatives of NDCHealth in the negotiation and structuring of these agreements. On August 2, 2005, Per-Se and Wolters Kluwer executed a confidentiality agreement with respect to information exchanged between them in these discussions.

     On August 3, 2005, Per-Se indicated its willingness to purchase NDCHealth for $19.00 per share, conditioned upon a sale of the information management business, resolution of certain outstanding due diligence items and execution by the parties of a definitive merger agreement. From August 3 to August 11, 2005, representatives of NDCHealth and Per-Se exchanged drafts of a merger agreement and negotiated various terms of the proposed transaction at multiple meetings. Simultaneously, representatives of NDCHealth and Wolters Kluwer exchanged drafts of the stock purchase agreement and negotiated various provisions and deal terms relating to the sale of the information management business. King & Spalding also provided to NDCHealth, on behalf of Per-Se, comments to the information management sale agreements.

     On August 8, 2005, the NDCHealth board of directors met to review progress in pursuing a sale of NDCHealth. Representatives of Blackstone informed the NDCHealth board of directors that Per-Se had indicated its willingness to purchase NDCHealth for $19.00 per share (which could increase to $19.50 per share based on certain factors), conditioned upon a sale of the information management business and resolution of certain outstanding diligence items. In addition, Blackstone informed the NDCHealth board of directors of Wolters Kluwer's continued interest in the information management business for the same range of consideration previously discussed. After lengthy discussion, the NDCHealth board of directors authorized representatives of NDCHealth and management to continue discussions with each of Per-Se and Wolters Kluwer in an effort to reach definitive agreements as soon as reasonably possible that would accomplish the sale of the entire company. In reaching its decision, the NDCHealth board of directors considered, among other things, that the sale of the information management business alone would be a highly complex transaction and would result in a substantially smaller company that would retain the full costs associated with remaining a public company. The NDCHealth board of directors concluded that the sale of the entire company, although in two separate but contingent transactions, was the preferred course of achieving the highest value for NDCHealth stockholders in light of the results of the sale process.

     Following the August 8, 2005 NDCHealth board of directors meeting, representatives of NDCHealth continued separate, in-depth negotiations with each of Per-Se and Wolters Kluwer. Following these negotiations, it was Per-Se's understanding that negotiations between NDCHealth and Wolters Kluwer over the principal business terms for the sale of the information management business had to be substantially complete on or before August 19, 2005.

     Prior to August 12, 2005, Mr. Philip Pead, Chairman, President and Chief Executive Officer of Per-Se, and Mr. Jeffrey McCaulley, President of Wolters Kluwer Health, held various conversations related to the structure of a transaction involving both Per-Se and Wolters Kluwer. In these conversations, Mr. McCaulley would not commit Wolters Kluwer to any deadline for completion of due diligence or negotiation of the principal business terms for the sale of the information management business.

     On August 12, 2005, the Per-Se board of directors met to receive an update on the status of the transaction. Management of Per-Se updated the board on the status of the due diligence and the principal open issues under the merger agreement. Per-Se management also reported that the sale of the information management business to Wolters Kluwer raised a number of complex issues, particularly under the ongoing support and supply agreements to be in effect following the closing. Per-Se management expressed concern that the time needed to negotiate and resolve these issues could lead the NDCHealth board of directors to abandon the sale process and elect to remain independent or could increase the risk of a competing offer for the entire company. Based on this, the Per-Se board of directors authorized management to pursue an evaluation of an acquisition of all of NDCHealth (including the information management business).

     Following the August 12, 2005 Per-Se board of directors meeting, Per-Se notified Blackstone that, because of these concerns, it was interested in pursuing the purchase of NDCHealth for the same range of consideration previously discussed and not conditioned on a sale of the information management business. Per-Se's interest was conditioned on performing additional operational and business due diligence on the information management business, which it commenced immediately. Following these discussions, Blackstone notified representatives of Wolters Kluwer of Per-Se's interest in pursuing the purchase of all of NDCHealth (including the information management business), and negotiations between NDCHealth and Wolters Kluwer regarding the sale of the information management business temporarily halted.

     On August 15, 2005, Wolters Kluwer delivered a letter to the lead director of the NDCHealth board of directors which set forth Wolters Kluwer's view that the joint transaction previously discussed was a more favorable transaction for NDCHealth stockholders. The letter also stated that Wolters Kluwer did not believe any material open issues remained in the information management sale agreements and that Wolters Kluwer was prepared to come to Atlanta immediately to resolve all remaining issues.

     Following receipt of the August 15, 2005 letter from Wolters Kluwer, NDCHealth contacted Per-Se to ask whether Per-Se would be willing to reconsider a transaction involving Wolters Kluwer acquiring the information management business. Representatives of Per-Se indicated that it would be willing to recommence the negotiations involving Wolters Kluwer but maintained that Per-Se would pursue the acquisition of all of NDCHealth (including the information management business) if such negotiations could not be completed in a timely basis acceptable to Per-Se and NDCHealth.

     On August 16, 2005, the second party that had indicated an interest in the information management business on July 19 reaffirmed such interest. However, such interest did not offer NDCHealth an advantage over the existing Wolters Kluwer proposal and remained subject to significant due diligence and other potentially difficult closing conditions.

     The Per-Se board of directors met on August 18, 2005 for a brief update. Management advised that negotiations involving Per-Se and Wolters Kluwer had recommenced.

     From August 17 to August 26, 2005, representatives of NDCHealth, Per-Se and Wolters Kluwer participated in various meetings and discussions regarding the transaction agreements and exchanged multiple drafts of such documents. The material open issues under the merger agreement principally involved the circumstances under which NDCHealth could terminate the merger agreement to accept a competing offer and the circumstances under which either party would be obligated to pay a termination fee or the expenses of the other party. The principal open issues in the information management sale agreements centered around the non-competition and exclusivity provisions contained in those agreements.

     On August 26, 2005, upon further due diligence and continued negotiations, Wolters Kluwer's offer was reduced to $382.1 million. Based on Per-Se management's assessment of the after-tax proceeds that Wolters Kluwer's revised offer would generate and based on Per-Se's satisfactory completion of its due diligence, Per-Se's offer was formally increased to $19.50 per share.

     On August 26, 2005, the Per-Se board of directors met to consider the proposed transaction. Per-Se management reviewed with the Per-Se board of directors the key financial terms of the merger. In addition, representatives of King & Spalding outlined the key terms of the merger agreement (the latest copy of which had been provided to the directors in advance of the meeting together with a written presentation on the material terms of the merger agreement and the information management sale agreements) and the proposed information management sale agreements. King & Spalding outlined, in particular, the provisions under the merger agreement which required either party to pay a termination fee or the expenses of the other party and the non-competition and exclusivity provisions of the information management sale agreements. Next, representatives of Per-Se and Bank of America, N.A. reviewed with the Per-Se board of directors the key terms of the debt financing commitment letter. Also at this meeting, Banc of America Securities reviewed with the Per-Se board of directors its financial analysis of the merger consideration and delivered to the Per-Se board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 26, 2005, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be paid by Per-Se pursuant to the merger agreement was fair, from a financial point of view, to Per-Se. After discussions and deliberations, the Per-Se board of directors approved the proposed merger agreement and the transactions contemplated thereby and resolved to recommend that the Per-Se stockholders approve the issuance of Per-Se common stock pursuant to the merger agreement.

     The NDCHealth board of directors also met on August 26, 2005 to consider the proposed transactions. Due to scheduling difficulties, two directors were absent from the meeting. At the meeting, the sale process in which NDCHealth had been engaged since March 2005 was reviewed by the NDCHealth board of directors, and representatives of Blackstone and Goldman Sachs each made a presentation to the NDCHealth board of directors regarding the financial terms of the proposed transactions. Each of these presentations included a detailed discussion of the principal valuation methodologies used respectively in evaluating the consideration to be received by NDCHealth stockholders in the proposed merger transaction. In addition, representatives of Alston & Bird reviewed with the NDCHealth board of directors the directors' fiduciary duties with regard to the sale of the company, and the material terms of the proposed merger agreement with Per-Se (the latest draft of which, together with a memorandum summarizing certain provisions, had been provided to the NDCHealth directors), including, particularly, provisions relating to the ability of the NDCHealth board of directors to consider competing offers and the fees or expenses payable upon termination of the merger agreement under certain circumstances. The proposed stock purchase agreement for the sale of the information management business to Wolters Kluwer was also reviewed (the latest draft of which, together with a memorandum summarizing certain provisions, had been provided to the NDCHealth directors). Following the discussion, each of Blackstone and Goldman Sachs delivered its oral opinion, each of which was subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and limitations on review described in their respective opinions, the merger consideration to be received by the NDCHealth stockholders in the proposed merger transaction was fair, from a financial point of view, to the NDCHealth stockholders. After a thorough discussion of Blackstone's and Goldman Sachs' presentations and the terms of the proposed merger agreement and stock purchase agreement, including the financial terms of the proposed transactions, the restriction on soliciting acquisition proposals, the termination fee and the closing conditions, the NDCHealth board of directors adopted the proposed merger agreement and approved the merger, as well as the stock purchase agreement with Wolters Kluwer, and resolved to recommend that the NDCHealth stockholders adopt the proposed merger agreement and approve the merger. The two directors who were absent from the meeting, but each of whom had participated in previous board meetings and discussions concerning the transactions, subsequently joined, by consent action, in resolving to recommend that the NDCHealth stockholders adopt the proposed merger agreement and approve the merger.

     Immediately following the NDCHealth board of directors meeting on August 26, 2005, representatives of NDCHealth, Per-Se and Wolters Kluwer finalized the terms of the merger agreement and the stock purchase agreement. After the terms of the agreements had been finalized, the parties executed and delivered the agreements. The proposed transactions were publicly announced prior to the commencement of trading on the morning of Monday, August 29, 2005.

PER-SE REASONS FOR THE MERGER

     The Per-Se board of directors believes that the terms of the merger are advisable to, and in the best interests of, Per-Se and has unanimously approved the merger agreement and unanimously recommends that the Per-Se stockholders vote "FOR" the proposal to approve the issuance of Per-Se common stock to NDCHealth stockholders pursuant to the merger agreement.

     In reaching its conclusion, the Per-Se board of directors consulted with Per-Se's management, as well as its legal and other advisors, and considered a variety of factors weighing favorably towards the merger including, without limitation, the following:

     - The shared strategic focus of the two companies, principally that the main focus of each business is to improve reimbursement for healthcare providers;

     - The complementary operations of the two companies, which have transaction processing as a common denominator, and limited overlap in service and product offerings;

     - The limited overlap in the service and product offerings of the two companies:

      - NDCHealth is a leading provider of forward-deployed (i.e., installed directly on the client system) physician practice management software among small office-based physician practices (1-2 doctors) with approximately 100,000 physicians using NDCHealth's software. Per-Se's physician practice management software is marketed as an Application Service Provider, or "ASP-based solution" targeted at office-based group practices with 5 or more doctors. Approximately 4,000 physicians use Per-Se's ASP offering. Per-Se is a leading provider of business process outsourcing services for hospital-based physicians, typically practicing in groups of 10 or more.

      - NDCHealth is a leader in providing ASP-based revenue cycle management solutions to hospitals with approximately 1,800 healthcare organizations using NDCHealth's solutions. Per-Se's hospital business consists of both revenue cycle and resource management solutions. Per-Se's revenue cycle management solutions are marketed on a forward-deployed model with approximately 400 healthcare organizations using Per-Se's solution.

     - The addition of retail pharmacy network services and software as an entirely new market segment to Per-Se's offerings;

     - The added breadth and depth of a larger company with an expanded and diversified customer base provides opportunities to not only cross sell current services and solutions but also to introduce new services and solutions and enter new market segments. These opportunities are future drivers of revenue growth. Examples include:

      - The opportunity for cross selling of Per-Se's complementary products into the NDCHealth physician and hospital customer base for electronic transaction processing and patient communication services (e.g., paper payer claims and patient statements), where penetration is relatively low for both product in NDCHealth's physician customers, and low for patient communication services in hospital customers; and

      - The opportunity to enter the business process outsourcing services for hospitals market. Per-Se's expertise in providing such services for physicians practice in a hospital setting can be leveraged to introduce a new offering to the 1,800 hospital and healthcare organizations that currently use NDCHealth's revenue cycle management solutions.

     - The combination of the two companies is expected to generate operational and other synergies of between $15 million and $20 million to be recognized in the first year following completion of the merger. These expected year one synergies do not include any revenue synergies that the combined entity may achieve;

     - Per-Se expects that the merger, excluding transaction-related costs and costs related to achieving the above synergies, will be accretive to earnings per share and significantly accretive to cash flow per share in the first year following the completion of the merger;

     - Upon completion of the merger, Per-Se expects to accelerate the use of its net operating loss carryforward, which further enhances cash flow accretion related to the transaction;

     - As a result of the expanded customer base, the amount of data available to providers will significantly increase. Increased data volume is expected to allow customers to realize more revenue cycle efficiencies, which should ultimately make reimbursement more predictable for hospitals, physicians and pharmacies;

     - The merger is conditioned on the sale to Wolters Kluwer of NDCHealth's information management business, which effectively allows Per-Se to acquire only those businesses of NDCHealth which are the most complementary to Per-Se's existing businesses and strategy. The information management sale agreements also require Wolters Kluwer to compensate NDCHealth for the provision of certain data and related support services which are currently provided by NDCHealth to the information management business through intercompany agreements. See the section entitled "Information Management Sale Agreements" beginning on page 88;

     - The financial performance and condition, business operations and prospects of each of Per-Se, NDCHealth and the combined company;

     - The structure of the transaction and terms of the merger agreement. See the section entitled "The Merger Agreement" beginning on page 75; and

     - The opinion of Banc of America Securities, dated August 26, 2005, to the Per-Se board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to Per-Se. See the section entitled "The Merger -- Opinion of Financial Advisor to the Per-Se Board of Directors" beginning on page 40.

     The Per-Se board of directors weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

     - The challenges inherent in the combination of two businesses of the size and scope of Per-Se and NDCHealth and the possible diversion of management attention for an extended period of time;

     - The risk of not capturing all the anticipated synergies between Per-Se and NDCHealth and the risk that other anticipated benefits might not be realized;

     - Uncertainty as to the outcome of various legal proceedings and government investigations involving NDCHealth that could adversely impact the business and prospects of the combined company;

     - The information management sale agreements obligate NDCHealth to provide data to Wolters Kluwer on a long-term basis and also contain non-competition and exclusivity provisions which will restrict Per-Se's and NDCHealth's activities. See the section entitled "Information Management Sale Agreements" beginning on page 88;

     - The debt service requirements and financial and operational covenants arising from the acquisition financing. See the section entitled "The Merger -- Financing Arrangements" beginning on page 68;

     - NDCHealth's right, under certain circumstances, to terminate the merger to accept a superior offer. See the section entitled "The Merger Agreement -- No Solicitation; Other Offers" beginning on page 80; and

     - The conditions to the merger agreement requiring the payment of NDCHealth's expenses under circumstances. See the section entitled "The Merger Agreement -- Expenses and Termination Fees" beginning on page 85.

     After consideration of these factors, the Per-Se board of directors determined that these risks were outweighed by the potential benefits of the merger.

     This discussion of the information and factors considered by the Per-Se board of directors includes all of the material positive and negative factors considered by the Per-Se board of directors, but it is not intended to be exhaustive and may not include all the factors considered by the Per-Se board of directors. In reaching its determination to approve and recommend the merger agreement, the Per-Se board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement is advisable and in the best interests of Per-Se and its stockholders. Rather, the Per-Se board of directors viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the Per-Se board of directors may have given differing weights to different factors.

RECOMMENDATION OF THE PER-SE BOARD OF DIRECTORS

     After careful consideration, the Per-Se board of directors, on August 26, 2005, unanimously approved the merger agreement. The Per-Se board of directors unanimously recommends that the Per-Se stockholders vote "FOR" the proposal to approve the issuance of Per-Se common stock pursuant to the merger agreement. Further, the Per-Se board of directors recommends that the Per-Se stockholders vote "FOR" the proposal to adjourn or postpone the Per-Se special meeting, if necessary, for the purpose of soliciting additional proxies.

OPINION OF FINANCIAL ADVISOR TO THE PER-SE BOARD OF DIRECTORS

     Per-Se retained Banc of America Securities as its financial advisor to evaluate, and render an opinion to the Per-Se board of directors with respect to, the merger consideration. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Per-Se selected Banc of America Securities on the basis of Banc of America Securities' experience in transactions similar to the merger, its reputation in the healthcare industry and investment community and its familiarity with Per-Se and its business.

     On August 26, 2005, at a meeting of the Per-Se board of directors held to evaluate the merger, Banc of America Securities delivered to the Per-Se board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 26, 2005, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be paid by Per-Se pursuant to the merger agreement was fair, from a financial point of view, to Per-Se.

     THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION TO THE PER-SE BOARD OF DIRECTORS, WHICH DESCRIBES, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, FACTORS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE IN ITS ENTIRETY INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF PER-SE COMMON STOCK ARE ENCOURAGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. THE FOLLOWING

SUMMARY OF BANC OF AMERICA SECURITIES' OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. BANC OF AMERICA SECURITIES DELIVERED ITS OPINION TO THE PER-SE BOARD OF DIRECTORS FOR THE BENEFIT AND USE OF THE PER-SE BOARD OF DIRECTORS IN CONNECTION WITH AND FOR PURPOSES OF ITS EVALUATION OF THE MERGER CONSIDERATION TO BE PAID BY PER-SE PURSUANT TO THE MERGER AGREEMENT. BANC OF AMERICA SECURITIES' OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETINGS.

     For purposes of its opinion, Banc of America Securities:

     - reviewed publicly available financial statements and other business and financial information of Per-Se and NDCHealth, respectively;

     - reviewed internal financial statements and other financial and operating data concerning Per-Se and NDCHealth (excluding NDCHealth's information management business), respectively;

     - reviewed financial forecasts and estimates relating to Per-Se and NDCHealth (excluding the information management business) prepared by the managements of Per-Se and NDCHealth, respectively, including Per-Se's management's estimate as to the after-tax cash proceeds to be received by NDCHealth from the sale of the information management business;

     - reviewed and discussed with Per-Se's senior executives information relating to cost savings and strategic, financial and operational benefits anticipated by Per-Se's management to result from the merger;

     - discussed the past and current operations, financial condition and prospects of Per-Se and NDCHealth (excluding the information management business) with Per-Se's senior executives, and discussed the past and current operations, financial condition and prospects of NDCHealth (excluding the information management business) with NDCHealth's senior executives;

     - reviewed the potential pro forma financial impact of the merger on Per-Se's estimated earning per share and credit statistics of Per-Se;

     - reviewed the reported prices and trading activity for Per-Se common stock and NDCHealth common stock;

     - compared the financial performance of Per-Se and NDCHealth with that of certain other publicly traded companies which Banc of America Securities deemed relevant;

     - compared financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions which Banc of America Securities deemed relevant;

     - reviewed the merger agreement;

     - discussed with the managements of Per-Se and NDCHealth and their respective counsel certain matters pertaining to outstanding litigation involving NDCHealth, including the status and possible consequences of such litigation on NDCHealth; and

     - performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

     Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of its opinion. Banc of America Securities also assumed, at Per-Se's direction, that the financial forecasts relating to Per-Se prepared by Per-Se's management, including information relating to cost savings and strategic, financial and operational benefits anticipated by Per-Se's management to result from the merger, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Per-Se's management as to Per-Se's future financial performance and the other matters covered by such forecasts. Banc of America Securities further assumed, upon NDCHealth's advice and at Per-Se's direction, that the financial forecasts relating to NDCHealth prepared by NDCHealth's management were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of

NDCHealth's management as to NDCHealth's future financial performance (after giving effect to the sale of the information management business). Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Per-Se and NDCHealth and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities assumed, with Per-Se's consent, that the merger and related transactions, including the sale of the information management business, would be consummated as provided in the merger agreement, with full satisfaction of all covenants and conditions contained in the merger agreement and without any waivers. Banc of America Securities also assumed, at Per-Se's direction, that the sale of the information management business (including the transfer of the assets and liabilities of the information management business in connection with such sale) and related transactions, arrangements and agreements would be effected without any adverse consequence to or impact on Per-Se, NDCHealth or the merger and that the after-tax cash proceeds received by NDCHealth in such sale would not vary from the estimate provided to Banc of America Securities in any respect material to its analyses.

     Banc of America Securities was not requested to, and did not, participate in the negotiations of the terms of the merger agreement or the transactions contemplated by the merger agreement (including the sale of the information management business and related transactions) and was not requested to, and did not, provide any advice or services in respect of the merger or the related transactions other than the delivery of its opinion. Banc of America Securities expressed no view or opinion as to any terms or aspects of the merger or any related transaction other than the merger consideration to the extent expressly specified in its opinion, including the form of the merger consideration, the form or structure of the merger or any related transaction or any aspect or implication of the sale of the information management business or any related transaction. In addition, Banc of America Securities expressed no opinion as to the relative merits of the merger in comparison to other transactions available to Per-Se or in which Per-Se might engage or as to whether any transaction might be more favorable to Per-Se as an alternative to the merger, nor did Banc of America Securities express any opinion as to the underlying business decision of the Per-Se board of directors to proceed with or effect the merger. Banc of America Securities expressed no opinion as to what the value of Per-Se common stock would be when issued in the merger or the prices at which Per-Se common stock or NDCHealth common stock would trade at any time. Except as described above, Per-Se imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

     Banc of America Securities' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses presented by Banc of America Securities to the Per-Se board of directors in connection with its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY BANC OF AMERICA SECURITIES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES PERFORMED BY BANC OF AMERICA SECURITIES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF THE FINANCIAL ANALYSES PERFORMED BY BANC OF AMERICA SECURITIES. Estimated financial data for NDCHealth utilized by Banc of America Securities in the analyses described below excluded the information management business. In deriving implied per share equity reference ranges for NDCHealth in such analyses, Banc of America Securities utilized Per-Se management's estimate as to the after-tax cash proceeds to be received by NDCHealth from the sale of the information management business.

  SELECTED COMPANIES ANALYSIS

     Banc of America Securities reviewed financial and stock market information of NDCHealth and the following eight selected publicly held companies in the healthcare information technology sector:

     - Cerner Corporation

     - Computer Programs and Systems, Inc.

     - Eclipsys Corporation

     - IDX Systems Corporation

     - iSoft Group plc

     - Per-Se

     - ProxyMed, Inc.

     - WebMD Corporation

     Banc of America Securities reviewed, among other things, enterprise values, calculated as fully-diluted market value, plus net debt and minority interests, less cash and cash equivalents, as a multiple of calendar years 2005 and 2006 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Banc of America Securities then applied a range of selected multiples of calendar years 2005 and 2006 estimated EBITDA, excluding outliers, derived from the selected companies to corresponding financial data of NDCHealth. Multiples were based on closing stock prices on August 25, 2005. Estimated financial data for the selected companies were based on publicly available research analysts' estimates. Estimated financial data for NDCHealth were based on internal estimates of NDCHealth's management as calendarized at the direction of Per-Se's management. This analysis indicated the following approximate implied per share equity reference range for NDCHealth, as compared to the per share merger consideration:

  IMPLIED PER SHARE
EQUITY REFERENCE RANGE    PER SHARE MERGER
    FOR NDCHEALTH          CONSIDERATION
----------------------    ----------------
   $19.05 - $22.65             $19.50

     No company or business used in this analysis is identical to NDCHealth. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies or business segments to which NDCHealth was compared.

PRECEDENT TRANSACTIONS ANALYSIS

     Banc of America Securities reviewed financial information relating to the following seven selected transactions in the healthcare information technology sector announced since May 2002:

DATE ANNOUNCED                     ACQUIROR                           TARGET
--------------                     --------                           ------
- July 2005             - VNU N.V.                        - IMS Health Incorporated
- January 2005          - Elekta AB                       - IMPAC Medical Systems, Inc.
- January 2005          - Merge Technologies              - Cedara Software Corp.
                          Incorporated
- November 2004         - Agfa-Gevaert N.V.               - GWI AG
- July 2004             - WebMD Corporation               - ViPS, Inc.
- July 2003             - Eastman Kodak Company           - PracticeWorks, Inc.
- May 2002              - McKesson Corporation            - A.L.I. Technologies Inc.

     Banc of America Securities reviewed, among other things, enterprise values in the selected transactions, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus net debt and minority interests, less cash and cash equivalents, as multiples of latest 12 months EBITDA and earnings before interest and taxes, commonly referred to as EBIT. Banc of America Securities then applied a range of selected latest 12 months EBITDA and EBIT multiples derived from the selected transactions to corresponding financial data of NDCHealth. Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Financial data for NDCHealth were based on internal estimates of NDCHealth's management. This analysis indicated the following approximate implied per share equity reference range for NDCHealth, as compared to the per share merger consideration:

  IMPLIED PER SHARE
EQUITY REFERENCE RANGE    PER SHARE MERGER
    FOR NDCHEALTH          CONSIDERATION
----------------------    ----------------
   $18.00 - $23.75             $19.50

     No company, transaction or business used in this analysis is identical to NDCHealth or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which NDCHealth and the merger were compared.

  DISCOUNTED CASH FLOW ANALYSIS

     Banc of America Securities performed a discounted cash flow analysis of NDCHealth to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that NDCHealth could generate during fiscal years 2006 through 2009. In this analysis, Banc of America Securities calculated a range of estimated terminal values by applying a range of EBITDA terminal value multiples of 10.0x to 12.5x to NDCHealth's fiscal year 2009 estimated EBITDA. The present value of the cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 12.0%. Estimated financial data for NDCHealth were based on internal estimates of NDCHealth's management. This analysis indicated the following approximate implied per share equity reference range for NDCHealth, as compared to the per share merger consideration:

  IMPLIED PER SHARE
EQUITY REFERENCE RANGE    PER SHARE MERGER
    FOR NDCHEALTH          CONSIDERATION
----------------------    ----------------
   $28.10 - $34.73             $19.50

     Banc of America Securities also reviewed the potential impact that the annual cost savings and other synergies estimated by Per-Se's management to be realized from the merger could have on the implied per share equity reference range derived for NDCHealth from the discounted cash flow analysis described above. Banc of America Securities noted that the estimated per share present value attributable to such annual cost savings and other synergies, together with the implied per share equity reference range referenced above, yielded an implied per share equity reference range for NDCHealth of approximately $35.03 to $41.67.

  PRO FORMA ACCRETION/DILUTION ANALYSIS

     Banc of America Securities analyzed the potential pro forma financial effect of the merger on Per-Se's estimated EPS for calendar years 2006 and 2007 both before and after giving effect to potential cost savings and other synergies anticipated by Per-Se's management to result from the merger. Estimated data for Per-Se were based on internal estimates of Per-Se's management. Estimated data for NDCHealth were based on internal estimates of NDCHealth's management as calendarized at the direction of Per-Se's management. For purposes of this analysis, Banc of America Securities assumed that $13.00 of the total per share merger consideration would be payable in cash and an aggregate of approximately 11.9 million shares of Per-Se common stock would be issuable in the merger. This analysis indicated that the merger could be:

     - dilutive to Per-Se's calendar year 2006 estimated EPS before giving effect to potential cost savings and other synergies anticipated by Per-Se's management to result from the merger, and accretive to Per-Se's calendar year 2006 estimated EPS after giving effect to such potential cost savings and other synergies; and

     - accretive to Per-Se's calendar year 2007 estimated EPS both before and after giving effect to potential cost savings and other synergies anticipated by Per-Se's management to result from the merger.

     The actual results achieved by the combined company may vary from projected results and the variations may be material.

  OTHER FACTORS

     In rendering its opinion, Banc of America Securities also reviewed and considered other factors, including:

     - historical trading prices and trading volumes of NDCHealth common stock during the one-year period ended August 25, 2005;

     - the relationship between movements in Per-Se common stock and NDCHealth common stock during the one-year period ended August 25, 2005, including the daily ratio of the closing price of Per-Se common stock to the closing price of NDCHealth common stock during such period, and the average of this ratio calculated over various periods ended August 25, 2005;

     - selected trading multiples of NDCHealth, both before and after giving effect to the sale of the information management business, based on NDCHealth's closing stock price on August 25, 2005, as compared to corresponding multiples of Per-Se;

     - implied transaction multiples of NDCHealth, as compared to selected trading multiples of NDCHealth based on its closing stock price on August 25, 2005, and the implied premium paid in the merger based on the per share merger consideration relative to NDCHealth's closing stock price on August 25, 2005; and

     - selected trading multiples based on closing stock prices on August 25, 2005 of the publicly held companies in the healthcare information technology sector referred to above under "NDCHealth Analyses -- Selected Companies Analysis" (other than Per-Se), as compared to corresponding multiples of Per-Se.

  MISCELLANEOUS

     As noted above, the discussion set forth above is merely a summary of the material financial analyses presented by Banc of America Securities to the Per-Se board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities' analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Per-Se and NDCHealth. The estimates of the future performance of Per-Se and NDCHealth provided by the managements of Per-Se and NDCHealth in or underlying Banc of America Securities' analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities' analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the merger consideration to be paid by Per-Se pursuant to the merger agreement and were provided to the Per-Se board of directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities' view of the actual value of Per-Se or NDCHealth.

     The type and amount of consideration payable in the merger were determined through negotiations between Per-Se and NDCHealth, rather than by any financial advisor, and were approved by the Per-Se board of directors. The decision of Per-Se to enter into the merger agreement was solely that of the Per-Se board of directors. As described above, Banc of America Securities' opinion and analyses were only one of many factors considered by the Per-Se board of directors in making its determination to approve the merger agreement and should not be viewed as determinative of the views of the Per-Se board of directors or management with respect to the merger or the merger consideration.

     Per-Se agreed to pay Banc of America Securities a fee of $1.0 million in connection with the delivery of Banc of America Securities' opinion, regardless of the conclusion reached in the opinion. Per-Se also has agreed to reimburse Banc of America Securities for all reasonable expenses, including reasonable fees and disbursements of Banc of America Securities' counsel, incurred in connection with Banc of America Securities' engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

     Banc of America Securities will be acting as sole lead arranger for a bank financing for Per-Se, the proceeds of which will be used to finance the merger, and Banc of America Securities' affiliate, Bank of America, N.A., will act as a lender in, and serve as administrative agent for, such bank financing, for which services Banc of America Securities and its affiliate expect to receive compensation. Banc of America Securities also may act as sole initial purchaser for a high-yield debt securities offering of Per-Se, the proceeds of which also will be used to finance the merger, for which services Banc of America Securities would expect to receive compensation. Banc of America Securities or its affiliates in the past have provided and in the future may provide, financial advisory and financing services to Per-Se and have received and would expect to receive compensation for the rendering of those services, including having acted in the past as joint book-running manager and co-lead arranger for existing credit facilities of Per-Se, as sole manager of a convertible debt offering of Per-Se and as lead dealer manager in connection with a debt tender offer by Per-Se. Bank of America, N.A. is a lender under, and serves as administrative agent for, existing credit facilities of Per-Se and also currently is a lender under, and serves as documentation agent for, existing credit facilities of NDCHealth. Banc of America Securities is also currently a market maker in Per-Se common stock. In the ordinary course of business, Banc of America Securities and its affiliates may actively trade or hold the securities or loans of Per-Se and NDCHealth for their own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

NDCHEALTH REASONS FOR THE MERGER

     In the course of reaching its decision to recommend that NDCHealth stockholders adopt the merger agreement and approve the merger, the NDCHealth board of directors consulted with members of

NDCHealth's management, as well as NDCHealth's legal counsel and financial advisors, and considered the following factors, among others:

     - the risks and uncertainties of NDCHealth achieving its forecasts if it were to remain an independent public company;

     - the sale of the entire company would offer the best opportunity to achieve the highest value for NDCHealth stockholders in a reasonable period of time;

     - the sale process, conducted over a five-month period, yielded no bona fide offers for the purchase of NDCHealth as a whole;

     - the separate transactions with Per-Se and Wolters Kluwer, consummated simultaneously, would result in a sale of the entire company;

     - prolonging the sale process, in the face of no other bona fide offers for the entire company, would potentially expose NDCHealth to loss of value through the loss of employees and customers;

     - the value of the consideration to be received by NDCHealth stockholders in the proposed merger transaction, including the price per share offered by Per-Se and the certainty of value provided by cash being a substantial part of the merger consideration;

     - the fact that the $19.50 per share price to be received by NDCHealth stockholders in the proposed merger transaction represented an approximately 29.7% premium over the price at which NDCHealth common stock was trading on the date immediately prior to the date of the announcement that NDCHealth would seek a buyer, and a 9.7% premium over the price at which NDCHealth common stock was trading on the date the respective agreements with Per-Se and Wolters Kluwer were approved by the NDCHealth board of directors;

     - the estimated percentage of Per-Se that NDCHealth stockholders would hold following consummation of the proposed transactions;

     - the ability of NDCHealth stockholders to continue to invest in the healthcare services industry through ownership of the Per-Se common stock they receive pursuant to the merger agreement;

     - the financial analyses and presentations prepared by each of Blackstone and Goldman Sachs and their respective opinions to the NDCHealth board of directors to the effect that, as of the date of their respective opinions, which are described in the section entitled "Opinions of Financial Advisors to the NDCHealth Board of Directors" beginning on page 48, based upon the assumptions made, matters considered and the limitations and qualifications on reviews undertaken, as set forth therein, the merger consideration to be received by NDCHealth stockholders was fair from a financial point of view to NDCHealth stockholders;

     - the terms and conditions of the merger agreement, including that the transaction would be contingent on the sale of the information management business to Wolters Kluwer; and

     - the size of, nature of and events that would trigger the payment of the termination fee under the merger agreement, and the impact that the termination fee provision and the provisions limiting NDCHealth from soliciting or encouraging alternative proposals could have on the likelihood that a third party would make a competing offer to acquire NDCHealth.

     The NDCHealth board of directors also considered the potential adverse consequences of other factors on the proposed transactions, including:

     - the consents and approvals required to consummate the proposed transactions, including regulatory clearance under the HSR Act (which has not yet been obtained), and the possibility of not receiving these consents and approvals;

     - the diversion of management's attention and NDCHealth's resources for an extended period of time away from other strategic opportunities and operational matters while working to implement the proposed transactions;

     - the effect of the public announcement of the proposed transactions on NDCHealth's customer relations, operating results and ability to retain employees, especially if the proposed transactions are not completed;

     - the interdependence of the proposed transactions with Per-Se and Wolters Kluwer and the risk that a failure to satisfy certain conditions of either transaction could result in termination of the other transaction; and

     - other risks described in the section entitled "Risk Factors" beginning on page 14.

     The above discussion is not exhaustive, but it addresses the material factors considered by the NDCHealth board of directors in connection with the proposed transactions. In view of the variety of factors and the amount of information considered, as well as the complexity of that information, the NDCHealth board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The NDCHealth board discussed the factors described above, asked questions of NDCHealth's management and NDCHealth's legal and financial advisors, and decided that the proposed transactions were advisable to, and in the best interests of, NDCHealth and its stockholders. This determination was made after the NDCHealth board of directors considered all of the factors as a whole. In addition, individual members of the NDCHealth board of directors may have given different weight to different factors. It should be noted that this explanation of the reasoning of NDCHealth board of directors, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 24.

RECOMMENDATION OF THE NDCHEALTH BOARD OF DIRECTORS

     THE NDCHEALTH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT NDCHEALTH STOCKHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. At a special meeting of the NDCHealth board of directors held on August 26, 2005, the NDCHealth board of directors, including a majority of disinterested directors:

     - determined that the terms of the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of NDCHealth and its stockholders;

     - approved the merger agreement, including the merger; and

     - resolved to recommend that NDCHealth stockholders vote in favor of the proposal to adopt the merger agreement and approve the merger.

OPINIONS OF FINANCIAL ADVISORS TO THE NDCHEALTH BOARD OF DIRECTORS

  OPINION OF THE BLACKSTONE GROUP L.P.

     Blackstone has acted as NDCHealth's financial advisor in connection with the merger. NDCHealth selected Blackstone based on Blackstone's experience, reputation and familiarity with NDCHealth's business. Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

     In connection with Blackstone's engagement, NDCHealth requested that Blackstone evaluate the fairness, from a financial point of view, of the consideration to be received pursuant to the merger agreement by the holders of NDCHealth common stock. On August 26, 2005, at a meeting of the board of directors of NDCHealth, Blackstone delivered an oral opinion, which was subsequently confirmed in a written opinion dated August 26, 2005, to the effect that, as of that date and based on and subject to the assumptions, limitations and qualifications described in its written opinion, the consideration to be received by the stockholders of NDCHealth is fair to such stockholders from a financial point of view.

     THE FULL TEXT OF BLACKSTONE'S WRITTEN OPINION, DATED AUGUST 26, 2005, TO THE BOARD OF DIRECTORS OF NDCHEALTH, WHICH SETS FORTH THE ASSUMPTIONS MADE AND LIMITATIONS AND QUALIFICATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BLACKSTONE, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF NDCHEALTH COMMON STOCK ARE URGED TO READ THIS OPINION IN ITS ENTIRETY. BLACKSTONE'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF NDCHEALTH AND RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF NDCHEALTH COMMON STOCK OF THE CONSIDERATION. BLACKSTONE'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF NDCHEALTH AS TO HOW SUCH STOCKHOLDER SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF BLACKSTONE'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF BLACKSTONE'S OPINION.

     In arriving at its opinion, Blackstone, among other things:

     - reviewed certain publicly available information concerning the business, financial condition, and operations of NDCHealth that Blackstone believes to be relevant to its inquiry;

     - reviewed certain internal information concerning the business, financial condition, and operations of NDCHealth that Blackstone believes to be relevant to its inquiry;

     - reviewed certain internal financial analyses relating to NDCHealth, prepared and furnished to Blackstone by the management of NDCHealth;

     - reviewed certain estimates and forecasts relating to NDCHealth, prepared and furnished to Blackstone by the management of NDCHealth;

     - reviewed the draft Agreement and Plan of Merger by and among Per-Se, Royal Merger Co. and NDCHealth, dated August 26, 2005 and Stock Purchase Agreement by and among between Wolters Kluwer Health, Inc., NDCHealth Information Services (Arizona) Inc., and NDCHealth dated August 26, 2005;

     - held discussions with members of management of NDCHealth, including those at the operations and segment level, concerning NDCHealth's business, operating and regulatory environment, financial condition, prospects, and strategic objectives;

     - compared certain financial information for NDCHealth with similar information for certain other companies in industries similar to those in which NDCHealth participates, the securities of which are publicly traded where applicable;

     - reviewed the financial terms of certain recent business combinations in industries similar to those in which NDCHealth participates;

     - performed discounted cash flow ("DCF") analyses utilizing NDCHealth's financial projections;

     - reviewed certain publicly available information concerning the business, financial condition, and operations of Per-Se that Blackstone believed to be relevant to its inquiry;

     - held discussions with members of management of Per-Se concerning Per-Se's business, operating and regulatory environment, financial condition, prospects, and strategic objectives;

     - performed DCF analysis utilizing financial projections for Per-Se based on NDCHealth's managements' guidance;

     - performed DCF analysis utilizing pro forma financial projections based on Per-Se's and NDCHealth's management's guidance; and

     - performed such other studies and analyses, and took into account such other matters, as Blackstone deemed appropriate.

     In preparing its opinion, Blackstone relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to it by NDCHealth or otherwise reviewed by Blackstone. Blackstone assumed that the financial and other projections prepared by NDCHealth, and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management's best estimates as of the date of their preparation. Blackstone further relied upon the assurances of the management of NDCHealth that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

     While Blackstone reviewed NDCHealth's and Per-Se's historical and projected financial results, Blackstone did not make an independent evaluation or appraisal of either company's assets or liabilities. Blackstone also did not perform due diligence on either company's physical properties or facilities, sales, marketing, distribution or service organizations, or product markets. Blackstone did not consider in reaching the conclusions set forth in its opinion the relative merits of the merger as compared to any other business plan or opportunity that might be available to NDCHealth.

     Blackstone assumed that the merger will be consummated on substantially the terms set forth in the merger agreement. Blackstone's opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion. It should be understood that Blackstone does not have any obligation to update, revise or reaffirm its opinion.

     In preparing its opinion to the board of directors of NDCHealth, Blackstone performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is complex and is not readily susceptible to partial analysis or summary description. Accordingly, Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion. Blackstone did not assign relative weights to any of its analyses in preparing its opinion.

     No company, transaction or business used in Blackstone's analyses as a comparison is directly comparable to NDCHealth, Per-Se or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, business segments or transactions and other factors that could affect the merger or the other values of the companies, business segments or transactions being analyzed.

     The estimates contained in Blackstone's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals and do not necessarily reflect the prices at which businesses actually may be sold, and such estimates are inherently subject to uncertainty.

     Blackstone's opinion and financial analyses were among many factors considered by the board of directors of NDCHealth in its evaluation of the proposed merger and should not be viewed as determinative of the views of the board of directors of NDCHealth or the managements of NDCHealth or Per-Se with respect to the merger or the consideration to be received by the holders of NDCHealth common stock pursuant to the merger.

     The $19.50 implied per share merger consideration was determined through arms-length negotiations between NDCHealth and Per-Se and was approved by NDCHealth's board of directors. Blackstone provided advice to NDCHealth during these negotiations. Blackstone did not, however, recommend any specific amount of consideration to NDCHealth or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

  Summary of Financial Analyses

     The following is a summary of the material financial analyses underlying Blackstone's opinion dated August 26, 2005, delivered to the board of directors of NDCHealth in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Blackstone's financial analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Blackstone's financial analyses. Predictions of results of operations, cash flows, EBITDA and per share values for 2005 and subsequent years set forth in the following analyses are not guaranteed, involve risks and uncertainties and may not accurately predict future results of the combined company. These predictions may be affected by the various factors described above in the sections entitled "Risk Factors" beginning on page 14 and "Cautionary Statement Regarding Forward-Looking Statements beginning on page 24.

     Historical Trading Studies. Blackstone reviewed certain historical stock price information for NDCHealth. This review indicated that, for the 52-week period ended August 23, 2005, NDCHealth's common shares had traded in a range between $13.29 and $19.29 per share with an average per share closing price for the period of $16.53. Blackstone compared these price ranges to the per share merger consideration of $19.50.

     Blackstone calculated for the NDCHealth board of directors various premiums from the merger based on the per share merger consideration of $19.50. The following table presents the results of Blackstone's calculations:

                                                                            MERGER
                                                              STOCK PRICE   PREMIUM
                                                              -----------   -------
As of 8/23/05...............................................    $18.10        7.7%
Since Sale of Company Announcement (3/29/05)................    $15.04       29.7%
Since Strategic Alternatives Announcement (2/23/05).........    $15.03       29.7%
6 Month Average.............................................    $16.74       16.5%
Latest Twelve Month ("LTM") Average.........................    $16.53       18.0%

Note: Dates represent last closing price before announcement.

     Comparable publicly traded company analysis. Blackstone analyzed the market values and trading multiples of NDCHealth and of selected publicly traded network services, information management, healthcare information technology and business process outsourcing companies that Blackstone believed were reasonably comparable to NDCHealth. There are no publicly traded comparable companies which are identical to NDCHealth due to NDCHealth's diverse operations. In selecting comparable companies for this analysis, Blackstone considered, among other factors, business mix, industry, size and performance of publicly traded comparable companies. These comparable companies consisted of:

     - WebMD

     - Global Payments

     - Jack Henry

     - TNS Inc.

     - Certegy

     - Fiserv

     - Convergys

     - ChoicePoint

     - IMS Health

     - Dun & Bradstreet

     - Equifax

     - Ventiv Health

     - Dendrite International

     - Trizetto Group

     - Cerner

     - IDX Systems

     - Affiliated Computer Services

     - Electronic Data Systems

     - Computer Science Corp.

     In examining these comparable companies, Blackstone calculated the enterprise value of each company as a multiple of its respective (a) LTM, estimated calendar year 2005 and estimated calendar year 2006 earnings before interest expense, taxes, depreciation and amortization, or EBITDA; (b) LTM, estimated calendar year 2005 and estimated calendar year 2006 earnings before interest expense, taxes, or EBIT; and (c) LTM EBITDA minus capital expenditures. Blackstone also calculated the stock price as of August 23, 2005, divided by estimated calendar year 2005 and 2006 earnings per share, or EPS. The enterprise value of a company is equal to the value of its fully-diluted common equity plus debt and the liquidation value of outstanding convertible preferred stock, if any, minus cash and the value of certain other assets, including minority interests in other entities. Except as otherwise noted herein, all historical data was derived from publicly available sources and all projected data was obtained from Wall Street research reports. Blackstone's analysis of the comparable companies yielded the following multiple ranges:

MULTIPLE DESCRIPTIONS                               NDCHEALTH     RANGE(1)     MEDIAN(1)
---------------------                               ---------   ------------   ---------
Enterprise Value /
LTM EBITDA........................................    10.0x     4.6x - 24.6x     10.8x
CY2005E EBITDA....................................     9.1x     4.5x - 20.7x     10.0x
CY 2006E EBITDA...................................     7.8x     4.0x - 16.9x      9.1x
LTM EBIT..........................................    17.8x     9.8x - 43.6x     14.5x
CY2005E EBIT......................................    16.1x     9.8x - 36.9x     13.0x
CY 2006E EBIT.....................................    14.3x     7.9x - 29.1x     11.6x
LTM EBITDA -- Capital Expenditures................    15.2x     9.2x - 43.3x     12.9x

---------------

(1) Range and median exclude NDCHealth.

     Based on the foregoing, Blackstone applied ranges of selected multiples of those financial and operating data derived from the selected comparable companies to corresponding financial data of NDCHealth in order to derive an implied enterprise value range for NDCHealth. Thereafter, Blackstone calculated a range of per share equity values by making certain adjustments, including adjustments to reflect (a) NDCHealth's pro forma net debt of $252.9 million as of May 27, 2005, which was adjusted for NDCHealth's $10.5 million bond interest payment on June 1, 2005, and $10.6 million in net proceeds from the sale of NDCHealth's German operations ("Pro Forma Net Debt"); (b) the after-tax present value of special legal expenses of $5.8 million ("Special Legal Expense"); (c) settlement of certain commercial litigation of $4.75 million ("Commercial Litigation"); and (d) the present value of the Arclight December 2006 payment, net of the present value of future tax benefits related to the amortization of the payment, of $6.2 million ("Arclight Payment"), in order to derive an implied equity reference range for NDCHealth and then dividing those amounts by the number of fully diluted shares of NDCHealth. Blackstone then compared this implied per share equity value range against the per share merger consideration. This analysis indicated the following implied per share equity reference range for NDCHealth, as compared to the per share merger consideration of $19.50:

  IMPLIED PER SHARE
EQUITY REFERENCE RANGE    PER SHARE MERGER
    FOR NDCHEALTH          CONSIDERATION
----------------------    ----------------
   $12.96 - $20.13             $19.50

     Comparable transaction analysis. Using publicly available information, Blackstone reviewed information relating to the following selected acquisitions and announced offers to acquire, which Blackstone deemed relevant to arriving at its opinion:

ACQUIRER                                                         TARGET
--------                                                         ------
Bank of America                                   National Processing
Metavante (subsidiary of Marshall & Ilsley)       NYCE
First Data                                        Concord EFS
U.S. Bancorp                                      Nova Corp.
First Data                                        Paymentech
WebMD                                             ViPS Inc.
WebMD                                             Medifax-EDI
Eastman Kodak                                     PracticeWorks Inc.
Philips Electronics                               MedQuist
Siemens AG                                        Shared Medical Systems
WebMD                                             Medical Manager
Healtheon-WebMD                                   Envoy Corporation
Quintiles Transnational Corp.                     Envoy Corporation
Eclipsys Corp.                                    Transition Systems, Inc.
McKesson                                          HBO & Co.
Affiliated Computer Services                      Superior Consultant Holdings
Proxymed                                          PlanVista
New Mountain Capital LLC                          National Medical Health Card Systems
Caremark Rx                                       Advance PCS
WebMD                                             Advanced Business Fulfillment
UnitedHealth Group                                Americhoice
Affiliated Computer Services                      AFSA Data Corp.
Welsh, Carson, Anderson & Stowe                   SHPS Holdings
VNU                                               IMS Health
Thomson Corp.                                     Information Holdings, Inc.
Thomson Corp.                                     Elite Information Group
Thomson Corp.                                     Primark Corp.
Cognizant (IMS Health)                            Walsh International

     Multiples for the selected transactions were based on publicly available financial information at the time of announcement of the relevant transaction. Blackstone compared enterprise values in the selected transactions as multiples of LTM EBITDA and EBIT. The analyses indicated the following multiples (based on median of comparable transactions):

                                                                COMPARABLE
                                                               TRANSACTION
MULTIPLE DESCRIPTION                                          MULTIPLE RANGE
--------------------                                          --------------
Enterprise Value as Multiple of:
  LTM EBITDA................................................   9.0x - 14.0x
  LTM EBIT..................................................  12.0x - 20.0x

     Blackstone believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the proposed merger because the reasons for and the circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial condition and prospects of NDCHealth and the businesses, operations and financial condition of the companies included in the comparable transaction analysis. Blackstone believed that the appropriate use of a comparable transaction analysis in this instance involves qualitative judgments concerning the differences between the characteristics of these transactions and the proposed merger.

     Based on the foregoing, Blackstone applied the above ranges of selected multiples of those financial and operating data derived from the selected transactions to corresponding financial data of NDCHealth in order to derive an implied enterprise value range for NDCHealth. Thereafter, Blackstone calculated a range of per share equity values by making certain adjustments, including adjustments to reflect NDCHealth's Pro Forma Net Debt, the Special Legal Expense, the Commercial Litigation and the Arclight Payment, in order to derive an implied equity reference range for NDCHealth and then dividing those amounts by the number of fully diluted shares of NDCHealth as set forth below:

CONSOLIDATED EQUITY VALUE PER SHARE                           LOW      HIGH    AVERAGE
-----------------------------------                          ------   ------   -------
Enterprise Value as Multiple of:
  LTM EBITDA...............................................  $15.20   $27.01   $21.24
  LTM EBIT.................................................  $ 9.60   $20.69   $15.23
  Average..................................................  $12.40   $23.85   $18.24

     This analysis indicated the following average implied per share equity reference range for NDCHealth, as compared to the per share merger consideration of $19.50:

  IMPLIED PER SHARE
EQUITY REFERENCE RANGE    PER SHARE MERGER
    FOR NDCHEALTH          CONSIDERATION
----------------------    ----------------
   $12.40 - $23.85             $19.50

     DCF analysis. Blackstone performed a DCF analysis of the projected unlevered free cash flows of NDCHealth for the fiscal years ending May 2006 through May 2010, using a valuation of NDCHealth as of the end of the fiscal year ending May 2005 and projections and assumptions provided by the management of NDCHealth. Blackstone valued EnterpriseRx and ePrescribe separately in order to reflect a higher risk premium to these development stage businesses versus the rest of NDCHealth. The DCF for NDCHealth excluding EnterpriseRx and ePrescribe was estimated using discount rates ranging from 13.0% to 17.0%, based on then current estimates related to the weighted average costs of capital of NDCHealth and risk assessment of projections, and terminal multiples of estimated EBITDA for NDCHealth's fiscal year ending May 2010 ranging from 9.0x to 11.0x. The DCFs for EnterpriseRx and ePrescribe were estimated using discount rates ranging from 35.0% to 45.0%, based on the higher risk premium reflected in these development stage businesses, and terminal multiples of estimated EBITDA for NDCHealth's fiscal year ending May 2010 ranging from 9.0x to 11.0x. Based on this analysis, Blackstone estimated an implied adjusted equity value of NDCHealth ranging from $672.0 million to $827.1 million, which was adjusted to reflect NDCHealth's Pro Forma Net Debt, the Commercial Litigation and the Arclight Payment, and then divided those amounts by the number of fully diluted shares of NDCHealth. Blackstone then compared this implied per share adjusted equity value range against the per share merger consideration. This analysis indicated the following implied per share adjusted equity reference range for NDCHealth, as compared to the per share merger consideration of $19.50.

IMPLIED PER SHARE ADJUSTED
  EQUITY REFERENCE RANGE      PER SHARE MERGER
      FOR NDCHEALTH            CONSIDERATION
--------------------------    ----------------
     $18.38 - $22.41               $19.50

     Leveraged buyout analysis. Blackstone derived an estimated per share implied equity valuation range for NDCHealth utilizing a leveraged buyout analysis to show what a financial buyer might be able to pay for NDCHealth. In performing this analysis, Blackstone analyzed the cash flows related to NDCHealth's operations for the fiscal years ended May 2006 through May 2010, assumed the financial buyer transaction would close at the end of the fiscal year ending May 2005 and used operating assumptions based on NDCHealth management estimates. Blackstone also assumed (i) the financial buyer would refinance NDCHealth's Pro Forma Net Debt at closing, (ii) NDCHealth's total pro forma debt at closing would be $450 million, consisting of $225 million of bank debt at a weighted average interest rate of 7% and $225 million of senior subordinated notes at an interest rate of 12%, (iii) 5% of the equity of NDCHealth would be granted to members of NDCHealth's management as options and
(iv) the use of cash at closing for the Commercial Litigation and the Arclight Payment.

     This analysis assumed (i) a five year holding period; (ii) a target internal rate of return ("IRR") of 25% - 30% due to the inherent risk in the management projections consistent with feedback Blackstone received during the discussions with certain interested financial buyers; and (iii) a range of exit multiples of projected fiscal year 2010 EBITDA of 9.0x - 12.0x. This analysis indicated the following implied per share equity reference range for NDCHealth, as compared to the per share merger consideration of $19.50.

  IMPLIED PER SHARE
EQUITY REFERENCE RANGE    PER SHARE MERGER
    FOR NDCHEALTH          CONSIDERATION
----------------------    ----------------
   $15.00 - $18.00             $19.50

     DCF on Per-Se standalone. In addition, Blackstone performed a DCF analysis of the projected unlevered free cash flows of Per-Se for the fiscal years ending December 31, 2006 through December 31, 2010, using a valuation of Per-Se as of December 31, 2005 and assumptions based on estimates provided by NDCHealth management with general guidance from Per-Se management, including, without limitation, (i) continued acceleration of physician revenue growth and operating margin expansion and (ii) stable growth and margins at the hospital segment. Blackstone also assumed (i) Per-Se's net debt would be approximately $55.9 million estimated as of December 31, 2005, (ii) the outstanding shares of Per-Se are fully diluted for the effect of stock options and convertible debt and (iii) a tax rate of 7.5% as earnings are partially shielded by net operating losses. The DCF for Per-Se was estimated using discount rates ranging from 13.0% to 17.0%, based on then current estimates related to the weighted average costs of capital of Per-Se and risk assessment of projections, and terminal multiples of estimated EBITDA for Per-Se's fiscal year ending December 31, 2010 ranging from 9.0x to 11.0x. Based on this analysis, Blackstone estimated an implied equity value of Per-Se ranging from $580.5 million to $683.3 million. This analysis indicated an implied per share equity reference range for Per-Se of $17.87 to $20.27 per share.

     Pro forma financial impact. Using projections provided by the management of NDCHealth, Blackstone compared the projected earnings per share, or EPS, of NDCHealth for calendar year 2005 and 2006 on a stand-alone basis to the projected pro forma EPS for 2005 and 2006 of the combined company after the merger. This analysis is based on the following transaction assumptions:

          a. Stock purchase of NDCHealth (for income tax purposes);

          b. Per-Se to pay NDCHealth stockholders $13.00 per share in cash and $6.50 per share of uncollared, fixed value stock, with shares to be issued to NDCHealth stockholders based on a Per-Se stock price of $20.18;

          c. Synergy assumptions based on guidance from Per-Se management;

          d. $30 million prepayment penalty on bonds;

          e. $30 million in transaction expenses;

          f. NDCHealth's Pro Forma Net Debt refinanced;

          g. Use of cash to fund Commercial Litigation;

          h. Per-Se funding sources of: (1) $225.4 million new bank debt at a weighted average interest rate of 7%; (2) new subordinated debt of $150.0 million at a 9% interest rate; (3) $238.1 million Per-Se stock issued to NDCHealth stockholders at $20.18 per share; (4) existing Per-Se cash of $49.7 million; and (5) $360 million of net after-tax proceeds from the sale of the information management business; and

          i. Deal conditioned upon successful sale of the information management business and acceptable negotiation of intercompany agreements.

     Based on the foregoing assumptions, the merger would have the following effects:

                                                                ACCRETION/
                                                              (DILUTION)(1)
                                                              --------------
2005E.......................................................       4.2%
2006E.......................................................       1.4%

---------------

(1) Assumes no impact from purchase accounting based on Per-Se management's guidance and a tax rate of 7.5% for stand-alone and pro forma EPS figures.

     Pro forma combined DCF analysis. Blackstone also performed a DCF analysis of the projected pro forma combined unlevered free cash flows of the combined company, pro forma to reflect the sale of the information management business, for the fiscal years ending December 31, 2006 through December 31, 2010, using projections and assumptions provided by the management of NDCHealth based on the guidance of NDCHealth and Per-Se management, including cost savings, tax benefits and other potential synergies as estimated by Per-Se management. In performing this analysis, Blackstone made the same assumptions described above. For purposes of the pro forma DCF, Blackstone calendarized NDCHealth's management's fiscal year projections. The DCFs for the combined company, excluding NDCHealth's EnterpriseRx and ePrescribe, were estimated using discount rates ranging from 13.0% to 17.0%, based on then current estimates related to the weighted average costs of capital of the combined company and risk assessment of the projections, and terminal multiples of estimated EBITDA for the combined company's fiscal year ending December 31, 2010, ranging from 9.0x to 11.0x. The DCFs for EnterpriseRx and ePrescribe were estimated using discount rates ranging from 35.0% to 45.0%, based on the higher risk premium reflected in these development stage businesses, and terminal multiples of estimated EBITDA for the combined company's fiscal year ending December 31, 2010 ranging from 9.0x to 11.0x. Based on this analysis, Blackstone estimated an implied equity value per share of common stock of the combined company ranging from $19.78 to $23.86 compared to the implied equity value per share of Per-Se common stock from the Per-Se standalone DCF analysis ranging from $17.87 to $20.27.

  Fee Arrangements

     Blackstone has acted as financial advisor to NDCHealth with respect to the merger and will receive a fee of approximately $8.5 million based on the transaction value of the sale of NDCHealth and the transaction value of the sale of the information management business from NDCHealth for its services, which is contingent upon the consummation of the transactions. Blackstone received a retainer of $100,000 upon execution of its engagement letter with NDCHealth on March 30, 2005, and earned a $1 million fee upon delivery of its opinion on August 26, 2005, both of which will be credited against the fee. The opinion fee was not contingent on the conclusions reached in the opinion. In addition, NDCHealth has agreed to reimburse Blackstone for its out-of-pocket expenses and to indemnify Blackstone for certain liabilities arising out of the performance of such services (including, the rendering of Blackstone's opinion). Prior to the sale assignment engagement, Blackstone received $500,000 in conjunction with its strategic review engagement with NDCHealth per the engagement letter with NDCHealth dated February 25, 2005.

     Blackstone has, in connection with the strategic review process, provided financial advisory services to NDCHealth and/or its affiliates and may continue to do so, and has received, and may continue to receive, fees for the rendering of such services.

  OPINION OF GOLDMAN, SACHS & CO.

     Goldman Sachs delivered an oral opinion to NDCHealth's board of directors, subsequently confirmed in writing, to the effect that, as of August 26, 2005, and based upon and subject to the factors and assumptions set forth in the opinion, the per share merger consideration to be received by holders of NDCHealth common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED AUGUST 26, 2005, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX D. GOLDMAN SACHS PROVIDED ITS OPINION FOR THE INFORMATION AND ASSISTANCE OF NDCHEALTH'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND RELATED INFORMATION RESTRUCTURING. GOLDMAN SACHS' OPINION IS NOT A RECOMMENDATION AS TO HOW ANY HOLDER OF NDCHEALTH COMMON STOCK SHOULD VOTE WITH RESPECT TO THE MERGER.

     In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the stock purchase agreement and related information management sale agreements;

     - annual reports to stockholders and Annual Reports on Form 10-K of NDCHealth and Per-Se for the five fiscal years ended May 27, 2005, and December 31, 2004, respectively;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of NDCHealth and Per-Se;

     - certain other communications from NDCHealth and Per-Se to their respective stockholders;

     - certain internal financial analyses and forecasts for Per-Se prepared by the management of Per-Se; and

     - certain internal financial analyses and forecasts for NDCHealth, Information Services and Per-Se prepared by the management of NDCHealth, including certain cost savings and operating synergies projected by the management of NDCHealth to result from the merger and related information restructuring.

     Goldman Sachs held discussions with members of the senior management of NDCHealth and Per-Se regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and related information restructuring and the past and current business operations, financial condition and future prospects of NDCHealth and Per-Se, respectively.

     In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for the shares of NDCHealth common stock and the shares of Per-Se common stock;

     - compared certain financial and stock market information for NDCHealth and Per-Se with similar information for certain other companies the securities of which are publicly traded;

     - reviewed the financial terms of certain recent business combinations in the healthcare information technology industry specifically and in other industries generally; and

     - performed such other studies and analyses, and considered such other factors, as Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. As instructed by the board of directors of NDCHealth, for purposes of its opinion, Goldman Sachs evaluated certain sensitivities to NDCHealth's forecasts to reflect the views of the board of directors of NDCHealth of the risks and uncertainties of NDCHealth achieving its forecasts. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of NDCHealth or Per-Se or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger and related information sale will be obtained without, and all outstanding actions, proceedings and investigations will not have, any adverse effect on NDCHealth or Per-Se or the expected benefits of the merger and related information sale in any way meaningful to Goldman Sachs' analysis. Goldman Sachs also assumed that the information sale would be consummated in accordance with the terms of the stock purchase agreement.

     The following is a summary of the material financial analyses presented by Goldman Sachs on August 26, 2005, to NDCHealth's board of directors in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 26, 2005, and is not necessarily indicative of current market conditions.

  Transaction Premium Analysis

     Goldman Sachs calculated the premium implied by the per share merger consideration over the market price at various dates for each share of NDCHealth common stock. In these calculations, Goldman Sachs utilized a transaction price of $19.50 per share, which is the amount in cash, or a combination of cash and Per-Se common stock having, in the aggregate, an implied value of $19.50, to be received by holders of NDCHealth common stock for each share of NDCHealth common stock. Goldman Sachs compared the $19.50 implied per share merger consideration with the following trading prices for NDCHealth common stock:

     - the closing price of $18.22 on August 25, 2005;

     - the closing price of $15.68 six months prior to August 25, 2005; and

     - the closing price of $13.77 one year prior to August 25, 2005.

     The results of Goldman Sachs' calculations are reflected below:

                                                               IMPLIED PREMIUM BASED ON
                                                                  $19.50 IMPLIED PER
NDCHEALTH STOCK PRICE ON:                                     SHARE MERGER CONSIDERATION
-------------------------                                     --------------------------
August 25, 2005.............................................             7.0%
Six months prior............................................            24.4%
Twelve months prior.........................................            41.6%

  Implied Transaction Multiples

     In performing an implied transaction multiples analysis, Goldman Sachs first derived the implied equity value of NDCHealth based on the implied per share merger consideration of $19.50 and a number of fully diluted shares of NDCHealth common stock provided by NDCHealth's management and equal to approximately 36.2 million shares outstanding and options covering approximately
4.1 million underlying shares with a weighted average strike price of $20.03. The enterprise value of NDCHealth was derived by adding to the implied equity value NDCHealth's net debt of $245.5 million, as estimated by NDCHealth management. Net debt means total debt less cash and cash equivalents.

     Goldman Sachs also calculated the NDCHealth enterprise value based on the implied per share merger consideration of $19.50 as a multiple of the following historical and estimated financial results for NDCHealth:

     - fiscal years 2004 and 2005 net sales based on publicly available information;

     - NDCHealth management's estimates of net sales for fiscal years 2006 and 2007, excluding restructuring and other charges;

     - fiscal years 2004 and 2005 earnings before interest, taxes, depreciation and amortization, or EBITDA, based on publicly available information;

     - NDCHealth management's estimates of EBITDA for fiscal years 2006 and 2007, excluding restructuring and other charges;

     - fiscal years 2004 and 2005 earnings before interest and taxation, or EBIT, based on publicly available information;

     - NDCHealth management's estimates of EBIT for fiscal years 2006 and 2007, excluding restructuring and other charges;

     - fiscal years 2004 and 2005 ratio of price to earnings, or P/E, based on publicly available information; and

     - NDCHealth management's estimates of P/E for fiscal years 2006 and 2007, excluding restructuring and other charges.

     The results of these analyses are as follows:

                                                              IMPLIED MERGER
                                                              CONSIDERATION
ENTERPRISE VALUE AS A MULTIPLE OF:                              PER SHARE:
----------------------------------                            --------------
FY2004 net sales............................................       2.4x
FY2005 net sales............................................       2.5x
FY2006 estimated net sales..................................       2.3x
FY2007 estimated net sales..................................       2.2x
FY2004 EBITDA...............................................       8.7x
FY2005 EBITDA...............................................      10.8x
FY2006 estimated EBITDA.....................................       8.9x
FY2007 estimated EBITDA.....................................       7.6x
FY2004 EBIT.................................................      12.9x
FY2005 EBIT.................................................      19.7x
FY2006 estimated EBIT.......................................      16.7x
FY2007 estimated EBIT.......................................      13.3x
FY2004 P/E..................................................      25.2x
FY2005 P/E..................................................      47.1x
FY2006 estimated P/E........................................      40.2x
FY2007 estimated P/E........................................      25.0x

  Selected Transactions Analysis

     Goldman Sachs analyzed certain publicly available information relating to selected business combination transactions involving companies in the healthcare information technology industry announced between May 2000 and July 2005. These transactions (listed by acquirer/target and month and year of announcement) included:

     - VNU N.V./IMS Health Incorporated (July 2005);

     - Affiliated Computer Services, Inc./Superior Consultant Holdings Corporation (December 2004);

     - Agfa-Gevaert Group/GWI AG (November 2004);

     - Cerner Corporation/VitalWorks (a division of AMICAS, Inc.) (November
       2004);

     - Agfa-Gevaert Group/Symphonie On Line (October 2004);

     - WebMD Corporation/ViPS, Inc. (July 2004);

     - The Thomson Corporation/Information Holdings Inc. (June 2004);

     - ProxyMed, Inc./PlanVista Corporation (December 2003);

     - WebMD Corporation/Medifax-EDI, Inc. (October 2003);

     - iSOFT Group plc/Torex Group plc (July 2003);

     - WebMD Corporation/Advanced Business Fulfillment, Inc. (June 2003);

     - Dendrite International, Inc./Synavant Inc. (April 2003);

     - Koninklijke Philips Electronics N.V./Medquist Incorporated (May 2000);
       and

     - Siemens AG/Shared Medical Systems Corp. (May 2000).

     For each of the selected transactions, Goldman Sachs derived the levered consideration of the target company, based upon publicly available information. Levered consideration is defined as the implied equity value of the target company plus the target's net debt plus the book value of the target's preferred stock. Goldman Sachs then calculated each target's levered consideration as a multiple of sales, EBITDA and EBIT, in each case for the last twelve months, or LTM, period ended immediately prior to the announcement of the transaction (to the extent that information was publicly available), and compared the mean and median sales, EBITDA and EBIT multiples calculated for the relevant selected transactions with similar sales, EBITDA and EBIT multiples calculated for the proposed merger. For purposes of this analysis, Goldman Sachs derived the implied levered consideration for NDCHealth based on:

     - the implied per share merger consideration of $19.50;

     - a number of fully diluted shares of NDCHealth common stock provided by NDCHealth's management and equal to approximately 36.2 million shares outstanding and options covering approximately 4.1 million underlying shares with a weighted average strike price of $20.03; and

     - net debt of NDCHealth equal to approximately $245.5 million as estimated by NDCHealth management.

     The following table shows the results of this comparison:

                                                                 SELECTED
                                                               TRANSACTIONS
                                                              --------------   PROPOSED
LEVERED CONSIDERATION AS A MULTIPLE OF:                       MEAN    MEDIAN    MERGER
---------------------------------------                       -----   ------   --------
LTM Sales...................................................    2.8x    2.5x     2.5x
LTM EBITDA..................................................   13.4x   13.5x    10.8x
LTM EBIT....................................................   20.4x   16.9x    19.7x

  Selected Companies Analysis

     Goldman Sachs reviewed selected publicly available financial information, ratios and multiples for NDCHealth and compared that data to corresponding data for the following selected companies in the healthcare information technology industry:

     - AMICAS, Inc.;

     - Cerner Corporation;

     - Dendrite International, Inc.;

     - Eclipsys Corporation;

     - First Consulting Group, Inc.;

     - IDX Systems Corporation;

     - IMS Health Incorporated;

     - iSOFT Group plc;

     - McKesson Corporation;

     - Misys plc;

     - Per-Se;

     - ProxyMed, Inc.;

     - TriZetto Group, Inc.; and

     - WebMD Corporation.

     Although none of the selected companies are directly comparable to NDCHealth, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of NDCHealth.

     The equity market capitalizations for NDCHealth and the selected companies utilized by Goldman Sachs were calculated by multiplying each company's closing stock price as of August 25, 2005 by the number of that company's fully diluted shares outstanding. Each company's levered market capitalization was calculated by adding to its equity market capitalization as of August 25, 2005 the amount of its net debt as of the end of its most recently completed fiscal quarter. Historical financial results utilized by Goldman Sachs for purposes of this analysis were based upon information contained in the applicable company's latest publicly available financial statements as of August 25, 2005. Estimates of future results used by Goldman Sachs in this analysis were based on consensus estimates provided by Institutional Brokers Estimate System, or referred to as IBES (a data service that compiles estimates issued by securities research analysts) and calendarized for those companies whose fiscal years do not end in December. Goldman Sachs' analysis of the selected companies compared the following to the results for NDCHealth:

     - the August 25, 2005 closing stock price as a percentage of the 52-week high stock price;

     - the levered market capitalization as a multiple of LTM EBITDA;

     - estimated P/E for calendar year 2006; and

     - estimated P/E for calendar year 2006 as a multiple of the estimated growth rate.

     The following table compares the relevant multiples and percentages referred to above calculated for the selected companies and NDCHealth:

                                                  SELECTED COMPANIES
                                                (INCLUDING NDCHEALTH)
                                                ----------------------        NDCHEALTH
                                                HIGH     LOW    MEDIAN    (AUGUST 25, 2005)
                                                -----   -----   ------   --------------------
August 25, 2005 Stock Price as % of 52-Week
  Closing High................................    100%     51%   93.3%             95%
Levered Market Capitalization to LTM EBITDA...   50.8x    7.6x   13.3x           10.3x
2006 P/E......................................   37.6x   13.3x   19.1x           28.3x
2006 P/E to Growth............................    2.6x    0.8x    1.3x            2.6x

  Analysis of Present Value of Hypothetical Future Stock Prices

     NDCHEALTH COMMON STOCK

     Goldman Sachs calculated illustrative implied present values of a share of common stock of NDCHealth based on hypothetical future share prices for NDCHealth common stock derived using NDCHealth management's estimates of NDCHealth's EPS for calendar years 2006, 2007 and 2008. For purposes of this analysis, Goldman Sachs calculated the hypothetical future share prices for NDCHealth common stock by multiplying the estimates of calendar years 2006, 2007 and 2008 EPS for NDCHealth by hypothetical P/E ratios ranging from 15.0x to 25.0x. Using discount rates for 2007 and 2008 ranging from 12.5% to 17.5%, Goldman Sachs derived illustrative implied present values for a share of NDCHealth common stock ranging from $9.74 to $16.23 based on calendar year 2006 estimated EPS, $13.85 to $24.11 based on calendar year 2007 estimated EPS and $16.51 to $30.02 based on calendar year 2008 estimated EPS.

     COMBINED COMPANY COMMON STOCK

     Goldman Sachs also calculated illustrative implied present values of a share of common stock of the combined company based on hypothetical future share prices for the common stock of the combined company, derived using NDCHealth management's estimates of NDCHealth's and Per-Se's respective EPS for calendar years 2006, 2007 and 2008, and assuming scenarios that include and exclude synergies. For purposes of this analysis, Goldman Sachs calculated the hypothetical future share prices for the common stock of the combined company in each scenario by multiplying the estimates of calendar years 2006, 2007 and 2008 EPS for the combined company by hypothetical forward P/E ratios ranging from 15.0x to 25.0x. Using discount rates for 2007 and 2008 ranging from 12.5% to 17.5%, Goldman Sachs derived illustrative implied present values for a share of the common stock of the combined company excluding synergies, ranging from $13.44 to $22.41 based on calendar year 2006 estimated EPS, $18.33 to $31.91 based on calendar year 2007 estimated EPS and $21.82 to $39.67 based on calendar year 2008 estimated EPS. For the combined company including synergies, using discount rates for 2007 and 2008 ranging from 12.5% to 17.5%, Goldman Sachs derived illustrative implied present values for a share of the common stock of the combined company ranging from $17.19 to $28.65 based on calendar year 2006 estimated EPS, $24.71 to $43.01 based on calendar year 2007 estimated EPS and $27.41 to $49.84 based on calendar year 2008 estimated EPS.

  Stand-Alone Discounted Cash Flow Analyses

     Goldman Sachs performed illustrative discounted cash flow analyses to determine ranges of illustrative implied equity values per share of NDCHealth common stock utilizing NDCHealth management's forecasts and publicly available information. Goldman Sachs valued the EnterpriseRx and ePrescribing businesses of NDCHealth separately in order to reflect a higher risk premium to these development-stage businesses versus the rest of NDCHealth. Goldman Sachs also conducted, as instructed by the board of directors of NDCHealth, a sensitivity analysis to reflect the views of the board as to the risks and uncertainties of NDCHealth achieving the projected cash flows.

     In performing the illustrative discounted cash flow analysis based on NDCHealth management's forecasts, Goldman Sachs applied discount rates ranging from 12.0% to 14.0% to the projected cash flows from fiscal year ended May 2006 through fiscal year ended May 2010 of NDCHealth other than the EnterpriseRx and ePrescribing businesses, or the NDCHealth Core Business, and discount rates ranging from 35.0% to 45.0% to the projected cash flows from fiscal year ended May 2006 through fiscal year ended May 2010 of NDCHealth's EnterpriseRx and ePrescribing businesses. Goldman Sachs also applied terminal EBITDA multiples ranging from 7.0x to 11.0x for the NDCHealth Core Business and 10.0x to 14.0x for NDCHealth's EnterpriseRx and ePrescribing businesses. For purposes of this analysis, Goldman Sachs utilized outstanding share and option information for NDCHealth as provided by NDCHealth management. Based on the foregoing, Goldman Sachs derived illustrative implied equity value indications ranging from $16.50 to $29.35 per share with respect to NDCHealth common stock.

     Goldman Sachs also performed an illustrative discounted cash flow sensitivity analysis with respect to NDCHealth using a discount rate of 13% and a terminal EBITDA multiple of 9x, except that the projected cash flows of the NDCHealth Core Business were multiplied by percentages ranging from 100% to 60% and NDCHealth's EnterpriseRx and ePrescribing businesses were multiplied by percentages ranging from 100% to 20%. Based on the foregoing, Goldman Sachs derived illustrative implied equity value indications ranging from $10.23 to $27.08 per share with respect to NDCHealth common stock.

  Combined Company Discounted Cash Flow Analysis

     Goldman Sachs performed an illustrative discounted cash flow analysis to determine ranges of illustrative implied equity values per share of the combined company's common stock utilizing NDCHealth management's forecasts for NDCHealth and Per-Se. In performing the illustrative discounted cash flow analysis with respect to the combined company (excluding the information management business) based on NDCHealth management's forecasts, Goldman Sachs applied discount rates ranging from 12.0% to 14.0% to the projected cash flows from calendar year 2006 through calendar year 2010 of the combined company other than NDCHealth's EnterpriseRx and ePrescribing businesses and discount rates ranging from 35.0% to 45.0% to the projected cash flows from calendar year 2006 through calendar year 2010 of NDCHealth's EnterpriseRx and ePrescribing businesses. Goldman Sachs also applied terminal EBITDA multiples ranging from 7.0x to 11.0x for the combined company other than NDCHealth's EnterpriseRx and ePrescribing businesses and 10.0x to 14.0x for NDCHealth's EnterpriseRx and ePrescribing businesses. For purposes of this analysis, Goldman Sachs utilized outstanding share and option information for NDCHealth and Per-Se, as provided by each company's respective management, and synergies projected to result from the merger, as provided by NDCHealth's management. Based on the foregoing, Goldman Sachs derived illustrative implied equity value indications ranging from $19.18 to $33.64 per share of the common stock of the combined company.

  Leveraged Buyout Analysis

     Goldman Sachs performed an illustrative analysis of the implied internal rates of return that could theoretically be realized by an acquirer of NDCHealth, if NDCHealth were acquired in a leveraged buyout at hypothetical prices per share of NDCHealth common stock ranging from $17.00 to $20.00 and resold by the acquirer five years later based on multiples of NDCHealth management's estimated EBITDA for the fiscal year ending in May 2010 ranging from 7.0x to 11.0x. For purposes of this analysis, Goldman Sachs utilized outstanding share and option information for NDCHealth as provided by NDCHealth's management. In performing this analysis, Goldman Sachs also assumed that equity investors in a leveraged buyout of NDCHealth would incur financing fees of $10.5 million in connection with an acquisition of NDCHealth and that aggregate borrowings equal to 5.5x of NDCHealth's fiscal year 2005 EBITDA would be outstanding. Based on the foregoing assumptions, Goldman Sachs derived illustrative implied internal rates of return ranging from 20.8% to 34.0% at a $17.00 per share purchase price, 18.8% to 31.9% at an $18.00 per share purchase price, 17.1% to 29.9% at a $19.00 per share purchase price, 16.3% to 29.0% at a $19.50 per share purchase price and 15.5% to 28.1% at a $20.00 per share purchase price.

  Pro Forma EPS Analysis

     Goldman Sachs performed an illustrative pro forma EPS analysis of the financial impact of the merger on Per-Se, using estimates for NDCHealth, estimates for Per-Se and synergies projected to result from the merger, prepared by the management of NDCHealth. In preparing these analyses, Goldman Sachs assumed that the implied per share merger consideration to be paid by Per-Se to holders of NDCHealth common stock will consist of $13.00 in cash and Per-Se common stock having a value of $6.50 per share based on prices per share of Per-Se common stock ranging from $16.00 to $24.00.

     Based on the foregoing and without giving effect to projected synergies, the merger would be dilutive to Per-Se's EPS in 2006, less dilutive to Per-Se's EPS in 2007 (and accretive to Per-Se's EPS in a scenario of a price per share of Per-Se common stock of $24.00) and accretive to Per-Se's EPS in 2008. Based on the foregoing and giving effect to the synergies projected by NDCHealth's management to result from the merger, the merger would be dilutive to Per-Se's EPS in 2006, significantly accretive to Per-Se's EPS in 2007 and more accretive in 2008.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Per-Se or NDCHealth or the merger.

     Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to NDCHealth's board of directors as to the fairness from a financial point of view to NDCHealth of the $19.50 implied per share merger consideration to be received by holders of NDCHealth common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of NDCHealth, Per-Se, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     The $19.50 implied per share merger consideration was determined through arms-length negotiations between NDCHealth and Per-Se and was approved by NDCHealth's board of directors. Goldman Sachs provided advice to NDCHealth during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to NDCHealth or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

     As described above, Goldman Sachs' opinion to NDCHealth's board of directors was one of many factors taken into consideration by NDCHealth's board of directors in making its decision to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with its fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

     Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to NDCHealth in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. In addition,

Goldman Sachs has provided investment banking services to NDCHealth from time to time, including providing ongoing advisory services to NDCHealth as well as having acted as:

     - its financial advisor with respect to its acquisition of Arclight Systems LLC in May 2002;

     - co-placement agent with respect to the offering of the $200 million aggregate principal amount of senior subordinated notes of NDCHealth in November 2002;

     - its financial advisor with respect to the sale of its UK operations in October 2004; and

     - its financial advisor in connection with the sale of its German operations in June 2005.

     Goldman Sachs also has provided investment banking services to Wolters Kluwer from time to time, including having acted as its financial advisor with respect to its divestiture of Kluwer Academic Publishers in January 2003. Goldman Sachs also may provide investment banking and other services to NDCHealth, Per-Se and Wolters Kluwer in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive, compensation.

     Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to NDCHealth, Per-Se, Wolters Kluwer and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of NDCHealth, Per-Se and Wolters Kluwer for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

     NDCHealth's board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated April 12, 2005, NDCHealth engaged Goldman Sachs to act as its financial advisor in connection with a possible significant strategic transaction. Pursuant to the terms of this letter agreement, Goldman Sachs will receive a transaction fee of $4.808 million, all of which is contingent upon consummation of the merger and related information sale. NDCHealth has also agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs against various liabilities, including various liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     In considering the recommendation of the NDCHealth board of directors, NDCHealth stockholders should be aware of the benefits available to certain of the executive officers and directors of NDCHealth in connection with the proposed transaction. Certain of these individuals have interests in the proposed transaction that may be different from, or in addition to, the interests of the stockholders generally.

  EMPLOYMENT AGREEMENT WITH WALTER M. HOFF

     NDCHealth has entered into an employment agreement with Walter M. Hoff, the Chairman and Chief Executive Officer of NDCHealth, effective as of December 1, 1999. The employment agreement provides certain benefits to Mr. Hoff upon a termination of employment in connection with a "change in control" of NDCHealth that occurs within thirty-six months of the effective date of the change in control. The consummation of the proposed transaction will constitute a "change in control" for purposes of Mr. Hoff's employment agreement. Upon Mr. Hoff's termination of employment without "cause" or by him for "good reason" (as such terms are defined in the employment agreement) within thirty-six months following the effective time of the proposed transaction, Mr. Hoff would be entitled to the following benefits:

     - earned but unpaid base salary and any accrued vacation pay;

     - continued monthly payments of base salary for two years following the change in control;

     - benefits equal to those provided under NDCHealth welfare benefit plans for two years following the change in control;

     - an amount equal to 100% of the highest annual bonus that he would be eligible to receive during the year in which the change in control occurs;

     - full vesting of all grants of restricted stock;

     - full vesting and immediate exercisability of any outstanding stock options under NDCHealth's equity compensation plans (to remain exercisable through the earlier of the original expiration date or twenty-seven months after the change in control);

     - any other amounts or benefits required to be paid or provided or to which Mr. Hoff is entitled to receive under any plan, program, policy or practice or contract or agreement of NDCHealth; and

     - Mr. Hoff's employment agreement also provides that he will be entitled to a tax gross-up payment from the Company to cover certain excise tax liability he may incur as a result of the above payments and benefits that are contingent on a change in control. Such gross-up payment, however, will be made only if the after-tax benefit to Mr. Hoff of such tax gross-up is at least $50,000. If not, the payments and/or benefits would be reduced to an amount that would not trigger the excise tax.

     Following the change in control, if Mr. Hoff's employment agreement is terminated (i) due to his death, disability, or retirement, (ii) by NDCHealth for "cause" or (iii) by Mr. Hoff for reasons other than "good reason," Mr. Hoff would be entitled to the following benefits:

     - earned but unpaid base salary and any accrued vacation pay; and

     - any other amounts or benefits required to be paid or provided or which Mr. Hoff is entitled to receive under any plan, program, policy or practice or contract or agreement of NDCHealth.

  OTHER EXECUTIVE EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     NDCHealth has also entered into employment agreements with Randolph L.M. Hutto, Executive Vice President, Business Development, General Counsel and Secretary, effective as of November 20, 2000; Lee Adrean, Executive Vice President, Finance and Planning, and Chief Financial Officer, effective as of May 11, 2004; Mr. Robert Kruger, Executive Vice President and Chief Technology Officer, effective as of January 24, 2005; and Charlene Crusoe-Ingram, Executive Vice President, Human Resources, effective as of October 5, 2004. In addition, NDCHealth has entered into a change in control agreement with James W. FitzGibbons, Vice President, Finance and Chief Accounting Officer, effective as of May 6, 2005.

     Mr. Hutto's employment agreement provides for the same benefits as Mr. Hoff's employment agreement upon a change in control of NDCHealth.

     Mr. Adrean, Mr. Kruger and Ms. Crusoe-Ingram's employment agreements provide for the same benefits as Mr. Hoff's employment agreement upon a change in control, except that a lump sum payment equal to twenty-four times the monthly base salary will be paid within thirty days of the date of termination following a change in control, instead of continued monthly payments of their base salary for twenty-four months, and NDCHealth will pay for COBRA continuation coverage, if he or she timely elects such coverage, for eighteen months following the date of termination instead of providing benefits equal to those provided under the NDCHealth welfare benefit plans for two years.

     Mr. FitzGibbons' change of control agreement provides for the same benefits that Mr. Adrean and Ms. Crusoe-Ingram will receive upon a change in control of NDCHealth, except that Mr. FitzGibbons is not eligible to receive an annual bonus and is only entitled to continued monthly payments of his base salary and payments for COBRA coverage continuation for the shorter of eighteen months following the termination date or until he accepts employment with a subsequent employer, but in no event less than twelve months. In addition, under Mr. FitzGibbons agreement, NDCHealth must provide these benefits only if his termination of employment occurs within one year following a change in control.

  STOCK OPTIONS

     NDCHealth's executive officers and directors have received periodic grants of options to acquire shares of NDCHealth common stock under certain of NDCHealth's existing incentive plans. These stock options generally become vested over time, subject to the continued employment of the executive, and have terms of not more than ten years. Pursuant to the merger agreement, each outstanding NDCHealth stock option, whether or not vested at the effective time of the proposed transaction, will be cancelled in exchange for the right to receive the per share merger consideration as if each share subject to such stock option was a share of NDCHealth common stock, after taking into account a deduction for the exercise price of the stock option. Accordingly, directors and executive officers with unvested "in the money" options may receive a benefit, in addition to that available to NDCHealth stockholders generally, by virtue of the acceleration of the unvested portion of such options.

  RESTRICTED STOCK AWARDS AND STOCK UNITS

     Certain of NDCHealth's executive officers and directors have received periodic grants of restricted stock awards and grants of rights to receive shares of NDCHealth common stock in the future. Pursuant to the merger agreement, all such equity awards shall become immediately vested at the effective time of the merger. Each of these restricted stock awards and rights to receive NDCHealth common stock will entitle the holder to receive the per share merger consideration with respect to such shares. Accordingly, directors and executive officers with unvested restricted stock awards or rights to receive NDCHealth common stock may receive a benefit, in addition to that available to NDCHealth stockholders generally, by virtue of the acceleration of the unvested portion of such awards.

  NON-EMPLOYEE DIRECTORS COMPENSATION

     NDCHealth has established a compensation plan for its non-employee directors. Under the terms of the merger agreement, restricted stock units granted to non-employee directors will vest upon the consummation of the merger and the holder of the resultant shares of NDCHealth common stock will be entitled to the per share merger consideration for those shares.

     In addition, NDCHealth has established a retirement plan for its non-employee directors initially elected to the Board of Directors prior to January 1, 1995. Pursuant to the terms of the retirement plan, in the event of a qualified non-employee director's service as a director upon a change in control transaction, he or she will be entitled to a yearly payment of 100% of the annual director's fees, not to exceed $60,000, payable in any combination of cash compensation and common stock of NDCHealth. For qualified non-employee directors with less than fifteen years of board service, these retirement payments will continue for not more than ten years. For non-employee directors with fifteen or more years of board service, these retirement payments will continue for not more than fifteen years. There are currently three former directors receiving benefits under the plan and, as of September 1, 2005, only one current director, Mr. Williams, is eligible for retirement benefits under the plan, which will equal 100% of annual fees for fifteen years.

  INDEMNIFICATION AND INSURANCE

     For a period of six years after the effective time of the merger, NDCHealth will indemnify the former directors, employees and agents of NDCHealth against all liabilities arising out of their service to NDCHealth to the fullest extent permitted by the bylaws of NDCHealth as in effect on the date the merger agreement was signed. Per-Se also has agreed to obtain prepaid directors' and officers' liability insurance coverage for matters occurring prior to the effective time of the merger for six years from the effective time, substantially equivalent to levels of coverage currently in effect under NDCHealth's existing directors' and officers' liability insurance.

  SUMMARY OF POTENTIAL PAYMENTS TO NDCHEALTH'S EXECUTIVE OFFICERS AND DIRECTORS

                                                     VESTED
                                       POTENTIAL     STOCK     ACCELERATED    ACCELERATED    ACCELERATED
                                       SEVERANCE     OPTION    STOCK OPTION     DEFERRED     RESTRICTED
EXECUTIVE OFFICERS                      PAYMENT     PAYMENT      PAYMENT      COMPENSATION      STOCK
------------------                     ----------   --------   ------------   ------------   -----------
Lee Adrean...........................  $1,000,000   $ 99,000     $297,000             --     $1,300,007
  Executive Vice President, Finance
  and Planning, and Chief Financial
  Officer
Charlene Crusoe-Ingram...............  $  780,000   $ 47,875     $143,625             --             --
  Executive Vice President, Human
  Resources
James W. FitzGibbons.................  $  281,240   $ 13,200     $ 39,600             --     $  156,000
  Vice President, Finance and Chief
  Accounting Officer
Walter M. Hoff.......................  $1,400,000   $855,647           --             --     $1,344,291
  Chairman, Chief Executive Officer
  and Director
Randolph L.M. Hutto..................  $  824,000         --           --             --     $  229,086
  Executive Vice President, Business
  Development, General Counsel and
  Corporate Secretary
Robert G. Kruger.....................  $  830,000         --     $192,000             --     $  195,000
  Executive Vice President and
  Chief Technology Officer
OUTSIDE DIRECTORS
J. Veronica Biggins..................          --   $ 79,294     $ 10,252             --     $    6,396
Terri A. Dial........................          --   $  8,384     $ 10,252       $ 82,622     $    6,396
Laurie H. Glimcher, M.D. ............          --         --           --             --     $    4,212
Jeffrey P. Koplan, M.D. .............          --   $  8,384     $ 10,252             --     $    6,396
Kurt M. Landgraf.....................          --   $  8,384     $ 10,252       $140,459     $    6,396
James F. McDonald....................          --   $  8,384     $ 10,252             --     $    6,396
Steven J. Shulman....................          --         --           --             --     $    4,212
Neil Williams........................          --   $ 79,294     $ 10,252       $ 98,456     $    6,396

     The board of directors of NDCHealth was aware of these interests and considered them, among other matters, in making its recommendation.

FINANCING ARRANGEMENTS

     In connection with the merger agreement, Per-Se has obtained a commitment letter from Bank of America, N.A. to provide an aggregate of $460 million in loans to finance the cash portion of the merger consideration, to repurchase certain existing subordinated debt of NDCHealth, to refinance certain existing indebtedness of Per-Se, and to pay transaction expenses on the terms and conditions set forth in the commitment letter. Bank of America intends to syndicate the loans to the broader market.

     The commitment letter contemplates a $460 million senior secured facility consisting of (i) a $50 million revolving credit facility and (ii) a $410 million term loan facility. The commitment letter also permits Per-Se to issue subordinated debt, in an aggregate amount up to $250 million, to replace a portion of the term loan facility. Any such subordinated debt issued by Per-Se will result in a corresponding reduction in Bank of America's commitment under the term loan facility.

     The interest rate under the senior secured facility will be dependent on Per-Se's debt rating and other factors. The facility will also contain certain financial covenants, including a maximum leverage ratio and a minimum fixed charge coverage ratio.

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     The closing of the senior secured facility is subject to the negotiation of definitive documentation. Bank of America's obligation to provide the financing is also subject to numerous other conditions, including, without limitation, no material adverse change in the business, assets, liabilities, operations or financial condition of Per-Se or NDCHealth.

     Per-Se's receipt of the financing under the commitment letter or otherwise is not a condition to Per-Se's obligation to close the merger. As of the date of this joint proxy statement/prospectus, Per-Se has not completed its financing, and no assurance can be given that its financing will be completed. As of the date of this joint proxy statement/prospectus, Per-Se has not yet determined the amount of subordinated debt that it will seek to issue. The terms and final pricing of any such subordinated debt are not expected to be finalized until immediately prior to the closing of the merger. Per-Se does not currently have any alternative financing commitments in the event that the financing with Bank of America is not obtained.

ANTICIPATED ACCOUNTING TREATMENT

     Per-Se prepares its financial statements in accordance with GAAP. The merger will be accounted for using the purchase method of accounting with Per-Se being considered the acquirer of NDCHealth for accounting purposes. This means that Per-Se will allocate the purchase price to the fair value of assets acquired and liabilities assumed from NDCHealth at the closing date, with the excess purchase price being recorded as goodwill. Under the purchase method of accounting, goodwill is not amortized but is tested for impairment at least annually.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     The merger is subject to the HSR Act. Per-Se and NDCHealth each filed the required notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice, referred to as the DOJ and the U.S. Federal Trade Commission, referred to as the FTC, on September 8, 2005. The applicable waiting period under the HSR Act will expire on October 11, 2005, unless terminated early by the FTC, or extended by the issuance of a request for additional information by the FTC or DOJ. Expiration or termination of the waiting period under the HSR Act is a condition to the consummation of the merger.

     NDCHealth's sale of its information management business to Wolters Kluwer, the consummation of which is a condition to closing of the merger, is also subject to the HSR Act. NDCHealth and Wolters Kluwer each filed the required notification and report forms under the HSR Act with the DOJ and the FTC on September 9, 2005. The applicable waiting period under the HSR Act will expire on October 11, 2005, unless terminated early by the FTC or extended by the issuance of a request for additional information by the FTC or DOJ.

RESTRICTIONS ON SALES OF SHARES OF PER-SE COMMON STOCK RECEIVED IN THE MERGER

     Per-Se common stock issued pursuant to the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any NDCHealth stockholder who may be deemed to be an "affiliate" of Per-Se or NDCHealth for purposes of Rule 145 under the Securities Act.

     Under Rule 145, former NDCHealth stockholders who were affiliates of NDCHealth at the time of the NDCHealth annual meeting and who are not affiliates of Per-Se after the completion of the merger, may sell their Per-Se common stock at any time subject to the volume and sale limitations of Rule 144 under the Securities Act. Further, so long as such former NDCHealth affiliates are not considered affiliates of Per-Se following the completion of the merger, and a period of at least one year has elapsed from the completion of the merger, such former affiliates may sell their Per-Se common stock without regard to the volume and sale limitations of Rule 144 under the Securities Act so long as there is adequate current public information available about Per-Se in accordance with Rule 144. After a period of two years has elapsed from the completion of the merger, and so long as such former affiliates are not affiliates of Per-Se and have not been for at least three months prior to such sale, such former affiliates may freely sell
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their Per-Se common stock. Former NDCHealth stockholders who become affiliates of Per-Se after completion of the merger will still be subject to the volume and sale limitations of Rule 144 under the Securities Act until each such stockholder is no longer an affiliate of Per-Se. This joint proxy statement/ prospectus does not cover resales of Per-Se common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

APPRAISAL RIGHTS OF DISSENTING NDCHEALTH STOCKHOLDERS

     Under the DGCL, NDCHealth stockholders have the right to dissent from the merger agreement and receive payment in cash for the fair value of their shares of NDCHealth common stock, as determined by the Court of Chancery of the State of Delaware. NDCHealth stockholders electing to exercise their appraisal rights must comply with the provisions of Section 262 of the DGCL. A copy of Section 262 is attached to this joint proxy statement/prospectus as Annex E.

     The following summary does not purport to be a complete statement of all of the applicable requirements of Delaware law with respect to NDCHealth stockholders' appraisal rights and is qualified in its entirety by reference to
Section 262. NDCHEALTH STRONGLY URGES YOU TO CAREFULLY REVIEW ALL OF THE TEXT OF
SECTION 262, WHICH IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX
E. IF YOU FAIL TO TIMELY AND PROPERLY COMPLY WITH THE REQUIREMENTS OF SECTION 262, YOU WILL LOSE YOUR APPRAISAL RIGHTS UNDER DELAWARE LAW.

     Section 262 requires stockholders to be notified of their dissenters' appraisal rights not less than 20 days before a meeting of stockholders to vote on a merger. A copy of Section 262 must be included with that notice. THIS JOINT PROXY STATEMENT/PROSPECTUS CONSTITUTES NDCHEALTH'S NOTICE TO ITS STOCKHOLDERS AS TO THE AVAILABILITY OF DISSENTERS' APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED TRANSACTION, IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 262.

     If you elect to demand appraisal of your shares of NDCHealth common stock, you must satisfy each of the following conditions:

     - you must deliver to NDCHealth a written demand for appraisal of your shares before the vote is taken on the merger agreement at the NDCHealth special meeting. This written demand must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement and approval of the merger. Voting against or failing to vote for adoption of the merger agreement and approval of the merger itself does not constitute a demand for appraisal under Section 262; and

     - you must not vote in favor of adoption of the merger agreement and approval of the merger. A vote in favor of adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights with respect to the shares so voted and will nullify any previously filed written demand for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the merger consideration available to NDCHealth stockholders generally, as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of NDCHealth common stock.

     All demands for appraisal should be addressed to NDCHealth Corporation, NDC Plaza, Atlanta, Georgia, 30329-2010 Attention: Investor Relations, and should be delivered before the vote on the proposed transaction is taken at the NDCHealth special meeting. All demands for appraisal should be executed by, or on behalf of, the record holder of the shares of NDCHealth common stock and must reasonably inform NDCHealth of the identity of the demanding stockholder and the stockholder's intention to demand appraisal of that stockholder's shares.

     To be effective, a demand for appraisal by a holder of NDCHealth common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder's name appears on his or

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her stock certificate(s) and cannot be made by the beneficial owner if he or she is not also the record holder of the shares. The beneficial holder must, in these cases, have the record owner submit the required demand in respect of the beneficial holder's shares.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in the fiduciary capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that he or she is acting as agent for the record owner in executing the demand. A record owner, such as a broker, bank, or other nominee who holds shares as a nominee for others, may exercise its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising the right of appraisal for other beneficial owners. If this is the case, then the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

     If your shares of NDCHealth common stock are held by a broker, bank or other nominee in "street name" and you wish to exercise your appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for making a demand for appraisal by your broker, bank or other nominee.

     Within 10 days after the effective date of the merger, NDCHealth, as the surviving corporation, must give written notice of the date the merger became effective to each former NDCHealth stockholder who has properly filed a written demand for appraisal and who did not vote in favor of adoption of the merger agreement and approval of the merger. Within 120 days after the effective date of the merger, either the surviving corporation or any former NDCHealth stockholder who has complied with the requirements of Section 262 may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the shares held by all former NDCHealth stockholders entitled to appraisal. The surviving corporation has no obligation to file this petition in the event there are dissenting stockholders. ACCORDINGLY, THE FAILURE OF A FORMER NDCHEALTH STOCKHOLDER TO FILE A PETITION WITHIN THE PERIOD SPECIFIED COULD NULLIFY THAT FORMER NDCHEALTH STOCKHOLDER'S PREVIOUS WRITTEN DEMAND FOR APPRAISAL.

     At any time within 60 days after the effective date of the merger, any former NDCHealth stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the merger consideration, consisting of shares of Per-Se common stock and the cash payment, as specified in the merger agreement, for shares of NDCHealth common stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of NDCHealth. Within 120 days after the effective date of the merger, any former NDCHealth stockholder who has complied with
Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of NDCHealth common stock with respect to which demands for appraisal have been received and the aggregate number of holders of these shares. If a petition for appraisal is duly filed by a former NDCHealth stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated to provide to the Chancery Court, within 20 days after receiving service of a copy of the petition, with a duly verified list containing the names and addresses of all former NDCHealth stockholders who have demanded an appraisal of their shares and who have not reached agreements with the surviving corporation as to the value of their shares. After notice to dissenting former NDCHealth stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those former NDCHealth stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the former NDCHealth stockholders who have demanded payment for their shares to submit their certificates formerly representing shares of NDCHealth common stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this requirement, the Chancery Court may dismiss the proceedings as to that stockholder.
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     After determining the former NDCHealth stockholders entitled to appraisal of their shares of NDCHealth common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of this value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the former NDCHealth stockholders entitled to receive payment, upon surrender by these former NDCHealth stockholders of their certificates formerly representing shares of NDCHealth common stock.

     In determining fair value, the Chancery Court is required to take into account all relevant factors. THE FAIR VALUE OF YOUR SHARES OF NDCHEALTH COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE GREATER THAN, EQUAL TO OR LESS THAN THE VALUE OF THE CONSIDERATION THAT YOU ARE ENTITLED TO RECEIVE PURSUANT TO THE MERGER AGREEMENT.

     Costs of the appraisal proceeding may be imposed by the Chancery Court, as it deems equitable, on the surviving corporation and the former NDCHealth stockholders participating in the appraisal proceeding. Upon the application of a former NDCHealth stockholder, the Chancery Court may order all or a portion of the expenses incurred by any former NDCHealth stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any former NDCHealth stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares of Per-Se common stock subject to the demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares (other than with respect to payment as of a record date prior to the effective date). However, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the former NDCHealth stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the former NDCHealth stockholder to appraisal will cease and the former NDCHealth stockholder will be entitled to receive the shares of Per-Se common stock and the cash payment for his or her shares of NDCHealth common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of Per-Se and must be made within 120 days after the effective date.

     IN VIEW OF THE COMPLEXITY OF SECTION 262, NDCHEALTH STOCKHOLDERS WISHING TO DISSENT FROM THE MERGER AGREEMENT AND PURSUE APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH EXERCISING APPRAISAL RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF APPRAISAL RIGHTS.

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                MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) who exchange their shares of NDCHealth common stock for cash and shares of Per-Se common stock pursuant to the merger. For purposes of this discussion, the term "U.S. holder" means any of the following holders of NDCHealth common stock:

     - a citizen or resident (as determined for U.S. federal income tax purposes) of the United States;

     - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state within the United States, or the District of Columbia;

     - a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

     - an estate the income of which is subject to U.S. federal income tax regardless of its source.

     This summary is based on provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Internal Revenue Code, all as in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be applicable to NDCHealth stockholders in light of their particular circumstances or to NDCHealth stockholders subject to special treatment under U.S. federal income tax law, such as:

     - entities treated as partnerships for U.S. federal income tax purposes or NDCHealth stockholders that hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

     - certain U.S. expatriates;

     - NDCHealth stockholders that hold NDCHealth common stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

     - NDCHealth stockholders whose functional currency is not the U.S. dollar;

     - NDCHealth stockholders who acquired shares of NDCHealth common stock through the exercise of employee stock options or otherwise as compensation;

     - NDCHealth stockholders subject to the U.S. alternative minimum tax;

     - NDCHealth stockholders who do not hold their shares of NDCHealth common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code;

     - non-U.S. persons and entities;

     - financial institutions;

     - insurance companies;

     - tax-exempt entities;

     - dealers in securities or foreign currencies; and

     - traders in securities that mark-to-market.

     Furthermore, this summary does not address any aspect of state, local or foreign laws, or any federal laws other than those pertaining to income taxation. NDCHEALTH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

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GENERAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER TO NDCHEALTH
STOCKHOLDERS

     A U.S. holder's receipt of cash and shares of Per-Se common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder will recognize gain or loss equal to the difference between:

     - the sum of (i) the amount of cash and (ii) the fair market value (as of the date of the merger) of the shares of Per-Se common stock, in each case received by the U.S. holder pursuant to the merger; and

     - the U.S. holder's adjusted tax basis in the shares of NDCHealth common stock surrendered pursuant to the merger.

     In general, the gain or loss recognized by a U.S. holder will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. holder's holding period for the shares of NDCHealth common stock exchanged in the merger is greater than one year as of the date of the merger. Long-term capital gain of non-corporate taxpayers is eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations under the Internal Revenue Code. A U.S. holder who acquired different blocks of NDCHealth common stock at different times and different prices must determine such holder's adjusted tax basis and holding period separately with respect to each block of NDCHealth common stock.

     A U.S. holder's tax basis in any shares of Per-Se common stock received in the merger will be equal to the fair market value of such shares as of the date of the merger. A U.S. holder's holding period for any shares of Per-Se common stock received in the merger will begin on the day after the merger.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     NDCHealth stockholders may be subject to information reporting on Form 1099 on amounts they receive pursuant to the merger agreement, subject to certain exceptions. In addition, NDCHealth stockholders may be subject to backup withholding at applicable federal rates (currently 28%) on such amounts. Backup withholding will not apply, however, to an NDCHealth stockholder who (i) provides a correct taxpayer identification number to the exchange agent or (ii) comes within certain exempt categories and, in each case, complies with applicable certification requirements. If an NDCHealth stockholder does not provide the exchange agent with its correct taxpayer identification number, the holder may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the NDCHealth stockholder's U.S. federal income tax liability, provided that the stockholder furnishes certain required information to the Internal Revenue Service.

     THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER SET FORTH ABOVE IS INTENDED TO PROVIDE ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, EACH NDCHEALTH STOCKHOLDER IS STRONGLY URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME, REPORTING OR OTHER TAX CONSEQUENCES OF THE MERGER TO THAT STOCKHOLDER.

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                              THE MERGER AGREEMENT

     The following summarizes material provisions of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Per-Se and NDCHealth stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions regarding the merger.

STRUCTURE OF THE MERGER

     If all conditions to the merger are satisfied or waived, Royal Merger Co., a wholly owned subsidiary of Per-Se formed for purposes of the merger, will be merged with and into NDCHealth. After the merger, NDCHealth will be the surviving corporation and will be a wholly owned subsidiary of Per-Se.

MERGER CONSIDERATION

     Upon completion of the merger, each share of NDCHealth common stock (other than dissenting shares and shares held by Per-Se or Royal Merger Co.) issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive:

     - $13.00 in cash; and

     - a number of shares of Per-Se common stock equal to $6.50 divided by the price per share of Per-Se common stock as described in accordance with the procedures set forth in the merger agreement and described below.

     Per-Se has the right to increase (but not decrease) the amount of cash that each share of NDCHealth common stock will receive. If Per-Se makes this adjustment, the dollar amount of Per-Se common stock that each share of NDCHealth common stock will receive will be correspondingly reduced. If Per-Se elects to adjust the merger consideration, it must issue a press release announcing the adjusted merger consideration at least five business days prior to the NDCHealth stockholders' meeting.

     The number of shares of Per-Se common stock to be issued pursuant to the merger agreement will be determined by dividing the (i) the applicable dollar value (e.g., $6.50), by (ii) the average of the volume weighted sales prices per share of Per-Se common stock on the Nasdaq National Market as reported by Bloomberg Financial Markets for the 20 consecutive full trading days in which shares of Per-Se common stock are traded on the Nasdaq National Market ending on the third trading day prior to, but not including, the closing date. However, if Per-Se issues any Per-Se common stock (or any security convertible or exchangeable into or exercisable for Per-Se common stock) within 33 business days prior to the closing date (subject to certain exceptions for stock-based compensation and existing rights), then the number of shares of Per-Se common stock to be issued pursuant to the merger agreement will be based on the lesser of the twenty day weighted average sales price of Per-Se common stock described above and the lowest price per share received by Per-Se pursuant to any such issuance.

     No fractional shares of Per-Se common stock will be issued pursuant to the merger agreement. Each NDCHealth stockholder who otherwise would have been entitled to a fraction of a share of Per-Se common stock will receive in lieu thereof cash in an amount determined by multiplying the fractional share interest by the twenty day weighted average sales price of Per-Se common stock described above.

TREATMENT OF OPTIONS AND EQUITY AWARDS

     Upon completion of the merger, each holder of an outstanding option to acquire NDCHealth common stock, whether or not then vested or exercisable, will receive the consideration such holder would be entitled to receive if he was an NDCHealth stockholder holding a whole number of shares of NDCHealth common stock (rounded downward to the nearest whole share) equal to (i) the product of (a) the total number of shares of NDCHealth common stock subject to such option multiplied by (b) the

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excess, if any, of $19.50 over the exercise price per share of such option
(rounded to the nearest cent), divided by (ii) $19.50. Any option to acquire NDCHealth common stock that has an exercise price per share that is equal to or greater than $19.50 will be cancelled as of the effective time of the merger without any payment.

     Upon completion of the merger, each outstanding NDCHealth restricted stock award or stock unit will become fully vested and its holder will receive the consideration payable in respect of the underlying shares.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     As soon as practicable after completion of the merger, Per-Se's exchange agent will mail to former NDCHealth stockholders a letter of transmittal and instructions to be used in surrendering certificates that represented shares of NDCHealth common stock prior to the completion of the merger. When a former NDCHealth stockholder delivers these certificates to the exchange agent together with a properly executed letter of transmittal and any other required documents, the former NDCHealth stockholder will receive Per-Se stock certificates representing the whole number of shares of Per-Se common stock to which the stockholder is entitled under the merger agreement and a check for (i) the cash that the stockholder is entitled to receive for such stockholder's shares under the merger agreement, (ii) cash in lieu of any fractional shares of Per-Se common stock to which such stockholder would be entitled and (iii) any dividends or distributions to which such stockholder is entitled.

     Upon the making of an affidavit that a certificate representing shares of NDCHealth common stock has been lost, stolen or destroyed, and at Per-Se's option upon the delivery of an indemnity bond, the exchange agent will issue the merger consideration and any other dividends or distributions in respect of the shares of NDCHealth common stock represented by the lost, stolen or destroyed certificates to which the stockholder is entitled.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Per-Se, Royal Merger Co. and NDCHealth, including representations and warranties relating to, among other things:

     - corporate organization, good standing and similar corporate matters;

     - capital structure;

     - due authorization, execution, delivery and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and the transactions contemplated thereby and related matters;

     - required stockholder vote of the stockholders of each of Per-Se and NDCHealth;

     - the receipt of fairness opinions from NDCHealth's financial advisors;

     - conflicts with the companies' respective governing documents, applicable laws or material contracts;

     - compliance with laws;

     - documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

     - absence of material changes or events, including the absence of any event or occurrence that has had a material adverse effect with respect to Per-Se since June 30, 2005, and with respect to NDCHealth since May 27, 2005;

     - the taking of appropriate actions under the respective stockholders' rights agreements;

     - filing of tax returns and payment of taxes;

     - change in control payments to employees or directors;
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     - pending or, to the knowledge of the companies, threatened litigation;

     - specified contracts and commitments, and the enforceability of such contracts and commitments;

     - accuracy of information supplied by each of Per-Se and NDCHealth in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

     - employee benefit plans and matters relating to ERISA;

     - labor and employment matters with respect to NDCHealth;

     - environmental laws and regulations with respect to NDCHealth;

     - ownership and use of NDCHealth intellectual property;

     - NDCHealth insurance policies;

     - the absence of liabilities relating to the information management business and the sufficiency of NDCHealth's assets, in each case following the sale of that business to Wolters Kluwer;

     - the receipt by Per-Se of a commitment letter for the financing of the merger;

     - engagement and payment of fees of brokers, finders and investment bankers;

     - regulatory compliance; and

     - ethical business practices.

     Certain of the representations and warranties are qualified as to "material adverse effect." The merger agreement provides that a material adverse effect means, when used in connection with Per-Se or NDCHealth, any event, circumstance, change or effect that, individually or when taken together with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of the applicable party and its subsidiaries, taken as a whole, or the ability of the applicable party to consummate the merger, other than any event, circumstance, change or effect resulting from:

     - changes in general economic or financial market conditions (which do not have a materially disproportionate effect on the applicable party);

     - general changes in the industries in which the applicable party operates (which do not have a materially disproportionate effect on the applicable party);

     - changes in the trading price of the shares of common stock of the applicable party between the date of the merger agreement and the effective time of the merger;

     - changes in applicable law or United States generally accepted accounting principles;

     - the direct effects of compliance with the merger agreement on the operating performance of the applicable party, including expenses incurred in consummating the merger;

     - the announcement of the merger agreement or the merger, the fulfillment of the applicable party's obligations under the merger agreement or the consummation of the merger; or

     - any outbreak or escalation of hostilities or act of terrorism or any declaration of war (which do not have a materially disproportionate effect on the applicable party).

     The representations and warranties described above and included in the merger agreement were made by each of Per-Se and NDCHealth to the other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Per-Se and NDCHealth in connection with negotiating the terms of the merger agreement (including a contractual standard of materiality different from those generally applicable to stockholders), and may have been included in the merger agreement for the purpose of allocating risk between Per-Se and NDCHealth rather than to establish matters as facts. The merger agreement is described in, and included as an annex

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to, this document only to provide you with information regarding its terms and conditions, and is not intended to provide any other factual information regarding Per-Se, NDCHealth or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the other public filings each of the parties makes with the SEC, which are available without charge at www.sec.gov.

CONDUCT OF BUSINESS BY PER-SE AND NDCHEALTH PRIOR TO COMPLETION OF THE MERGER

     Per-Se and NDCHealth have agreed that during the period from the date of the merger agreement to the effective time of the merger, except as expressly contemplated by the merger agreement or unless Per-Se or NDCHealth, as the case may be, consents in writing, each of Per-Se and NDCHealth, and their respective subsidiaries, will conduct their business in, and will not take any action except in, the ordinary course of business and in a manner consistent with past practice.

     Further, except as expressly contemplated by the merger agreement, NDCHealth will not, and will not permit any of its subsidiaries to, between the date of the merger agreement and the effective time of the merger, unless Per-Se consents in writing:

     - amend its certificate of incorporation or bylaws or other equivalent organizational documents;

     - issue, sell, pledge, dispose of, grant or encumber (i) any shares of its capital stock or any options, warrants, convertible securities or other rights to acquire any shares of its capital stock (other than the issuance of shares upon the exercise of stock awards, options or warrants outstanding as of the date of the merger agreement) or (ii) any of its assets, except in the ordinary course of business and in a manner consistent with past practice;

     - declare, make or pay any dividends or distributions in respect of any of its capital stock;

     - reclassify, combine, split, subdivide, purchase or redeem any of its capital stock (except for such acquisitions permitted or contemplated by the NDCHealth employee benefit plans in the ordinary course of business and in a manner consistent with past practice);

     - acquire or agree to acquire any corporation, partnership or other business organization;

     - incur or agree to incur any indebtedness (other than draws under its current credit facility in the ordinary course of business consistent with past practice) or issue or agree to issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person;

     - authorize, or make any commitment with respect to, any capital expenditure other than in the ordinary course of business consistent with past practice and in no event greater than $7,500,000 in the aggregate in any fiscal quarter;

     - (i) increase the compensation or benefits to its current or former officers, directors, or employees or any of their beneficiaries or dependents, except for increases in the ordinary course of business and consistent with past practice, (ii) establish, terminate or amend any employee benefit plan except as to satisfy the minimum requirements of applicable law, (iii) loan or advance money or other property to any current or former director or executive officer, or (iv) grant any stock option or stock unit or any other equity or equity based awards;

     - effectuate a "plant closing" or "mass layoff";

     - change any accounting policies or procedures, other than changes required to be taken in response to changes in GAAP or in applicable law;

     - make, revoke or change any material tax election or material method of tax accounting, file any amended tax return (unless required by law), enter into any closing agreement relating to a material amount of taxes, settle or compromise any material liability with respect to taxes or

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       consent to any material claim or assessment relating to taxes or any waiver of the statute of limitations for any such claim or assessment;

     - pay any material claim, liability or obligation, other than in the ordinary course of business and consistent with past practice, unless such payment is made in accordance in all material respects with the terms of such claim, liability or obligation as such terms existed on the date of the merger agreement;

     - amend or modify in any material respect, or consent to the termination of, any material contract, or waive in any material respect its rights under any material contract;

     - commence or settle any legal proceeding, other than the settlement of individual legal proceedings involving payments by NDCHealth or its subsidiaries not to exceed $500,000; or

     - enter into any related party contract or agreement.

     NDCHealth will also continue to file, prosecute, and maintain all material intellectual property and will provide Per-Se with timely notice of material developments relating to its intellectual property.

     In addition, except as expressly contemplated by the merger agreement, Per-Se will not, and will not permit any of its subsidiaries to, between the date of the merger agreement and the effective time of the merger, unless NDCHealth consents in writing:

     - amend its certificate of incorporation or bylaws or other equivalent organizational documents in any manner adverse to the NDCHealth stockholders;

     - declare, make or pay any dividends or distributions in respect of any of its capital stock;

     - reclassify, combine, split, subdivide, purchase or redeem any of its capital stock (except for such acquisitions permitted or contemplated by the Per-Se employee benefit plans in the ordinary course of business and in a manner consistent with past practice); or

     - change any accounting policies or procedures, other than changes required to be taken in response to changes in GAAP or in applicable law.

     The merger agreement provides that, prior to the effective time of the merger, each party will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations.

SENIOR SUBORDINATED NOTES

     At the request of Per-Se, NDCHealth will commence a tender offer and/or consent solicitation in respect of NDCHealth's 10 1/2% Senior Subordinated Notes due 2012. If commenced, Per-Se will specify and control the terms and conditions of the tender offer/consent solicitation (provided that, the tender offer/consent solicitation must be conditioned upon consummation of the merger and must terminate immediately upon termination of the merger agreement). NDCHealth agrees to use its reasonable efforts to cooperate with Per-Se and, subject to applicable law, to use its reasonable best efforts to consummate the tender offer/consent solicitation. If the tender offer/consent solicitation is not commenced or is otherwise not consummated, NDCHealth will, at the request of Per-Se, use a portion of the proceeds from the sale of NDCHealth's information management business to redeem all of the notes in accordance with the indenture. Per-Se will be responsible for all expenses of NDCHealth and, to the extent NDCHealth is responsible, the note holders in connection with the tender offer/consent solicitation or the redemption.

REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS

     If, prior to the effective time of the merger, any information is discovered by a party which should be set forth in an amendment or supplement to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part or this joint proxy statement/prospectus, so that either document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party
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which discovers such information agrees to promptly notify the other parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of NDCHealth and Per-Se.

RECOMMENDATIONS TO STOCKHOLDERS

     NDCHealth has agreed, subject to the provisions of the merger agreement described below under "-- No Solicitation; Other Offers," through its board of directors, to recommend to its stockholders the adoption of the merger agreement and approval of the merger and the transactions contemplated thereby, and to use all commercially reasonable efforts to obtain the requisite stockholder approval.

     Per-Se has agreed, subject to fiduciary duties under applicable law, through its board of directors, to recommend to its stockholders the approval of the issuance of Per-Se common stock pursuant to the merger agreement, and to use all commercially reasonable efforts to obtain the requisite stockholder approval.

NO SOLICITATION; OTHER OFFERS

     Except as set forth below, NDCHealth and its subsidiaries and representatives will not:

     - solicit or otherwise facilitate any inquiries or the making of any proposal or offer for a competing transaction;

     - enter into or continue discussions or negotiations with any person for the intended purpose of facilitating inquiries or the making of such a proposal or offer;

     - agree to or recommend any competing transaction or enter into any letter of intent or other commitment relating to any competing transaction (other than a confidentiality agreement otherwise in accordance with the merger agreement);

     - authorize or permit any representative of NDCHealth to take any such action.

     The term "competing transaction" means any of the following (other than the merger and the sale of NDCHealth's information management business to Wolters Kluwer in accordance with the terms of the information management sale agreements):

     - the acquisition of 15% or more of the number of shares of any class of equity securities of NDCHealth outstanding before such acquisition;

     - the acquisition of 15% or more of the consolidated assets of NDCHealth;
       or

     - a merger, tender offer, joint venture, dissolution, or other business combination, or series of related transactions occurring contemporaneously, involving NDCHealth or its subsidiaries as a result of which any person or group collectively would acquire the assets or securities described above.

     NDCHealth has agreed to notify Per-Se within 24 hours after NDCHealth receives any bona fide oral or written proposal or offer for a competing transaction and to provide certain other information with respect to any such proposal or offer.

     Notwithstanding the restrictions described above, prior to the time the NDCHealth stockholders have adopted the merger agreement and approved the merger, NDCHealth may furnish non-public information to, and enter into discussions with, a third party who has made an unsolicited, bona fide proposal or offer for a competing transaction if:

     - the NDCHealth board of directors has determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could reasonably be expected to lead to a superior proposal; and

     - the NDCHealth board of directors has determined, in its good faith judgment after consulting with its outside legal counsel, that, in light of such proposal or offer, the failure to furnish such

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       information or to enter into discussions with such third party would be inconsistent with its fiduciary duties under applicable law.

     NDCHealth must provide Per-Se at least two business days prior written notice of its intent to furnish information or enter into discussions with such third party. In addition, NDCHealth must obtain an executed confidentiality agreement from such third party and must provide Per-Se with any new information provided to the third party.

     The term "superior proposal" means an unsolicited written bona fide offer made by a third party with respect to a competing transaction (with the 15% threshold contained in the definition of competing transaction increased to 80% for purposes of this definition) on terms that the NDCHealth board of directors determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant, to be more favorable to the NDCHealth stockholders than the merger.

     Except as set forth below, the NDCHealth board of directors has agreed not to:

     - withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Per-Se, the approval by the NDCHealth board of directors of the merger agreement or the recommendation of the NDCHealth board of directors to the NDCHealth stockholders that they adopt the merger agreement and approve the merger; or

     - approve or recommend, or cause or permit NDCHealth to enter into any letter of intent or other commitment with respect to, any competing transaction (other than a confidentiality agreement otherwise in accordance with the merger agreement).

     Notwithstanding the restrictions described above, prior to the time the NDCHealth stockholders have adopted the merger agreement and approved the merger, the NDCHealth board of directors is permitted to make a change in recommendation or approval and/or recommend a competing transaction if:

     - the NDCHealth board of directors (or a committee of disinterested directors thereof) by a majority vote has determined, in its good faith judgment, (i) after consulting with its financial advisor, that an unsolicited offer or proposal constitutes a superior proposal and (ii) after consulting with outside legal counsel, that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under applicable law;

     - there has not been any breach of the non-solicitation and related provisions set forth in the merger agreement with respect to such unsolicited offer or proposal; and

     - NDCHealth has provided Per-Se at least two business days advance written notice that the NDCHealth board of directors has received a superior proposal and Per-Se does not, prior to two business days after Per-Se's receipt of the notice of superior proposal, make an offer that the NDCHealth board of directors determines, in its good faith judgment (after consulting with its financial advisor), to be at least as favorable to the NDCHealth stockholders as the superior proposal.

     Any disclosure that the NDCHealth board of directors is legally required to make with respect to the receipt of a proposal or offer for a competing transaction will not constitute a violation of the merger agreement.

ANTITRUST NOTIFICATION

     Per-Se and NDCHealth have filed notifications under the HSR Act with respect to the merger and have agreed to respond as promptly as practicable to any inquiries and/or requests for information or documents received from any governmental authority in connection with antitrust matters related to the merger. No party may extend any waiting period under the HSR Act or enter into any agreement with any governmental authority not to consummate merger without the prior written consent of the other parties, which consent cannot be unreasonably withheld or delayed.

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     Per-Se and NDCHealth have agreed to use their respective commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the merger. However, Per-Se is not required to take any actions in connection with, or agree to, any sale, divestiture or disposition of any businesses, assets, properties or product lines of Per-Se or NDCHealth, or the imposition of any material limitation on the ability of Per-Se to own or exercise control of NDCHealth following the effective time of the merger. Similarly, NDCHealth is not permitted to take any actions in connection with, or agree to, any divestiture or disposition as a prerequisite for the antitrust clearance of the merger or the sale of NDCHealth's information management business.

EMPLOYEE BENEFIT MATTERS

     If the merger is completed, Per-Se has agreed, until at least December 31, 2005, to provide NDCHealth employees with employee benefits which are generally comparable in the aggregate to employee benefits provided to those employees as of the effective time of the merger. However, Per-Se is not required to provide any NDCHealth employee with any equity compensation.

     Per-Se also agreed to take certain actions to limit the applicability of
Section 409A of the Code to severance payments to NDCHealth employees. If Per-Se does not take those actions, it may be required to reimburse NDCHealth employees for taxes and related payments required under Section 409A of the Code through a gross-up payment.

     Per-Se has further agreed to credit NDCHealth employees for unused vacation days and other paid time off in accordance with NDCHealth's personnel policies on the date of the merger agreement and to waive certain limitations on benefits relating to pre-existing conditions under Per-Se's health insurance plans.

INDEMNIFICATION AND INSURANCE

     Per-Se has agreed that NDCHealth's bylaws will contain provisions no less favorable with respect to indemnification than are set forth in NDCHealth's current bylaws and has agreed not to amend, repeal or otherwise modify those provisions for a period of six years from the effective time of the merger in any manner that would affect adversely the rights of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of NDCHealth (unless required by law).

     Per-Se has also agreed, effective upon completion of the merger, to obtain prepaid (or "tail") directors' and officers' liability insurance providing for coverage with respect to matters occurring prior to the effective time of the merger for six years from the effective time of the merger. The coverage amount of the "tail" insurance policy will be the same as the current directors' and officers' liability insurance policies maintained by NDCHealth and the terms and conditions must not be materially less favorable than the current policies.

CONDITIONS TO COMPLETION OF THE MERGER

     Each of Per-Se, Royal Merger Co. and NDCHealth is required to complete the merger only if the following specific conditions are satisfied or waived:

     - the required approvals by the Per-Se stockholders and the NDCHealth stockholders;

     - the expiration or termination of all applicable waiting periods applicable to the merger under the HSR Act;

     - the absence of any applicable law or any restraining order, injunction or other court order issued by any court of competent jurisdiction prohibiting or preventing consummation of the merger or making the merger illegal;

     - the effectiveness of, and the absence of any stop order or proceeding seeking a stop order with respect to, and the absence of any similar proceeding in respect of, the registration statement on
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       Form S-4 of which this joint proxy statement/prospectus forms a part and the receipt of all necessary approvals under applicable securities laws (including state securities laws) relating to the issuance or trading of Per-Se common stock issuable pursuant to the merger;

     - the approval for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of Per-Se common stock issuable to NDCHealth stockholders in connection with the merger; and

     - the closing of the sale of NDCHealth's information management business to Wolters Kluwer in accordance with the terms on the information management sale agreements.

     The obligation of Per-Se to complete the merger is subject to satisfaction or waiver at or prior to the closing of the merger of the following additional conditions:

     - the representations and warranties of NDCHealth being true and correct in all material respects (or, in the case of representations and warranties containing materiality qualifications or references to an NDCHealth material adverse effect, in all respects) both as of the date of the merger agreement and as of the closing date (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), except where the individual or aggregate impact of all inaccuracies of the representations and warranties of NDCHealth has not had, and would not reasonably be expected to have, a material adverse effect with respect to NDCHealth;

     - NDCHealth having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

     - NDCHealth having delivered to Per-Se (i) a certificate to the effect that each of the conditions specified above has been satisfied in all respects and (ii) evidence of the receipt of all necessary NDCHealth board and stockholder approvals;

     - NDCHealth having timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by NDCHealth following the date of the merger agreement and all such reports and other documents having been prepared in accordance with the applicable securities laws;

     - The total number of shares of NDCHealth common stock dissenting from the merger under applicable Delaware law not exceeding 15% of the outstanding shares of NDCHealth common stock at the effective time of the merger; and

     - The consent of Arclight System LLC to the merger and the information management sale having become effective, including the cancellation, in exchange for payment of $1,740,000, of a warrant to purchase 391,098 shares of NDCHealth common stock.

     The obligation of NDCHealth to complete the merger is subject to satisfaction or waiver at or prior to the closing of the merger of the following additional conditions:

     - the representations and warranties of Per-Se being true and correct in all material respects (or, in the case of representations and warranties containing materiality qualifications or references to a Per-Se material adverse effect, in all respects) both as of the date of the merger agreement and as of the closing date (except for representations or warranties expressly made as of a specific date, the accuracy of which will be determined as of the specified date), except where the individual or aggregate impact of all inaccuracies of the representations and warranties of Per-Se has not had, and would not reasonably be expected to have, a material adverse effect with respect to Per-Se;
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     - Per-Se having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger; and

     - Per-Se having delivered to NDCHealth (i) a certificate to the effect that each of the conditions specified above has been satisfied in all respects and (ii) evidence of the receipt of all necessary Per-Se board and stockholder approvals.

     Other than the conditions pertaining to stockholder approvals, the HSR Act waiting period, and the legality of the merger, either Per-Se or NDCHealth may elect to waive conditions to its own performance and complete the merger. Neither Per-Se nor NDCHealth has any intention to waive any condition as of the date of this joint proxy statement/prospectus.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of Per-Se, Royal Merger Co. and NDCHealth. In addition, the merger agreement may be terminated by either Per-Se or NDCHealth if:

     - the merger has not been completed by February 26, 2006, provided that the right to terminate the merger agreement on such basis will not be available to a party if that party's failure to perform, in any material respect, any of its obligations under the merger agreement has been a principal cause of, or resulted in, the failure of the merger to be completed by that date, provided further that (i) if NDCHealth and/or Wolters Kluwer have terminated the information management sale agreements, then Per-Se may elect to extend that date for 120 days following the termination of the information management sale agreements, and (ii) if all waiting periods applicable to the merger under the HSR Act have not expired or terminated, then either Per-Se or NDCHealth may elect to extend that date to June 26, 2006;

     - if any court or governmental authority has issued any injunction, order, decree or ruling making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger and such injunction, order, decree or ruling shall have become final and non-appealable, provided, that the right to terminate the merger agreement on such basis will not be available to a party whose failure to perform, in any material respect, any of that party's obligations under the merger agreement or whose other act or failure to act has been the primary cause of, or resulted in, the application or imposition of such injunction, order, decree or ruling;

     - the merger agreement is not adopted and the merger is not approved by the requisite vote of the NDCHealth stockholders at the NDCHealth special meeting (including any adjournment or postponement thereof); or

     - the issuance of Per-Se common stock pursuant to the merger agreement is not approved by the requisite vote of the Per-Se stockholders at the Per-Se special meeting (including any adjournment or postponement thereof).

     The merger agreement also may be terminated by Per-Se if:

     - the NDCHealth board of directors has (i) made a change in recommendation adverse to Per-Se or (ii) recommended a competing transaction or publicly announced its intent to do so;

     - NDCHealth has entered into a competing transaction agreement or accepted a competing transaction;

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     - a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of NDCHealth common stock is commenced and the NDCHealth board of directors fails within 10 days to recommend that NDCHealth stockholders reject such tender offer or exchange offer; or

     - NDCHealth and/or Wolters Kluwer terminate the information management sale agreements.

     The merger agreement also may be terminated by NDCHealth if NDCHealth enters into a definitive agreement with respect to a superior proposal, provided that NDCHealth has not breached its obligations described above under "-- No Solicitation; Other Offers."

EXPENSES AND TERMINATION FEES

     Subject to the exceptions described below, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, except that Per-Se and NDCHealth will each pay one-half of all expenses relating to printing, filing and mailing the registration Statement and this joint proxy statement/prospectus and all SEC and other regulatory filing fees incurred in connection with the registration statement and the joint proxy statement/prospectus.

  PER-SE ENTITLED TO A TERMINATION FEE OR EXPENSE REIMBURSEMENT

     NDCHealth will pay Per-Se a termination fee in the amount of $26,763,750 (subject to adjustment, as described below) if the merger agreement is terminated:

     - by Per-Se because (i) the NDCHealth board of directors has (a) made a change in recommendation adverse to Per-Se or (b) recommended a competing transaction or publicly announced its intent to do so, (ii) NDCHealth has entered into a competing transaction agreement or accepted a competing transaction, or (iii) a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of NDCHealth common stock is commenced and the NDCHealth board of directors fails within 10 days to recommend that NDCHealth stockholders reject such tender offer or exchange offer;

     - by Per-Se or NDCHealth because the merger has not been completed by February 26, 2006 (or such other date to which it may have been extended in accordance with the merger agreement) and, prior to the termination, either (i) (a) the NDCHealth board of directors has (1) made a change in recommendation adverse to Per-Se or (2) recommended a competing transaction or publicly announced its intent to do so, (b) NDCHealth has entered into a competing transaction agreement or accepted a competing transaction, or (c) a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of NDCHealth common stock is commenced and the NDCHealth board of directors fails within 10 days to recommend that NDCHealth stockholders reject such tender offer or exchange offer, or
       (ii) (a) an announcement or bona fide offer or proposal with respect to a competing transaction shall have been made with respect to NDCHealth and such announcement, offer or proposal shall not have been unconditionally withdrawn at the time of such termination, and (b) within 9 months after such termination, NDCHealth enters into an agreement providing for a competing transaction or a competing transaction is consummated;

     - by Per-Se or NDCHealth because the merger agreement is not adopted and the merger is not approved by the requisite vote of the NDCHealth stockholders at the NDCHealth special meeting and, at the time of the NDCHealth special meeting, either (i) (a) the NDCHealth board of directors has (1) made a change in recommendation adverse to Per-Se or
       (2) recommended a competing transaction or publicly announced its intent to do so, (b) NDCHealth has entered into a
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       competing transaction agreement or accepted a competing transaction, or
       (c) a tender offer or exchange offer that, if successful, would result in any person or group becoming the owner of 50% or more of the outstanding shares of NDCHealth common stock is commenced and the NDCHealth board of directors fails within 10 days to recommend that NDCHealth stockholders reject such tender offer or exchange offer, or (ii) (a) an announcement or bona fide offer or proposal with respect to a competing transaction shall have been made with respect to NDCHealth and such announcement, offer or proposal shall not have been unconditionally withdrawn at the time of the NDCHealth special meeting, and (b) within 9 months after such termination, NDCHealth enters into an agreement providing for a competing transaction or a competing transaction is consummated;

     - by NDCHealth in order to enter into a definitive agreement with respect to a superior proposal;

     - by Per-Se because NDCHealth and/or Wolters Kluwer terminated the information management sale agreements (unless such termination was solely as a result of a material breach by Wolters Kluwer of the information management sale agreements); or

     - by Per-Se or NDCHealth because the merger has not been completed by February 26, 2006 (or such other date to which it may have been extended in accordance with the merger agreement) by reason of the sale of NDCHealth's information management business not having occurred (unless such termination was solely as a result of a material breach by Wolters Kluwer of the information management sale agreements).

     The termination fee will be reduced to $16,763,750 if, simultaneously with the termination of the merger agreement, NDCHealth also terminates the information management sale agreements and pays Wolters Kluwer a termination fee. If the termination fee is reduced and within nine months after the date of termination, a definitive agreement for a competing transaction or a sale or other disposition of NDCHealth's information management business with or involving Wolters Kluwer is entered into or consummated, then NDCHealth must pay Per-Se an amount equal to the termination fee received by Wolters Kluwer.

     NDCHealth will reimburse Per-Se for its reasonable out-of-pocket expenses up to $10 million if the merger agreement is terminated by Per-Se or NDCHealth because the merger agreement is not adopted and the merger is not approved by the requisite vote of the NDCHealth stockholders at the NDCHealth special meeting. However, NDCHealth will not reimburse Per-Se for its expenses if it has already paid Per-Se a termination fee. Similarly, if NDCHealth subsequently is required to pay Per-Se a termination fee, then any expense amount previously reimbursed by NDCHealth will be credited against the termination fee.

  NDCHEALTH ENTITLED TO EXPENSE REIMBURSEMENT

     Per-Se will reimburse NDCHealth for its reasonable out-of-pocket expenses up to $10 million if the merger is terminated:

     - by Per-Se or NDCHealth because the issuance of Per-Se common stock pursuant to the merger agreement is not approved by the requisite vote of the Per-Se stockholders at the Per-Se special meeting;

     - by Per-Se or NDCHealth because the merger has not been completed by February 26, 2006 (or such other date to which it may have been extended in accordance with the merger agreement) by reason of all applicable waiting periods applicable to the merger under the HSR Act not having expired or terminated; or

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

     - by Per-Se or NDCHealth because the merger has not been completed by February 26, 2006 (or such other date to which it may have been extended in accordance with the merger agreement) by reason of Per-Se's failure to obtain sufficient funds to consummate the merger.

     NDCHealth's right to receive reimbursement of its expenses is not its exclusive remedy in the event of Per-Se's failure to obtain sufficient funds to consummate the merger.

AMENDMENT AND WAIVER

     To the extent permitted by law, the merger agreement may be amended by a subsequent writing signed by Per-Se, Royal Merger Co. and NDCHealth, whether before or after stockholder approval of the merger agreement has been obtained.

     At any time prior to the effective time of the merger, any party may (i) extend the time for the performance of any obligation or other act of any other party, (ii) waive any inaccuracy in the representations and warranties of any other party and (iii) waive compliance with any agreement of any other party or any condition to its own obligations. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

GOVERNING LAW

     The merger agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof. The parties have agreed that Delaware state courts and federal courts located in Delaware will have exclusive jurisdiction with respect to any claims arising out of the merger agreement or the merger.

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

                     INFORMATION MANAGEMENT SALE AGREEMENTS

     The following summarizes material provisions of the information management sale agreements, including the stock purchase agreement included as an exhibit to NDCHealth's Form 8-K filed on August 29, 2005. The rights and obligations of the parties are governed by the express terms and conditions of the information management sale agreements and not by this summary or any other information contained in this joint proxy statement/prospectus. While neither Per-Se nor NDCHealth stockholders are being asked to approve the information management sale agreements, it is a condition to the merger that the sale of NDCHealth's information management business to Wolters Kluwer be consummated in accordance with the terms of the information management sale agreements.

STOCK PURCHASE AGREEMENT

     On August 26, 2005, simultaneously with the execution of the merger agreement, NDCHealth, NDCHealth Information Services (Arizona), Inc., a wholly owned subsidiary of NDCHealth (referred to in this joint proxy statement/prospectus as the information management subsidiary), and Wolters Kluwer entered into a stock purchase agreement. The stock purchase agreement provides that, upon satisfaction of the conditions set forth in the stock purchase agreement, NDCHealth will transfer all of the shares of the information management subsidiary to Wolters Kluwer in exchange for $382.1 million in cash. The purchase price is subject to adjustment based on the net working capital, deferred revenue and available net operating losses of the information management subsidiary as of the completion of the sale.

     The stock purchase agreement provides that, for five years following the completion of the sale, NDCHealth will not compete in the provision of certain types of information management products and services to pharmaceutical manufacturers, medical device manufacturers and certain other markets currently served by NDCHealth's information management business. NDCHealth and Wolters Kluwer also agreed not to solicit or hire employees from each other for one year following the completion of the sale.

     Each party's obligation to close the sale is conditioned upon all conditions to the closing of the merger agreement (other than the closing of the sale of the information management business) having been satisfied or waived. The sale is also subject to other conditions, including, without limitation, expiration or termination of the applicable waiting period under the HSR Act and no material adverse change with respect to the information management business.

     The stock purchase agreement may be terminated at any time prior to the completion of the sale by the mutual written consent of Wolters Kluwer and NDCHealth. In addition, the stock purchase agreement may be terminated if the sale has not been completed by February 26, 2005 (subject to certain extensions). If the stock purchase agreement is terminated by NDCHealth under circumstances where NDCHealth is required to pay Per-Se a break-up fee pursuant to the merger agreement, then NDCHealth must pay Wolters Kluwer a termination fee of $10 million.

     Each party makes certain representations and warranties in the stock purchase agreement; however, these representations and warranties do not survive the completion of the sale and will not give rise to an indemnification claim if the sale is completed.

CONTRIBUTION AGREEMENT

     Immediately prior to the closing of the sale of the information management business, NDCHealth and the information management subsidiary will enter into a contribution agreement pursuant to which NDCHealth will contribute certain assets relating to the information management business which are not already owned by the information management subsidiary. The information management subsidiary will also distribute certain assets which relate to NDCHealth's network systems and services business.

     The information management subsidiary will assume all liabilities of NDCHealth incurred in connection with the information management business and NDCHealth will assume all liabilities of the information management subsidiary incurred in connection with the network systems and services business.
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DATA SUPPLY AND SERVICES AGREEMENT

     Immediately prior to the closing of the sale of the information management business, NDCHealth, the information management subsidiary and Per-Se will enter into a data supply and services agreement. The data supply and services agreement sets forth the terms and conditions pursuant to which NDCHealth and Per-Se will provide the information management subsidiary with certain data and related services following the completion of the sale.

     The data NDCHealth is required to provide under the data supply and services agreement is generally the data processed by NDCHealth's proprietary network and currently provided to the information management business under intercompany agreements or practices. Per-Se also agrees to use commercially reasonable efforts to enable the delivery of certain Per-Se data to be processed by NDCHealth's proprietary network.

     Under the terms of the data supply and services agreement, the information management subsidiary receives a ten year exclusive license to the provided data for use in the provision of certain types of information management products and services to pharmaceutical manufacturers, medical device manufacturers and certain other markets currently served by NDCHealth's information management business.

     The information management subsidiary is required to pay certain fees for the provision of data and grant of the license under the data supply and services agreement. The fees generally increase during the term of the agreement and with the amount of data provided. For the first five years of the agreement, the information management subsidiary is not required to pay a fee to receive the same volume of data that NDCHealth currently provides the information management business. The information management subsidiary is also required to reimburse NDCHealth for certain costs incurred in connection with NDCHealth's performance under the agreement.

     The term of the data supply and services agreement is 20 years. Each party has limited rights to terminate the agreement for failure to pay amounts due under the agreement and bankruptcy or insolvency of the other party.

     The data supply and services agreement provides that, for a five year period, the information management subsidiary will not compete in the provision of certain types of products and services to pharmacies, healthcare providers, third party non-government healthcare payers and consumers.

     The data supply and services agreement contains extensive certification procedures and audit rights to enable the parties to confirm compliance with applicable laws, including HIPAA.

RETAIL INFORMATICS AND SERVICES AGREEMENT

     Immediately prior to the closing of the sale of the information management business, NDCHealth and the information management subsidiary will enter into a retail informatics and services agreement. The retail informatics and services agreement sets forth the terms and conditions pursuant to which the information management subsidiary will provide NDCHealth with access to certain data and related services following the completion of the sale.

     The data to which the information management subsidiary is required to provide access under the retail informatics and services agreement is generally the pharmacy transaction data currently provided by the information management business under intercompany agreements or practices.

     Under the terms of the retail informatics and services agreement, NDCHealth receives a ten year exclusive license to the provided data for use in the provision of certain types of products and services to pharmacies, healthcare providers, third party non-government healthcare payers and consumers.

     The information management subsidiary is required to pay certain fees for the provision of data and grant of the license under the retail informatics and services agreement. The fees generally increase during the term of the agreement and with the amount of data provided. NDCHealth is also required to

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

reimburse the information management subsidiary for certain costs incurred in connection with the information management subsidiary's performance under the agreement.

     The term of the retail informatics and services agreement is 20 years, subject to NDCHealth's right to terminate the agreement upon the fifth anniversary of the agreement. Each party has further limited rights to terminate the agreement for failure to pay amounts due under the agreement and bankruptcy or insolvency of the other party.

     The retail informatics and services agreement contains extensive certification procedures and audit rights to enable the parties to confirm compliance with applicable laws, including HIPAA.

TRANSITION SERVICES AGREEMENT

     Immediately prior to the closing of the sale of the information management business, NDCHealth and the information management subsidiary will enter into a transition services agreement. The transition services agreement will provide that NDCHealth and the information management subsidiary will provide each other services in such areas as information technology, financial accounting and reporting, human resources and other areas where NDCHealth and Wolters Kluwer may need transitional assistance and support. The party receiving a service will be required to pay a fee for the service, which fee is generally based on an estimate of the direct costs associated with the provision of the service. The term of the transition services agreement will be 90 days for most services, but may be terminated earlier under certain circumstances including failure to pay amounts due under the agreement.

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

                            INFORMATION ABOUT PER-SE

     Per-Se was organized in 1985 under the laws of the State of Delaware and provides integrated business management outsourcing services, Internet-enabled connectivity and administrative software for the healthcare industry. Per-Se delivers its services and products through its two operating divisions:
Physician Services and Hospital Services.

     The Physician Services division provides business management outsourcing services to the hospital-affiliated physician practice market, physicians in academic settings and other large physician practices. The division provides a complete outsourcing service, therefore, allowing physician groups to avoid the infrastructure investment in their own in-house billing office. Services include clinical data collection, data input, medical coding, billing, contract management, cash collections and accounts receivable management. These services are designed to assist healthcare providers with the business management functions associated with the delivery of healthcare services, allowing physicians to focus on providing quality patient care. These services also assist physicians in improving cash flows and reducing administrative costs and burdens. The division's offerings have historically focused on the back-end processes required to ensure physicians are properly reimbursed for care delivery. The division also has an ASP-based physician practice management solution, named MedAxxis, that targets office-based physician groups.

     The Hospital Services division products focus on optimizing the revenue cycle and improving administrative efficiencies for hospitals. Solutions include electronic claims processing, referral submissions, eligibility verification and other electronic and paper transaction processing as well as patient and staff scheduling systems.

     Per-Se markets its products and services to constituents of the healthcare industry, primarily to hospital-affiliated physician practices, physician groups in academic settings, hospitals and integrated delivery networks. Per-Se services more than 19,000 physicians and 2,000 hospitals.

     This joint proxy statement/prospectus incorporates important business and financial information about Per-Se from other documents that are not included in or delivered with this joint proxy statement/ prospectus. For a listing of the documents incorporated by reference in this joint proxy statement/ prospectus, see the section entitled "Where You Can Find More Information" beginning on page 150.

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

                          INFORMATION ABOUT NDCHEALTH

BUSINESS

     Unless otherwise noted, all references in this report to a particular fiscal year means NDCHealth's fiscal year as described in NDCHealth's "Management's Discussion and Analysis of Financial Condition and Results of Operation" contained elsewhere in this joint proxy statement/prospectus.

  GENERAL

     NDCHealth Corporation is a Delaware corporation incorporated in 1967 and is a leading healthcare information solutions company that provides products and services to the major segments of the healthcare industry -- pharmacies, hospitals, physicians, payers and pharmaceutical manufacturers.

     NDCHealth is a leading provider of value-added electronic health information processing services, in terms of the number of electronic transactions processed. NDCHealth is connected to over 90% of the retail pharmacy stores in the United States, more than 20% of the nation's hospitals and over 1,000 healthcare payers. NDCHealth also provides information services and solutions to more than 100 pharmaceutical manufacturers and has approximately 100,000 medical professionals using NDCHealth's practice management solutions. NDCHealth believes that its connectivity and relationships across multiple segments of the healthcare industry position it to provide integrated information solutions to improve the efficiency and effectiveness of healthcare.

     NDCHealth's strategy starts with the fundamental transaction in healthcare's revenue cycle -- the submission of claims from providers to third-party payers through the NDCHealth Intelligent Network. From NDCHealth's network, where authorized by NDCHealth's customers, NDCHealth captures the claim and related transaction information, combines that information with data NDCHealth purchases, and creates information solutions for pharmaceutical manufacturers and healthcare providers. NDCHealth's information strategy is to continue to aggregate and integrate data from its processing network to create unique new products to build additional streams of revenue and expand margins.

     NDCHealth is currently executing a business strategy to evolve from a value-added intelligent network and information products provider to an integrated healthcare information solutions company. NDCHealth's strategy is to continue to expand its markets and add new product and service applications as it offers its customers high quality, quantifiable value-added information solutions in healthcare. NDCHealth seeks to achieve this strategy by leveraging the assets of its business segments -- Pharmacy Services and Systems, Hospital Solutions, Physician Solutions and Information Management -- and growing a sustainable business model with a consistent base of predictable, recurring revenue.

     Over the last two years, NDCHealth has undertaken efforts to streamline the company and focus on its business segments it believes offer the greatest potential for growth. NDCHealth implemented a number of actions, which included selling certain businesses, discontinuing particular underperforming products and eliminating overhead costs.

     During the fourth quarter of fiscal 2004, NDCHealth's management performed a review of its European businesses to determine alternatives to mitigate losses associated with these operations and allow NDCHealth to focus on accelerating the roll out of new pharmacy and hospital solutions, integrating the acquired Arclight business, and developing new information solutions for the pharmacy and pharmaceutical industries in the United States. As a result of this strategic review, the board of directors, in the fourth quarter of fiscal 2004, authorized the disposition of NDCHealth's European businesses. In the second quarter of fiscal 2005, NDCHealth completed the sale of its United Kingdom operations, including NDCHealth Limited and NDCHealth Holdings UK Ltd. In June 2005, NDCHealth completed the sale of its German operations.

     During the first half of fiscal 2005, management implemented a strategy to dispose of certain North American assets to focus on the best U.S. market opportunities and to help reduce outstanding debt. In March 2005, NDCHealth sold its 49.5% ownership interest in HealthTrans, which had comprised
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NDCHealth's entire Pharmacy Benefit Services business segment. In addition, in
April 2005, NDCHealth completed the sale of its Canadian pharmacy systems and claims processing services operations. Net cash proceeds from these transactions were used to reduce debt.

     Following the sale of its ownership interest in HealthTrans, NDCHealth is no longer operating in its former Pharmacy Benefit Services business segment. Given the current composition of the company following these dispositions, NDCHealth currently reports the following segments: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions and Information Management.

     The NDCHealth Intelligent Network is the cornerstone of NDCHealth's Pharmacy Services and Systems and Hospital Solutions segments and transmits information from pharmacies and hospitals to third party payers for reimbursement. These payers include private insurance carriers, managed care organizations, pharmacy benefit managers ("PBMs") and government agencies. NDCHealth offers to its pharmacy customers transaction processes such as claims submission, customized validation and proprietary message editing, eligibility verification, remittance advice, prescription ordering, and refill authorization. NDCHealth is strengthening its position in the point-of-service prescription fulfillment area with the recent introduction of its NDC PharmacyRx(TM), which is priced on a per transaction basis, and NDC EnterpriseRx(TM) lines of system solutions, which are being sold using either a license plus maintenance basis or a monthly per store fee, a transaction pricing model designed to create a recurring revenue stream.

     NDCHealth also offers claims processing and claims editing services to hospitals and larger providers, which serves to increase claims acceptance rates by payers of hospital claims and assists hospital management in improving cash flow and reducing accounts receivable. NDC ePREMIS(R), the next-generation revenue cycle management solution set launched in late fiscal 2003, expands the functionality of NDCHealth's provider claims management system, and creates a platform upon which new applications can be built. Using Internet technology, this offering provides a path to upgrade NDCHealth's existing customer base which, combined with the customers already converted to NDCHealth's new NDC ePREMIS Claims Management Solutions, is approximately 1,800 hospital and large provider facilities. Similar to NDCHealth's pharmacy offerings, the new workflow features of NDC ePREMIS yield greater efficiency and better workload balancing. NDC ePREMIS can also be integrated into hospital information systems provided by various major companies which allows NDCHealth to further extend its market reach.

     In the Physician Solutions segment, NDCHealth focuses on a niche in the one-to-two physician practice group market, and NDCHealth believes it currently has a 40% share of this market with approximately 63,000 medical practices using its physician office management software solutions. Physicians' offices utilize NDCHealth's software and systems to handle patient scheduling and billing, and to manage their accounts receivable. Because of the relative lack of connectivity in small physician offices, NDCHealth believes these customers represent a unique opportunity for expanded electronic claims processing and electronic prescription ("e-prescribing") services. These electronic connections assist NDCHealth's customers in improving their cash flow, provide an important communication channel between payers and physicians, and improve patient safety and care. NDCHealth has already connected systems for more than 16,000 physicians to a third party on-line network to process claims or write prescriptions using an electronic data interchange ("EDI") network.

     NDCHealth's pharmacy, hospital, and physician system solutions are the entry and exit points for information to and from the NDCHealth Intelligent Network. Through its network, NDCHealth is partnering with its customers to improve financial and operational efficiency and effectiveness. Some examples include: real time eligibility verification, drug formulary and inventory management, and facilitation of prompt payment.

     NDCHealth's Information Management segment provides innovative information and decision support solutions enabling pharmaceutical manufacturers to better evaluate and optimize their performance and develop strategies for improved marketing, sales, and managed care rebate spending. NDCHealth collects data from retail pharmacies, physicians, hospitals, drug wholesalers, the NDCHealth Intelligent Network and third party networks and manufacturers to give its customers a complete source of information with
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which to answer their business questions. NDCHealth also offers solutions from its Intelligent Health Repository(TM), an integrated diagnosis-to-drug linked longitudinal database of healthcare claims information utilized for segmentation, targeting, compensation and market research analysis.

     NDCHealth transforms these large volumes of drug sales data, prescribing physician data and de-identified patient data into information solutions that help its customers optimize their promotional and managed care expenditures.

     NDCHealth's business generates revenue consisting of transaction processing fees, maintenance and support fees, information management subscription fees and single-use service sales, consulting services and software license revenue. NDCHealth's applications help customers better manage their revenue cycle and accelerate cash flow, reduce overhead costs, react quickly to changing market conditions, improve business operations and streamline administrative processes.

     NDCHealth believes that the healthcare market offers attractive opportunities for renewed growth. As NDCHealth executes its strategy, it seeks to increase both its penetration of existing markets and to enter new, related markets through the development of new integrated information solutions.

  ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES

     From time to time, NDCHealth has made acquisitions and investments and entered into strategic alliances in an effort to obtain a competitive advantage or an expanded presence in targeted markets. NDCHealth believes that selective acquisitions, investments and strategic alliances are important to its ability to compete effectively.

     On December 31, 2003, NDCHealth acquired the continuing operations of Arclight Systems LLC ("Arclight"), an information management company owned by a major wholesale drug distribution company, Cardinal Health, Inc., and a number of major retail pharmacy chains, including Albertson's Inc., CVS Corporation, Kmart Corporation and Wal-Mart Stores, Inc. NDCHealth acquired fixed assets and employees and obtained a seven-year exclusive license to certain of its assets. The purchase price included 381,098 shares of unregistered NDCHealth common stock with a market value as of the date of issuance of $10.0 million and a five-year warrant to purchase an additional 381,098 shares of NDCHealth common stock at an exercise price of $26.24 per share with an estimated value as of the date of issuance using the Black-Scholes option pricing model of $4.4 million. The assumptions used in estimating the warrant's value were a risk-free interest rate of 3.3%, an expected dividend yield of 0.6%, an expected life of five years, and expected volatility of 48%. Under the terms of the merger agreement with Per-Se and the stock purchase agreement with Wolters Kluwer, this warrant will be canceled for a payment of its fair value, equal to $1,740,000, which will be paid by NDCHealth at the time of the merger.

     The acquisition required the recording of transaction and lease termination costs totaling $3.1 million and a $0.7 million receivable for future cash payments from the remaining Arclight business to NDCHealth relating to a previous agreement between the two parties. The owners of Arclight made a transition payment of $2.0 million to NDCHealth at closing. The transition payment resulted in a reduction in the consideration NDCHealth paid for Arclight's business.

     Additionally, NDCHealth will pay Arclight royalties on NDCHealth's future sales of products utilizing Arclight data and the agreement to use certain data may be extended for three additional years if certain business objectives are met. These obligations will be assumed by the information management subsidiary Wolters Kluwer is purchasing in connection with that transaction.

     In April 2004, NDCHealth acquired McKesson Corporation's OmniLink(SM) pre- and post-editing (PPE) assets and customer base for pharmacy claims processing and editing for approximately $14.0 million in cash. In connection with the transaction, NDCHealth signed an agreement to form a strategic alliance with McKesson's pharmacy systems company that will enhance NDCHealth's offering of value-added transactions services to pharmacies. NDCHealth is jointly marketing NDCHealth's NDC Pre & Post Editing Service solutions to the McKesson Pharmacy Systems customer base. At the time of

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this asset purchase, NDCHealth added more than 2,000 OmniLink store locations to
NDCHealth's existing base of more than 30,000 pharmacies using NDCHealth's PPE services.

     For additional information regarding NDCHealth's acquisitions, see "Note 3 -- Business Acquisitions and Investments" in the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus.

  PRODUCTS, SERVICES AND DISTRIBUTION CHANNELS

     All of NDCHealth's products are designed to be compliant with the U.S. government's Health Insurance Portability and Accountability Act of 1996, or HIPAA, regulations, to the extent those regulations are applicable to such products.

     NDCHealth is now reporting its financial and operating results in four business segments: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions and Information Management. The Information Management segment will be divested to Wolters Kluwer in exchange for approximately $382 million in cash immediately prior to the consummation of the merger.

                                               2005           2004           2003
                                           ------------   ------------   ------------
                                                     (DOLLARS IN MILLIONS)
Revenue:
Pharmacy Services and Systems............  $128.7    33%  $130.4    33%  $130.2    33%
Hospital Solutions.......................    64.3    17%    67.1    17%    69.1    17%
Physician Solutions......................    32.5     8%    39.6    10%    44.2    11%
Information Management...................   162.1    42%   158.7    40%   157.2    39%
                                           ------   ---   ------   ---   ------   ---
                                           $387.6   100%  $395.8   100%  $400.7   100%
                                           ======   ===   ======   ===   ======   ===

     For additional financial information regarding NDCHealth's segments and geographic areas, see "Note 13 -- Segment Information" in the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus.

  PHARMACY SERVICES AND SYSTEMS

     NDCHealth believes the NDCHealth Intelligent Network and point-of-service systems offer opportunities to streamline its customers' workflow, improve their cash flow, and provide real-time information to help providers better manage their businesses. The NDCHealth Intelligent Network connects pharmacies to more than 1,000 third-party payers or benefit plans, using real-time online connectivity.

     NDCHealth focuses on the fundamental transaction in healthcare's revenue cycle -- the submission of electronic healthcare claims from providers (pharmacies, hospitals and physicians) to third-party payers (commercial insurers, Medicare and Medicaid). Through the NDCHealth Intelligent Network, NDCHealth processes 5.7 billion transactions (1,475 transactions per second) including 3.2 billion pharmacy claims annually, more than any other company in America. NDCHealth treats healthcare claims as mission critical transactions that keep healthcare dollars flowing. NDCHealth believes that the NDCHealth Intelligent Network is the most reliable electronic healthcare transaction network available in the U.S., with more than 99.9% up-time. It is a single point of access, ensuring transactions are routed quickly and reliably to help pharmacies, hospitals and physician offices streamline internal operations and increase productivity 24 hours a day, 365 days a year.

     The point-of-service systems that NDCHealth offers help its customers improve efficiency and reduce costs while also serving as an additional source of transaction volume for NDCHealth's intelligent network. NDCHealth offers real-time electronic connectivity through its NDCHealth Intelligent Network for claims/encounter editing, submission, eligibility verification, remittance advice, referral authorization, and claim status and tracking.

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     NDCHealth believes that the growing acceptance of healthcare technology and the need to speed payment, while reducing costs and improving the quality of care, will result in an increase in the number and types of electronic healthcare transactions. Many of the new transaction types may have broad impact across the healthcare continuum. For example, new solutions such as electronic prescriptions can create new information management needs and directly impact the way physicians, hospitals, pharmacies and payers practice and do business. Other examples include electronic referrals by physicians to hospitals and the increased use of electronically available medical data by physicians, hospitals and other providers to satisfy new types of healthcare information needs.

     NDCHealth believes it is the foremost "total pharmacy solutions vendor" in the U.S. with more than 90% of pharmacies relying upon its network for either its efficient prescription claims processing or pre & post editing services. State-of-the-art pharmacy management systems, decision support, and customer loyalty solutions complement its Network services. NDCHealth Pharmacy solutions address all of the major processes that impact the operational efficiency, cash flow and revenue of chain, independent, mail order and specialty pharmacies. In order to compete effectively in today's market, retail pharmacies must provide the convenience of the traditional store, the cost effectiveness of mail order and the interpersonal relationships required by the consumer. Through NDCHealth's partnerships with chain and independent pharmacies, NDCHealth understands the demands that are placed on retail pharmacies and NDCHealth provides solutions to reduce cost and optimize efficiency for all dispensing alternatives. NDCHealth's pharmacy management systems, including NDC PharmacyRx(TM), NDC EnterpriseRx(TM), and NDC MailRx(TM), help optimize prescription processing audits Retail Insight suite of products provides critical, actionable, analytical information needed to develop and implement business growth strategies and positively influence the pharmacy's bottom line.

     As part of the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, Medicare beneficiaries will begin to receive their prescription drugs under the new benefit starting January 1, 2006. In May 2005, the Centers for Medicare & Medicaid Services (CMS) awarded NDCHealth a one-year contract with three potential one-year extensions to provide the network services as part of a system for calculating beneficiaries' True Out-Of-Pocket (TrOOP) costs. This contract requires NDCHealth to provide routing of claims for benefits paid by supplemental insurance payers other than Medicare back to the prescription drug plans to ensure that what seniors pay at pharmacy counters takes into account the out-of-pocket payments and the proper level of their Medicare coverage. In addition, CMS has contracted NDCHealth to be the primary facilitator for Medicare Part D enrollee benefit eligibility, which will allow retail pharmacies to electronically check primary and supplemental coverage for approximately eight million seniors who have not received their new coverage information.

     NDCHealth believes it is positioned to take advantage of these opportunities. Accordingly, NDCHealth expects future growth opportunities through helping to further automate its existing customers. NDCHealth also expects transactions to increase as the population ages and use of electronic transmission for both existing and new transaction sets grows. NDCHealth has developed and continues to expand distribution channels for its solutions through its direct sales force, alliances, value-added resellers and direct mail.

     NDCHealth's primary competitors in providing Pharmacy Services and Systems solutions are providers' own in-house solutions, Emdeon Corporation, eRx Network, PDX, Inc., QS/1Data Systems and numerous smaller regional companies.

     NDCHealth's pharmacy offerings allow its customers to increase the accuracy and efficiency of claims management, to enhance the accuracy of reimbursements thereby reducing costs, to understand and react quickly to changing market conditions, to improve productivity and management of pharmacy operations and to gain valuable insight into revenue management and profit improvement. NDCHealth's

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pharmacy solutions are available to independent, regional and national chain and mail-order pharmacies, and include:

  Service Solutions:

     - NDCHealth Intelligent Network processes real-time pharmacy transactions for claims and eligibility efficiency and provides access to more than 1,000 payers.

     - NDC Pre & Post Editing performs real-time validation and data management of pharmacy claim submission data to minimize claim submission errors and ensure accurate claims reimbursement.

     - NDC PPE+ for CommunityRx provides a systematic review of community pharmacy claims before and after they are submitted. Using a variety of financial and clinical edits, PPE+ helps pharmacies maximize claim reimbursement, minimize submission errors and can help prevent prescription errors.

     - NDC RxSafety Advisor(R) helps pharmacies manage prescription safety by checking for preventable mistakes during the dispensing process such as look-alike/sound-alike drug pairs, typical/atypical dosing logic, pediatric and geriatric dose screening. (U.S. patent pending).

     - ProviderPay(R) is an automated solution of the entire revenue cycle providing next-day funding of third-party claims, online funding reconciliation services and account aging by payer. (Provider Pay is a registered trade mark of P5 E. Health Services, Inc.).

     - NDC Electronic Prescription Service is a web-based service that facilitates pharmacy and physician communications for electronic prescription orders and refill authorizations, allowing pharmacies to better manage workflow, check for drug interactions, validate prescriptions and make refill requests quickly and easily.

  Decision Support Solutions:

     - NDC Retail Insight provides actionable analysis that combines NDCHealth's customers' data with market data to create information that identifies and quantifies specific opportunities to increase revenue, margin and cash flow.

     - NDC Prescriber Data Management Services provide a single-source solution for keeping practitioner profile data accurate and up to date.

     - PharmacyAide is a suite of pharmacy management services using a combination of customer and NDCHealth data delivered through NDCHealth's consulting partner.

     - AWP Resubmission Services enables pharmacies to capture claims reimbursement dollars that were not properly reimbursed by third party payers, by identifying, reversing and resubmitting third-party claims where the average wholesale price ("AWP") has increased and the claim was paid using the old AWP in the reimbursement calculation. (U.S. patent pending).

     - Compliance and PersistencyRx is a patient-centered program that provides education about drug, disease and lifestyle issues improving patient adherence to prescribed long-term pharmaceutical therapies. The objective is to maximize patient adherence to chronic medications, optimize patients understanding of their medication and reduce overall healthcare costs associated with non-compliance.

  Systems Solutions:

     - NDC EnterpriseRx is a next generation pharmacy management solution designed to help regional and national chain pharmacies marshal resources across the entire enterprise -- corporate headquarters, retail stores, central fill, processing and mail order facilities -- to enable standardization of business processes and economies of scale. NDC EnterpriseRx will allow pharmacies to accept prescriptions from multiple sources, process them wherever they choose, and meet customer
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       preferences for script receipt. This integrated approach will help to improve customer service and allows for more efficient use of resources and better quality control. With timely access to enterprise-wide data, pharmacies will be able to make more informed decisions that will increase efficiencies, improve margins and enable more effective expansion. The software will address the challenges facing the pharmacy industry today -- dramatic growth in prescription volume, pronounced pharmacist shortage, lower profit margins on prescriptions, increased patient demand for service and increased competition for customers. NDCHealth's software will allow a pharmacy to fill more prescriptions with the same number of pharmacists, integrate all pharmacy applications into one central system with a single source of customer files and retain current customer base while increasing market share.

     - NDC PharmacyRx is a low-cost network-based pharmacy solution specifically designed to meet the needs of community pharmacists; it automates the prescription fulfillment process and provides connectivity to NDCHealth's Intelligent Network for independent and small chain pharmacies. Included in the NDC PharmacyRx package are third-party claims transmissions via the NDCHealth Intelligent Network, NDC Pre- and Post-Editing, software and upgrades, centralized prescriber and product pricing data, automated data backup and storage, digital signature capture, POS interface and a variety of reports.

     - NDC MailRx is a comprehensive, computer-based order processing and fulfillment system for high-volume, mail order, central fill, and specialty pharmacies that provides automation, configuration and integration, allowing a seamless workflow from order creation to customer delivery. This sophisticated and efficient system minimizes the need for time-consuming human intervention, while at the same time providing users with comprehensive patient and drug information to ensure high quality service.

     - Point of Sale is a low-cost, comprehensive, easy-to-use point of sale solution. This Windows-based, scalable register interfaces with a variety of systems and can accommodate multiple stores. It can handle UPC and prescription bar codes and offers full audit trail capabilities.

     - More than 90% of the pharmacies in North America are connected to the NDCHealth Intelligent Network, totaling approximately 50,000 chain, independent, mail order, managed care and institutional outlets.

     NDCHealth's pharmacy solutions are currently offered through its direct sales force and alliances. As a provider of pharmacy solutions, NDCHealth competes with in-house capabilities as well as with many other vendors, including PDX, Inc. and QS/1 Data Systems. Based on the number of pharmacies served, NDCHealth believes that it is the largest provider of pharmacy systems and transaction processing solutions in the United States.

  HOSPITAL SOLUTIONS

     NDCHealth has approximately 1,800 hospital and large provider customers. As an established industry leader in revenue cycle management, NDCHealth offers its customers software and service solutions that provide workflow management offerings and support for many different transactions. NDC ePREMIS solutions deliver comprehensive revenue cycle management tools for hospitals and other healthcare facilities that enable the exchange of critical information throughout the continuum of care to accelerate cash flow, reduce costs, and improve productivity for its customers. NDCHealth's hospital solution set, NDC ePREMIS, provides tools to allow its customers to manage the claims and remittance process, accelerate and improve cash flow, reduce bad debt, track accounts receivable and costs, and improve productivity. NDCHealth offers world-class service and support professionals to help its customers maximize the benefits they receive from its solutions. NDCHealth's hospital and healthcare facility offerings include:

     - NDC ePREMIS Claims Management -- A workflow-oriented, HIPAA-ready, all-payer claims management system with industry-leading editing capabilities. This next generation solution

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       provides NDCHealth's customers with internet-based or hosted options, claims status, denial management reporting, improved editing capabilities, enhanced workflow, user managed routine maintenance and real-time claims submission to the Medicare online system.

     - NDC ePREMIS Xchange -- An internet-based, HIPAA-ready, claims validation and delivery solution.

     - NDC ePREMIS Remittance Management -- A process that automates the capture of all third-party payment information from the payer, and is available in interactive, batch or file transfer versions.

     - NDC ePREMIS Verification Management Powered by Quovadx, Inc. -- An EDI platform to manage a full set of HIPAA-ready transactions such as eligibility verification, referrals/authorizations and pre-certifications, claims status and credit/identity checking. The solution, available as browser-based or integrated with a customer's patient accounting system, offers the ability to route transactions through a clearinghouse or direct to payers.

     - NDC ePREMIS Medical Necessity Powered by 3M Health Information
       Systems -- A solution that helps determine financial responsibility and ensure that healthcare providers meet Medicare medical necessity checking and compliance through the utilization of a combination of integrated content and application solutions. Medical Necessity is included with NDC ePREMIS Claims Management and is also available as a browser-based module or integrated into NDC PREMIS or a customer's patient accounting system.

     - NDC ePREMIS MedPrint Statements -- A service that provides high volume, high speed generation of statements, past due notices, collection letters and final notices. This service is available with internet-based capabilities that include a patient payment portal and online statement viewing and tracking.

     NDCHealth competes with many companies in offering hospital revenue cycle management solutions, including CareMedic, Emdeon Corporation, McKesson, Per-Se Technologies, SSI Group, XactiMed and other national and regional providers. NDCHealth believes that it is among the largest providers of network transaction solutions to hospitals in North America in terms of number of hospitals. NDCHealth's hospital solutions are offered in the United States through its direct sales force as well as through multiple strategic alliances such as with Siemens Medical Solutions and Achieve Healthcare Technologies.

  PHYSICIAN SOLUTIONS

     NDCHealth provides small-office physicians with the resources necessary to streamline billing and other internal processes such as scheduling, increasing productivity and optimizing accurate reimbursement. NDCHealth offers its physician customers enhanced practice management capabilities, electronic commerce solutions, and interactive training. NDCHealth's physician solutions include:

     - NDCMediSoft(TM) is practice management software that facilitates patient appointment scheduling, claim form printing, tracking of insurance claims and assures accurate patient demographic information. NDCMediSoft also provides simplified patient billing and patient accounts receivable reporting.

     - NDCLytec(TM) helps physicians streamline their practice management tasks, allowing physicians to efficiently manage accounts receivable, as well as track authorizations and inventory. Other practice management enhancing features include electronic or paper claims submission, appointment scheduling, management of referrals and a selection of more than 25 reports.

     - NDCConcept(TM) is a Microsoft Windows NT based practice management system providing complete scheduling, patient demographics, electronic billing and accounts receivable in a Windows environment.

     - NDCHealth Transaction Solutions allow NDCMedisoft, NDCLytec and NDCConcept customers to transmit electronic claims to payers, process patient statements, write and submit electronic

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       prescriptions. These and other electronic commerce services offered by
       NDCHealth are designed to automate processes and improve the business of healthcare.

     NDCHealth's physician solutions are offered in the United States through value-added resellers, NDCHealth's direct telephone sales force, and alliance partners. NDCHealth's major competitors in providing physician solutions are Emdeon Corporation, Misys plc, VitalWorks, Inc. and numerous smaller competitors.

  INFORMATION MANAGEMENT

     NDCHealth provides innovative information and decision support solutions enabling pharmaceutical manufacturers to optimize performance and evaluate strategies for improved marketing, sales and managed care spending. NDCHealth collects data from retail pharmacies, physicians, hospitals, drug wholesalers, the NDCHealth Intelligent Network and pharmaceutical manufacturers to give its customers a complete source of information with which to answer their business questions and on which to base their business decisions.

     NDCHealth's sales targeting and compensation solutions empower pharmaceutical manufacturers to be more competitive and efficient and help them determine how to design fewer but more productive sales activities. NDCHealth offers a suite of products and services to monitor sales force performance; provides information and decision support tools for sales compensation, sales force sizing and alignment; and improves sales detailing effectiveness through more accurate physician demographic information. NDCHealth's products and services in this segment are offered for the United States and may be delivered to customers in a variety of media, including electronically via file transfer protocol, e-mail, CD-ROM or magnetic tape, and paper reports.

     NDCHealth's sales targeting and compensation offerings include:

     - NDC Territory Manager is its projected zip code-level prescription information service designed as a sales performance measurement tool. NDC Territory Manager is designed to report projected prescriber-linked retail prescription data for specific customer-defined markets and sales force alignments.

     - NDC Sales & Marketing Analyzer is a web-enabled decision-support tool enabling detailed analysis of sales, marketing and managed care performance by customer-defined products and markets.

     - NDC Hospital Outflow provides information needed to measure and understand how prescribing practices impact a pharmaceutical manufacturer's retail prescription sales.

     - The NDC Pharmaceutical Audit Suite (PHAST) allows healthcare market researchers and executives to view the most complete and timely source of pharmaceutical sales information across all therapeutic areas, geographies, classes of trade and manufacturers. PHAST is used for determining new market licensing, acquisition and R&D opportunities, evaluating co-promoting effectiveness, forecasting and tracking new product launches.

     - NDC LaunchTrac reports weekly prescribing activity for newly launched pharmaceutical products, line extensions and existing products.

     - NDC Prescriber allows pharmaceutical manufacturers to identify, understand and target high-potential prescribers by using this projected prescriber-level prescription database.

     - NDC Non-Retail is a comprehensive source of detailed, customizable non-retail sales information.

     - NDC Practitioner ID and Consensus and NDC Linkmaster help pharmaceutical manufacturers maximize the effectiveness of sales call files by providing accurate up-to-date call file information to verify prescribers' demographic information and validate names, registration numbers and address information.

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     - NDC Practitioner Validation Service (PVS) validates whether a practitioner is eligible to receive samples in accordance with the Prescription Drug Marketing Act.

     NDCHealth's Managed Care Solutions use prescription information in order to target prescribers by their plan affiliations and monitor product utilization among health plan providers. Offerings include:

     - NDC Payer Suite offers pharmaceutical manufacturers the information needed to more accurately target and measure performance and compensation by understanding the growing impact of managed care plans on prescribing behavior. The Payer Suite offers three distinct views of managed care influence. NDC Payer Prescriber identifies the most valuable prescribers by method of payment; NDC Payer Organization measures prescription volume for individual managed care plans; and NDC Payer Geographic identifies the most valuable/important sales territories by method of payment.

     - NDC Managed Care Analyzer is a web-enabled analysis and decision-support tool that provides multiple levels of information on prescription activity among third-party payers for pharmaceutical manufacturers to deploy sales resources or devise strategies and track plan performance.

     - NDC Managed Care Rx Navigator is a comprehensive software tool providing plan level prescription and targeting information in a user-friendly format.

     NDCHealth's Intelligent Health Repository provides information, advanced analytical solutions and industry expertise in the form of Outcomes Research, Patient Studies, Forecasting and ad-hoc reporting to help sales and marketing professionals transform market data into successful marketing strategies:

     - Patient Studies give researchers insight into patient behavior through de-identified, encrypted patient-linked longitudinal data, allowing manufacturers to understand the dynamics of patient compliance, persistency, product switching, patient share and counts as well as measuring the impact of direct to consumer (DTC) campaigns on patient use.

     - Outcomes Research provides customized research studies for providing a competitive advantage by investigating a wide range of disease treatment information through managed care, physician and hospital claims data.

     NDCHealth provides information management solutions to more than 100 pharmaceutical manufacturers. NDCHealth's information solutions are offered in the United States. NDCHealth's primary competition in providing these solutions includes IMS Health, Verispan and a number of smaller companies providing managed care consulting or other analytical products.

     Immediately prior to the closing of the merger, Wolters Kluwer will purchase the shares of the operating subsidiary that conducts the information management business in exchange for approximately $382 million in cash. Certain other assets of the information management segment will be contributed to this subsidiary prior to that transaction. For additional information regarding the sale of the information management segment, please see the section entitled "Information Management Sale Agreements" beginning on page 88.

  OPERATIONS AND SYSTEMS INFRASTRUCTURE

     NDCHealth operates multiple data and customer support facilities with primary sites located in Atlanta, Georgia; Phoenix (primarily associated with the Information Management segment) and Gilbert, Arizona; Tulsa, Oklahoma; Pittsburgh, Pennsylvania; and Vancouver, British Columbia, Canada. During fiscal 2005, NDCHealth focused on leveraging technology to reduce operating costs, expanding business continuity operations to ensure reliable services and enhancing security of its networks consistent with HIPAA mandates.

     Due to the large number and variety of its products and services, NDCHealth does not rely on a single technology to satisfy its sophisticated computer systems needs. NDCHealth employs technology suited to the particular processing requirements for each of its business markets focusing on (i) fault-

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tolerant computers for high volume, real-time transaction processing; (ii)
client-server technology for end-user database applications; (iii) large scale transaction and batch data processing systems for central host system requirements; and (iv) Hewlett-Packard, SUN, IBM, UNIX, Dell, Linux, Oracle, NT and Windows-based systems for specialized communication and database applications systems. In addition, stringent procedures are in place within NDCHealth's data centers and networks to ensure informational integrity and customer privacy for personal health information data from the point of data entry to claim adjudication.

     NDCHealth's data centers are linked together to maximize the speed and transfer of data between geographic locations. Larger systems are linked via high speed, fiber-optic based networked backbones for file exchange and inter-system communication purposes; other systems use high speed LAN and WAN connections with the bulk of these connections utilizing the TCP/IP protocol. Business continuity necessitates using fault-tolerant or redundant communications equipment to provide "non-stop" operation or to enable service to be quickly restored. NDCHealth's primary network control center and backup control center are connected by a matrix communication switch allowing key communications lines to be moved between control centers. Distributed network communications equipment employs remote diagnostics and automated error reporting, and auto-reloading of software from local ROMs. NDCHealth's data and network equipment is supported 24 hours a day, 7 days a week by maintenance and operations personnel. NDCHealth also maintains storage systems connected to the backbones, including robotic tape libraries and optical storage, for archival purposes. NDCHealth's systems are supported using advanced network control by its experienced systems, operations and production control staffs.

     NDCHealth's communications infrastructure linking NDCHealth to customers and payers is composed of numerous discrete networks, each designed for the particular requirements of NDCHealth's market segments. In addition to NDCHealth's expanding support of the public Internet, NDCHealth maintains four primary communications networks using fault-tolerant SONET ring technology. This technology includes a dial-up, short transaction network; a private line nationwide high bandwidth network; a frame relay network; and, a dial-up voice/data network for interactive and voice traffic for file transfer systems. NDCHealth also provides full-time, full-bandwidth, dial back-up capabilities to both NDCHealth's leased line and frame relay networks. Additionally, NDCHealth uses multiple telecommunications providers to further limit network service vulnerabilities. NDCHealth also maintains a number of support services offering Internet and ISDN connectivity. The network environment supports a diverse set of telecommunication protocols to respond to individual customer requirements.

  INTELLECTUAL PROPERTY

     NDCHealth relies upon a combination of the following to protect the intellectual property used in its business: (i) patent, trademark, copyright, trade secret and other intellectual property related laws; (ii) contractual covenants in license and service agreements, employee agreements and nondisclosure agreements; and (iii) certain technical measures.

     NDCHealth uses numerous trademarks, trade names and service marks to identify its products and services, including without limitation NDC(R), NDCHealth(R), NDCHealth Information Services(R), NDC PREMIS(R), NDC ePREMIS(TM), NDCLytec(R), NDCMedisoft(R), NDCConcept(TM), NDC PharmacyRx(TM), NDC EnterpriseRx(TM), National Community Pharmacy Network(R) and NCPN(R). In addition, NDCHealth has a number of pending patent applications covering certain of its network and systems technologies. While patents will, if granted, provide certain protections for its intellectual property, NDCHealth's success depends more on its ability to further develop, enhance and modify its current products and services.

     If NDCHealth were unable to protect its trademarks, patents and other intellectual property adequately, this could have a material adverse effect on its business and hurt NDCHealth in maintaining its existing brands and establishing new ones. The steps NDCHealth has taken to protect its proprietary rights may not be adequate. Third parties may infringe upon or misappropriate NDCHealth's marks, patents and similar proprietary rights. In the future, litigation may be necessary to enforce and protect

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NDCHealth's trademarks, patents and other intellectual property rights.
Litigation would divert management resources and be expensive and may not effectively protect NDCHealth's intellectual property.

     Substantial litigation regarding intellectual property rights exists in the technology industry, and NDCHealth expects that software products and other technologies may be increasingly subject to third-party infringement claims. Although NDCHealth believes that its products do not infringe on the intellectual property rights of others, NDCHealth cannot provide assurance that such a claim will not be asserted against NDCHealth in the future, or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. The defense of an infringement claim against NDCHealth could divert management and monetary resources and have a negative impact on NDCHealth's ability to conduct its business in the manner NDCHealth desires.

     NDCHealth also relies on a variety of intellectual property rights that NDCHealth licenses from third parties for use in certain systems and products. These third party licenses may not continue to be available to NDCHealth on commercially reasonable terms. NDCHealth's loss of or inability to maintain or obtain upgrades to any of these licenses could have a material adverse effect on its business.

  RESEARCH AND DEVELOPMENT

     During fiscal 2005, 2004 and 2003, NDCHealth expended $41.4 million, $42.2 million, and $36.8 million, respectively, on activities relating to the development and improvement of new and existing products and services.

     NDCHealth capitalizes the cost of developing software held for sale to its customers as well as software used internally to provide services to its customers. In accordance with Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" and Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," capitalization of costs begins when technological feasibility has been established or during the application development phase, respectively, and ends when the product is available for general release to customers or the internal asset has been placed in service. In accordance with these standards, approximately $23.0 million, $30.6 million, and $29.8 million of NDCHealth's total development costs were capitalized in fiscal 2005, 2004 and 2003, respectively. NDCHealth's current focus is developing new products such as NDC EnterpriseRx, NDC MailRx, and NDCHealth's Intelligent Health Repository and Arclight-related information products.

  EMPLOYEES

     On May 27, 2005, NDCHealth had approximately 1,500 employees, of which approximately 450 work principally in NDCHealth's information management business. Many of its employees are professionals and are highly skilled in technical areas specific to the healthcare industry, and NDCHealth believes that its current and future operations depend substantially on retaining such employees. NDCHealth's employees are not represented by any labor union, and NDCHealth believes its employee relations are good. NDCHealth is committed to sustaining a workplace that enables all employees to contribute their full skills, talents, and knowledge toward company goals.

  PROPERTIES

     NDCHealth's corporate headquarters is located at NDC Plaza in Atlanta, Georgia. NDCHealth owns and occupies a two building campus with a total of 202,000 square feet. There is no outstanding debt on the facility.

     Additionally, NDCHealth leases facilities in four primary locations: in the Pharmacy Services and Systems, Hospital Solutions and Physician Solutions
Segments: Gilbert, Arizona; Tulsa, Oklahoma; Pittsburgh, Pennsylvania; and in the Information Management segment: Phoenix, Arizona. NDCHealth also leases 10 sales and support offices throughout the US and one in Canada.

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     NDCHealth believes its properties are suitable and adequate for NDCHealth's business as presently conducted. For additional financial information regarding NDCHealth's leased properties, see "Note 11 -- Debt and Lease Obligations" in the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus.

  LEGAL PROCEEDINGS

     NDCHealth has sold its European operations in Germany and the United Kingdom, which are now recorded as discontinued operations. Through these entities that have now been sold, NDCHealth had been engaged in litigation since 2000 with IMS Health before the European Commission and the European Court of Justice and in the German courts. With the sale of its interests in the entities involved in this litigation, NDCHealth is no longer involved.

     On October 14, 2003, NDCHealth filed suit in the 96th Judicial District Court, Tarrant County, Texas, against 1-Rex, Inc., FDS, Inc., Healthcare Computer Corporation, Freedom Drug Stores, Inc., Freedom Data Services, Inc. and William Rex Akers (collectively the "Defendants") for breach of contract, misappropriation of trade secrets, fraud, and negligent misrepresentation, seeking unspecified damages for Defendants' wrongful conduct. On March 5, 2004, Defendants filed a counterclaim against NDCHealth, asserting claims for tortious interference with a prospective contract, violations of Section 15.05(b) of the Texas Business and Commerce Code, civil conspiracy and seeking a declaratory judgment in connection with various claims made by NDCHealth. On August 4, 2005, the parties agreed to settle all claims between them. The terms of the settlement are confidential.

     On April 7, 2004, a putative securities class-action, captioned Garfield v. NDCHealth Corporation, et al., was filed in the United States District Court for the Northern District of Georgia against NDCHealth and Messrs. Hoff, Hutto, Miller, Shenk, FitzGibbons and Adrean, as defendants. The complaint in that action generally alleged, among other things, that members of a purported class of stockholders who purchased common stock between August 21, 2002 and August 9, 2004 were damaged as a result of (i) improper revenue recognition practices in NDCHealth's physician business unit; (ii) the failure to timely write-down NDCHealth's investment in MedUnite; and (iii) the improper capitalization and amortization of costs associated with software development. The second amended complaint alleges that, as a result of such conduct, NDCHealth's previously issued financial statements were materially false and misleading, thereby causing the prices of its common stock to be inflated artificially. The second amended complaint asserts violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-5 promulgated thereunder, and seeks unspecified monetary damages and other relief. On July 27, 2005, NDCHealth's motion to dismiss all claims was granted by the Court. Plaintiffs were granted 30 days within which to file a third amended complaint. On August 26, 2005, rather than file a third amended complaint, the Plaintiffs filed a notice of appeal with respect to the Court's decision dismissing the complaint.

     On May 10, 2005, a complaint captioned MMI Investments, L.P. v. NDCHealth Corporation, et al., was filed in the United States District Court for the Southern District of New York against NDCHealth and Messrs. Hoff, Hutto and Shenk. The complaint generally alleges that plaintiff MMI Investments, L.P. ("MMI") was damaged as a result of its purchases of NDC common stock at artificially inflated prices from July 2003 through August 9, 2004. The complaint seeks unspecified monetary and other relief. Following a pre-motion conference on June 22, 2005, the Court granted defendants leave to file a motion to dismiss the complaint and/or transfer the action to the United States District Court for the Northern District of Georgia. That motion was filed on July 22, 2005, and is pending.

     NDCHealth and AmerisourceBergen are named as defendants in a suit filed by Prescription Counter, a pharmacy, on October 22, 2004, and removed to the federal District Court of New Jersey. In the suit, plaintiff claims breach of contract, breach of representations and warranties, breach of N.J. Consumer Fraud Act, and negligent misrepresentation, and seeks unspecified damages in excess of $1 million. NDCHealth has filed its answer denying these claims and has asserted various affirmative defenses and a counterclaim against Prescription Counter for amounts due under NDCHealth's contracts with the plaintiff. AmerisourceBergen has also answered, asserted counterclaims, and has also asserted a cross-claim

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against NDCHealth for indemnity and/or contribution. NDCHealth filed its answer to the cross-claim and has denied any liability for indemnity or contribution. Discovery is proceeding and NDCHealth intends to vigorously defend the litigation.

     The Securities and Exchange Commission (SEC) has obtained a formal order of investigation relating to accounting irregularities disclosed by NDCHealth. NDCHealth is cooperating fully with the SEC investigation.

     Additionally, NDCHealth is party to a number of other claims and lawsuits incidental to its business. NDCHealth believes that the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on its financial position, liquidity or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  GENERAL

     NDCHealth is a leading provider of health information solutions to all sectors of the healthcare industry. NDCHealth's electronic transaction solutions automate the exchange of information among pharmacies, payers, hospitals and physicians. NDCHealth's systems and information management solutions help improve operational efficiencies and business decision making for providers, retail pharmacies and pharmaceutical manufacturers.

  HEALTHCARE MARKET

     The U.S. government estimates that national health expenditures in the United States are expected to reach $3.6 trillion in 2014, growing at an average annual rate of 7.1% from approximately $1.7 trillion in health-related spending during 2003. NDCHealth plays an important role in providing automation, transaction processing and information solutions to improve the efficiency and efficacy of healthcare.

     NDCHealth believes the integrated services it offers to the healthcare industry place it strategically in the center of a very dynamic marketplace. Because of its position, NDCHealth manages healthcare-related information from the point of patient contact through the point of payment and maintains the high standards required for patient confidentiality.

     There is a growing need in healthcare for technology-based services and comprehensive information solutions. NDCHealth's integrated solutions provide information and services useful in reducing administrative and other related healthcare costs and expenses and enhancing the quality of care. Additionally, NDCHealth believes an aging population is driving demand for improved information technology services relating to the healthcare industry. Because a high percentage of healthcare transactions are still handled using manual, paper-based methods, or are not being consistently processed, NDCHealth believes that the healthcare industry is one of the largest opportunities for growth in providing integrated information solutions. NDCHealth's solutions provide the tools to help providers and payers reduce administrative expense, while at the same time providing a robust source for statistical and analytical information required by its customers.

     In recent years, the healthcare industry, including the healthcare financing and reimbursement system, has changed significantly in an effort to reduce costs while also striving to provide broader coverage for individuals. These changes include increased use of managed care, cuts in payment and reimbursement levels, changes in Medicare and Medicaid benefits, consolidation of pharmaceutical and medical-surgical supply distributors, consolidation of pharmaceutical manufacturers, consolidation of retail pharmacy chains, the emergence of pharmacy benefit managers as significant players in the mail order pharmaceuticals distribution and the development of large, sophisticated purchasing groups. NDCHealth expects the healthcare industry to continue to change significantly in the future. Some of these changes could have a material, negative impact on NDCHealth's revenue and/or expenses.

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

  NDCHEALTH MARKET POSITION

     NDCHealth is a leading provider of healthcare claims transaction processing in terms of the number of electronic transactions processed and of related value-added services for pharmacies, hospitals and physicians. NDCHealth is also a leading provider of market research information for pharmaceutical manufacturers based on the number of customers and the number of pharmaceutical detail sales representatives compensated based on NDCHealth's data products.

     NDCHealth processed over 5.7 billion electronic healthcare transactions for retail pharmacies, hospitals and physicians in fiscal 2005. NDCHealth provides information services to more than 100 pharmaceutical manufacturers in the United States.

     NDCHealth has leading market positions in all of its provider services and systems solutions markets and believes that it is the only comprehensive provider of both transaction processing services and market research information in the healthcare industry. NDCHealth's involvement in these markets positions it to provide integrated information solutions to its customers. NDCHealth will benefit from increasing penetration of electronic claims processing in the healthcare industry, from increasing utilization of prescription pharmaceuticals by a growing elderly population, and from the pharmaceutical industry's growing demand for access to more granular information and solutions to support their sales, marketing and operational strategies.

  BUSINESS POSITION AND STRATEGY

     NDCHealth provides products and services to five major areas of the healthcare industry: pharmacies (retail, mail order, internet based and specialty); hospitals and health facilities; physicians; payers; and pharmaceutical manufacturers. The key elements to NDCHealth's strategy include:

     - growing claims volume as healthcare grows and through gains in market share;

     - increasing penetration of value added transaction services with customers;

     - taking full advantage of its extensive claims processing resources to aggregate and integrate data for use in its information management business; and

     - continuing to invest in new, value-added systems products, information management and transaction processing services to build additional revenue streams and expand profit margins.

     NDCHealth's strategy starts with the fundamental transaction in healthcare's revenue cycle -- the submission of claims from providers to third-party payers. NDCHealth estimates that it processes approximately 45% of the electronic healthcare claims in the United States. NDCHealth provides advanced edit processing and other value-added products and services to the claims in real-time to add significant customer value. NDCHealth is generally able to price incrementally for these additional products and services in addition to the pricing for the base claim. Further, due to an aging population and increasing automation in healthcare, claims volume should grow, also generally increasing revenue.

     In connection with the Information Management business, where authorized by its customers, NDCHealth captures the claim and related transaction information from NDCHealth's network, combines that information with data NDCHealth purchases, and creates information solutions for pharmaceutical manufacturers and providers.

  BUSINESS SEGMENTS

     The NDCHealth Intelligent Network is the cornerstone of NDCHealth's provider services and systems businesses and consists of three communications networks that transmit claims and other transaction data, as well as three data support facilities. The data support facilities perform a variety of functions, such as aggregating incoming data from the communications networks, processing the data to conform each claim submission to the particular payer's format and performing pre- and post-submission claim edits. Claim edits are based on predetermined criteria and return informational messages to

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

providers that are designed to help them avoid rejected claims and resubmissions, enhance the accuracy of the reimbursement they receive from payers and minimize costs.

     NDCHealth's pharmacy, hospital, and physician systems are the entry and exit points for information to and from its NDCHealth Intelligent Network. Through its network, NDCHealth is partnering with NDCHealth's customers to improve efficiency and effectiveness in healthcare. Some examples include: real time eligibility verification, drug formulary and inventory management, and facilitation of prompt payment for products and services. In instances in which utilizing the data is allowed, de-identified transaction data derived from its intelligent network enhances the pharmaceutical market research products that NDCHealth provides to pharmaceutical manufacturers through NDCHealth's Information Management segment.

     Over the last two years, NDCHealth has undertaken efforts to streamline the company and its focus on business areas it believes offer the greatest potential for growth. During fiscal 2005, NDCHealth completed the sale of certain business operations and interests that management and the board of directors decided were not core to NDCHealth's future growth. Given the current composition of NDCHealth following these dispositions, NDCHealth is now reporting four segments, which are: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions and Information Management.

  Pharmacy Services and Systems Segment

     In its Pharmacy Services and Systems segment, NDCHealth is the leading provider of retail pharmacy claims transaction processing and sophisticated editing solutions, as well as a leading supplier of application systems for retail, mail order and managed care pharmacy operations.

     In Pharmacy, NDCHealth enables an electronic exchange of complex healthcare claims data between retail pharmacies and payers, increasing efficiency and quality of care while decreasing costs. NDCHealth provides its customers with connectivity to over 1,000 payers. In conjunction with claims transmissions, NDCHealth provides over 90 value-added transaction services and claims edits that perform financial and administrative reviews on each transaction running across its claims processing network to help pharmacies enhance the accuracy of revenue from submitted claims, decrease receivable days outstanding and improve labor efficiency. Examples of these real-time edits include checking the submitted claim pricing for appropriateness, generic drug dispensing opportunity reminders and confirming that the claim detail is valid prior to submission to the third-party payer such as AWP (average wholesale price) validation, appropriate DAW (dispense as written) codes, prescriber validation and coding compliance edits.

     NDCHealth also licenses point-of-service software systems to pharmacies that integrate its electronic transactions services with standard business management tools. These systems drive transaction volume on its network while streamlining provider workflow, improving its customers' cash flow and providing real-time information to facilitate efficient business management. NDCHealth believes that it has a leading position in NDCHealth's Pharmacy services and systems markets with connectivity to over 90% of the retail pharmacy stores, and systems installed in more than 20% of pharmacies in the United States.

     An increasing concentration of pharmacy prescriptions are occurring within large pharmacy and grocery chains, such as Albertsons, CVS, Walgreen and Wal-Mart. While NDCHealth has been very successful in growing NDCHealth's pharmacy transaction processing market share, NDCHealth is generally paid a lower per-transaction fee from large pharmacy chains, versus smaller regional and independent pharmacies, due to transaction volume-based rate structures. As a result, changes in volume mix can impact average revenue per claim and the rate of increase. In addition, a greater portion of total prescriptions are being filled by mail order pharmacies, with which NDCHealth generally has less opportunity to provide services and generate revenue than with retail pharmacy operators, limiting the prescription volume growth at retail pharmacies. If this trend continues, it may have a negative impact on NDCHealth's pharmacy services' revenue and profit.

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

     NDCHealth generates Pharmacy network transaction processing services revenue from its customers generally on a per transaction basis. Historically, NDCHealth has generated pharmacy systems revenue through the sale of software licenses, upgrades and recurring maintenance and support fees.

     NDCHealth's new line of systems products is being sold to customers with varying pricing and revenue models. NDC PharmacyRx is designed for independent and multi-store retail pharmacies to automate the prescription fulfillment process and provide connectivity. Included in the enhanced solutions package are third-party claims transmissions via the NDCHealth Intelligent Network, pre- and post-edit transaction services, software and upgrades, centralized prescriber and product pricing data, automated data backup and storage, electronic prescription capability, digital signature capture, POS interface and a variety of reports. NDC PharmacyRx is priced primarily on a per transaction basis. NDC EnterpriseRx, designed for national and larger regional chains, will address the challenges facing the pharmacy industry today -- dramatic growth in prescription volume, a pronounced pharmacist shortage, lower profit margins on prescriptions, increased patient demand for service, and increased competition for customers. NDCHealth's software is designed to allow a pharmacy to fill more prescriptions with the same number of pharmacists, integrate all pharmacy applications into one central system with a single source of customer files and provide real-time inventory management to increase turns. NDC EnterpriseRx will be priced on either a license plus annual maintenance basis or a monthly per store fee, depending on the customer.

     Pharmacy Systems revenue has declined in each of the last two years due to a decline in upgrade, maintenance and service fees from customers of its legacy pharmacy systems, for which NDCHealth is no longer investing in new functionality. Returning to growth in Pharmacy Systems revenue will be dependent on achieving planned market acceptance and penetration of NDCHealth's newer systems, most notably NDC EnterpriseRx. While NDCHealth is confident in the functionality and market demand of its new pharmacy systems and is engaged in active discussion with numerous potential customers, NDCHealth cannot predict the exact time and cost to complete development of its NDC EnterpriseRx solution and NDC MailRx, its mail order offering, or the rate of market acceptance, customer installation, and revenue growth which will result.

  Hospital Solutions Segment

     NDCHealth is one of the leading providers of revenue cycle management systems that help hospitals and health facilities accelerate cash flow. NDCHealth also offers claims processing and editing services to increase the acceptance rate by payers of hospital claims and assist facility management in improving cash flow and reducing outstanding accounts receivable. NDC ePREMIS, NDCHealth's platform for revenue cycle management launched in fiscal 2003, incorporates new technology, expands functional attributes and creates the base upon which new applications can be built. Using new application internet technology, this offering allows NDCHealth to upgrade its existing base of approximately 1,800 hospital and large provider facility customers, add new large hospitals and provides the opportunity to penetrate the smaller hospital market. Similar to its pharmacy offerings, the new workflow features of NDC ePREMIS permit multiple people to work with claims simultaneously, yielding greater efficiency and better workload balancing. NDC ePREMIS can also be integrated into hospital information systems provided by various major companies to further extend NDCHealth's market reach.

     While NDCHealth anticipates accelerating market acceptance for NDC ePREMIS, NDCHealth needs to continue to successfully execute on its timing of delivery and quality of its customer implementations to maintain its sales momentum and achieve planned revenue growth. Given the competitiveness and price sensitivity within the hospital marketplace, any consolidation or pricing pressure or addition of NDC Premis customers to other companies' solutions instead of NDC ePREMIS could impact NDCHealth's revenue growth and profitability related to its hospital customer group.

  Physician Solutions Segment

     NDCHealth provides practice management software for physicians and is focused on a niche in the one-to-two physician practice group market. NDCHealth believes it currently has a 40% share of this

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

market with approximately 63,000 medical practices using its office management software solutions to handle patient scheduling and billing, and to manage accounts receivables. Because of the relative lack of automation in small physician offices, NDCHealth believes these customers represent a unique opportunity for expanded electronic claims processing services. This electronic connection also assists its customers in improving their cash flow and provides an important communication channel between the payer and the physician. NDCHealth has connected systems for more than 16,000 physicians to a third party on-line network to process claims using an electronic data interchange ("EDI") network.

     NDCHealth sells its physician software and services primarily to value added resellers (VARs) who then sell into physician practices. The VARs' success in selling their inventory of NDCHealth's products and the strength of its relationships with its VARs following a period in which NDCHealth has stopped offering credit terms on sales to its VARs could be a primary driver to the number of new and upgraded products they purchase from NDCHealth in the future. In addition, the physician market has been slow to adopt technology solutions because of the cost, the multitude of small suppliers, and the perceived lack of measurable financial benefits. These factors could negatively impact NDCHealth's revenue from its physician customer group.

  Information Management Segment

     Pharmaceutical manufacturers and chain pharmacies require data on drug sales volumes, physician prescribing patterns and payer drug cost management activity to better analyze their markets, effectively deploy marketing resources and, in the case of pharmaceutical manufacturers, to compensate their sales forces. NDCHealth purchases prescription drug data from pharmacies, wholesalers, specialty drug companies and others, and also generates data from its intelligent network. NDCHealth uses this data to provide its pharmaceutical company customers with proprietary market analysis tools. NDCHealth also provides related consulting services to customers.

     NDCHealth believes it is the second largest provider of healthcare information services to the pharmaceutical industry in the United States. Its Information Management revenue growth has remained relatively flat, due to factors including: a cyclically low demand for information in the U.S. pharmaceutical industry as new product introductions have declined, numerous branded drugs have lost patent protection, consolidation within the pharmaceutical industry has occurred and pharmaceutical manufacturers continue to tightly constrain discretionary spending.

     NDCHealth believes the pharmaceutical industry is looking for innovative ways to utilize new solutions to increase sales efficiency and revenue growth. To address this need, NDCHealth is building next-generation information products by combining NDCHealth's network connectivity and the Arclight data it acquires through NDCHealth's exclusive agreement to offer a broader database and more accurate data at a granular level for compensation and targeting purposes. NDCHealth expects the Information Management segment to be positioned to offer the largest HIPAA-compliant, privacy-protected diagnosis-to-drug linked database of information and connectivity to help change the way pharmaceutical manufacturers do business.

     The number of new molecular entities (NMEs) approved by the Food and Drug Administration ("FDA") is expected to increase in both calendar 2006 and 2007 over 2005 estimates, according to industry data and certain estimates. As a result, NDCHealth believes its customers should begin to increase their spending as they roll out new drugs that are currently in the FDA review process. As pharmaceutical manufacturers begin to accelerate the introduction of new drugs, NDCHealth believes that discretionary spending will increase, supporting its revenue growth.

     NDCHealth's top three Information Management customers, in aggregate, comprise approximately 38% of its Information Management segment revenue and any consolidation of customers or significantly lower spending from its largest customers could have an adverse impact on its business and financial results. In addition, the majority of NDCHealth's contracts with pharmaceutical manufacturers extend for two to three years. While NDCHealth signed contract renewals or extensions with its largest customers during fiscal years 2004 and 2005, competitive pricing pressure, a weak discretionary spending environment or any change in NDCHealth's contract terms and pricing could cause NDCHealth to lose significant revenue. NDCHealth's costs to purchase data also continue to increase, and its ability to accelerate revenue growth faster than expenses is an important driver of profit expansion in this segment.

  Business Focus

     During fiscal 2004 and 2005, the board of directors authorized the disposition of NDCHealth's European businesses in Germany and the United Kingdom, its investment in a Pharmacy Benefit Services business, as well as the majority of its Canadian businesses. These dispositions have all been completed, and are now classified as Discontinued Operations in NDCHealth's financial statements.

  GOVERNMENT REGULATION

     The healthcare industry is highly regulated and is subject to changing political, regulatory and other influences. Forced changes through legislation can be disruptive to business processes and strategies, but at the same time can provide opportunities for NDCHealth, given its scale, market presence, knowledge base and information solutions scope. For example, NDCHealth expects the drug benefit program under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 to provide it with more transaction processing and editing opportunities, as well as create a need for new insights from its analytical offerings for both pharmaceutical manufacturers and pharmacies.

     Under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, Congress required the adoption of rules to establish standards and requirements for the electronic transmission of certain health information. Rules include Standards for Electronic Transactions, published August 17, 2000, Standards for Privacy of Individually Identifiable Health Information, published December 28, 2000, Standards for Unique Employer Identifiers, published May 31, 2002, and Standards for the Security of Electronic Health Information, published February 20, 2003, and which were effective in April 2005. These rules generally restrict the use and disclosure, and mandate security, of personally identifiable health information. The HIPAA rules apply to healthcare providers, health plans, and healthcare clearinghouses as well as, in certain instances, those who provide services on behalf of these entities which involve the receipt or disclosure of health information. Certain of NDCHealth's operations are subject to the HIPAA rules. Continued compliance with these final rules could be costly and require complex changes in NDCHealth's systems as well as the systems of its customers.

     All of NDCHealth's products are designed to be compliant with HIPAA regulations, to the extent applicable. However, additional federal or state legislation relative to patient privacy or utilization of physician prescribing information could adversely affect the scope of NDCHealth's informatics offerings. As NDCHealth becomes aware of changes, it intends to incorporate possibilities into strategy alternatives and be prepared to capitalize on opportunities.

     These factors affect the purchasing practices and operation of healthcare organizations. Federal and state legislatures and agencies periodically consider programs to reform or revise the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, restrict availability or use of data or otherwise change the environment in which healthcare industry participants operate. In addition, as the government and associated agencies become larger purchasers of healthcare services, including those provided by NDCHealth, the government may lower the prices it pays for NDCHealth's services, reducing average prices and revenues. NDCHealth is unable to predict future proposals with any certainty or to predict the effect they would have on its business.

     Other state and federal statutes and regulations governing transmission of healthcare information may affect NDCHealth's operations. For example, Medicaid rules require some processing services and eligibility verification to be maintained as separate and distinct operations. NDCHealth carefully reviews its practices in an effort to ensure that it is in compliance with all applicable state and federal laws. These laws, however, are complex and changing, and the courts and other governmental authorities may take positions that are inconsistent with NDCHealth's practices thereby increasing its costs of complying or otherwise adversely affecting its operations.

     Federal and state laws govern patient referrals, physician financial relationships and inducements to beneficiaries of federal healthcare programs. The federal anti-kickback law prohibits any person or entity from offering, paying, soliciting or receiving anything of value, directly or indirectly, for the referral of patients covered by Medicare, Medicaid and other federal healthcare programs or the leasing, purchasing, ordering or arranging for, or recommending the lease, purchase, order or arrangement of, any item, good, facility or service covered by these programs. The anti-kickback law is broad and may apply to some of NDCHealth's activities or its relationships with its customers or business partners. Penalties for violating the anti-kickback law include imprisonment, fines and exclusion from participating, directly or indirectly, in Medicare, Medicaid and other federal healthcare programs. Many states have similar anti-kickback laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program. NDCHealth carefully reviews its practices in an effort to ensure that it complies with all applicable laws. However, the laws in this area are both broad and vague and it is often difficult or impossible to determine precisely how the laws will be applied. Any determination by a state or federal regulatory agency that any of NDCHealth's practices violate any of these laws could subject NDCHealth to civil or criminal penalties and require NDCHealth to change or terminate some portions of its business.

     In order to remain competitive and satisfy the requirements and needs of its customers, NDCHealth must remain informed of and adapt to new regulations governing the transmission, use and processing of personal information in electronic commerce and over the Internet. Although many of these regulations may not apply directly to its business, NDCHealth expects that these regulations and any new laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect its business. NDCHealth's efforts to remain competitive and profitable and ensure compliance, and NDCHealth's customers' compliance, with these regulations may require the expenditure of significant sums in research and development and investments in new technology and processes and will continue to require significant attention from senior management.

  ACQUISITIONS AND ALLIANCES

     From time to time, NDCHealth has made acquisitions and investments and entered into strategic alliances in an effort to obtain a competitive advantage or an expanded presence in targeted markets. NDCHealth believes that selective acquisitions, investments and strategic alliances are important to its ability to compete effectively.

  McKesson OmniLink

     In April 2004, NDCHealth acquired McKesson Corporation's OmniLink(SM) PPE assets and customer base for pharmacy claims processing and editing for approximately $14.0 million in cash. In connection with the transaction, NDCHealth signed an agreement to form a strategic alliance with McKesson's pharmacy systems company that will enhance NDCHealth's offering of value-added transactions services to pharmacies. NDCHealth is jointly marketing its NDC Pre & Post Editing Service solutions to the base of 2,300 McKesson Pharmacy systems customers. This asset purchase adds more than 2,000 OmniLink store locations to its existing base of more than 30,000 pharmacies currently using NDCHealth's PPE services.

  Arclight

     On December 31, 2003, through an agreement whereby NDCHealth acquired fixed assets and employees and obtained a seven year exclusive license to certain of its assets, NDCHealth acquired the continuing operations of Arclight, an information management company owned by a major wholesale drug distribution company, Cardinal Health, Inc., and a number of major retail pharmacy chains, including Albertson's Inc., CVS Corporation, Kmart Corporation and Wal-Mart Stores, Inc. The purchase price included 381,098 shares of unregistered NDCHealth common stock with a market value as of the date of

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

issuance of $10.0 million and a five-year warrant to purchase an additional 381,098 shares of NDCHealth common stock at an exercise price of $26.24 per share with an estimated value as of the date of issuance using the Black-Scholes option pricing model of $4.4 million. The assumptions used in estimating the warrant's value were a risk-free interest rate of 3.3%, an expected dividend yield of 0.6%, an expected life of five years, and expected volatility of 48%. Under the terms of the merger agreement with Per-Se and the stock purchase agreement with Wolters Kluwer, this warrant will be canceled for a payment of its fair value, equal to $1,740,000, which will be paid by NDCHealth at the time of the merger.

     Additionally, the acquisition required the recording of transaction and lease termination costs totaling $3.1 million and a $0.7 million receivable for future cash payments from the remaining Arclight business to NDCHealth relating to a previous agreement between the two parties. The owners of Arclight made a transition payment of $2.0 million to NDCHealth at closing. The transition payment resulted in a reduction in the consideration NDCHealth paid for Arclight's business.

     As a part of the agreement, NDCHealth will pay Arclight royalties on its future sales of products utilizing Arclight data and the agreement to use certain data may be extended for three additional years if certain financial and business objectives are met. These obligations will be assumed by the Information Management subsidiary Wolters Kluwer is purchasing in connection with that transaction.

  RESULTS OF OPERATIONS

     NDCHealth operates its business as four fundamental segments: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions and Information Management. Pharmacy Services and Systems provides claims transaction processing and sophisticated claims editing solutions for retail pharmacy operations, and also supplies application systems for retail, mail order and managed care pharmacy operations. Pharmacy Services and Systems also provides independent, regional and national chain and mail-order pharmacies NDCHealth's claims management solutions, pharmacy management system solutions, and decision support and revenue management solutions. Hospital Solutions provides revenue cycle management to approximately 1,800 hospital and health system customers by offering NDCHealth's customers software and services solutions that provide workflow management offerings and support for many transactions. NDCHealth's hospital solution set, ePREMIS, provides tools to allow NDCHealth's customers to manage the claims and remittance process, accelerate and improve cash flow, reduce bad debt, track accounts receivable and costs, and improve productivity. Physician Solutions provides small-office physicians with resources necessary to streamline billing and other internal processes such as scheduling, increasing productivity and optimizing accurate reimbursement. NDCHealth offers its physician customers enhanced practice management capabilities, electronic commerce solutions, and interactive training. NDCHealth's physician solutions include NDCMedisoft, NDCLytec, NDCConcept and NDC Electronic Claims Processing. Information Management provides healthcare information and consulting services to pharmaceutical manufacturers and pharmacy chains. Additional information concerning NDCHealth's segments can be found in "-- Business Segments" beginning on page 106 and Note 13 of the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus.

                                                                      2005 VS. 2004         2004 VS. 2003
                                                                          CHANGE                CHANGE
                                                                    ------------------    ------------------
                                       2005      2004      2003     DOLLARS    PERCENT    DOLLARS    PERCENT
                                      ------    ------    ------    -------    -------    -------    -------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenue:
  Pharmacy Services and Systems....   $128.7    $130.4    $130.2    $ (1.7)      (1.3)%   $  0.2        0.2%
  Hospital Solutions...............     64.3      67.1      69.1      (2.8)      (4.2)%     (2.0)      (2.9)%
  Physician Solutions..............     32.5      39.6      44.2      (7.1)     (17.9)%     (4.6)     (10.4)%
  Information Management...........    162.1     158.7     157.2       3.4        2.1%       1.5        1.0%
                                      ------    ------    ------    ------                ------
                                       387.6     395.8     400.7      (8.2)      (2.1)%     (4.9)      (1.2)%
                                      ------    ------    ------    ------                ------

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

                                                                      2005 VS. 2004         2004 VS. 2003
                                                                          CHANGE                CHANGE
                                                                    ------------------    ------------------
                                       2005      2004      2003     DOLLARS    PERCENT    DOLLARS    PERCENT
                                      ------    ------    ------    -------    -------    -------    -------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Operating Expenses:
  Cost of Service..................    200.4     194.2     192.7       6.2        3.2%       1.5        0.8%
  Sales, General and
     Administrative................     98.8      92.0      85.4       6.8        7.4%       6.6        7.7%
  Depreciation and Amortization....     39.9      35.6      29.8       4.3       12.1%       5.8       19.5%
  Restructuring, Special Governance
     and Other Charges.............     15.0       6.1       5.0       8.9      145.9%       1.1       22.0%
                                      ------    ------    ------    ------                ------
                                       354.1     327.9     312.9      26.2        8.0%      15.0        4.8%
                                      ------    ------    ------    ------                ------
Operating Income:
  Pharmacy Services and Systems....      9.2      28.4      34.1     (19.2)     (67.6)%     (5.7)     (16.7)%
  Hospital Solutions...............     15.4      23.7      25.9      (8.3)     (35.0)%     (2.2)      (8.5)%
  Physician Solutions..............      7.4       6.1       5.5       1.3       21.3%       0.6       10.9%
  Information Management...........      8.1      12.5      22.3      (4.4)     (35.2)%     (9.8)     (43.9)%
  Other............................     (6.7)     (2.8)       --      (3.9)    (139.3)%     (2.8)        --
                                      ------    ------    ------    ------                ------
                                        33.4      67.9      87.8     (34.5)     (50.8)%    (19.9)     (22.7)%
                                      ------    ------    ------    ------                ------
Other Expenses.....................    (25.0)    (31.7)    (36.5)      6.7      (21.1)%      4.8      (13.1)%
Income from Continuing Operations
  before Income Taxes..............      8.4      36.2      51.3     (27.8)     (76.8)%    (15.1)     (29.4)%
Provisions for Income Taxes........      2.5      14.7      19.9     (12.2)     (83.0)%     (5.2)     (26.1)%
                                      ------    ------    ------    ------                ------
Income from Continuing
  Operations.......................      5.9      21.5      31.4     (15.6)     (72.6)%     (9.9)     (31.5)%
Loss from Discontinued
  Operations.......................    (12.6)    (14.6)     (2.2)      2.0       13.7%     (12.4)    (563.6)%
                                      ------    ------    ------    ------                ------
Net Income (Loss)..................   $ (6.6)   $  6.9    $ 29.2    $(13.5)    (195.7)%   $(22.3)     (76.4)%
                                      ======    ======    ======    ======                ======
Diluted Earnings Per Share from
  Continuing Operations............   $ 0.16    $ 0.60    $  .90    $(0.44)     (73.3)%   $(0.30)     (33.3)%
                                      ======    ======    ======    ======                ======
Diluted Earnings (Loss) Per
  Share............................   $(0.18)   $ 0.19    $ 0.84    $(0.37)    (194.7)%   $(0.65)     (77.4)%
                                      ======    ======    ======    ======                ======

  Revenue

     Total revenue decreased $8.2 million or 2.1%, to $387.6 million in fiscal 2005 from $395.8 million in fiscal 2004. Total revenue decreased $4.9 million, or 1.2%, to $395.8 million in fiscal 2004 from $400.7 million in fiscal 2003. An analysis of revenue by segment is provided below.

  Pharmacy Services and Systems

     Revenue in the Pharmacy Services and Systems segment decreased $1.7 million, or 1.3%, to $128.7 million in fiscal 2005 from $130.4 million in fiscal 2004. Pharmacy transaction services revenue increased $5.8 million, or 8.0%, but was partially offset by a $3.3 million decline in decision support solutions revenue. Pharmacy systems revenue declined $3.7 million, or 8.0%, as increased sales from NDCHealth's newer PharmacyRx solution and system for mail-order pharmacies were offset by declining revenue from legacy systems customers. Additionally, claim and pre- and post-editing transaction revenue increased over the prior year, as an increasing percentage of NDCHealth's electronic transaction service customers utilize these solutions, although revenue growth lagged volume growth due to an increasing share of transactions coming from larger pharmacy chains where pricing is lower than average due to volume rate structures and some fixed-price contracts. NDCHealth expects a similar pattern in future transaction revenues, with downward pressure on unit pricing needing to be offset by increased penetration of existing or new value-added edits and services in order to grow transaction service revenues.

     Revenue in the Pharmacy Services and Systems segment increased $0.2 million, or 0.2%, to $130.4 million in fiscal 2004 from $130.2 million in fiscal 2003 due primarily to declining revenue from NDCHealth's legacy pharmacy system customers and lower revenue from traditional network transactions. The declining revenue from NDCHealth's legacy system customers was partially offset by increased revenue from its newer NDC PharmacyRx solution. Lower revenue from traditional transactions was offset by increased revenue from other claims management and decision support solutions.

  Hospital Solutions

     Revenue in the Hospital Solutions segment decreased $2.8 million or 4.2%, to $64.3 million in fiscal 2005 from $67.1 million in fiscal 2004. This decrease was due to lower ancillary customization and professional services revenue along with lower statement printing revenue, offsetting NDCHealth's growth in NDC ePREMIS sales and installations, which generated higher transactions with higher revenue per transaction. Hospital Solutions segment revenue decreased $2.0 million, or 2.9%, to $67.1 million in fiscal 2004 from $69.1 million in fiscal 2003 due to a transition to NDCHealth's newest revenue cycle management offering, NDC ePREMIS, that resulted in delayed revenue as part of a fee-per-transaction model and lower non-recurring training and support services revenue related to NDCHealth's legacy system product. NDC ePREMIS continues to experience sales and installation momentum, which should provide a solid platform for revenue growth as the Hospital product line transitions to a greater percentage of recurring revenue at higher average per transaction prices. Lower statement printing revenue resulted from lower statement printing volumes from a major client.

  Physician Solutions

     Revenue in the Physician Solutions segment decreased $7.1 million, or 17.9%, to $32.5 million in fiscal 2005 from $39.6 million in fiscal 2004 due to a $6.4 million reduction in revenue associated with certain service allowances granted to NDCHealth's VARs that was discontinued in the fourth quarter of fiscal 2004, and lower software sales in the year due to the change from selling on credit terms in fiscal 2004's first three quarters to cash terms in the fourth quarter of fiscal 2004 and in fiscal 2005, partially offset by an increase of $3.2 million in deferred revenue recognized as a result of changing NDCHealth's product exchange practices and collecting payments from certain VARs from whom revenue is being recognized on a cash basis. Physician Solutions segment revenue decreased $4.6 million, or 10.4%, to $39.6 million in fiscal 2004 from $44.2 million in fiscal 2003 due to a tightening of credit terms and a change in business practice in selling software to VARs generally on a cash basis instead of on credit terms, which led to significantly fewer system sales in the second half of fiscal 2004. Physician system sales improved from the prior year in the fourth quarter of fiscal 2005 and NDCHealth expects continuing growth in fiscal 2006.

  Information Management

     Revenue in the Information Management segment increased in fiscal 2005 compared to fiscal 2004, increasing $3.4 million, or 2.1%, to $162.1 million in fiscal 2005 from $158.7 million in fiscal 2004. Information Management segment revenue increased $1.5 million, or 1.0%, to $158.7 million in fiscal 2004 from $157.2 million in fiscal 2003. The increase in both years was the result of growth in new product revenue such as the Intelligent Health Repository, a diagnosis-to-drug linked longitudinal database, and other emerging new product sets, offset by declines in certain legacy product offerings and compression from certain of NDCHealth's pharmaceutical manufacturer customers. The Information Management business is expected to face continued pricing pressure from its pharmaceutical customers and will need to continue to develop and sell new, more advanced information products to grow revenue in the future to generate revenue growth.

  COST OF SERVICE

                                                              2005     2004     2003
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Revenue by Segment
  Pharmacy Services and Systems............................  $128.7   $130.4   $130.2
  Hospital Solutions.......................................    64.3     67.1     69.1
  Physician Solutions......................................    32.5     39.6     44.2
  Information Management...................................   162.1    158.7    157.2
                                                             ------   ------   ------
Total Revenue..............................................  $387.6   $395.8   $400.7
                                                             ======   ======   ======
Cost of Service by Segment
  Pharmacy Services and Systems............................  $ 63.2   $ 55.8   $ 58.0
  Hospital Solutions.......................................    25.7     23.8     26.1
  Physician Solutions......................................    13.2     16.5     17.4
  Information Management...................................    98.3     98.1     91.2
                                                             ------   ------   ------
Total Cost of Service......................................  $200.4   $194.2   $192.7
                                                             ======   ======   ======
Cost of Service as Percent of Revenue
  Pharmacy Services and Systems............................    49.1%    42.8%    44.5%
  Hospital Solutions.......................................    40.0     35.5     37.8
  Physician Solutions......................................    40.6     41.7     39.4
  Information Management...................................    60.6     61.8     58.0
  Total....................................................    51.7%    49.1%    48.1%

     Cost of Service ("COS") includes certain compensation, computer operations, data costs, consulting services, telecommunications, customer support and application maintenance expenses. COS increased $6.2 million, or 3.2%, to $200.4 million in fiscal 2005 from $194.2 million in fiscal 2004. COS increased $1.5 million, or 0.8%, to $194.2 million in fiscal 2004 from $192.7 million in fiscal 2003. An analysis of COS by segment is presented below.

     COS in the Pharmacy Services and Systems segment increased by $7.4 million, or 13.3%, to $63.2 million in fiscal 2005 from $55.8 million in fiscal 2004 due primarily to increased net software development expense as the initial release of NDCHealth's NDC EnterpriseRx system approached completion and the design work for subsequent releases was initiated, prior to the point where technological feasibility was established, causing this development spending to be expensed and increased third party costs resulting from changes in revenue mix. COS decreased $2.2 million or 3.8%, to $55.8 in fiscal 2004 from $58.0 million in fiscal 2003 due primarily to decreased customer support expense as the support organizations of NDCHealth and TechRx were combined during fiscal 2003 following the May 2002 acquisition of TechRx.

     COS in the Hospital Solutions segment increased by $1.9 million, or 8.0%, to $25.7 million in fiscal 2005 from $23.8 million in fiscal 2004, resulting from higher implementation cost associated with the increased number of NDC ePREMIS installations combined with decreased development cost capitalization associated with prior-year HIPAA initiatives. COS decreased $2.3 million or 8.8%, to $23.8 in fiscal 2004 from $26.1 million in fiscal 2003 resulting from decreased statement printing activity.

     COS in the Physician Solutions segment decreased by $3.3 million or 20.0%, to $13.2 million in fiscal 2005 from $16.5 million in fiscal 2004, resulting from reduced production cost associated with system sales, and reduced costs associated with the discontinued VAR service allowance. COS decreased $0.9 million or 5.2%, to $16.5 million in fiscal 2004 from $17.4 million in fiscal 2003 resulting from increase in electronic claims processing cost of $1.2 million associated with higher transaction activity offset by $1.9 million decrease in cost associated with lower VAR service allowance cost and reduced production cost associated with lower software sales.

     Information Management COS increased $0.2 million, or 0.2%, to $98.3 million in fiscal 2005 from $98.1 million in fiscal 2004. Information Management's COS increased $6.9 million, or 7.6%, to $98.1 million in fiscal 2004 from $91.2 million in fiscal 2003. The cost increase in both periods was the result of increased data costs described below, costs related to the development of the Intelligent Health Repository products and ongoing costs associated with the integration of Arclight data into Information Management products partially offset by lower staffing levels.

  Data Costs

     Data costs are primarily recorded within the Information Management segment in COS, but some data costs are also recorded in the Pharmacy Services and Systems segment COS. Data costs increased $0.8 million, or 1.5%, to $55.2 million in fiscal 2005 from $54.4 million in fiscal 2004. Data costs increased $3.4 million, or 6.7%, to $54.4 million in fiscal 2004 from $51.0 million in fiscal 2003. The increase between fiscal year 2004 and fiscal year 2005 was due to an increase in volume of data purchased partially offset by reduced average pricing per unit of data from NDCHealth's data providers. The increase between fiscal year 2003 and fiscal year 2004 was due to an increase in volume of data purchased and an increase in the costs of such data. As a percent of revenue, data costs increased at a slower rate from fiscal 2004 to fiscal 2005 than from the fiscal 2003 to fiscal 2004 rate. NDCHealth is actively pursuing programs to continue to contain data costs, which includes exploring new areas of opportunity where data is less costly.

                                                              2005     2004     2003
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Data costs.................................................  $ 55.2   $ 54.4   $ 51.0
Revenue....................................................  $387.6   $395.8   $400.7
Percent of revenue.........................................    14.2%    13.7%    12.7%

  Software Costs

     Software costs are related to the development of new products and maintenance and enhancement of existing products. NDCHealth capitalizes certain costs of developing software held for sale to its customers as well as software used internally to provide services to its customers. NDCHealth expenses costs associated with maintenance of existing products and costs associated with developing products prior to the products reaching technological feasibility.

     Total costs associated with software development decreased by $0.8 million, or 1.9%, to $41.4 million for fiscal 2005 from $42.2 million for fiscal 2004. Of the total, costs associated with software development for NDCHealth's new pharmacy system, NDC EnterpriseRx, were $18.6 million for fiscal 2005 versus $21.2 million for fiscal 2004. For fiscal 2005, approximately $11.6 million of these development costs were capitalized, resulting in net development expense associated with NDCHealth's new pharmacy system of approximately $7.0 million. For fiscal 2004, approximately $17.1 million of these development costs were capitalized resulting in net development expense associated with NDCHealth's new pharmacy system of approximately $4.1 million.

     As of May 27, 2005, NDCHealth has capitalized $54.3 million for NDC EnterpriseRx in the aggregate. NDC EnterpriseRx must achieve anticipated market acceptance over the next few years in order for future cash flows to support this asset. Failure to achieve anticipated market acceptance could lead to a write down of this software asset.

     Development costs capitalized as a percent of total development costs decreased to 55.6% in fiscal 2005 from 72.5% in fiscal 2004 as a result of the initial release of NDCHealth's NDC EnterpriseRx system approaching completion and the initiation of design work for subsequent releases which is not a capitalizable activity. Amortization expenses associated with capitalized software are discussed below under "Depreciation and Amortization."

                                                              2005     2004     2003
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Total costs associated with software development...........  $ 41.4   $ 42.2   $ 36.8
Less: Capitalization of internally developed software......   (23.0)   (30.6)   (29.8)
                                                             ------   ------   ------
Net software development expense...........................    18.4     11.6      7.0
Software maintenance expense...............................     7.3      6.8      7.1
                                                             ------   ------   ------
Total Net Software Expense.................................  $ 25.7   $ 18.4   $ 14.1
                                                             ======   ======   ======
Revenue....................................................  $387.6   $395.8   $400.7
Capitalization of internally developed software as a % of
  revenue..................................................     5.9%     7.7%     7.4%
Total net software expense as a % of revenue...............     6.6%     4.6%     3.5%
Capitalization of internally developed software as a % of
  total costs associated with software development.........    55.6%    72.5%    81.0%

  SALES, GENERAL AND ADMINISTRATIVE EXPENSE

     Sales, General and Administrative ("SG&A") expense consists primarily of salaries, wages and expenses relating to sales, marketing, administrative and management employees, employee training costs, and occupancy of leased space directly related to these functions. SG&A expense increased $6.8 million, or 7.4%, to $98.8 million in fiscal 2005 from $92.0 million in fiscal 2004. SG&A expense increased $6.6 million, or 7.7%, to $92.0 million in fiscal 2004 from $85.4 million in fiscal 2003. As a percent of revenue, SG&A expense was 25.5%, 23.2%, and 21.3% during fiscal 2005, 2004, and 2003, respectively. The increase in SG&A expense in fiscal years 2005 and 2004 from the previous year, in both absolute dollars and as a percent of revenue, was caused by increased corporate staff and professional fees in response to increased complexity and regulatory requirements of NDCHealth's business; higher audit and insurance expenses; an increase in equity compensation expense as NDCHealth relied less on stock options and more on restricted stock as a form of equity compensation; and expenses related to legal proceedings.

  DEPRECIATION AND AMORTIZATION

     Depreciation and Amortization expense increased in fiscal 2005 from fiscal 2004 as a result of new products being placed into service. Depreciation and Amortization expense increased in fiscal 2004 from fiscal 2003 as a result of new products being placed into service and the amortization of acquired intangible assets. Depreciation and Amortization expense is expected to increase in fiscal 2006 as newly developed products are placed in service. Following the general availability of NDC EnterpriseRx, currently anticipated in the third quarter of fiscal 2006, Depreciation and Amortization is expected to increase by approximately $2.8 million per quarter, or $11.4 million per year, due to the amortization of this asset.

                                                              2005     2004     2003
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
Depreciation and Amortization..............................  $ 39.9   $ 35.6   $ 29.8
Revenue....................................................  $387.6   $395.8   $400.7
Percent of revenue.........................................    10.3%     9.0%     7.4%

  RESTRUCTURING, SPECIAL GOVERNANCE AND OTHER CHARGES

                                                             2005      2004     2003
                                                            -------   ------   ------
                                                                  (IN MILLIONS)
By Expense Type
  Severance...............................................  $ 5,305   $4,557   $   --
  Exit-related costs......................................       89      984       --
  Special Governance Costs................................    4,833      953       --
  Legal Settlement Costs..................................    4,750       --       --
  Asset reserves..........................................       --     (691)   2,283
  Acquisition related costs...............................       --      265    2,775
                                                            -------   ------   ------
  Total...................................................  $14,977   $6,068   $5,058
                                                            =======   ======   ======
By Segment
  Pharmacy Services and Systems...........................  $ 6,072   $2,301   $2,775
  Hospital Solutions......................................      881      259       --
  Physician Solutions.....................................      714     (364)   2,283
  Information Management..................................      573    1,039       --
  Other...................................................    6,737    2,833       --
                                                            -------   ------   ------
  Total...................................................  $14,977   $6,068   $5,058
                                                            =======   ======   ======

     During fiscal 2005, NDCHealth continued the review of the entirety of its operations to identify opportunities for increased efficiencies and profit improvement, which included an assessment of its organizational structure as well as its physical operating locations. As a result of this review, NDCHealth reduced its workforce by 70 employees and closed three office locations. Of the $5.4 million severance and exit-related costs incurred in fiscal 2005, $4.8 million was cash and $0.6 million was a non-cash charge in accordance with FASB Interpretation Number 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44").

     Special governance costs of $4.8 million and $1.0 million in fiscal 2005 and 2004, respectively, include the legal and accounting costs associated with NDCHealth's shareholder litigation, SEC investigation, restatement of its Annual Report on Form 10-K for fiscal years ended May 28, 2004, and work performed related to the NDCHealth board of directors decision to pursue the sale of NDCHealth.

     On August 4, 2005, NDCHealth reached an agreement to settle all claims in the 1-Rex, Inc., FDS, Inc., HealthCare Computer Corporation, Freedom Drug Stores, Inc., Freedom Data Services, Inc., and William Rex Akers case.

     During fiscal 2004, NDCHealth began a review of the entirety of the company to identify opportunities for increased operational efficiencies. This review includes an assessment of its organizational structure as well as its physical operating locations. NDCHealth took several actions in fiscal 2004 as a result of this review, primarily related to the reduction of its workforce related to redundant operations and activities. The severance charges reflect 131 specifically identified executives and employees who were informed of their employment termination during fiscal 2004. The exit-related costs relate to the closure of three offices and the reduction in size of one office. Also in the second fiscal quarter of 2004, NDCHealth wrote-off a $0.2 million note receivable related to a business that was exited in 2001.

     In conjunction with the sale of its interest in MedUnite to ProxyMed, NDCHealth also evaluated other aspects of NDCHealth's MedUnite relationship. As part of this evaluation, NDCHealth identified $1.4 million of trade receivables that NDCHealth believes became uncollectible as a result of the change in relationship with MedUnite. Accordingly, a charge of $1.4 million is included in Restructuring and Other Charges in fiscal 2003 to reserve for these receivables. In addition, NDCHealth reserved

$0.9 million of the note receivable from ProxyMed during fiscal 2003, which was subsequently reversed during the fourth quarter of 2004 because of the positive payment history of ProxyMed.

     Additionally, in conjunction with the second step of NDCHealth's TechRx acquisition in fiscal 2003 and in accordance with APB No. 25 and FIN 44, NDCHealth recorded $2.8 million and $0.3 million of acquisition related expense for TechRx variable stock options in fiscal year 2003 and 2004, respectively.

     In conjunction with the sale of its interest in MedUnite to ProxyMed, NDCHealth also evaluated other aspects of its MedUnite relationship. NDCHealth reserved $0.9 million of the note receivable from ProxyMed during fiscal 2003, which was subsequently reversed during the fourth quarter of 2004 because of the positive payment history of ProxyMed.

  OPERATING INCOME

                                                                2005 VS. 2004        2004 VS. 2003
                                                                   CHANGE               CHANGE
                                                              -----------------    -----------------
                                      2005    2004    2003    DOLLARS              DOLLARS
                                      -----   -----   -----   -------   PERCENT    -------   PERCENT
                                                              (IN MILLIONS)
Operating Income (Loss):
  Pharmacy Services and Systems.....  $ 9.2   $28.4   $34.1   $(19.2)    (67.6)%   $ (5.7)    (16.7)%
  Hospital Solutions................   15.4    23.7    25.9     (8.3)    (35.0)%     (2.2)     (8.5)%
  Physician Solutions...............    7.4     6.1     5.5      1.3      21.3%       0.6      10.9%
  Information Management............    8.1    12.5    22.3     (4.4)    (35.2)%     (9.8)    (43.9)%
  Other.............................   (6.7)   (2.8)     --     (3.9)   (139.3)%     (2.8)       --
                                      -----   -----   -----   ------               ------
Total...............................  $33.4   $67.9   $87.8   $(34.5)    (50.8)%   $(19.9)    (22.7)%
                                      =====   =====   =====   ======               ======

     Operating Income in the Pharmacy Services and Systems segment decreased $19.2 million or 67.6%, to $9.2 million in fiscal 2005 from $28.4 million in fiscal 2004. This decrease was due to decreased revenue, increased software development expense as a result of lower capitalization of software development, increase in severance and legal settlement costs, an increase in the segment's share of total general and administrative costs, increased software depreciation expense and increased intangible amortization expense resulting from the OmniLink acquisition in April 2004. Operating Income in the Pharmacy Services and Systems segment decreased $5.7 million or 16.7%, to $28.4 million in fiscal 2004 from $34.1 million in fiscal 2003. This decrease was due to an increase in the segment's share of total general and administrative costs and increased intangible amortization expense resulting from the completion of the TechRx acquisition in May 2003, partially offset by reduced customer support expense.

     Operating Income in the Hospital Solutions segment decreased $8.3 million, or 35.0% to $15.4 million in fiscal 2005 from $23.7 million in fiscal 2004. This decrease was due to lower revenue of $2.8 million, $1.9 million increase in COS associated with NDC ePREMIS growth, $1.0 million increase in Depreciation and Amortization expense from new products coming on line, and a $1.7 million increase in the segment's share of corporate SG&A costs. Operating Income in the Hospital Solutions segment decreased $2.2 million or 8.5%, to $23.7 million in fiscal 2004 from $25.9 million in fiscal 2003. This decrease was due to lower revenue of $2.0 million, a $0.7 million increase in the segment's share of corporate SG&A costs, a $0.9 million increase in Depreciation and Amortization expense from new products coming on line, and decreased COS of $2.3 million associated with the reduction in statement printing cost.

     Operating Income in the Physician Solutions segment increased $1.3 million, or 21.3%, to $7.4 million in fiscal 2005 from $6.1 million in fiscal 2004. This increase was due to lower SG&A expense combined with higher deferred revenue recognized from the prior year of $3.2 million. Operating Income in the Physician Solutions segment increased $0.6 million or 10.9%, to $6.1 million in fiscal 2004 from $5.5 million in fiscal 2003. This increase was due to a positive effect from restructuring of $2.6 million offset by an increase in systems reserves for bad debt combined with lower revenue.

     Operating Income in the Information Management segment decreased $4.4 million, or 35.2%, to $8.1 million in fiscal 2005 from $12.5 million in fiscal 2004. Operating Income in the Information Management segment decreased $9.8 million, or 43.9%, to $12.5 million in fiscal 2004 from $22.3 million in fiscal 2003. The decrease in both periods was the result of increased segment data costs and COS as discussed above and an increase in the segment share of corporate SG&A expenses.

     Operating Loss in Other was $6.7 million in fiscal 2005 and $2.8 million in fiscal 2004, and is related to Restructuring, Special Governance and Other Charges that are not attributable to a specific segment, including expenses related to certain legal and governance costs discussed above.

  OTHER INCOME (EXPENSE)

                                                              2005     2004     2003
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
  Interest and Other Income................................  $  0.5   $  0.5   $  2.1
  Interest and Other Expense...............................   (25.5)   (27.6)   (21.7)
  Early Extinguishment of Debt.............................      --     (0.1)    (2.4)
  Loss Related to Investments..............................      --     (4.5)   (14.5)
                                                             ------   ------   ------
Total......................................................  $(25.0)  $(31.7)  $(36.5)
                                                             ======   ======   ======

     Interest and Other Income is derived primarily from interest earned in overnight money market funds.

     Interest and Other Expense consists of interest expense, amortization of debt issuance costs and other miscellaneous non-operating expense. Interest and Other Expense decreased $2.1 million, or 7.6%, to $25.5 million in fiscal 2005 from $27.6 million in fiscal 2004, due to reduced borrowings. Interest and Other Expense increased $5.9 million, or 27.2%, to $27.6 million in fiscal 2004 from $21.7 million in fiscal 2003. This increased interest expense in fiscal 2004 was due to the additional debt and higher weighted average rates being in place in fiscal 2004.

     During the fourth quarter of fiscal 2004, NDCHealth made the decision to de-emphasize its efforts in new physician e-prescribing activities. NDCHealth will continue to leverage its market leadership to help connect pharmacies to physician interface providers. This is the portion of e-prescribing where NDCHealth currently brings the greatest strength, and intend to concentrate its physician market efforts on its high-margin systems and EDI businesses. Due to this strategic decision, NDCHealth incurred a non-cash charge of $4.5 million, or $0.12 per diluted share, to write down its investment in an e-prescribing company.

     As of May 27, 2005, NDCHealth's total investment in this entity was approximately $5.0 million. NDCHealth is currently amortizing NDCHealth's prepaid asset through the end of NDCHealth's agreement (December 2008). Since the e-prescribing industry is an emerging industry, it is difficult to predict which companies will be successful. NDCHealth continues to monitor the realizability of NDCHealth's investment and prepaid license fees. If their company does not succeed, NDCHealth could record a significant impairment to this asset in a future fiscal period.

     The loss in 2003 relates to the write-down of NDCHealth's investment in Medunite to its fair value.

  PROVISION FOR INCOME TAXES

     NDCHealth's estimated continuing effective tax rate in fiscal 2005, 2004, and 2003 was 29.9%, 40.6%, and 38.8% respectively. NDCHealth expects its effective tax rate to increase to approximately 39% for the next fiscal year.

     The decrease in NDCHealth's effective tax rate in fiscal year 2005 was primarily the result of additional federal income tax credits for research and experimentation recognized in fiscal 2005 and true-up adjustments for prior years taxes including certain issues settled with respect to its fiscal 2001 IRS audit.

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  DISCONTINUED OPERATIONS

     During the fourth quarter of fiscal 2004, management performed a review of NDCHealth's European businesses to determine alternatives to mitigate the losses associated with these operations. In May 2004, management recommended and the board of directors approved the sale of these European businesses. In October 2004, NDCHealth completed the sale of its United Kingdom business and recorded a gain on this sale of $1.7 million. In May 2004, NDCHealth had recorded a $7.2 million after-tax write down of its United Kingdom operations' equity investment in a joint venture.

     In June 2005, NDCHealth completed the sale of its German business for $14 million. These proceeds were less than what NDCHealth had previously expected to receive from this sale; therefore, NDCHealth wrote down the carrying value of these assets by $7.3 million and $22.2 million in the fourth quarter and full year of fiscal 2005, respectively.

     In addition, NDCHealth sold its Pharmacy Benefit Services ("HealthTrans") and its Canadian transaction processing business in the fourth fiscal quarter of 2005. NDCHealth recorded a $2.6 million and $1.3 million pre-tax gain on these sales, respectively.

     Accordingly, NDCHealth's financial statements have been prepared with the net assets and liabilities, results of operations, and cash flows of these operations displayed separately as Discontinued Operations with all historical financial statements restated to conform to this presentation.

     In the fourth quarter of 2005, NDCHealth was also notified by the Internal Revenue Service ("IRS") that its settlement offer for certain items in its fiscal 2001 tax return, including a worthless stock loss deduction taken related to the divestiture of its management services business, was accepted. NDCHealth reversed $3.2 million and $0.5 million of excess valuation allowance and tax contingency reserves, respectively, in the fourth quarter of fiscal 2005.

  LIQUIDITY AND CAPITAL RESOURCES

     Payments from NDCHealth's customers are its greatest source of liquidity. Additional sources of liquidity include NDCHealth's credit facility, financing under capital lease arrangements, vendor financing, and issuances of common stock and other instruments. The cash provided by these sources has a variety of uses. Most importantly, NDCHealth must pay its employees and vendors for the services and materials they supply. Additional uses include capital equipment, development of additional products, investments in alliances, acquisitions, payment of taxes, payment of dividends, extension of credit to its customers, repayment of debt, and other general funding of NDCHealth's day-to-day operations.

     NDCHealth's operating cash requirements are generally satisfied with customer receipts as NDCHealth receives a higher level of cash from its customers than it expends for payments of salaries and other recurring operating costs. Excess cash that NDCHealth generates after satisfying all of its continuing operating requirements is shown on its statement of cash flows as net cash provided by operating activities. This measure takes into account items such as non-cash expenses included in its operating income, cash used to extend credit to its customers and cash provided by its vendors extending credit to NDCHealth.

     Net cash provided by operating activities was $40.0 million in fiscal 2005, a $58.4 million decrease from the $98.4 million of cash provided by operating activities in fiscal 2004.

     Net cash provided by operating activities was negatively impacted by a reduction in the income from continuing operations adjusted for non-cash items and an increase in use of working capital. NDCHealth used cash of $21.4 million in increasing working capital in fiscal 2005 compared to a provision of $7.2 million in cash from working capital in fiscal 2004. Significant differences between fiscal 2005 and fiscal 2004 are accounts receivable, accounts payable and accrued liabilities, and deferred revenue. Collectively, these changes in working capital used $25.2 million of cash in fiscal 2005 and provided $12.5 million of cash in fiscal 2004. Changes in working capital are the result of the timing of payments to NDCHealth's vendors and the timing difference between billing customers for services as required by their contracts and NDCHealth's recognition of related revenue. Accounts receivable provided $4.4 million of

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

cash in fiscal 2005 and used $7.8 million of cash in fiscal 2004. Accounts payable and accrued liabilities used $7.0 million of cash in fiscal 2005 compared to providing $8.9 million in fiscal 2004. During fiscal 2005, NDCHealth has made an effort to improve the working relationship with its vendors and therefore reduced the number of days its payables remain outstanding. Deferred revenue used $22.7 million in fiscal 2005 compared to providing $11.5 million in fiscal 2004, which primarily resulted from the prepayment of services for certain of NDCHealth's larger customers in fiscal 2004.

     Due to NDCHealth's net operating loss carryforward position, cash payments related to income tax were limited to certain state and local jurisdictions which provide no or limited net operating loss carryforward opportunities. NDCHealth's net operating loss carryforwards increased in fiscal 2005 primarily due to the favorable tax treatment of certain items arising from its Continuing Operations (primarily the deductibility of research and development costs and accelerated depreciation on fixed assets). These favorable tax items had the effect of increasing its net operating loss carryforward by approximately $5 million but had no effect on NDCHealth's net assets as the increase in deferred tax assets (net operating loss carryforwards) was offset by an increase in deferred tax liabilities (property, plant & equipment). NDCHealth's net deferred tax assets increased during the year primarily due to adjustments of certain tax attributes related to purchase accounting entries associated with prior acquisitions and the creation of federal tax credit carryforwards. NDCHealth expects fiscal 2006 cash payments for income taxes to be minor due to continued utilization of NOL's.

     The nature of an information services business is such that it requires a substantial continuing investment in data, technology equipment and product development in order to expand the business. Creation of new and enhanced products is the engine of growth for NDCHealth, and NDCHealth continues to invest in its future growth through a focus on product development. Historically, NDCHealth has also expanded its business through acquisitions and strategic investments in other businesses. The cash NDCHealth uses to expand its business is shown as Net cash used in investing activities. Capital expenditures, which reflect its investment in equipment and product development such as capitalized software costs described above, were $31.2 million in fiscal 2005, including $23.0 million in capitalized software costs and $3.8 million in capitalized interest; and $38.4 million in fiscal 2004, including $30.6 million in capitalized software costs and $3.1 million in capitalized interest. Capital expenditures were funded from cash from operations in both years. As NDCHealth continues the launch of new products in fiscal 2006, it expects a similar level of capital expenditures as in 2005 while improving its revenue growth, gross profit and ultimately, cash flow.

     NDCHealth used $2.9 million of cash in fiscal 2005 for payment of the annual premium and benefits of a Supplemental Executive Retirement Plan ("SERP") for certain executives, all of whom are either retired or are no longer with NDCHealth, and for payment of other miscellaneous investments.

     NDCHealth currently has in place a $225 million senior credit facility, consisting of a $100 million five-year revolving credit facility and a $125 million six-year term loan, and has $200 million in senior 10 1/2% subordinated notes due 2012 outstanding. Details of NDCHealth's indebtedness are described below. NDCHealth believes that its current level of cash on hand, future cash flows from operations and its credit facility are sufficient to meet NDCHealth's operating needs in fiscal 2006. As of May 27, 2005, the fair market value of the notes was approximately $212.0 million.

     The credit facility has been amended eight times for the purpose of reducing interest rate and relaxing certain covenants to provide NDCHealth added flexibility. The $100 million revolving credit facility is available for working capital and general corporate purposes and has a variable interest rate based on market rates. The $125 million term loan has a variable interest rate tied to LIBOR. During fiscal 2005, NDCHealth borrowed $88.5 million and repaid $59.4 million under the revolving credit facility. As of May 27, 2005, $29.1 million was outstanding under the revolving credit facility. During the first quarter of fiscal 2006, NDCHealth borrowed an additional $10.0 million under the revolving credit facility. As of May 27, 2005, $41.4 million was outstanding under the term loan, which has been reduced by $10.6 million in the first quarter of fiscal 2006. The average debt outstanding under the credit facility

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during fiscal 2005 was $68.8 million, which bore interest at a weighted average annual interest rate of 5.03%.

     Borrowings under the credit facility bear interest, at NDCHealth's option, at a rate based on either (i) the applicable margin plus the base rate, which is the higher of the per annum rate, which the administrative agent publicly announces from time to time to be its prime lending rate, and the federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, or (ii) the applicable margin plus a one, two, three or six-month "LIBOR" rate. The applicable margin was amended to incorporate changes in debt coverage ratios and debt ratings with respect to term loan and revolving credit borrowings, and is a percentage per annum equal to 2.00% for base rate borrowings and 3.00% for LIBOR borrowings. The applicable margin with respect to borrowings under the revolving credit facility is a percentage per annum equal to 1.75% for base rate borrowings and 2.75% for LIBOR borrowings. The applicable margin is subject to adjustments based on NDCHealth's debt rating and financial performance. Under the credit agreement, there is no cap on the interest rate applicable to the term loan or the revolving credit facility.

     The credit facility contains certain financial and non-financial covenants customary for financings of this nature. As of May 27, 2005, NDCHealth was in compliance with all restrictive covenants. In the event that the proposed merger is not consummated, NDCHealth expects to be in compliance with these financial covenants for the next twelve months.

     Mandatory prepayments of the credit facility are required after 90 days following the end of each fiscal year beginning fiscal year 2004. NDCHealth is obligated to prepay an aggregate principal amount of the loans, and cash collateralize any Letter of Credit obligations in an amount equal to: (i) 75% of excess cash flow for such fiscal year if the consolidated total leverage ratio is greater than 2.00:1.00 at the end of such fiscal year, and (ii) 50% of such excess cash flow for such fiscal year if the consolidated total leverage ratio is less than or equal to 2.00:1.00 at the end of the fiscal year. Each such payment shall be applied ratably first to the term facility pro rata to the scheduled amortization payments until all are paid in full and second to the revolving credit facility. A mandatory prepayment of $27.5 million was made in August 2004 based on fiscal 2004 earnings. No mandatory prepayment is due based on fiscal 2005 earnings and due to payments already made during the year.

     NDCHealth believes that free cash flow, defined as net cash provided by operating activities less capital expenditures and dividends paid, is a meaningful measure of its ability to generate cash for reducing its level of debt. Free cash flow is not a Generally Accepted Accounting Principle ("GAAP") measurement and may not be comparable to free cash flow reported by other companies.

                                                       FISCAL YEAR ENDED   FISCAL YEAR ENDED
                                                         MAY 27, 2005        MAY 28, 2004
                                                       -----------------   -----------------
                                                                  (IN THOUSANDS)
Net cash provided by operating activities............      $ 39,960            $ 98,419
Capital expenditures.................................       (31,200)            (38,441)
Dividends paid.......................................        (2,880)             (5,694)
                                                           --------            --------
Free cash flow.......................................      $  5,880            $ 54,284
                                                           ========            ========

     Stock activities provide NDCHealth an additional source of liquidity. Stock activities are primarily related to the exercises of employee stock options and issues under the employee stock purchase plan. In fiscal 2005 and 2004, issuance of shares of NDCHealth's common stock generated $0.4 million and $9.3 million, respectively. Although the issuance of additional shares provides NDCHealth with liquidity, it results in a dilution of each individual stockholder's equity. Another use of cash is the payment of dividends which totaled $2.9 million in fiscal 2005 and $5.7 million in fiscal 2004. The NDCHealth board of directors determined on April 5, 2005, to suspend its cash dividend in order to use available cash to reduce debt outstanding.

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     Discontinued operations provided $19.9 million of cash in fiscal 2005, including $28.3 million of sale proceeds, net of $8.3 million of operating uses of cash, and used $8.1 million in fiscal 2004, and used $8.8 million in fiscal 2003.

     A summary of NDCHealth's contractual obligations is presented below:

                                                       PAYMENTS DUE BY PERIOD
                                        -----------------------------------------------------
                                                 LESS THAN                           5 YEARS
CONTRACTUAL OBLIGATIONS                 TOTAL     1 YEAR     1-3 YEARS   3-5 YEARS   AND OVER
-----------------------                 ------   ---------   ---------   ---------   --------
                                                            (IN MILLIONS)
Long-term Debt........................  $270.6    $ 31.5      $ 39.1       $  --      $200.0
Capital lease obligations.............     0.2       0.1         0.1          --          --
Operating leases......................    54.3      13.2        21.3        19.8          --
Purchase obligations..................    56.7      54.2         2.5          --          --
Interest..............................   164.7      24.2        67.0        63.0        10.5
                                        ------    ------      ------       -----      ------
Total contractual obligations.........  $546.5    $123.2      $130.0       $82.8      $210.5
                                        ======    ======      ======       =====      ======

  OFF-BALANCE SHEET ARRANGEMENTS

     NDCHealth did not have any off-balance sheet arrangements as of May 27, 2005.

  APPLICATION OF CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires NDCHealth to make estimates and assumptions. Critical accounting policies are those policies that can have a significant impact on NDCHealth's financial position and results of operations and require complex judgments and the most significant use of these subjective estimates and assumptions. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates. Specific risks inherent in NDCHealth's application of these critical policies are described below. For all of these policies, NDCHealth cautions that future events rarely develop exactly as forecasted, and the best estimates routinely require adjustment. These policies also often require difficult judgments on complex matters that may be subject to multiple sources of authoritative guidance. Additional information concerning NDCHealth's accounting policies can be found in Note 2 of the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus.

  Revenue

     Although NDCHealth has several sources of revenue, in all cases, in accordance with criteria set forth in Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," SOP No. 97-2, "Software Revenue Recognition," and other authoritative literature, NDCHealth recognizes revenue when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, delivery and performance has occurred, and collectibility is reasonably assured. The most variable of these factors among NDCHealth's various businesses is determining when delivery and performance has occurred. Additionally, NDCHealth has adopted the provisions of Emerging Issues Task Force ("EITF") Issue 00-21, "Revenue Arrangements with Multiple Deliverables," which requires companies to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting on a prospective basis.

     Within NDCHealth's Pharmacy Services and Systems, and NDCHealth's Hospital solutions segments, the primary source of revenue is transaction fees charged for network services. NDCHealth provides these services to NDCHealth's pharmacy, hospital, physician, and payer customers. These fees are generally based on the volume of services NDCHealth provides to each individual customer. In most instances, this fee is charged per transaction, and type of transaction, while in some instances these services are provided to large customers for a fixed monthly fee, regardless of each month's actual transaction volume for a portion of the contract term. NDCHealth has begun the rollout of hosted web

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browser based applications for NDCHealth's pharmacy and hospital customers. The per transaction or per store charges for these services includes charges for the use of the application software, network, and other value added services. Revenue for these services is recognized each month as the services are rendered.

     Additionally, NDCHealth receives revenue from software licenses and related maintenance and support agreements. SOP No. 97-2, as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" provide guidance on applying accounting principles generally accepted in the United States for software revenue recognition transactions. NDCHealth recognizes revenue based on these authoritative statements.

     Revenue from the sale of bundled software licenses and implementation services are recognized on the date that the software is in operation at the customer site where vendor specific objective evidence ("VSOE") has been established for the undelivered elements of the customer contract, which typically is maintenance. In these cases, the maintenance revenue is recognized over the term of the maintenance contract. Where VSOE cannot be established for undelivered elements within the contract, all the arrangement's revenue is deferred until the sooner of delivery of the last element or VSOE is determinable for all of the undelivered elements.

     NDCHealth generally licenses one of two types of software. The most common software type performs functions such as scheduling and billing and is used by NDCHealth's customers to manage their businesses and connect to its network. Because this type of software has stand alone functionality (meaning that connection to its network is not required for the software to be functional), NDCHealth recognizes revenue for sales of products of this type that are customer installed when the product is shipped. For products of this type that are installed by one of NDCHealth's affiliates or NDCHealth, NDCHealth recognizes revenue when the software is installed. The other type of software is used by NDCHealth's customers to process transactions through NDCHealth's network. Because this software provides value to NDCHealth's customers only to the extent that they are utilizing NDCHealth's network services, revenue is recognized over the estimated life of the network services contract rather than when the software is installed. In instances where revenue is recognized over the term of a contract, or NDCHealth has contractual minimums, and NDCHealth incurs discrete incremental costs in providing the initial deliverable, NDCHealth defers these costs and recognize them ratably over the contract term.

     NDCHealth provides software maintenance and customer support to its customers on both an as needed and a contracted long-term basis. Services provided outside a maintenance contract are on an as requested basis and revenue is recognized as the services are provided. Revenue for services provided on a contracted long-term basis is recognized ratably over the terms of the contract.

     Within its Physician Solutions segment the primary source of revenue is from the sale of customer installed software. Revenue related to NDCHealth's software is generally recognized when the product is shipped.

     The majority of NDCHealth's physician systems are sold indirectly through value added resellers, or VARs. NDCHealth records revenue when the product is shipped to the VAR. NDCHealth's historical practice had been to allow its VARs the ability to return unused, unopened product in exchange for certain new products. Because NDCHealth had the ability to estimate the amount of the product returns, it recorded revenue in accordance with SFAS No. 48, "Revenue Recognition When Right of Return Exists." NDCHealth recorded revenue when its products were shipped and established a returns reserve against revenue for the estimated amount of products it calculated would be returned during that product's life cycle. No cash refunds were allowed for products sold. Beginning on February 26, 2005, NDCHealth no longer allows VARs to exchange products except when both the purchase and associated exchange of products occur within the same fiscal quarter that a new software version is released. Therefore, reserve for exchanges is no longer required to be recorded. NDCHealth recorded a benefit of $1.6 million in revenue and $1.3 million in operating income in the third quarter from the utilization of NDCHealth's exchange reserve.

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

     Within its Information Management segment, NDCHealth has two primary sources of revenue: database information reporting and consulting services. Database information reporting typically involves the delivery of data providing pharmaceutical information. Revenue for single deliverable products and services is recognized when obligations to the customer have been fulfilled, which is typically upon delivery.

     NDCHealth's database information reporting products and services are typically delivered over a period of time with multiple deliverables. NDCHealth has not established fair value for its various products or services. NDCHealth defers revenue until all products have started to be delivered and the revenue from the entire contract is recognized ratably over the remaining term of the contract, which is typically one to three years.

     Consulting services are typically structured as fixed price service contracts. Revenue for these services is primarily recognized upon completion of the contract. Historically, NDCHealth recognized revenue from its consulting services for its IHR product lines within the Information Management segment upon the completion of performance milestones established within its contracts. Upon the adoption of EITF 00-21, since NDCHealth had not established evidence of the relative fair values of the individual components of certain of its contracts; NDCHealth was required to account for these consulting service contracts as one unit of accounting. The adoption of this pronouncement resulted in a $3.9 million reduction in revenue in fiscal year 2004 which was deferred for recognition at the end of the contracts in fiscal 2005. If it is determined that NDCHealth will incur a loss on a contract, the loss is recognized at the time of determination.

     Capitalized Software

     NDCHealth has two types of capitalized software: 1) Software that NDCHealth develops for sale to its customers (shown as Capitalized External Use Software) and 2) software that NDCHealth develops for internal use in providing services to its customers (included in Property and Equipment). The costs associated with developing software are capitalized differently depending on whether the software is for sale or for internal use. In each instance, in accordance with SFAS 86 or SOP 98-1, respectively, costs are capitalized only when the project has reached the point of technological feasibility or the application development stage. Costs incurred prior to this point are charged to earnings as research and development expense.

     For software sold to its customers, NDCHealth capitalizes both direct and indirect development costs such as programmers' salaries and benefits, outside contractor costs, computer time, and allocated facility costs. Completed projects capitalized under SFAS 86 are amortized after reaching the point of general availability using the greater of the amount computed using the straight-line method or the ratio that current revenues bear to the total of current and anticipated revenues, based on the estimated useful life of the project. The life used for amortization is based on the projected period of time that NDCHealth will sell the product, typically three to five years.

     For software used internally, only direct development costs such as programmers' salaries and benefits, and fees paid to others for development are capitalized. Completed projects capitalized under SOP 98-1 are amortized using the straight-line method. The life used for amortization is based on the projected period of time that NDCHealth will use the software to provide services, typically five years.

     As the process for developing software changes, it is possible that the achievement of technological feasibility, as defined in SFAS 86, will be later in the development cycle. This would result in a greater amount of application development costs to be recorded as expense.

     The actual useful life of the product or software may be longer or shorter than the estimated useful life. If the actual life is longer, NDCHealth would continue to realize value from the asset while no longer recognizing a corresponding expense. If the actual life is shorter or NDCHealth determines that the investment will not be recovered through the future sales of products or services, the remaining carrying amount may need to be amortized over a shorter period or a non-cash charge to earnings could be

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

required. The net realizable value of capitalized software is monitored on a periodic basis to confirm that the investment will be recovered through the future sale of products or in the case of internal software, through use.

  Investments

     NDCHealth considers and selectively enter into a variety of alliances, joint ventures and investments.

     NDCHealth's investments in privately held entities are accounted for under the cost, equity, or consolidation method, whichever is appropriate for the particular investment. The appropriate method is determined by NDCHealth's ability to exercise significant influence over the investee, through either quantity of voting stock or other means. NDCHealth regularly reviews its investments for impairment issues and propriety of current accounting treatment. The primary method NDCHealth uses to determine whether or not an impairment issue exists is to compare the valuation of its investment with the underlying value of the entity in which NDCHealth has an investment. NDCHealth determines the underlying value of the entity based on a number of factors, including the execution of business strategy and the steps that it has and is taking in the execution of that strategy, and the entity's subsequent financing activity. If NDCHealth determines that an impairment issue exists, NDCHealth would realize the loss in Other Income (Expense) in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Finally, NDCHealth also evaluates each investment for proper treatment under FIN 46 "Consolidation of Variable Interest Entities."

  Intangible assets

     Intangible assets are created when the purchase price of an acquired business exceeds the value of its tangible assets. For any significant business it acquires, NDCHealth obtains a valuation from an independent specialist that assists in the identification of any specific intangibles and provides assistance in NDCHealth's determination of an estimated value and life for each. Goodwill exists where NDCHealth's purchase price exceeds the value of tangible assets plus these specifically identified intangible assets.

     Specifically identified intangible assets primarily represent proprietary technology, customer relationships, and data access rights. Identified intangibles are assigned a value, generally as estimated in the valuation, and amortized over the estimated life. Because of the complexity of assumptions and judgment used in estimating the value and life of these assets, there is significant risk that their actual value and life may vary from the original estimate. NDCHealth periodically evaluates whether events and circumstances have occurred that indicate the carrying amount of intangibles may warrant revision or may not be recoverable. When factors indicate that an intangible should be evaluated for possible impairment, NDCHealth estimates the present value of future cash flows associated with the asset over its remaining life. NDCHealth may determine that an intangible asset has diminished or has no remaining value prior to it being fully amortized. In this instance, NDCHealth would be required to record a charge to earnings to account for impairment of the asset.

     SFAS 142, "Goodwill and Other Intangible Assets," requires that goodwill no longer be amortized but be reviewed for impairment on a regular basis. The goodwill impairment test has two steps. The first step is to compare the fair value of each reporting unit with its book value. NDCHealth's reporting units for goodwill testing are defined as its Pharmacy Services and Systems, Hospital Solutions, and Physician Solutions and Information Management segments. If the estimated current value of future cash flows of any reporting unit is calculated as being lower than its book value, the second step would be to calculate the possible impairment by comparing the implied fair value of goodwill with the carrying amount. Any impairment would require a non-cash charge to earnings in the period in which the impairment was identified.

     NDCHealth completed NDCHealth's annual impairment testing during the second quarter of fiscal 2005. For each of NDCHealth's reporting units, NDCHealth found that the estimated fair value exceeded

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

the net book value of the unit and therefore the second step was not necessary. NDCHealth updated the study in the fourth quarter of fiscal 2004 due to the discontinuance of NDCHealth's European businesses and found that no impairment was necessary as a result of this event. NDCHealth will conduct these same tests going forward at least annually during NDCHealth's second fiscal quarter, and more frequently if circumstances suggest potential impairment, to determine that goodwill carried on NDCHealth's Balance Sheet is properly valued.

  Allowance for Doubtful Accounts

     Allowance for doubtful accounts reflects management's estimate of probable losses based principally on experience and specific review and analysis. All accounts or portions thereof deemed to be uncollectible or to require excessive collection costs are written off against the allowance.

  Recently Issued Accounting Pronouncements

     There are a number of new accounting pronouncements that may impact NDCHealth's financial results. These are described in Note 2 of the Notes to NDCHealth's Consolidated Financial Statements included in this joint proxy statement/prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     NDCHealth has performed a sensitivity analyses over the near term regarding the risks listed below. Based on these sensitivity analyses, NDCHealth is not exposed to, nor does it anticipate any, material market risk from changes in interest rates, foreign currency rates and/or its equity prices.

  INTEREST RATE

     NDCHealth has a credit facility that has variable interest rates for Eurodollar and other floating rate advances based on the LIBOR, Prime Rate, or Federal Funds rate, in each case plus applicable margin. Accordingly, NDCHealth is exposed to the impact of interest rate movement. NDCHealth has performed an interest rate sensitivity analysis over the near term with a 10% change in interest rates. Based on this analysis, NDCHealth's Net Income would be impacted by approximately $0.3 million. There is speculation that floating interest rates could rise 100 to 200 basis points in the next one to two years. This level of interest rate increase would increase NDCHealth's interest expense $0.7 million to $1.4 million annually.

  FOREIGN CURRENCY RISK

     NDCHealth currently has one operating location in British Columbia, Canada, which represents a small portion of its operations. Because NDCHealth has discontinued all other foreign operations, with the exception of the small exposure in Canada, NDCHealth does not anticipate any material foreign exchange rate risk from changes in foreign currency rates. NDCHealth has performed a foreign exchange sensitivity analysis over the near term with a 10% change in foreign exchange rates. Based on this analysis, NDCHealth's Net Income would be impacted by approximately $0.1 million. As described in "Information About NDCHealth -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discontinued Operations," NDCHealth has discontinued all foreign operations in the UK and Germany and no longer has any foreign exchange rate risk in those countries.

  PENSION PLAN

     NDCHealth has a noncontributory defined benefit pension plan which covers substantially all of its United States employees who had met the plan's eligibility provisions as of May 31, 1998. The annual pension expense that NDCHealth recognize in accordance with SFAS No. 87, "Employer's Accounting

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

for Pensions," is based on assumptions of key variables including discount rate and the expected long-term rate of return on plan assets. The selection of assumptions involves significant judgment. In selecting the long-term return on asset and discount rate NDCHealth considers both current market conditions and expected future market trends, including equity market performance and changes in interest rates. Due to changes in the extended outlook of the investment markets, NDCHealth reduced the long-term return on asset assumption to 8.0% from 10.0% effective March 1, 2003. In addition, due to changes in the interest rate environment, NDCHealth reduced the discount rate to 6.0% from 6.5% effective May 27, 2005. Effective July 1, 2003, pension benefits were frozen based on current compensation levels.

     NDCHealth has a significant portion of its pension related investment portfolio in long-term stock holdings. NDCHealth also holds a portion of the investment balance in bonds and other instruments, which are directly influenced by changes in interest rates. This means that a change in prevailing interest rates may cause the fair value of the investments to fluctuate. NDCHealth has performed a sensitivity analysis for changes in the assumed discount rate and expected long-term rate of return on plan assets. Based on this analysis, a 0.50 percentage point change in the assumed discount rate or return on plan assets would impact NDCHealth's annual Net Income by approximately $0.1 million.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as to the common stock of NDCHealth beneficially owned as September 12, 2005, by each person who is known to NDCHealth to own, directly or indirectly, more than 5% of the outstanding shares of common stock. The table reflects information presented in each such person's Schedule 13G (and amendments thereto, if any) as filed with the Securities and Exchange Commission and provided to NDCHealth.

                                                            AMOUNT AND NATURE
                                                              OF BENEFICIAL     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNERSHIP        CLASS(1)
------------------------------------                        -----------------   ----------
Wellington Management Company, L.L.P.(2)..................      4,790,600         13.2%
  75 State Street
  Boston, MA 02109
Liberty Wanger Asset Management, L.P.(3)..................      4,084,700         11.3%
  227 West Monroe Street, Suite 3000
  Chicago, IL 60606
Reed Conner & Birdwell, LLC.(4)...........................      3,517,088          9.7%
  11111 Santa Monica Blvd., Suite 1700
  Los Angeles, CA 90025
Mellon Financial Corporation(5)...........................      1,815,316          5.0%
  One Mellon Bank Center, 500 Grant Street
  Pittsburgh, PA 15258-0001

---------------

(1) Percent of Class is with respect to shares of Common Stock outstanding on September 12, 2005 (36,210,957 shares).

(2) Based on Schedule 13G/A dated February 14, 2005 filed by Wellington Management Company, L.L.P.

(3) Based on Schedule 13G/A dated February 11, 2005 filed by Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust. Liberty Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. have shared voting and shared dispositive power with respect to all shares. Liberty Acorn Trust has shared voting and shared dispositive power with respect to 4,084,700 shares.

(4) Based on Schedule 13G/A dated April 18, 2005, filed by Reed Conner & Birdwell, LLC.

(5) Based on Schedule 13G dated February 10, 2005 filed by Mellon Financial Corporation on behalf of the legal entities including: Mellon Capital Management Corporation; The Dreyfus Corporation; The Boston Company Asset Management, LLC; and Mellon Financial Corporation. The aggregate amount beneficially owned by these reporting entities is 1,815,316 shares.

     The following table sets forth certain information as of September 12, 2005 with respect to the beneficial ownership of NDCHealth common stock by directors of NDCHealth, each of the named executive officers named in the Summary of Potential Payments to NDCHealth's Executive Officer's and Directors table, and the 14 persons, as a group, who are current directors and/or executive officers of NDCHealth.

                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                              ----------------------------------------------------------
                                                 COMMON      STOCK OPTIONS
                                                 STOCK        OR WARRANTS
                                              BENEFICIALLY    EXERCISABLE       TOTAL
                                                 OWNED          WITHIN          COMMON       PERCENT OF
                                               EXCLUDING     60 DAYS AFTER      STOCK          CLASS
                                              OPTIONS AND    SEPTEMBER 12,   BENEFICIALLY   BENEFICIALLY
EXECUTIVE OFFICERS AND DIRECTORS                WARRANTS         2005           OWNED         OWNED(1)
--------------------------------              ------------   -------------   ------------   ------------
Lee Adrean..................................     30,000          37,500          67,500            *
  Executive Vice President, Finance and
  Planning, and Chief Financial Officer
J. Veronica Biggins.........................      9,133          56,838          65,971            *
  Director
Charlene Crusoe-Ingram......................         --          12,500          12,500            *
  Executive Vice President, Human Resources
Terri A. Dial...............................      9,363           8,830          18,193            *
  Director
James W. FitzGibbons........................      9,048           2,750          11,798            *
  Vice President, Finance and
  Chief Accounting Officer
Laurie H. Glimcher, M.D. ...................      4,131             910           5,041            *
  Director
Walter M. Hoff..............................    183,348         485,394         668,742         1.82%
  Chairman, Chief Executive Officer and
  Director
Randolph L.M. Hutto.........................     22,143         134,775         156,918            *
  Executive Vice President,
  Business Development, General Counsel and
  Corporate Secretary
Jeffrey P. Koplan, M.D. ....................      5,627           6,318          11,945            *
  Director
Kurt M. Landgraf............................     15,169           8,830          23,999            *
  Director
James F. McDonald...........................      6,848          16,318          23,166            *
  Director
Steven J. Shulman...........................      4,131             910           5,041            *
  Director
Neil Williams...............................     47,612          56,838         104,450            *
  Director
All directors and executive officers as a
  group (14 persons)........................    356,553         828,711       1,185,264         3.20%

---------------

 * Represents beneficial ownership of less than 1% of NDCHealth's outstanding common stock.

(1) Percent of Class is with respect to shares of Common Stock outstanding on September 12, 2005 (36,210,957 shares) and stock options or warrants exercisable within 60 days after September 12, 2005 held by such person or group.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

     The table below presents the last quoted sale price for Per-Se common stock, as quoted on the Nasdaq National Market under the symbol "PSTI," the closing market price of NDCHealth common stock, as reported on the NYSE Composite Transaction Tape under the symbol "NDC" and the market value of a share of NDCHealth common stock on an equivalent per share basis. These prices are presented on four dates:

     - February 23, 2005, the last trading day before the public announcement that the NDCHealth board of directors engaged The Blackstone Group L.P. to assist the board in its evaluation of strategic alternatives with the objective of maximizing stockholder value over a reasonable period of time.

     - March 29, 2005, the last trading day before the public announcement of the NDCHealth board of directors' decision to pursue a sale of NDCHealth.

     - August 26, 2005, the last trading day before the public announcement of the signing of the merger agreement and

     - , 2005, the latest practicable date before the date of this joint proxy statement/prospectus.

                                                                  NDCHEALTH   EQUIVALENT
                                                      PER-SE       COMMON     PER SHARE
                                                   COMMON STOCK     STOCK      DATA(1)
                                                   ------------   ---------   ----------
February 23, 2005................................     $14.79       $15.03       $19.50
March 29, 2005...................................      14.87        15.04        19.50
August 26, 2005..................................      20.04        17.77        19.50
  , 2005.........................................

---------------

(1) The equivalent per share data for NDCHealth common stock has been set at $19.50 in the merger agreement.

MARKET PRICES

     The following table sets forth the range of the reported high and low per share sales prices of shares of Per-Se and NDCHealth common stock as shown on the Nasdaq National Market and the NYSE, respectively, for the calendar quarters indicated.

PER-SE

                                                               HIGH     LOW
                                                              ------   ------
Year ending December 31, 2005:
  First Quarter.............................................  $16.25   $14.15
  Second Quarter............................................   21.55    14.94
  Third Quarter (through September 22, 2005)................   23.55    17.97
Year ended December 31, 2004:
  First Quarter.............................................  $18.26   $10.68
  Second Quarter............................................   14.90     8.10
  Third Quarter.............................................   15.10    11.47
  Fourth Quarter............................................   16.35    12.89
Year ended December 31, 2003:
  First Quarter.............................................  $ 9.07   $ 5.75
  Second Quarter............................................   11.74     7.78
  Third Quarter.............................................   16.58    10.65
  Fourth Quarter............................................   17.25    11.64

NDCHEALTH

                                                               HIGH       LOW
                                                              -------   -------
Year ending May 26, 2006:
  First Quarter.............................................  $ 19.29   $ 16.38
  Second Quarter (through September 22, 2005)...............    19.09     18.79
Year ended May 27, 2005:
  First Quarter.............................................  $ 23.54   $ 12.12
  Second Quarter............................................    18.50     13.51
  Third Quarter.............................................    19.21     14.34
  Fourth Quarter............................................    17.33     13.29
Year ended May 28, 2004:
  First Quarter.............................................  $ 21.42   $ 17.70
  Second Quarter............................................    27.20     20.51
  Third Quarter.............................................    30.75     25.00
  Fourth Quarter............................................    30.00     21.38

DIVIDENDS

     Per-Se has never paid a cash dividend on its common stock. Future dividends declared and paid by Per-Se, if any, will be determined by Per-Se's board of directors in light of circumstances existing from time to time, including growth prospects, profitability, financial condition, results of operations, continued existence of the restrictions contained in Per-Se's credit agreements and other factors which Per-Se's board of directors deems relevant.

     The following table sets for the quarterly cash dividends per share declared by NDCHealth with respect to its common stock.

                                                              DIVIDENDS
                                                              PER SHARE
                                                              ---------
FISCAL 2006
First Quarter...............................................       --
Second Quarter (through September 22, 2005).................       --
FISCAL 2005
First Quarter...............................................    $0.04
Second Quarter..............................................       --
Third Quarter...............................................       --
Fourth Quarter..............................................       --
FISCAL 2004
First Quarter...............................................    $0.04
Second Quarter..............................................     0.04
Third Quarter...............................................     0.04
Fourth Quarter..............................................     0.04

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined balance sheet as of June 30, 2005, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 and six months ended June 30, 2005 are based on the historical financial statements of Per-Se and NDCHealth after giving effect to the merger as a purchase of NDCHealth by Per-Se using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. As a condition precedent to Per-Se's acquisition of NDCHealth, NDCHealth's Information Management business ("IM") will be sold to an independent third party, Wolters Kluwer. The pro forma adjustments to reflect the sale of the IM business are presented in a separate column in the Unaudited Pro Forma Condensed Combined Financial Statements.

     The unaudited pro forma condensed combined balance sheet as of June 30, 2005 is presented to give effect to the proposed merger as if it occurred on June 30, 2005 and, due to different fiscal period ends, combines the historical balance sheet of Per-Se at June 30, 2005 and the historical balance sheet of NDCHealth at May 27, 2005. The unaudited pro forma condensed combined statement of operations of Per-Se and NDCHealth for the year ended December 31, 2004 and the six months ended June 30, 2005 are presented as if the combination had taken place on January 1, 2004 and, due to different fiscal period ends, combines the historical results of Per-Se for the year ended December 31, 2004 and six months ended June 30, 2005 with the historical results of NDCHealth for the twelve months ended November 26, 2004 and six months ended May 27, 2005, respectively.

     The pro forma financial statements are based on the historical financial statements of Per-Se and NDCHealth and have been prepared using the purchase method of accounting. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of NDCHealth acquired in connection with the merger, based on their fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Per-Se in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management's estimates of the fair values reflected in these unaudited pro forma condensed combined financial statements. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management's consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of NDCHealth that exist as of the date of completion of the merger.

     Further, the unaudited pro forma condensed combined financial statements do not include any adjustments for expenses or liabilities resulting from integration, as management of Per-Se is in the process of making these assessments and estimates of these costs are currently not known. However, liabilities ultimately will be recorded for severance costs related to NDCHealth employees or other costs associated with exiting activities of NDCHealth that would affect amounts in the pro forma financial statements. In addition, Per-Se may incur restructuring charges upon completion of the merger or in subsequent periods for costs associated with exiting activities of Per-Se. The unaudited pro forma condensed combined financial statements do not include any adjustments for estimated operational and other cost synergies and also do not include any adjustments for estimated revenue synergies that are expected to be achieved after the transaction closes.

     These unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with indefinite lives may significantly decrease or increase and amounts allocated to intangible assets with finite lives may increase or decrease significantly, which could result in a material increase or decrease in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the merger and other changes in NDCHealth's net tangible and intangible assets which occur prior to completion of the merger could cause material differences in the information presented.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Per-Se and NDCHealth incorporated by reference or included elsewhere in this joint proxy statement/prospectus and the summary selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Per-Se that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Per-Se.

                           PER-SE TECHNOLOGIES, INC.

              UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 2005

                                                                             SALE OF IM        OTHER
                                      PER-SE        NDC                      PRO FORMA       PRO FORMA            PER-SE
                                    HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS(1)   ADJUSTMENTS         PRO FORMA
                                    ----------   ----------   ----------   --------------   -----------         ----------
                                                                        (IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents.......  $  46,166     $ 17,790    $   63,956      $382,092       $(304,550)   (2)   $   47,148
                                                                                               402,500    (3)
                                                                                              (478,400)   (4)
                                                                                               (18,450)   (6)
  Restricted cash.................         44           --            44            --              --                  44
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL CASH AND CASH
      EQUIVALENTS.................     46,210       17,790        64,000       382,092        (398,900)             47,192
                                    ---------     --------    ----------      --------       ---------          ----------
  Accounts receivable, billed.....     54,584       50,977       105,561       (18,926)         (2,862)   (18)      83,773
  Accounts receivable, unbilled...        374           --           374            --              --                 374
  Deferred income
    taxes -- current, net.........     12,799        6,214        19,013          (355)         (5,859)   (17)      12,799
  Prepaid expenses................      5,114       22,777        27,891       (15,030)         (1,312)   (14)      11,549
  Other...........................      4,652        8,843        13,495        (1,008)         (3,320)   (15)       9,075
                                                                                                   (92)   (18)
  Total assets of discontinued
    operations....................         --       36,245        36,245            --         (36,245)   (11)          --
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL CURRENT ASSETS..........    123,733      142,846       266,579       346,773        (448,590)            164,762
Property and equipment, net of
  accumulated depreciation........     16,309       69,842        86,151       (30,132)             --              56,019
Goodwill..........................     32,549      351,474       384,023       (37,729)       (313,745)   (7)      408,405
                                                                                               375,856    (8)
Other intangible assets, net of
  accumulated amortization........     20,135       61,886        82,021        (8,302)        (53,584)   (7)      205,135
                                                                                               195,000    (8)
                                                                                               (10,000)   (12)
Capitalized external use software
  held for sale, net..............         --       68,474        68,474            --         (68,474)   (7)       65,000
                                                                                                65,000    (8)
Deferred income taxes, net........     15,316       18,350        33,666        (1,301)        (17,049)   (17)      15,316
Debt issuance costs...............         --       11,496        11,496            --         (11,496)   (2)        7,500
                                                                                                 7,500    (3)
Other.............................      7,071       25,299        32,370        (2,383)        (12,402)   (16)      17,585
Assets of discontinued operations,
  net.............................         --           --            --                            --                  --
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL ASSETS..................  $ 215,113     $749,667    $  964,780      $266,926       $(291,984)         $  939,722
                                    =========     ========    ==========      ========       =========          ==========

                                                                             SALE OF IM        OTHER
                                      PER-SE        NDC                      PRO FORMA       PRO FORMA            PER-SE
                                    HISTORICAL   HISTORICAL    COMBINED    ADJUSTMENTS(1)   ADJUSTMENTS         PRO FORMA
                                    ----------   ----------   ----------   --------------   -----------         ----------
                                                                        (IN THOUSANDS)
CURRENT LIABILITIES:
  Accounts payable................  $   5,446     $ 24,033    $   29,479      $(12,671)      $  (2,862)   (18)  $   13,946
  Accrued compensation............     21,005        9,901        30,906        (4,263)             --              26,643
  Accrued expenses................     12,614       34,772        47,386           (85)           (500)   (13)      46,709
                                                                                                   (92)   (18)
  Accrued interest................         --       10,524        10,524            --              --              10,524
  Current portion of long-term
    debt..........................        118       31,529        31,647            --         (31,403)   (2)          244
  Deferred revenue................     25,766       33,795        59,561       (19,717)        (10,325)   (9)       29,519
  Total liabilities of
    discontinued operations.......         --       11,967        11,967            --         (11,967)   (11)          --
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL CURRENT LIABILITIES.....     64,949      156,521       221,470       (36,736)        (57,149)            127,585
Long-term debt....................    125,498      239,255       364,753            --        (239,147)   (2)      535,606
                                                                                               410,000    (3)
Other obligations.................      5,491       26,789        32,280        (3,624)           (500)   (13)      28,156
Deferred revenue..................         --        4,602         4,602            --          (4,602)   (9)           --
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL LIABILITIES.............    195,938      427,167       623,105       (40,360)        108,602             691,347
                                    ---------     --------    ----------      --------       ---------          ----------
STOCKHOLDERS' EQUITY:
  Common stock....................        329        4,526         4,855            --             122    (5)          451
                                                                                                (4,526)   (10)
  Paid-in capital.................    799,854      248,446     1,048,300            --         239,078    (5)    1,038,932
                                                                                              (248,446)   (10)
  Accumulated (deficit) retained
    earnings......................   (740,151)      70,907      (669,244)      307,286         (45,496)   (2)     (750,151)
                                                                                              (435,803)   (7)
                                                                                                14,927    (9)
                                                                                               151,399    (10)
                                                                                               (24,278)   (11)
                                                                                               (10,000)   (12)
                                                                                                 1,000    (13)
                                                                                                (1,312)   (14)
                                                                                                (3,320)   (15)
                                                                                               (12,402)   (16)
                                                                                               (22,908)   (17)
  Treasury stock..................    (41,668)          --       (41,668)           --              --             (41,668)
  Deferred stock unit plan
    obligation....................      1,280       (5,039)       (3,759)           --           5,039    (10)       1,280
  Accumulated other comprehensive
    (loss) income.................       (469)       3,660         3,191            --          (3,660)   (10)        (469)
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL STOCKHOLDERS' EQUITY....     19,175      322,500       341,675       307,286        (400,586)            248,375
                                    ---------     --------    ----------      --------       ---------          ----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY........  $ 215,113     $749,667    $  964,780      $266,926       $(291,984)         $  939,722
                                    =========     ========    ==========      ========       =========          ==========

     See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           PER-SE TECHNOLOGIES, INC.

        UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 2004

                                                                        SALE OF IM        OTHER
                                   PER-SE        NDC                    PRO FORMA       PRO FORMA          PER-SE PRO
                                 HISTORICAL   HISTORICAL   COMBINED   ADJUSTMENTS(1)   ADJUSTMENTS           FORMA
                                 ----------   ----------   --------   --------------   -----------         ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE........................   $352,791     $384,770    $737,561     $(156,042)      $ (6,889)    (2)    $574,630
OPERATING EXPENSES
  Cost of services.............    232,661      235,498     468,159      (110,879)        (6,889)    (2)     357,029
                                                                                          (6,362)    (3)
                                                                                          13,000     (4)
  Selling, general and
     administrative............     85,351       98,916     184,267       (25,068)        (9,342)    (3)     166,675
                                                                                          16,818     (4)
  Other expenses...............      5,845        6,038      11,883            --             --              11,883
                                  --------     --------    --------     ---------       --------            --------
OPERATING INCOME...............     28,934       44,318      73,252       (20,095)       (14,114)             39,043
INTEREST EXPENSE...............      6,825       25,587      32,412            --        (28,192)    (5)      38,091
                                                                                          33,871     (6)
INTEREST INCOME................       (525)        (339)       (864)           --             --                (864)
LOSS ON EXTINGUISHMENT OF DEBT/
  INVESTMENTS..................      5,896        4,618      10,514            --             --              10,514
                                  --------     --------    --------     ---------       --------            --------
INCOME (LOSS) BEFORE INCOME
  TAXES........................     16,738       14,452      31,190       (20,095)       (19,793)             (8,698)
INCOME TAX (BENEFIT) EXPENSE...    (28,101)       6,598     (21,503)           --         (6,369)    (7)     (27,872)
                                  --------     --------    --------     ---------       --------            --------
INCOME FROM CONTINUING
  OPERATIONS...................   $ 44,839     $  7,854    $ 52,693     $ (20,095)      $(13,424)           $ 19,174
                                  ========     ========    ========     =========       ========            ========
Income per common share from
  continuing
  operations -- basic..........   $   1.45                                                                  $   0.45
WEIGHTED AVERAGE SHARES USED IN
  COMPUTING BASIC INCOME PER
  COMMON SHARE.................     30,843                                                12,162     (8)      43,005
Income per common share from
  continuing
  operations -- diluted........   $   1.36                                                                  $   0.42
WEIGHTED AVERAGE SHARES USED IN
  COMPUTING DILUTED INCOME PER
  COMMON SHARE.................     33,082                                                12,162     (8)      45,244

     See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                           PER-SE TECHNOLOGIES, INC.

        UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 2005

                                                                               SALE OF IM          OTHER            PER-SE
                                         PER-SE        NDC                     PRO FORMA         PRO FORMA            PRO
                                       HISTORICAL   HISTORICAL   COMBINED    ADJUSTMENTS(1)     ADJUSTMENTS          FORMA
                                       ----------   ----------   --------   ----------------   -------------       ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUE..............................   $185,330     $199,870    $385,200       $(84,401)        $ (5,485)   (2)   $295,314
OPERATING EXPENSES
  Cost of services...................    122,507      115,101     237,608        (53,952)          (5,485)   (2)    180,953
                                                                                                   (3,718)   (3)
                                                                                                    6,500    (4)
  Selling, general and
    administrative...................     43,114       54,211      97,325        (15,408)          (4,938)   (3)     85,388
                                                                                                    8,409    (4)
  Other expenses.....................         --       11,710      11,710             --               --            11,710
                                        --------     --------    --------       --------         --------          --------
OPERATING INCOME.....................     19,709       18,848      38,557        (15,041)          (6,253)           17,263
INTEREST EXPENSE.....................      2,929       12,846      15,775             --          (15,002)   (5)     17,709
                                                                                                   16,936    (6)
INTEREST INCOME......................       (648)        (330)       (978)            --               --              (978)
                                        --------     --------    --------       --------         --------          --------
INCOME BEFORE INCOME TAXES...........     17,428        6,332      23,760        (15,041)          (8,187)              532
INCOME TAX (BENEFIT) EXPENSE.........        451        1,703       2,154             --           (1,990)   (7)        164
                                        --------     --------    --------       --------         --------          --------
INCOME FROM CONTINUING OPERATIONS....   $ 16,977     $  4,629    $ 21,606       $(15,041)        $ (6,197)         $    368
                                        ========     ========    ========       ========         ========          ========
Income per common share from
  continuing operations -- basic.....   $   0.57                                                                   $   0.01
WEIGHTED AVERAGE SHARES USED IN
  COMPUTING BASIC INCOME PER COMMON
  SHARE..............................     30,032                                                   12,162    (8)     42,194
Income per common share from
  continuing operations -- diluted...   $   0.52                                                                   $   0.01
WEIGHTED AVERAGE SHARES USED IN
  COMPUTING DILUTED INCOME PER COMMON
  SHARE..............................     32,480                                                   12,162    (8)     44,642

     See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

A.  BASIS OF PRO FORMA PRESENTATION

     On August 26, 2005, Per-Se signed a definitive agreement to acquire NDCHealth in a cash and stock transaction that will be accounted for as a purchase under U.S. generally accepted accounting principles. The transaction will result in consideration to NDCHealth's shareholders of $19.50 per share, with at least $13.00 paid in cash and up to $6.50 paid in Per-Se stock, as to be determined by Per-Se and announced prior to the NDCHealth stockholders' meeting. As a condition precedent to Per-Se's acquisition of NDCHealth, NDCHealth's Information Management business ("IM") will be sold to an independent third party, Wolters Kluwer, for a total of $382.1 million in cash.

     Upon completion of the merger, each holder of an outstanding option to acquire NDCHealth common stock, whether or not then vested or exercisable, will receive the consideration such holder would be entitled to receive if he was a NDCHealth stockholder holding a whole number of shares of NDCHealth common stock (rounded downward to the nearest whole share) equal to (i) the product of (X) the total number of shares of NDCHealth common stock subject to such option multiplied by (Y) the excess, if any, of $19.50 over the exercise price per share of such option (rounded to the nearest cent), divided by (ii) $19.50. Any option to acquire NDCHealth common stock that has an exercise price per share that is equal to or greater than $19.50 will be cancelled as of the effective time of the merger without any payment.

     Consummation of the transaction requires approval by the stockholders of each of Per-Se and NDCHealth. The parties expect to complete the transaction within three to six months from the date of signing. The transaction is subject to regulatory review under U.S. antitrust laws and other customary closing conditions. The completion of Per-Se's transaction is also conditioned upon the closing of Wolters Kluwer transaction, which is expected to close immediately prior to Per-Se's acquisition of NDCHealth.

     The pro forma financial statements are based on the historical financial statements of Per-Se and NDCHealth and have been prepared using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet as of June 30, 2005, has been prepared assuming the NDCHealth acquisition occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2004, and the six months ended June 30, 2005, have been prepared assuming the NDCHealth acquisition occurred on January 1, 2004. Per-Se's fiscal year ends on December 31 and NDCHealth's fiscal year ends on the Friday closest to May 31. NDCHealth's previously reported results have been adjusted to correspond with Per-Se's fiscal year end by deducting interim period results from the most recent fiscal year end information and adding the comparable preceding year interim period results (see Note C).

     The unaudited pro forma combined financial statements are based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the proposed merger are derived from the estimated purchase price and estimated fair value of the assets acquired and liabilities assumed. The final determination of the purchase price allocation will be based on the fair value of the assets acquired, including the fair value of in-process research and development and other identifiable intangibles, and the fair value of liabilities assumed as of the date the merger is consummated. The excess of purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The final determination of purchase price, fair value and resulting goodwill may differ significantly from that reflected in the unaudited pro forma condensed combined financial statements.

           NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                           STATEMENTS -- (CONTINUED)

     A summary of the estimated purchase price allocation is as follows (in thousands):

Estimated consideration:
  Value of Per-Se shares issued.............................  $239,200
  Cash consideration........................................   478,400
  Transaction costs.........................................    18,450
                                                              --------
     Total estimated purchase consideration:................  $736,050
                                                              ========
Preliminary allocation of the purchase consideration as of
  June 30, 2005:
  Fair value of net tangible assets acquired................  $100,194
  Identifiable intangible assets............................   250,000
  In-process research and development.......................    10,000
  Goodwill..................................................   375,856
                                                              --------
                                                              $736,050
                                                              ========

     Per-Se calculated the estimated cash consideration by multiplying the estimated 36.8 million shares of NDCHealth common stock outstanding by the $13.00 per share minimum cash consideration per the merger agreement. Per-Se calculated the estimated value of Per-Se shares issued by multiplying the estimated 36.8 million shares of NDCHealth common stock outstanding by $6.50 per share, which represents the difference between the total per share consideration of $19.50 and the estimated cash consideration per share of $13.00. The total number of estimated shares of NDCHealth common stock used in these calculations includes approximately 0.2 million equivalent shares for NDCHealth's outstanding options to acquire NDCHealth common stock with an exercise price per share less than $19.50. The minimum cash consideration per share may be increased, at Per-Se's option, prior to the shareholders' meetings as discussed above. Any such increase in the cash consideration per share would result in a corresponding decrease in the per share consideration to be paid in Per-Se shares. Per-Se has also included an estimated $18.45 million of its transaction costs as purchase consideration, which includes Per-Se's legal and accounting fees, investment bankers' fees, due diligence fees, filing and printing fees, and fees paid for directors' and officers' liability insurance premiums.

     The amount allocated to identifiable intangible assets represents Per-Se's preliminary estimate of the identifiable intangible assets acquired from NDCHealth, which include developed technology and customer relationships and contracts. Recording the identifiable intangible assets results in the establishment of a deferred tax liability of approximately $54.5 million, which is offset by the release in like amount of Per-Se's valuation allowance on its deferred tax assets. The amount allocated to in-process research and development represents a preliminary estimate of the fair value of purchased in-process technology for research and development projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. The amount allocated to in-process research and development will be charged to the statement of operations in the period the merger is consummated.

     The pro forma balance sheet does not include any adjustments for liabilities related to integration as management of Per-Se is in the process of making these assessments and estimates of these costs are currently not known.

B.  PRO FORMA ADJUSTMENTS

     Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the later of the closing of the merger or

           NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                           STATEMENTS -- (CONTINUED)

the resolution of the contingency. The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

  FOOTNOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

 1. To record the sale of NDCHealth's information management business for $382.1 million.

 2. To record the payoff of NDCHealth's prior debt, including an estimated $34 million of costs to tender for NDCHealth's senior subordinated notes and the elimination of NDCHealth's deferred debt issuance costs of $11.5 million.

 3. To record the new debt of $410 million issued by Per-Se, including an estimated $7.5 million of debt issuance costs.

 4. To record Per-Se's cash consideration of $478.4 million for the acquisition of NDCHealth.

 5. To record Per-Se's equity consideration of $239.2 million for the acquisition of NDCHealth.

 6. Reflects estimated transaction costs of $18.45 million.

 7. To reverse goodwill and other intangible assets from acquisitions previously consummated by NDCHealth.

 8. To record the preliminary estimated identifiable intangible assets and goodwill from the acquisition of NDCHealth.

 9. To adjust deferred revenue to the fair value associated with performance obligations assumed by Per-Se. The deferred revenue related to implementation and licensing fees for which the services have already been provided and the funds received have been eliminated. The balance of deferred revenue related to prepaid maintenance contracts has been reduced by 50% to reflect the estimated fair value of these obligations.

10. To reverse NDCHealth's historical equity balances, as adjusted for other pro forma adjustments.

11. To remove the net assets of NDCHealth's discontinued operations from the balance sheet entirely.

12. To reflect the estimated fair value of in-process research and development. Because this expense is directly attributable to the acquisition of NDCHealth and will not have a continuing impact, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recorded as an expense in the period that the acquisition of NDCHealth is completed.

13. To record the preliminary fair value of certain accrued expenses.

14. To adjust the value of certain alliances to their preliminary estimated values.

15. To eliminate the current portion of capitalized deferred implementation costs for certain pharmacy and hospital systems to conform to Per-Se's accounting policies.

16. To eliminate the long-term portion of capitalized deferred implementation costs for certain pharmacy and hospital systems to conform to Per-Se's accounting policies, and to adjust the value of certain alliances to their preliminary estimated values.

17. To record the income tax effect of the pro forma adjustments.

18. To eliminate the effects of normal business transactions between Per-Se and NDCHealth. These transactions are related to Per-Se's provision of print and mail services for NDCHealth. The amounts eliminated represent the estimated intercompany receivables and payables as of June 30, 2005.

  FOOTNOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. To eliminate the operating results of NDCHealth's information management business, which will be sold to a third party, Wolters Kluwer, prior to Per-Se's acquisition of NDCHealth.

2. To eliminate the effects of normal business transactions between Per-Se and NDCHealth. These transactions are related to Per-Se's provision of print and mail services for NDCHealth.

           NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                           STATEMENTS -- (CONTINUED)

3. To reverse amortization of intangible assets resulting from acquisitions previously consummated by NDCHealth.

4. To record the amortization expense for the estimated identifiable intangible assets from the acquisition of NDCHealth by Per-Se. The preliminary estimated identifiable intangible assets and their related estimated useful lives are as follows:

                                                              ESTIMATED FAIR    ESTIMATED
INTANGIBLE ASSET                                                  VALUE        USEFUL LIFE
----------------                                              --------------   -----------
                                                              (IN THOUSANDS)
Developed technology........................................     $ 65,000          5 years
Customer relationships and contracts........................      185,000         11 years
In process research and development.........................       10,000                 (a)
                                                                 --------
  Total identifiable intangible assets......................     $260,000
                                                                 ========

   ------------------

   (a) The amount allocated to in-process research and development will be charged to the statement of operations in the period the merger is consummated. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma condensed combined statement of operations.

5. To reverse the interest expense and amortization of debt issuance costs related to NDCHealth's debt balances that will be paid off in conjunction with Per-Se's acquisition of NDCHealth.

6. To record the interest expense resulting from the additional debt that will be issued by Per-Se to effect the acquisition of NDCHealth. The interest expense was calculated using an estimated interest rate of 8.0% on a debt amount of $410 million. Each 0.5% change in the actual interest rate will increase or decrease annual interest expense by $2.05 million. Estimated debt issuance costs of $7.5 million were amortized over seven years, the estimated term of the debt.

7. To adjust income tax expense (benefit) to reflect income tax expense of the combined company based on the pro forma pre-tax income and the estimated effective tax rate of the combined company. The resulting pro forma income tax expense (benefit) is not intended to represent or be indicative of the actual tax expense (benefit) that would have been reported had the merger been completed as of January 1, 2004.

8. The pro forma weighted average common shares outstanding for the twelve months ended December 31, 2004 and six months ended June 30, 2005 are calculated as follows:

                                                               TWELVE MONTHS         SIX MONTHS
                                                                   ENDED               ENDED
                                                             DECEMBER 31, 2004     JUNE 30, 2005
                                                            --------------------   --------------
                                                            (IN THOUSANDS)         (IN THOUSANDS)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -- BASIC
  Historical Per-Se weighted common shares
     outstanding -- basic.................................         30,843              30,032
  Shares estimated to be issued for NDCHealth
     acquisition..........................................         12,162              12,162
                                                                   ------              ------
  Pro forma weighted common shares outstanding -- basic...         43,005              42,194
                                                                   ======              ======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING -- DILUTED
  Historical Per-Se weighted common shares outstanding --
     diluted..............................................         33,082              32,480
  Shares estimated to be issued for NDCHealth
     acquisition..........................................         12,162              12,162
                                                                   ------              ------
  Pro forma weighted common shares
     outstanding -- diluted...............................         45,244              44,642
                                                                   ======              ======

           NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
                           STATEMENTS -- (CONTINUED)

   ------------------

       Based on the merger agreement, the actual number of shares of Per-Se common stock to be issued pursuant to the merger agreement will be determined by dividing the (1) the applicable dollar value (e.g., $6.50), by (2) the average of the volume weighted sales prices per share of Per-Se common stock on the Nasdaq National Market as reported by Bloomberg Financial Markets for the 20 consecutive full trading days in which shares of Per-Se common stock are traded on the Nasdaq National Market ending on the third trading day prior to, but not including, the closing date. However, if Per-Se issues any Per-Se common stock within 33 business days prior to the closing date, then the number of shares of Per-Se common stock to be issued pursuant to the merger agreement will be based on the lesser of the twenty day weighted average sales price of Per-Se common stock described above and the lowest price per share received by Per-Se pursuant to any such issuance.

       For purposes of this pro forma information, the number of Per-Se shares estimated to be issued for the NDCHealth acquisition were calculated by dividing the estimated value of Per-Se shares to be issued ($239.2 million) by the average closing price of Per-Se's common stock for the two days before and the two days after the date the definitive agreement to acquire NDCHealth was signed ($19.67 per share).

C.  ALIGNMENT OF HISTORICAL RESULTS OF NDCHEALTH WITH PER-SE'S FISCAL YEAR

     Per-Se has a fiscal year end of December 31 and NDCHealth has a fiscal year that ends on the Friday closest to May 31. Consequently, NDCHealth's historical results have been adjusted to align with Per-Se's December 31 fiscal year. Actual results reported by NDCHealth for the periods used to compute the pro forma amounts for the year ended December 31, 2004 and for the six months ended June 30, 2005 were as follows (in thousands):

                                   NDCHEALTH

        UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      FISCAL YEAR ENDED DECEMBER 31, 2004

                                          SUBTRACT       ADD
                                         SIX MONTHS   SIX MONTHS   12 MONTHS
                           FISCAL YEAR     ENDED        ENDED        ENDED       PRESENTATION
                             5/27/05      5/27/05      05/28/04    11/26/04    RECLASSIFICATIONS    NDCHEALTH
                           -----------   ----------   ----------   ---------   -----------------    ---------
                                                          (IN THOUSANDS)
REVENUE..................   $387,558      $199,870     $197,082    $384,770        $     --         $384,770
OPERATING EXPENSES
  Cost of services.......    200,441        97,857       98,301     200,885          34,613(1)       235,498
  Selling, general and
     administrative......     98,828        52,128       47,736      94,436           4,480(1)        98,916
  Depreciation and
     amortization........     39,902        19,327       18,518      39,093         (39,093)(1)           --
  Other expenses.........     14,977        11,710        2,771       6,038                            6,038
                            --------      --------     --------    --------        --------         --------
OPERATING INCOME.........     33,410        18,848       29,756      44,318              --           44,318
INTEREST EXPENSE.........     25,406        12,846       13,027      25,587              --           25,587
INTEREST INCOME..........       (460)         (330)        (209)       (339)             --             (339)
LOSS ON EXTINGUISHMENT OF
  DEBT/INVESTMENTS.......         --            --        4,618       4,618              --            4,618
                            --------      --------     --------    --------        --------         --------
INCOME BEFORE INCOME
  TAXES..................      8,464         6,332       12,320      14,452              --           14,452
INCOME TAX EXPENSE.......      2,534         1,703        5,767       6,598              --            6,598
                            --------      --------     --------    --------        --------         --------
INCOME FROM CONTINUING
  OPERATIONS.............   $  5,930      $  4,629     $  6,553    $  7,854        $     --         $  7,854
                            ========      ========     ========    ========        ========         ========

                                   NDCHEALTH

        UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 2005

                                                     SUBTRACT
                                      FISCAL YEAR   SIX MONTHS   SIX MONTHS
                                         ENDED        ENDED        ENDED        PRESENTATION
                                        5/27/05      11/26/04     5/27/05     RECLASSIFICATIONS    NDCHEALTH
                                      -----------   ----------   ----------   -----------------    ---------
                                                                  (IN THOUSANDS)
REVENUE.............................   $387,558      $187,688     $199,870        $     --         $199,870
OPERATING EXPENSES
  Cost of services..................    200,441       102,584       97,857          17,244(1)       115,101
  Selling, general and
     administrative.................     98,828        46,700       52,128           2,083(1)        54,211
  Depreciation and amortization.....     39,902        20,575       19,327         (19,327)(1)           --
  Other expenses....................     14,977         3,267       11,710                           11,710
                                       --------      --------     --------        --------         --------
OPERATING INCOME....................     33,410        14,562       18,848              --           18,848
INTEREST EXPENSE....................     25,406        12,560       12,846              --           12,846
INTEREST INCOME.....................       (460)         (130)        (330)             --             (330)
LOSS ON EXTINGUISHMENT OF
  DEBT/INVESTMENTS..................         --            --           --              --               --
                                       --------      --------     --------        --------         --------
INCOME BEFORE INCOME TAXES..........      8,464         2,132        6,332              --            6,332
INCOME TAX EXPENSE..................      2,534           831        1,703              --            1,703
                                       --------      --------     --------        --------         --------
INCOME FROM CONTINUING OPERATIONS...   $  5,930      $  1,301     $  4,629        $     --         $  4,629
                                       ========      ========     ========        ========         ========

---------------

(1) To reclassify depreciation and amortization, which NDCHealth has historically included in a separate line item, to cost of services and selling, general and administrative expenses, as applicable, to conform to Per-Se's presentation. This reclassification had no impact on NDCHealth's results of operations.

           COMPARISON OF RIGHTS OF PER-SE AND NDCHEALTH STOCKHOLDERS

     The rights of Per-Se and NDCHealth are currently governed by the Delaware General Corporation Law ("DGCL"), and the respective certificates of incorporation and by-laws of Per-Se and NDCHealth. Upon completion of the merger, the rights of NDCHealth stockholders, who then become stockholders of Per-Se, will be governed by the DGCL and by Per-Se's certificate of incorporation and bylaws. The following description summarizes the material differences that may affect the rights of the stockholders of Per-Se and NDCHealth but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, Per-Se's certificate of incorporation and bylaws and NDCHealth's certificate of incorporation and bylaws.

AUTHORIZED CAPITAL STOCK

     Per-Se is authorized to issue a total of 220,600,000 shares of capital stock of which 200,000,000 are shares of common stock, $.01 par value per share, 600,000 are shares of non-voting common stock, $.01 par value per share, and 20,000,000 are shares of preferred stock, no par value.

     Per-Se preferred stock may be issued from time to time in one or more series. The Per-Se board of directors has the authority to establish the number of shares in each series and to fix the designations, rights, powers and preferences of each series, and the qualifications, limitations or restrictions of the shares of each series.

     NDCHealth is authorized to issue a total of 201,000,000 shares of capital stock of which 200,000,000 are shares of common stock, par value $.125 per share and 1,000,000 are shares of preferred stock, par value of $1.00 per share. Pursuant to the Certificate of Designation filed with the Delaware Secretary of State on January 22, 1991, as amended on October 26, 1996, and on November 28, 2001, and the board resolutions adopted on March 26, 2001, NDCHealth currently has 200,000 shares of preferred stock designated as Series A Junior Participating Preferred Stock.

     NDCHealth preferred stock may be issued from time to time in one or more series. The NDCHealth board of directors has the authority to establish the number of shares in each series and to fix the designations, rights, powers and preferences of each series, and the qualifications, limitations or restrictions of the shares of each series.

VOTING

     Each share of Per-Se common stock entitles its holder to one vote. If any Per-Se preferred stock is outstanding, then the holder of the outstanding shares of preferred stock shall be entitled to vote as a class upon any proposed amendment to the Restated Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of such shares, or alter or change the powers, preferences, or any special rights of the shares of preferred stock so as to affect them adversely.

     Each share of NDCHealth common stock entitles its holder to one vote. Unless otherwise provided by law, common stock and preferred stock votes together as one class. In addition to any other vote or consent of stockholders required by law or the Restated Certificate of Incorporation, each whole share of the Series A Junior Participating Preferred Stock is entitled to vote as a class on any matter with any other capital stock comprising part of the Reference Package (defined in the Restated Certificate of Incorporation as 1,000 shares of common stock of NDCHealth, $.125 par value) and voting on such matter and has the number of votes thereon that holder of the Reference Package would have.

NUMBER OF DIRECTORS

     Per-Se currently has a seven member board of directors. The number of directors is determined by the board of directors but may not be less than three nor more than ten.

     NDCHealth currently has a nine member board of directors which is divided into three classes of three directors, with the terms of office of each class ending in successive years. Accordingly, the directors serve three year terms. The number of directors of the NDCHealth board of directors is fixed by a majority of the whole board of directors but may not be less than three.

REMOVAL OF DIRECTORS

     Any director or the entire board of directors of Per-Se can be removed at any time, with or without cause, by the affirmative vote of the holders of record of a majority of the issued and outstanding stock entitled to vote on the election of directors.

     Any director or the entire board of directors of NDCHealth can be removed at any time, with or without cause, by the affirmative vote of the holders of at least 80% of all classes of stock of NDCHealth entitled to vote in the election of the directors voting as one class for this purpose.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Any vacancy occurring on the Per-Se board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by the sole remaining director. If the vacancy is not filled or no director remains, then the majority of the stockholders entitled to vote on the election of directors may fill the vacancies. Any vacancy created by the removal of a director by a majority of the Per-Se stockholders may be filled by action of such majority at the meeting at which the removal occurred, any subsequent meeting or by consent.

     Vacancies and newly created directorships resulting from an increase in the authorized number of directors occurring on the NDCHealth board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by the sole remaining director. Any newly created or eliminated directorships resulting from an increase or decrease in the authorized number of directors may be appointed by the board of directors so as to maintain such classes as nearly equal as possible. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

CALLING A SPECIAL MEETING OF THE STOCKHOLDERS

     Special meetings of the Per-Se stockholders or any class thereof may be called for any purpose by the chairman of the board of directors, if any, or the President or by order of the board of directors and must be called by the President or Secretary if the stockholders of record owning at least fifty percent of the outstanding shares of stock entitled to vote at a special meeting request in writing that the board of directors does so.

     Special meetings of the NDCHealth stockholders may be called for any purpose by the chairman of the board of directors or the President and must be called by the chairman of the board of directors, the President or Secretary if the majority of the members of the board of directors or stockholders owning a majority of the entire capital stock issued, outstanding and entitled to vote request in writing that the board of directors does so.

ACTION BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDERS' MEETING

     Per-Se stockholders may take any action that may be taken at any annual or special meeting upon written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

     NDCHealth stockholders may not act by written consent in lieu of a meeting.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     Per-Se can amend, alter, change or repeal any provision contained in its certificate of incorporation in the manner now or hereafter prescribed by statute.

     NDCHealth can amend, alter, change or repeal any provision contained in its certificate of incorporation in the manner now or hereafter prescribed by statute.

     The DGCL provides that the articles of incorporation may be amended if a majority of the outstanding stock entitled to vote and a majority of the outstanding stock of each class entitled to vote as a class votes in favor of the amendment.

AMENDMENT TO THE BYLAWS

     The bylaws of Per-Se may be altered, amended or repealed by either the board of directors or by the affirmative vote of the holders of record of a majority of the issued and outstanding Per-Se stock entitled to vote on these matters.

     The NDCHealth board of directors may alter, amend, repeal or adopt new bylaws only upon the affirmative vote of at least two-thirds of the total number of directors then holding office. Any bylaws adopted by the board of directors may be altered, amended or repealed and new bylaws adopted by NDCHealth stockholders upon the affirmative vote of the holders of at least eighty percent of all classes of stock entitled to vote in the election of directors voting as one class for this purpose.

INDEMNIFICATION/LIMITATION OF LIABILITY

     Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding because he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding if:

     - he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

     - in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

However, no indemnification is permitted if the person is adjudged to be liable to the corporation, unless the Court of Chancery or the court in which the action was brought determines that the person is entitled to indemnity.

     Prior to indemnifying an individual, a determination must be made that such person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, by:

     - a majority vote of the directors who are not parties to such proceeding, even though less than a quorum;

     - by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

     - if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

     - by the stockholders.

     Under Delaware law, a corporation may advance expenses incurred in such proceeding to directors and officers as long as any director or officer receiving an advance undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified.

     The Per-Se bylaws provide that Per-Se will indemnify its directors and officers to the fullest extent authorized by the DGCL, subject to limited exceptions. Per-Se is also expressly authorized to carry directors' and officers' insurance providing indemnification for directors, officers and certain employees for some liabilities.

     The NDCHealth bylaws provide that NDCHealth will indemnify its directors and officers to the fullest extent authorized by the DGCL. NDCHealth is also expressly authorized to carry directors' and officers' insurance providing indemnification for directors, officers and certain employees for some liabilities.

     The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties, except for any liability:

     - for breach of duty of loyalty,

     - for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law,

     - under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful purchasers or redemptions of stock), or

     - for transactions from which the director derived an improper personal benefit.

     Both the Per-Se and NDCHealth certificates of incorporation include provisions that eliminate the personal liability of directors for monetary damages for breach of fiduciary duties, subject to the exceptions under the DGCL.

     These limitation of liability and indemnification provisions may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.

STATE ANTI-TAKEOVER STATUTES

     Section 203 of the DGCL imposes restrictions which, under certain circumstances, may make it more difficult for an "interested stockholder," as defined in Section 203, to effect various business combinations with the corporation for a three year period from the time such person becomes an interested stockholder. Under Section 203, a corporation's bylaws or certificate of incorporation may exclude a corporation from the restrictions imposed by the
Section 203. Neither the bylaws nor the certificate of incorporation of either Per-Se or NDCHealth contain such a provision.

                                 LEGAL MATTERS

     The validity of the shares of Per-Se common stock to be issued pursuant to the merger agreement will be passed upon for Per-Se by its counsel, King & Spalding LLP.

                                    EXPERTS

     The consolidated financial statements of Per-Se Technologies, Inc. and subsidiaries at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, incorporated by reference in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference elsewhere herein, and are incorporated by reference in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of NDCHealth Corporation and subsidiaries at May 27, 2005, and May 28, 2004, and for each of the three fiscal years in the period ended May 27, 2005, appearing in this joint proxy statement/prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Per-Se and NDCHealth file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports, proxy statements and other information regarding issuers, including Per-Se and NDCHealth, who file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference in this joint proxy statement/prospectus.

     Per-Se has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Per-Se common stock to be issued to NDCHealth stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Per-Se common stock. The rules and regulations of the SEC allow Per-Se to omit certain information included in the registration statement from this joint proxy statement/prospectus.

     In addition, the SEC allows Per-Se to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this document.

     This joint proxy statement/prospectus incorporates by reference the documents listed below that Per-Se has previously filed or will file with the SEC. They contain important information about Per-Se and its financial condition.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

     - Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2005 and June 30, 2005;

     - Current Reports on Form 8-K filed February 22, 2005, March 9, 2005, March 15, 2005, April 4, 2005, May 10, 2005, May 23, 2005, July 29, 2005, August
      29, 2005, and August 30, 2005;

     - The information set forth under Item 5.02 of Per-Se's Current Report on Form 8-K, filed March 3, 2005; and

     - The description of Per-Se common stock contained in the Registration Statement on Form 8-A/A dated May 22, 1996, and any amendment or report filed for the purpose of updating such description.

     In addition, Per-Se incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/ prospectus and prior to the date of the Per-Se special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

     You can obtain any of the other documents listed above from the SEC, through the SEC's web site at the address described above, or from Per-Se by requesting them in writing or by telephone at the following address:

     Per-Se Technologies, Inc.
     1145 Sanctuary Parkway
     Suite 200

     Alpharetta, Georgia 30004
     Attention: Investor Relations
     Telephone: (770) 237-4300
     E-mail Address: investors@per-se.com

     These documents are available from Per-Se without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/ prospectus forms a part. You may also access these materials by visiting the investor relations website of Per-Se at http://www.per-se.com. The website is expressly not incorporated by reference in this joint proxy statement/prospectus.

     NDCHealth is an SEC reporting company and it files annual, quarterly and current reports and other information with the SEC that have not been included in or delivered with this joint proxy statement/ prospectus. You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or NDCHealth will provide you with copies of these documents, without charge, upon written or oral request to:

     NDCHealth Corporation
     NDC Plaza
     Atlanta, Georgia 30329-2010
     Attention: Investor Relations
     Telephone: (404) 728-2000
     E-mail Address: investorinfo@ndchealth.com

     You can also access this information by visiting the investor relations website of NDCHealth at http://www.ndchealth.com. NDCHealth makes available on its Internet website, free of charge, NDCHealth's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of 15(d) of the Exchange Act as soon as reasonably practicable after NDCHealth electronically file such material with the SEC. In addition, the charters of the various committees of the NDCHealth's board of directors, NDCHealth's board-adopted Corporate Governance Guidelines and NDCHealth's Code of Business Conduct and Ethics are available on NDCHealth's website. Website materials are not part of this joint proxy statement/prospectus.

     If you are a stockholder of Per-Se or NDCHealth and would like to request
documents, please do so by   , 2005 to receive them before the Per-Se special
meeting and the NDCHealth special meeting. If you request any documents from Per-Se or NDCHealth, Per-Se or NDCHealth will mail them to you by first class mail, or another equally prompt means, within one business day after Per-Se or NDCHealth receives your request.

     This document is a prospectus of Per-Se and is a joint proxy statement of Per-Se and NDCHealth for the Per-Se special meeting and the NDCHealth special meeting. Neither Per-Se nor NDCHealth has authorized anyone to give any information or make any representation about the merger or Per-Se or NDCHealth that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that Per-Se has incorporated by reference in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                             STOCKHOLDER PROPOSALS

PER-SE

     Under the Per-Se bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of Per-Se. To be timely, a stockholder's notice must be received at the principal executive offices of Per-Se not later than the 120th calendar day before the anniversary date of Per-Se's proxy statement released to its stockholders in connection with the previous year's annual meeting; provided, however, that in the event that the date of the annual meeting has been changed by more than 30 days from the date of the previous year's meeting, then notice by the stockholder must be received not later than
(i) the close of business on the 15th day following the day on which Per-Se's notice of the date of the annual meeting was mailed or Per-Se's public disclosure of the date of the annual meeting was made, whichever first occurs; or (ii) such other reasonable time before Per-Se begins to print and mail its proxy materials for the meeting as Per-Se may publicly disclose. A stockholder's notice to the secretary shall set forth with respect to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of Per-Se which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

     Stockholders interested in bringing a proposal before the stockholders at the Per-Se 2006 annual meeting may do so by following the procedures described above. To be timely, the required notice of such proposals must be received at Per-Se's principal executive offices no later than December 7, 2005. In addition, any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received at Per-Se's principal executive offices no later than December 7, 2005, to be considered for inclusion in the statement for the Per-Se 2006 annual meeting.

NDCHEALTH

     If the merger is completed, there will be no public participation in any future meetings of NDCHealth stockholders. If the merger is not completed, NDCHealth stockholders will continue to be entitled to attend and participate in NDCHealth stockholder meetings. Pending consummation of the merger, NDCHealth does not intend to conduct its 2005 annual meeting of stockholders.

     Under NDCHealth's bylaws, no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting, or is otherwise brought before the annual meeting by, or at the discretion of, the NDCHealth board of directors, or by a stockholder entitled to vote who has delivered written notice to NDCHealth (containing information specified in NDCHealth's bylaws about the proposing stockholder and the proposed action) not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if an annual meeting is called for a date that is not within twenty-five (25) days before or after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. These requirements are separate from, and in addition to, the SEC's requirements that a stockholder must meet in order to have a stockholder proposal included in NDCHealth's proxy materials.

     If the merger is not completed, NDCHealth will promptly provide notice of the date by which stockholder proposals must be received in a Current Report on Form 8-K or Quarterly Reports on Form 10-Q that NDCHealth will file in advance of such date. Stockholder proposals should be submitted by certified mail, return receipt requested, to NDCHealth Corporation, NDC Plaza, Atlanta, Georgia 30329, Attention: Randolph L.M. Hutto, Executive Vice President, General Counsel and Secretary.

     Stockholder proposals to be considered at the 2005 annual meeting, if the 2005 annual meeting is necessary, must be submitted as required and within the times prescribed by NDCHealth's bylaws and Rule 14a-8 promulgated under the Exchange Act.

                         INDEX TO FINANCIAL STATEMENTS

                           NDCHEALTH AND SUBSIDIARIES

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Registered Public
  Accounting Firm...........................................   F-2
Consolidated Statements of Operations for each of the three
  fiscal years ended May 27, 2005, May 28, 2004, and May 30,
  2003......................................................   F-3
Consolidated Statements of Cash Flows for each of the three
  fiscal years ended May 27, 2005, May 28, 2004 and May 30,
  2003......................................................   F-4
Consolidated Balance Sheets at May 27, 2005 and May 28,
  2004......................................................   F-5
Consolidated Statements of Changes in Stockholders' Equity
  for each of the three fiscal years ended May 27, 2005, May
  28, 2004 and May 30, 2003.................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Schedule II -- Valuation and Qualifying
  Accounts for each of the three fiscal years ended May 27,
  2005, May 28, 2004 and May 30, 2003.......................  F-41

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Stockholders of NDCHealth Corporation.

     We have audited the accompanying consolidated balance sheets of NDCHealth Corporation and subsidiaries as of May 27, 2005 and May 28, 2004, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended May 27, 2005. Our audits also included the financial statement schedule appearing on page F-41. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NDCHealth Corporation and subsidiaries at May 27, 2005 and May 28, 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended May 27, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of NDCHealth Corporation and subsidiaries' internal control over financial reporting as of May 27, 2005, based on criteria established in Internal Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 10, 2005 expressed an unqualified opinion on management's assessment and an adverse opinion on the effectiveness of internal controls over financial reporting.

     As described in Note 2 to the accompanying consolidated financial statements, in 2003, the Company adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 14 and Technical Corrections.

                                          /s/ ERNST & YOUNG LLP

Atlanta, Georgia
August 10, 2005

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            YEAR ENDED
                                                              --------------------------------------
                                                               MAY 27,      MAY 28,       MAY 30,
                                                                 2005         2004          2003
                                                              ----------   ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................................   $387,558     $395,815      $400,733
                                                               --------     --------      --------
Operating Expenses:
     Cost of Service........................................    200,441      194,206       192,702
     Sales, General and Administrative......................     98,828       92,013        85,352
     Depreciation and Amortization..........................     39,902       35,598        29,831
     Restructuring, Special Governance and Other Charges....     14,977        6,068         5,058
                                                               --------     --------      --------
                                                                354,148      327,885       312,943
                                                               --------     --------      --------
Operating Income............................................     33,410       67,930        87,790
                                                               --------     --------      --------
Other Income (Expense):
     Interest and Other Income..............................        460          467         2,067
     Interest and Other Expense.............................    (25,406)     (27,567)      (21,739)
     Loss Related to Investments............................         --       (4,475)      (14,455)
     Early Extinguishment of Debt...........................         --         (143)       (2,359)
                                                               --------     --------      --------
                                                                (24,946)     (31,718)      (36,486)
                                                               --------     --------      --------
Income from Continuing Operations before Income Taxes.......      8,464       36,212        51,304
Provision for Income Taxes..................................      2,534       14,709        19,925
                                                               --------     --------      --------
Income from Continuing Operations...........................      5,930       21,503        31,379
Loss from Discontinued Operations...........................    (12,569)     (14,652)       (2,194)
                                                               --------     --------      --------
Net Income (Loss)...........................................   $ (6,639)    $  6,851      $ 29,185
                                                               ========     ========      ========
Basic Earnings (Loss) Per Share:
  Income from Continuing Operations.........................   $   0.17     $   0.61      $   0.91
                                                               ========     ========      ========
  Discontinued Operations...................................   $  (0.35)    $  (0.42)     $  (0.06)
                                                               ========     ========      ========
  Total.....................................................   $  (0.19)    $   0.20      $   0.84
                                                               ========     ========      ========
     Weighted Average Shares Outstanding....................     35,708       35,101        34,591
Diluted Earnings (Loss) Per Share:
  Income from Continuing Operations.........................   $   0.16     $   0.60      $   0.90
                                                               ========     ========      ========
  Discontinued Operations...................................   $  (0.35)    $  (0.41)     $  (0.06)
                                                               ========     ========      ========
  Total.....................................................   $  (0.18)    $   0.19      $   0.84
                                                               ========     ========      ========
     Weighted Average Shares Outstanding....................     35,957       35,847        34,941

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED
                                                              --------------------------------
                                                              MAY 27,    MAY 28,     MAY 30,
                                                                2005       2004        2003
                                                              --------   --------   ----------
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).........................................  $ (6,639)  $  6,851   $  29,185
  Adjustments to reconcile net income (loss) to cash
     provided by operating activities:
     Loss on discontinued operations........................    12,569     14,652       2,194
     Loss related to investments............................        --      4,475      14,455
     Non-cash restructuring and other charges...............       547        453       2,283
     Depreciation and amortization..........................    39,902     35,598      29,831
     Deferred income taxes..................................     2,417     15,346      16,068
     Allowance for doubtful accounts........................     7,224      8,926       6,283
     Other, net.............................................     5,300      4,877       6,118
                                                              --------   --------   ---------
       Total................................................    61,320     91,178     106,417
                                                              --------   --------   ---------
  Changes in assets and liabilities, net of the effects of
     acquisitions:
     Accounts receivable, net...............................     4,397     (7,834)     (7,658)
     Prepaid expenses and other assets......................     4,272     (2,756)    (19,609)
     Accounts payable and accrued liabilities...............    (6,957)     8,928      (4,392)
     Accrued interest.......................................      (399)    (2,550)     12,461
     Deferred revenue.......................................   (22,673)    11,453       8,987
                                                              --------   --------   ---------
       Total................................................   (21,360)     7,241     (10,211)
                                                              --------   --------   ---------
  Net cash provided by operating activities.................    39,960     98,419      96,206
                                                              --------   --------   ---------
Cash flows from investing activities:
  Capital expenditures -- Property Acquisitions.............   (15,626)   (15,435)    (22,051)
  Capital expenditures -- Capitalized External Use
     Software...............................................   (15,574)   (23,006)    (21,021)
  Proceeds from the sale of equipment.......................     1,966      3,187          --
  Acquisitions and other investing activities...............    (2,919)   (20,446)   (111,246)
                                                              --------   --------   ---------
  Net cash used in investing activities.....................   (32,153)   (55,700)   (154,318)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Net repayments/ borrowings under lines of credit..........    29,100         --     (91,000)
  Principal payments under long-term debt arrangements......   (61,174)   (26,433)     (7,799)
  Net cash (used in) provided by refinancing activities.....        --       (399)    168,006
  Net proceeds from stock activities........................       415      9,273       4,634
  Dividends paid............................................    (2,880)    (5,694)     (5,568)
                                                              --------   --------   ---------
  Net cash (used in) provided by financing activities.......   (34,539)   (23,253)     68,273
                                                              --------   --------   ---------
  Cash provided by divestiture of discontinued operations...    28,274         --          --
  Net cash used in discontinued operations..................    (8,337)    (8,061)     (8,769)
                                                              --------   --------   ---------
(Decrease) increase in cash and cash equivalents............    (6,795)    11,405       1,392
Cash and cash equivalents, beginning of period..............    24,585     13,180      11,788
                                                              --------   --------   ---------
Cash and cash equivalents, end of period....................  $ 17,790   $ 24,585   $  13,180
                                                              ========   ========   =========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                               MAY 27,     MAY 28,
                                                                2005        2004
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                      ASSETS
Current Assets:
  Cash and Cash Equivalents.................................  $ 17,790    $ 24,585
  Accounts Receivable (Less Allowance of $6,603 and $7,236,
    respectively)...........................................    50,977      62,169
  Prepaid Expenses..........................................    22,777      25,287
  Deferred Income Taxes.....................................     6,214       3,476
  Other Current Assets......................................     8,843      11,759
  Assets of Discontinued Operations.........................    36,245      89,611
                                                              --------    --------
    Total Current Assets....................................   142,846     216,887
                                                              --------    --------
Property and Equipment, Net.................................    69,842      77,757
Capitalized External Use Software Held For Sale, Net........    68,474      61,567
Goodwill....................................................   351,474     356,928
Intangible Assets, Net......................................    61,886      71,760
Debt Issuance Cost..........................................    11,496      12,963
Deferred Income Taxes.......................................    18,350      15,092
Other Assets................................................    25,299      22,561
                                                              --------    --------
    Total Assets............................................  $749,667    $835,515
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current Portion of Long-term Debt.........................  $ 31,529    $ 33,511
  Trade Accounts Payable....................................    24,033      29,334
  Accrued Compensation and Benefits.........................     9,901       6,034
  Accrued Interest..........................................    10,524      10,923
  Other Accrued Liabilities.................................    34,772      30,403
  Deferred Revenue..........................................    33,795      53,801
  Liabilities of Discontinued Operations....................    11,967      37,894
                                                              --------    --------
    Total Current Liabilities...............................   156,521     201,900
                                                              --------    --------
Deferred Revenue............................................     4,602       7,208
Other Non-current Liabilities...............................    26,789      29,225
Long-term Debt..............................................   239,255     269,347
                                                              --------    --------
    Total Liabilities.......................................   427,167     507,680
                                                              --------    --------
Commitments and Contingencies...............................        --          --
Stockholders' Equity:
  Preferred Stock, par value $1.00 per share; 1,000,000
    shares authorized, none issued..........................        --          --
  Common Stock, par value $.125 per share; 200,000,000
    shares authorized; 36,210,808 and 36,006,641 shares
    issued, respectively....................................     4,526       4,501
  Capital in excess of par value............................   248,446     245,314
  Retained Earnings.........................................    70,907      80,426
  Deferred Compensation.....................................    (5,039)     (7,694)
  Other Comprehensive Income................................     3,660       5,288
                                                              --------    --------
    Total Stockholders' Equity..............................   322,500     327,835
                                                              --------    --------
Total Liabilities and Stockholders' Equity..................  $749,667    $835,515
                                                              ========    ========

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        COMMON STOCK      CAPITAL IN
                                     ------------------   EXCESS OF
                                      NUMBER                 PAR       RETAINED     DEFERRED
                                     OF SHARES   AMOUNT     VALUE      EARNINGS   COMPENSATION
                                     ---------   ------   ----------   --------   ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at May 31, 2002............   34,644     $4,330    $212,026    $55,652      $(6,743)
 Comprehensive income
   Net income......................                                     29,185
   Cumulative translation
     adjustment....................
   Pension liability adjustment....
   Unrealized holding loss.........
 Total comprehensive income........
 Cash dividends ($0.16 per
   share)..........................                                     (5,568)
 Intrinsic Value of Stock
  Options-repricing/amortization...                             748                    (434)
 Stock issued, cancelled, and
   exercised.......................      245        31        2,918                   1,715
 Tax benefit from exercise of stock
   options.........................                             464
 Amortization of deferred
   compensation....................                                                   1,161
                                      ------     ------    --------    -------      -------
Balance at May 30, 2003............   34,889     4,361      216,156     79,269       (4,301)
 Comprehensive income
   Net income......................                                      6,851
   Cumulative translation
     adjustment....................
   Pension liability adjustment....
   Unrealized holding loss.........
 Total comprehensive income........
 Cash dividends ($0.16 per
   share)..........................                                     (5,694)
 Stock issued for acquisition......      381        48        9,952
 Intrinsic Value of Stock
  Options-repricing/amortization...                                                     314
 Stock issued, cancelled, and
   exercised.......................      737        92       12,592                  (3,316)
 Restricted stock Units............                           2,269                  (2,269)
 Warrants..........................                           4,364
 Tax benefit from exercise of stock
   options.........................                             (19)
 Amortization of deferred
   compensation....................                                                   1,878
                                      ------     ------    --------    -------      -------
Balance at May 28, 2004............   36,007     4,501      245,314     80,426       (7,694)
 Comprehensive income (loss)
   Net loss........................                                     (6,639)
   Cumulative translation
     adjustment....................
   Pension liability adjustment....
 Total comprehensive income
   (loss)..........................
 Cash dividends ($0.08 per
   share)..........................                                     (2,880)
 Intrinsic Value of Stock
  Options-repricing/amortization...                                                     121
 Stock issued, cancelled, and
   exercised.......................      204        25          298                     (29)
 Restricted stock Units............                             639                    (639)
 Tax benefit from exercise of stock
   options.........................                           2,195
 Amortization of deferred
   compensation....................                                                   3,202
                                      ------     ------    --------    -------      -------
Balance at May 27, 2005............   36,211     $4,526    $248,446    $70,907      $(5,039)
                                      ======     ======    ========    =======      =======

                                        ACCUMULATED OTHER COMPREHENSIVE
                                                 INCOME (LOSS)
                                     --------------------------------------
                                     UNREALIZED    CUMULATIVE     PENSION         TOTAL
                                       HOLDING     TRANSLATION   LIABILITY    STOCKHOLDERS'
                                     GAIN (LOSS)   ADJUSTMENT    ADJUSTMENT      EQUITY
                                     -----------   -----------   ----------   -------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance at May 31, 2002............     $(129)       $(3,583)     $(3,027)      $258,526
 Comprehensive income
   Net income......................                                               29,185
   Cumulative translation
     adjustment....................                   10,807                      10,807
   Pension liability adjustment....                                (3,805)        (3,805)
   Unrealized holding loss.........       127                                        127
                                                                                --------
 Total comprehensive income........                                               36,314
                                                                                --------
 Cash dividends ($0.16 per
   share)..........................                                               (5,568)
 Intrinsic Value of Stock
  Options-repricing/amortization...                                                  314
 Stock issued, cancelled, and
   exercised.......................                                                4,664
 Tax benefit from exercise of stock
   options.........................                                                  464
 Amortization of deferred
   compensation....................                                                1,161
                                        -----        -------      -------       --------
Balance at May 30, 2003............        (2)         7,224       (6,832)       295,875
 Comprehensive income
   Net income......................                                                6,851
   Cumulative translation
     adjustment....................                    5,044                       5,044
   Pension liability adjustment....                                  (148)          (148)
   Unrealized holding loss.........         2                                          2
                                                                                --------
 Total comprehensive income........                                               11,749
                                                                                --------
 Cash dividends ($0.16 per
   share)..........................                                               (5,694)
 Stock issued for acquisition......                                               10,000
 Intrinsic Value of Stock
  Options-repricing/amortization...                                                  314
 Stock issued, cancelled, and
   exercised.......................                                                9,368
 Restricted stock Units............                                                   --
 Warrants..........................                                                4,364
 Tax benefit from exercise of stock
   options.........................                                                  (19)
 Amortization of deferred
   compensation....................                                                1,878
                                        -----        -------      -------       --------
Balance at May 28, 2004............        --         12,268       (6,980)       327,835
 Comprehensive income (loss)
   Net loss........................                                               (6,639)
   Cumulative translation
     adjustment....................                       62                          62
   Pension liability adjustment....                                (1,690)        (1,690)
                                                                                --------
 Total comprehensive income
   (loss)..........................                                               (8,267)
                                                                                --------
 Cash dividends ($0.08 per
   share)..........................                                               (2,880)
 Intrinsic Value of Stock
  Options-repricing/amortization...                                                  121
 Stock issued, cancelled, and
   exercised.......................                                                  294
 Restricted stock Units............                                                   --
 Tax benefit from exercise of stock
   options.........................                                                2,195
 Amortization of deferred
   compensation....................                                                3,202
                                        -----        -------      -------       --------
Balance at May 27, 2005............     $  --        $12,330      $(8,670)      $322,500
                                        =====        =======      =======       ========

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF OPERATIONS

     NDCHealth Corporation ("NDCHealth", the "Company," or "we" and other similar pronouns) conducts its business through four segments: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions, and Information Management. Pharmacy Services and Systems provides claims transaction processing and sophisticated claims editing solutions for retail pharmacy operations, and also supplies application systems for retail, mail order and managed care pharmacy operations. Pharmacy Services and Systems also provide independent, regional and national chain and mail-order pharmacies our claims management solutions, pharmacy management system solutions, and decision support and revenue management solutions. Hospital Solutions provides revenue cycle management to approximately 1,800 hospital and health system customers by offering our customers software and services solutions that provide workflow management offerings and support for many transactions. Our hospital solution set provides tools to allow our customers to manage the claims and remittance process, accelerate and improve cash flow, reduce bad debt, track accounts receivable and costs, and improve productivity. Physician Solutions provides small-office physicians with resources necessary to streamline billing and other internal processes such as scheduling, increasing productivity and optimizing accurate reimbursement. We offer our physician customers enhanced practice management capabilities, electronic commerce solutions, and interactive training. Our physician solutions include NDC Medisoft, NDCLytec, NDCConcept, and NDC Electronic Claims Processing. The Information Management segment provides data products and solutions primarily to pharmaceutical manufacturers.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of NDCHealth Corporation and its majority-owned and controlled companies. Significant inter-company transactions and balances have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Our fiscal year begins on the Saturday closest to June 1 and ends on the Friday closest to May 31. Interim quarters typically consist of thirteen weeks ending the Friday closest to the last calendar day of August, November, and February. Unless otherwise noted, all references to a particular year shall mean the Company's fiscal year.

     In March and April 2005, we sold our Pharmacy Benefit Services and Canadian businesses, respectively. In May 2004, we made the decision to divest our European businesses. In October, 2004 and June, 2005, we sold our UK and Germany companies, respectively. As a result of the sale of these businesses, our financial statements have been prepared with these businesses' net assets, results of operations, and cash flows displayed separately as Discontinued Operations with all historical financial statements restated to conform to this presentation, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

     Starting in the fourth quarter of fiscal year 2005, we changed our management structure and the internal reporting of financial results to have better focus on our four key operating segments. As a result of these changes, we determined that we now have four reportable segments: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions and Information Management. All prior year results have been changed to reflect this change in our reporting segments. See Note 13 -- Segment Information for more detail on these four reporting segments.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make other estimates and assumptions. These estimates and

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reported period. Actual results could differ from these estimates.

  REVENUE RECOGNITION

     In accordance with criteria set forth in Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition," Statement of Position ("SOP") No. 97-2, "Software Revenue Recognition" and other authoritative literature, we recognize revenue when persuasive evidence of an agreement exists, delivery and performance has occurred, there is a fixed and determinable sales price, and collectibility is reasonably assured.

     Effective May 31, 2003, the Company prospectively adopted the provisions of the Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"), which provides guidance on the timing and method of revenue recognition for sales arrangements that include the delivery of more than one product or service.

     Within our Pharmacy Services and Systems and Hospital Solutions segments, the primary source of revenue is transaction fees charged for network services. In instances where we host web browser-based applications for our customers, fees charged per transaction include the use of the application software, network, and other value added services. Revenue for these services is recognized each month as the services are provided.

     Additionally, we receive revenue from the sale of software licenses and subscription fees from related maintenance and support agreements. Revenue related to software utilized by the customer to process transactions through our network is recognized ratably over the estimated life of the network services relationship beginning on the date of customer acceptance of the software. In instances where revenue is deferred over the term of a contract and we incur discrete incremental costs in providing the initial deliverable, we defer these costs and recognize them ratably over the estimated life of the network services relationship. Revenue related to software with stand alone functionality that is installed by one of our affiliates or us is recognized upon the date that the software is in operation at the customer site where vendor specific objective evidence of fair value ("VSOE") has been established for the undelivered elements of the customer contract, which typically is maintenance and customer support. In these cases, the maintenance and customer support revenue is recognized over the term of the contract. If VSOE cannot be established for any of the undelivered elements, all the arrangement's revenue is deferred until the sooner of delivery of the last element or VSOE is determinable for all of the undelivered elements.

     Within our Physician Solutions segment the primary source of revenue is from the sale of customer installed software. Revenue related to our software is generally recognized when the product is shipped or installed.

     The majority of our physician systems are sold indirectly through value added resellers, or VARs. We record revenue when the product is shipped to the VAR. The Company's historical practice had been to allow our VARs the ability to return unused, unopened product in exchange for certain new products. Because the Company had the ability to estimate the amount of the product returns, we recorded revenue in accordance with SFAS No. 48, "Revenue Recognition When Right of Return Exists." We recorded revenue when our products were shipped and established a returns reserve against revenue for the estimated amount of products we calculated would be returned during that product's life cycle. No cash refunds were allowed for products sold. Beginning on February 26, 2005, we no longer allow VARs to exchange products except when both the purchase and associated exchange of products occur within the same fiscal quarter that a new software version is released. Therefore, reserve for exchanges is no longer

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
required to be recorded. We recorded a benefit of $1.6 million revenue and $1.3 million in operating income in the third quarter from the utilization of our exchange reserve.

     Within our Information Management segment, we have two primary sources of revenue: database information reporting and consulting services. Database information reporting typically involves the delivery of data providing pharmaceutical information. These include products with a single delivery and products where multiple deliveries are made over a period of time. Revenue for single deliverable products and services is recognized when obligations to the customer have been fulfilled, which is typically upon delivery.

     Our database information reporting products and services are typically delivered over a period of time with multiple deliverables. We have not established fair value for our various products or services. We defer revenue until all products have started to be delivered and the revenue from the entire contract is then recognized ratably over the remaining term of the contract, which is typically one to three years.

     Our consulting services are typically structured as fixed price service contracts. Revenue for these services is primarily recognized upon completion of the contract. Historically, the Company recognized revenue from its consulting services for its IHR product lines within the Information Management segment upon the completion of performance milestones established within its contracts. Upon the adoption of EITF 00-21, since the Company had not established evidence of the relative fair values of the individual components of certain of its contracts; we were required to account for these consulting service contracts as one unit of accounting. The adoption of this pronouncement resulted in a $3.9 million reduction in revenue in fiscal year 2004, which was deferred for recognition at the end of the contracts in fiscal 2005. If it is determined that we will incur a loss on a contract, the loss is recognized at the time of determination.

  DATA COSTS

     We purchase data from a variety of sources primarily for use in our information products and services. These costs are typically held in deferred cost at the time of purchase and expensed the following month as a Cost of Service when the products utilizing this data are delivered to customers. Occasionally product offerings are expanded by modifying current products for a new market. In these cases, additional or new types of data costs may be incurred in developing the database for these new products over several months during which the product cannot be sold and the additional data costs are deferred. These data costs are then amortized, beginning when sales of the new products commence, over the expected life of the customer relationships established around these new products, in all cases not to exceed three years.

  RESEARCH AND DEVELOPMENT COSTS

     The Company expenses research and development costs as incurred. The Company recorded research and development costs of approximately $18.4 million, $11.6 million and $7.0 million in fiscal 2005, 2004 and 2003, respectively.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts reflects management's estimate of probable losses based principally on historical experience and specific review and analysis. All accounts or portions thereof deemed to be uncollectible or to require excessive collection costs are written off against the allowance.

  INCOME TAXES

     Because the computation of income under Generally Accepted Accounting Principles ("GAAP") differs from the calculation of taxable income, timing differences occur between the time income tax expense is recorded and paid. This difference results in deferred income taxes. Deferred income taxes are

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. In some cases, it is more likely than not that some portion of deferred tax assets will not be realized. A reserve on a tax asset is recorded when we forecast such an inability to achieve the full benefit of these assets (see Note 10).

  EARNINGS PER SHARE

     Basic earnings per share is computed by dividing reported Net Income (Loss) by weighted average shares outstanding during the period. Diluted earnings per share is computed by dividing reported Net Income by weighted average shares outstanding during the period and the impact of securities that, if exercised, would have a dilutive effect on earnings per share. All options with an exercise price less than the average market share price for the period have a dilutive effect on earnings per share.

     The following tables set forth the computation of basic and diluted earnings for the fiscal years ending May 27, 2005, May 28, 2004 and May 30, 2003:

                                                               YEAR ENDED
                       ------------------------------------------------------------------------------------------
                                   2005                          2004                           2003
                       ----------------------------   ---------------------------   -----------------------------
                        LOSS     SHARES   PER SHARE   INCOME   SHARES   PER SHARE   INCOME    SHARES    PER SHARE
                       -------   ------   ---------   ------   ------   ---------   -------   -------   ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Basic EPS:
Net Income (Loss)....  $(6,639)  35,708    $(0.19)    $6,851   35,101     $0.20     $29,185    34,591     $0.84
Diluted EPS:
Effect of dilutive
  securities:
  Stock options......       --      249                   --      746                    --       350
                       -------   ------               ------   ------               -------   -------
Net Income (Loss)
  plus assumed
  conversions........  $(6,639)  35,957    $(0.18)    $6,851   35,847     $0.19     $29,185    34,941     $0.84
                       =======   ======    ======     ======   ======     =====     =======   =======     =====

     Income from continuing operations of $5.9 million, $21.5 million, and $31.4 million in fiscal 2005, 2004, and 2003 resulted in basic earnings per share of $0.17, $0.61, and $0.91 and diluted earnings per share of $0.16, $0.60, and $0.90, respectively.

     Outstanding options to purchase 3,057,000, 1,267,000 and 2,134,000 shares of common stock were not included in the computation of diluted earnings per share in fiscal years 2005, 2004 and 2003, respectively, because the options' exercise prices were greater than the average market price of NDCHealth common stock. For the years ended May 27, 2005, May 28, 2004 and May 30, 2003 dividends declared per common share were $0.04, $0.16, and $0.16, respectively. Our Board of Directors determined on April 5, 2005 to suspend its cash dividend in order to use available cash to reduce debt outstanding.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

  STOCK OPTIONS

     We have chosen the disclosure option under SFAS No. 123, "Accounting for Stock Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123," and continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our plans. Accordingly, no compensation cost has been recognized for options granted under the plans. The weighted average fair value of options granted in fiscal 2005, 2004, and 2003 was approximately $6.86, $9.97, and $10.64, respectively. Had compensation cost for these plans been recognized based on the fair value of the options at the grant dates in accordance with SFAS No. 123, the effect on our Net Income and Earnings Per Share would have been as follows:

                                                            2005          2004         2003
                                                         -----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Income (Loss):
  As reported..........................................   $ (6,639)     $ 6,851      $29,185
  Add: Stock-based compensation (restricted stock)
     expense included in reported Net Income (Loss),
     net of related tax effects........................      1,931        1,148          744
  Deduct: Total stock-based compensation expense
     determined under fair value based methods for all
     awards, net of related tax effects................     (9,145)      (8,304)      (7,658)
                                                          --------      -------      -------
  Pro forma............................................   $(13,853)     $  (305)     $22,271
Basic Earnings (Loss) Per Share:
  As reported..........................................   $  (0.19)     $  0.20      $  0.84
  Pro forma............................................   $  (0.39)     $ (0.01)     $  0.64
Diluted Earnings (Loss) Per Share:
  As reported..........................................   $  (0.18)     $  0.19      $  0.84
  Pro forma............................................   $  (0.39)     $ (0.01)     $  0.64

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grants during the respective fiscal year:

                                                         2005        2004        2003
                                                       ---------   ---------   ---------
Non-employee Directors Plan
  Risk-free interest rates...........................        4.1%        3.4%        4.2%
  Expected dividend yields...........................        1.2%        0.8%        0.7%
  Expected lives.....................................    6 years     6 years     7 years
2000 Plan
  Risk-free interest rates...........................        4.1%        3.4%        4.2%
  Expected dividend yields...........................        1.2%        0.8%        0.7%
  Expected lives.....................................    6 years     6 years     7 years
Employee Stock Purchase Plan
  Risk-free interest rates...........................        1.9%        0.9%        1.6%
  Expected dividend yields...........................        1.0%        0.9%        0.7%
  Expected lives.....................................  0.25 year   0.25 year   0.25 year
Expected volatility-all plans........................         54%         49%         47%

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand and all investments with a maturity of three months or less when purchased.

  PROPERTY AND EQUIPMENT

     Property and equipment, including equipment under capital leases, are stated at cost. Depreciation and amortization are calculated using the straight-line method for financial reporting purposes, whereas accelerated methods are used for income tax reporting purposes. Data center and technology equipment is depreciated over three to five year lives, other equipment that supports our data centers is depreciated over 10 to 15 year lives, and our buildings are depreciated over 20 and 40 year lives. Leasehold improvements and property acquired under capital leases are amortized over the shorter of the useful life of the asset or the term of the lease. The costs of purchased software are capitalized and amortized on a straight-line basis over their estimated useful lives, not to exceed five years. The costs of internally developed software are capitalized in accordance with SOP 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." Capitalization of costs begins when the application development phase has been initiated, and ends when the product is available for general use. Completed projects are amortized on a straight-line basis over their estimated useful lives, typically five years. The net realizable value of software capitalized for internal use is monitored to ensure that the investment will be recovered through its future use. Maintenance and repairs are charged to operations as incurred.

  CAPITALIZED EXTERNAL USE SOFTWARE

     Capitalized external use software consists of development costs for software held for sale to our customers. Capitalization of costs begins when technological feasibility has been established. Completed projects are amortized after reaching the point of general availability using the greater of the amount computed using the straight-line method or the ratio that current revenue bears to the total of current and anticipated revenue based on the estimated useful life of the software, normally three to five years. The net realizable value of capitalized software is monitored to ensure that the investment will be recovered through future sales.

     Additional information regarding our capitalized external use software is as follows:

                                                           2005      2004      2003
                                                          -------   -------   -------
Amount capitalized......................................  $15,574   $23,006   $21,021
Amortization expense....................................  $ 6,996   $ 5,653   $ 3,000

  GOODWILL AND INTANGIBLE ASSETS

     Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases. Intangible assets are primarily customer bases and data rights. These intangible assets are amortized over their estimated useful life ranging from 3 to 10 years. When material intangible assets, such as goodwill and customer bases, are acquired in conjunction with the purchase of a company, NDCHealth undertakes a study by an independent third party to determine the allocation of the purchase price to the assets acquired.

     We assess the recoverability of goodwill on at least an annual basis during the Company's second quarter or more frequently if circumstances suggest potential impairment. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.

  LONG-LIVED ASSETS

     We regularly evaluate whether events and circumstances have occurred that indicate the carrying amount of long-lived assets we expect to hold and use may warrant revision or may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, we use an estimate of the future undiscounted net cash flows associated with the asset over the remaining life of the asset in measuring whether the long-lived asset is recoverable. If such evaluation indicates a potential impairment, we measure this impairment loss, if any, based on the difference between the carrying amount and fair value (calculated using discounted cash flows). Long-lived assets to be disposed of, either by sale or abandonment, are reported at the lower of carrying amount or fair value less cost to sell.

  INVESTMENTS

     At times we maintain investments in both publicly traded and privately held entities. Investments in publicly traded entities are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses are reported, net of taxes, as a component of stockholders' equity. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. The specific identification method is used to determine the cost of securities sold. Realized gains or losses on investments are included in Other Income (Expense) when realized.

     Investments in privately held entities are accounted for under the cost, equity, or consolidation method of accounting, whichever is appropriate for the particular investment. The appropriate method is determined by our ability to exercise significant influence over the investee, through either voting stock or other means. These investments are regularly reviewed for impairment issues and propriety of current accounting treatment.

     We currently have an investment in and a prepaid reseller license asset with an electronic prescription software developer. As of May 27, 2005, our total investment in this entity was approximately $5.0 million. We are currently amortizing our prepaid asset through the end of our agreement (December 2008). Since the e-prescribing industry is an emerging industry, it is difficult to predict which companies will be successful. We continue to monitor the realizability of our investment and prepaid license fees. If their Company does not succeed, we could record a significant impairment to this asset in a future fiscal period.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments, including cash, cash equivalents, receivables, accounts payable and accrued expenses, deferred revenue, and current maturities of long-term obligations, approximate fair value. Cash equivalents consist primarily of funds held in short-term money market accounts.

  FOREIGN CURRENCY TRANSLATION

     We maintain a subsidiary in Canada. The functional currency of this subsidiary is its local currency. The assets and liabilities of this foreign subsidiary are translated at the year-end rate of exchange, and income statement items are translated at the average rates prevailing during the year. The resulting translation adjustments are recorded as a component of stockholders' equity. The effects of foreign currency gains and losses arising from these translations of assets and liabilities are included as a component of Accumulated Other Comprehensive Income.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

  NEW ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections," which clarifies the criteria under which extinguishments of debt can be considered as extraordinary and rescinds the related Statement Nos. 4, 44, and 64 and also makes technical corrections to other Statements of Financial Standards. We have adopted this statement and accordingly have recorded charges related to the extinguishment of debt as ordinary expense.

     In January 2004, the FASB issued Financial Staff Position ("FSP") 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." As permitted by FSP No. 106-1, we elected to defer recognizing the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") until authoritative guidance on accounting for the new federal subsidy was issued. In May 2004, the FASB issued FSP No. 106-2 which provides accounting guidance for this new subsidy. The Company sponsors a number of postretirement benefit plans. The application of this new pronouncement did not have a material effect on our financial statements.

     In December 2004, the FASB issued SFAS 123 (R), "Share-Based Payment," ("SFAS 123 (R)") which replaces SFAS 123 and supersedes APB 25. SFAS No. 123 (R) requires that compensation cost relating to all share-based payment transactions, including grants of employee stock options, be recognized in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123 (R) is effective the first annual reporting period that begins after June 15, 2005. NDCHealth expects to adopt SFAS 123 (R) on June 3, 2006, the start of fiscal 2007, and expects to apply the modified prospective method upon adoption. The modified prospective method requires companies to record compensation cost beginning with the effective date (a) based on the requirements of SFAS 123 (R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123 (R) that remain unvested on the effective date.

     In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets -- an amendment of APB Opinion No. 29," which amends APB Opinion No. 29, "Accounting for Nonmonetary Transactions," to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 to have a material impact on its results of operations or financial condition.

     In March 2005, SEC Staff issued Staff Accounting Bulletin ("SAB") No. 107, "Share-Based Payment", which provides guidance on the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as on the valuation of share-based payments. SAB No. 107 does not modify any of the requirements under SFAS No. 123(R). SAB No. 107 provides interpretive guidance related to valuation methods (including assumptions such as expected volatility and expected term), first-time adoption of SFAS No. 123(R) in an interim period, the classification of compensation expense and disclosures subsequent to adoption of SFAS No. 123(R). We are currently evaluating the impact of SAB No. 107 on our consolidated financial statements.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections." SFAS No. 154 requires retrospective application of a voluntary change in accounting principle to prior period financial statements unless it is impracticable. SFAS No. 154 also requires that a change in method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
in accounting estimate effected by a change in accounting principle. SFAS No. 154 replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements." SFAS No. 154 is effective for fiscal years beginning after December 15, 2005. The Company does not expect the adoption of the provisions of SFAS No. 154 to have a material impact on its results of operations or financial condition.

NOTE 3 -- BUSINESS ACQUISITIONS AND INVESTMENTS

  BUSINESS ACQUISITIONS

     In December 2003, we completed the acquisition of 100% of Arclight Systems, LLC. This acquisition was recorded using the purchase method of accounting, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value as of the date of acquisition. The operating results of this business are included in our consolidated statements of operations from its respective date of acquisition.

     Through an agreement whereby we acquired fixed assets and employees and obtained a seven year exclusive license to certain of its assets, we acquired the continuing operations of Arclight Systems LLC, an information management company. The purchase price included 381,098 shares of unregistered NDCHealth common stock with a market value as of the date of issuance of $10.0 million and a five-year warrant to purchase an additional 381,098 shares of NDCHealth common stock at an exercise price of $26.24 per share with an estimated value as of the date of issuance using the Black-Scholes option pricing model of $4.4 million. The assumptions used in estimating the warrant's value were a risk-free interest rate of 3.3%, an expected dividend yield of 0.6%, an expected life of five years, and expected volatility of 48%.

     The acquisition required the recording of transaction and lease termination costs totaling $3.1 million and a $0.7 million receivable for future cash payments from the remaining Arclight business to NDCHealth relating to a previous agreement between the two parties. Arclight made a transition payment of $2.0 million to NDCHealth at closing. The transition payment resulted in a reduction in the consideration we paid for Arclight's business.

     Additionally, we will pay Arclight royalties on our future product sales utilizing Arclight data and the agreement to use certain data may be extended for three additional years if certain financial and business objectives are met. If the agreement is extended for an additional three years, Arclight has the option to receive an additional $10.0 million in either cash or NDCHealth common stock.

     We determined that $0.4 million of the assets acquired represented in-process research and development ("IPRD"), the cost of which were appropriately expensed in the third quarter of fiscal 2004 as required by FIN 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method" as a component of Sales, General and Administrative expense.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     Arclight's results have been consolidated into our financial statements as of December 31, 2003, the date of the agreement. The net purchase price of $12.4 million was allocated as follows:

                                                              (IN THOUSANDS)
ASSETS:
Prepaid and other current assets............................      $   822
Property and equipment......................................        2,357
IPRD........................................................          350
Data Access Rights..........................................       10,409
Goodwill....................................................        2,377
                                                                  -------
  Total Assets..............................................       16,315


LIABILITIES:
Accounts payable and accrued liabilities....................        3,934
                                                                  -------
NET PURCHASE PRICE (including transaction costs and
  transition payments)......................................      $12,381
                                                                  =======

  PRO FORMA

     The following unaudited pro forma information for fiscal years 2004 and 2003 purchase acquisitions has been prepared as if the acquisitions had occurred on the first day of fiscal 2003. The information is based on historical results of the separate companies and is not necessarily indicative of the results that have been achieved or of results that may occur in the future. The pro forma information includes the expense for amortization of intangible assets resulting from the transactions but does not reflect any synergies or operating cost reductions that may be achieved from the combined operations.

                                                                 2004          2003
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Revenue.....................................................   $395,614      $400,733
Income from Continuing Operations...........................   $ 20,697      $ 31,379
Diluted Earnings Per Share (Continuing Operations)..........   $   0.57      $   0.89

  INVESTMENTS

  OmniLink

     In April 2004, we acquired McKesson's OmniLink(SM) pre-and post-editing assets and customer base and signed an agreement to form a strategic alliance to jointly market NDCHealth's pharmacy NDC Pre & Post Editing Service Solutions to the base of 2,300 McKesson Pharmacy Systems customers. Based on an independent valuation, $11.4 million of the $14.0 million purchase price was allocated to the acquired customer base with the remainder allocated to other identifiable intangibles.

  ePrescribing

     During the fourth quarter of 2004, we made the decision to de-emphasize our efforts in new physician electronic prescribing activities. We will continue to leverage our market leadership to help connect pharmacies to physician interface providers, a profitable component of e-prescribing for us today. This is the portion of e-prescribing where we currently bring the greatest strength, and intend to concentrate our physician market efforts on our high-margin systems and EDI businesses. Due to this strategic decision, we incurred a non-cash charge of $4.5 million, or $0.12 per diluted share in the fourth quarter of fiscal 2004, to write down our investment in an e-prescribing company.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     As of May 27, 2005, our total investment in this entity was approximately $5.0 million. We are currently amortizing our prepaid asset through the end of our agreement (December 2008). Since the e-prescribing industry is an emerging industry, it is difficult to predict which companies will be successful. We continue to monitor the realizability of our investment and prepaid license fees. If their Company does not succeed, we could record a significant impairment to this asset in a future fiscal period.

NOTE 4 -- DISCONTINUED OPERATIONS

     During the fourth quarter of fiscal 2004, NDCHealth management performed a review of our European businesses to determine alternatives to mitigate the losses associated with these operations. In May 2004, management recommended and our Board of Directors approved the sale of these European businesses. In October 2004, the Company completed the sale of its United Kingdom business and recorded a gain on this sale of $1.7 million. In May 2004, the Company had recorded a $7.2 million after-tax write down of its United Kingdom operations' equity investment in a joint venture.

     On June 7, 2005, NDCHealth completed the sale of NDCHealth Holdings GmbH & Co., the holding company for NDCHealth's German information management operations, to the 49% minority stockholder and former owner of this business. Under the terms of the agreement, the company received 9.5 million Euro or approximately $11.6 million at closing, with an additional 1.5 million euro or approximately $1.8 million payable over three years and guaranteed by WestLB, a Dusseldorf-based bank. The proceeds from this sale were used to paydown the senior credit facility. These proceeds were less than what we had previously expected to receive from this sale; therefore, we wrote down the carrying value of these assets by $7.3 million and $22.2 million in the fourth quarter and full year of fiscal 2005, respectively.

     In addition, we sold our Pharmacy Benefit Services ("HealthTrans") and our Canadian transaction processing business in the fourth fiscal quarter of 2005. We recorded a $2.6 million and $1.3 million pre-tax gain on these sales, respectively.

     Accordingly, our financial statements have been prepared with the net assets and liabilities, results of operations, and cash flows of these operations displayed separately as Discontinued Operations with all historical financial statements restated to conform to this presentation.

     In the fourth quarter of 2005, we were also notified by the Internal Revenue Service ("IRS") that the Company's settlement offer for various items in its fiscal 2001 tax return, including a worthless stock loss deduction taken related to the Company's divestiture of its management's services business, was accepted. The Company reversed $3.2 million and $0.5 million of valuation allowance and tax contingency reserves, respectively, in the fourth quarter of fiscal 2005. The major components of the results of operations for discontinued operations for the past three years is as follows:

                                                          2005       2004      2003
                                                        --------   --------   -------
Revenue...............................................  $ 86,551   $ 58,049   $32,450
                                                        --------   --------   -------
Operating Income/(Loss)...............................     1,446     (3,408)   (1,019)
Provision for income taxes............................      (566)    (4,081)   (1,175)
                                                        --------   --------   -------
Income (loss) from operations, net....................       880     (7,489)   (2,194)
Asset valuation adjustments...........................   (22,222)    (7,163)       --
Gain on sales.........................................     5,586         --        --
Provision for income taxes on gains...................      (516)        --        --
Tax provision adjustments.............................     3,703         --        --
                                                        --------   --------   -------
Loss from Discontinued Operations.....................  $(12,569)  $(14,652)  $(2,194)
                                                        ========   ========   =======
Diluted Loss Per Share................................  $  (0.35)  $  (0.41)  $ (0.06)
                                                        ========   ========   =======
Share Count...........................................    35,957     35,847    34,941

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     The total assets and liabilities of discontinued operations are summarized as follows:

                                                                2005        2004
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
ASSETS
Cash and Cash Equivalents...................................   $ 1,376     $ 4,014
Accounts Receivable, Net....................................     1,810       9,114
Prepaid Expenses............................................       786       7,978
Other Current Assets........................................     5,144       3,895
Property and Equipment, Net.................................     1,798       4,686
Goodwill....................................................    17,877      56,240
Intangible Assets, Net......................................     1,204       1,180
Deferred Tax Assets.........................................        --         280
Investments and Other Assets................................     6,250       2,224
                                                               -------     -------
Total Assets of Discontinued Operations.....................   $36,245     $89,611
                                                               =======     =======

LIABILITIES
Long-Term debt..............................................   $    --     $   418
Accounts Payable and Accrued Liabilities....................     3,740      21,139
Deferred Revenue............................................     1,218       2,659
Deferred Tax Liabilities....................................        --       5,059
Other Long-Term Liabilities.................................     2,581       2,532
Minority Interest...........................................     4,428       6,087
                                                               -------     -------
Total Liabilities of Discontinued Operations................   $11,967     $37,894
                                                               =======     =======

     Material contingent liabilities related to our discontinued operations are described in Note 15 -- Commitments and Contingencies.

NOTE 5 -- RESTRUCTURING, SPECIAL GOVERNANCE AND OTHER CHARGES

                                                             2005      2004     2003
                                                            -------   ------   ------
By Expense Type:
  Severance...............................................  $ 5,305   $4,557   $   --
  Exit-Related............................................       89      984       --
  Special Governance Fees.................................    4,833      953       --
  Legal Settlement Costs..................................    4,750       --       --
  Asset reserves..........................................       --     (691)   2,283
  Acquisition related costs...............................       --      265    2,775
                                                            -------   ------   ------
Total.....................................................  $14,977   $6,068   $5,058
                                                            =======   ======   ======
By Segment:
  Pharmacy Services and Systems...........................  $ 6,072   $2,301   $2,775
  Hospital Solutions......................................      881      259       --
  Physicians Solutions....................................      714     (364)   2,283
  Information Management..................................      573    1,039       --
  Other...................................................    6,737    2,833       --
                                                            -------   ------   ------
Total.....................................................  $14,977   $6,068   $5,058
                                                            =======   ======   ======

     During fiscal 2005, we reviewed the entirety of NDCHealth's operations to identify opportunities for increased efficiencies and profit improvement, which included an assessment of our organizational structure

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
as well as our physical operating locations. As a result of this review, we reduced our workforce by 70 employees and closed three office locations. Of the $5.4 million severance and exit-related costs incurred in fiscal 2005, $4.8 million was cash and $0.6 million was a non-cash charge in accordance with FASB Interpretation Number 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44").

     Special governance costs of $4.8 million and $1.0 million in fiscal 2005 and 2004, respectively, include the legal and accounting costs associated with our shareholder litigation, SEC investigation, restatement of our financial statements for the three fiscal years ended May 28, 2004 and work performed related to the Board of Directors decision to pursue the sale of our Company.

     On August 4, 2005, we reached an agreement to settle all claims in the 1-Rex, Inc., FDS, Inc., HealthCare Computer Corporation, Freedom Drug Stores, Inc., Freedom Data Services, Inc., and William Rex Akers case.

     During fiscal 2004, we began a review of the entirety of NDCHealth to identify opportunities for increased operational efficiencies. This ongoing review included an assessment of our organizational structure as well as our physical operating locations. We took several actions in fiscal 2004 as a result of this review, primarily related to the reduction of our workforce related to redundant operations and activities. The severance charges reflect 131 specifically identified executives and employees who were informed of their employment termination during fiscal 2004. The exit-related costs relate to the closure of three offices and the reduction in size of one office. Also in the second fiscal quarter of 2004, we wrote-off a $0.2 million note receivable related to a business that was exited in 2001.

     In conjunction with the sale of our interest in MedUnite to ProxyMed, we also evaluated other aspects of our MedUnite relationship. As part of this evaluation we identified $1.4 million of trade receivables that we believe became uncollectible as a result of the change in relationship with MedUnite. Accordingly, a charge of $1.4 million is included in Restructuring and Other Charges in fiscal 2003 to reserve for these receivables. In addition, we reserved $0.9 million of the note receivable from ProxyMed during fiscal 2003, which was subsequently reversed during the fourth quarter of 2004 because of the positive payment history of ProxyMed.

     Additionally, in conjunction with the second step of our TechRx acquisition in fiscal 2003 and in accordance with APB No. 25 and FIN 44, we recorded $2.8 million and $0.3 million of acquisition related expense for TechRx variable stock options in fiscal year 2003 and 2004, respectively.

     The following table shows the activity related to the restructuring liabilities, which are included in Other Accrued Liabilities in the Consolidated Balance Sheet:

                                                                                      INFORMATION
                                   PHARMACY         HOSPITAL         PHYSICIAN        MANAGEMENT      OTHER
                              -------------------   ---------   -------------------   -----------   ---------
                                           EXIT                              EXIT
                              SEVERANCE   RELATED   SEVERANCE   SEVERANCE   RELATED    SEVERANCE    SEVERANCE    TOTAL
                              ---------   -------   ---------   ---------   -------   -----------   ---------   -------
Balance at May 30, 2003....    $    --     $  --      $  --       $  --      $ --       $   --       $    --    $    --
Current year expense.......      1,132       716        259         394       121        1,039         1,880      5,541
Cash Expenditures..........       (793)       --       (112)       (151)       --         (864)       (1,081)    (3,001)
                               -------     -----      -----       -----      ----       ------       -------    -------
Balance at May 28, 2004....    $   339     $ 716      $ 147       $ 243      $121       $  175       $   799    $ 2,540
                               -------     -----      -----       -----      ----       ------       -------    -------
Current year expense.......      1,175        89        791         624        --          573         1,597      4,849
Cash Expenditures..........     (1,097)     (726)      (175)       (530)      (78)        (541)       (1,411)    (4,558)
                               -------     -----      -----       -----      ----       ------       -------    -------
Balance, May 27, 2005......    $   417     $  79      $ 763       $ 337      $ 43       $  207       $   985    $ 2,831
                               =======     =====      =====       =====      ====       ======       =======    =======

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

NOTE 6 -- PROPERTY AND EQUIPMENT, NET

     As of May 27, 2005 and May 28, 2004, property and equipment consisted of the following:

CONTINUING OPERATIONS                                           2005       2004
---------------------                                         --------   --------
                                                                (IN THOUSANDS)
Land........................................................  $  1,602   $  1,602
Buildings...................................................    11,289     11,289
Equipment...................................................    55,393     62,849
Software....................................................    81,528     88,196
Leasehold improvements......................................     9,535      8,999
Furniture and fixtures......................................     6,283      6,452
                                                              --------   --------
                                                               165,630    179,387
Less: accumulated depreciation..............................    95,788    101,630
                                                              --------   --------
                                                              $ 69,842   $ 77,757
                                                              ========   ========

NOTE 7 -- GOODWILL

     Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for as purchases.

     The changes in the carrying amount of goodwill for the two years ended May 27, 2005, are as follows:

                             PHARMACY SERVICES   HOSPITAL    PHYSICIAN   INFORMATION
                                AND SYSTEMS      SOLUTIONS   SOLUTIONS   MANAGEMENT     TOTAL
                             -----------------   ---------   ---------   -----------   --------
                                                       (IN THOUSANDS)
Balance as of May 30,
  2003.....................      $221,289         $49,582     $43,210      $36,812     $350,893
Goodwill recorded during
  year from acquisitions...           171                                    2,206        2,377
Purchase price
  adjustments..............         3,658                                       --        3,658
                                 --------         -------     -------      -------     --------
Balance as of May 28,
  2004.....................       225,118          49,582      43,210       39,018      356,928
Purchase price
  adjustments..............        (4,165)                                  (1,289)      (5,454)
                                 --------         -------     -------      -------     --------
Balance as of May 27,
  2005.....................      $220,953          49,582      43,210      $37,729     $351,474
                                 ========         =======     =======      =======     ========

     We assess the recoverability of goodwill on at least an annual basis during the Company's second quarter or more frequently if circumstances suggest potential impairment. Recoverability of goodwill is evaluated using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. We completed our annual impairment testing during the second quarter of fiscal 2005. For each of our reporting units, we found that the estimated fair value exceeded the net book value of the unit and therefore the second step of the impairment test was not necessary.

     However, the amount by which the estimated fair value exceeded the net book value was less than in previous years due to declines in operating earnings of our Pharmacy and Physician reporting units. If earnings do not recover as expected in each of these reporting units, we may face a write-down of goodwill in the future. To achieve the expected recovery in our Pharmacy unit, we must successfully introduce our

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

NDC EnterpriseRx pharmacy system and achieve reasonable market acceptance and sales, and we must continue to grow pharmacy network services revenue from claims transaction growth, achieve added penetration of value-added pre and post editing services, and have further success in selling informatics services to pharmacy customers. To achieve the expected recovery in our Physician unit operating earnings, we must see continued recovery in Physician system sales to our value-added reseller channel, which declined following our conversion to offering only cash terms to our resellers at the end of fiscal year 2004, but which showed improvement in fiscal 2005.

NOTE 8 -- INTANGIBLE ASSETS, NET

     The table below presents intangible assets by asset class.

                                             AS OF MAY 27, 2005                           AS OF MAY 28, 2004
                            ----------------------------------------------------   ---------------------------------
                            WEIGHTED AVERAGE
                               REMAINING        GROSS                               GROSS
                              AMORTIZATION     CARRYING   ACCUMULATED              CARRYING   ACCUMULATED
                             PERIOD (YEARS)     AMOUNT    AMORTIZATION    TOTAL     AMOUNT    AMORTIZATION    TOTAL
                            ----------------   --------   ------------   -------   --------   ------------   -------
                                                                 (IN THOUSANDS)
Customer base............          7           $80,828      $(29,599)    $51,229   $80,828      $(22,012)    $58,816
  Data rights
     agreement...........          6            10,409        (2,107)      8,302    10,409          (620)      9,789
  Reseller and Other.....          3             3,600        (1,245)      2,355     3,600          (445)      3,155
                                               -------      --------     -------   -------      --------     -------
Total intangible
  assets.................                      $94,837      $(32,951)    $61,886   $94,837      $(23,077)    $71,760
                                               =======      ========     =======   =======      ========     =======

     The aggregate amortization expense for fiscal year 2005 was $9.9 million and estimated amortization expense for the next five fiscal years is as follows:

                                                              (IN THOUSANDS)
ESTIMATED AMORTIZATION EXPENSE
For year Ending June 02, 2006...............................      $9,873
For year Ending June 01, 2007...............................      $9,823
For year Ending May 30, 2008................................      $9,533
For year Ending May 29, 2009................................      $9,418
For year Ending May 28, 2010................................      $9,000

NOTE 9 -- RETIREMENT BENEFITS

     The NDCHealth noncontributory defined benefit pension plan (the "Plan") covers substantially all of our United States employees who met the eligibility provisions of the Plan as of May 31, 1998. The defined benefit pension plan was closed to new participants beginning June 1, 1998, and benefit accruals for years of service ceased on July 31, 1998. Additionally, benefit accruals for compensation level increases ceased on June 30, 2003. Plan provisions and funding meet the requirements of the Employee Retirement Income Security Act of 1974, as amended.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     The Company uses a May 31 measurement date for its plans. The following table provides a reconciliation of the changes in the Plan's benefit obligations and fair value of assets over the two-year period ending May 27, 2005 and a statement of funded status at May 27, 2005 and May 28, 2004:

                                                               2005      2004
                                                              -------   -------
                                                               (IN THOUSANDS)
CHANGES IN BENEFIT OBLIGATIONS
Balance at beginning of year................................  $30,811   $29,417
Interest cost...............................................    1,966     1,879
Benefits paid...............................................   (1,155)   (1,092)
Actuarial loss..............................................    2,459       607
                                                              -------   -------
Balance at end of year......................................  $34,081   $30,811
                                                              =======   =======

                                                               2005      2004
                                                              -------   -------
                                                               (IN THOUSANDS)
CHANGES IN PLAN ASSETS
Balance at beginning of year................................  $21,165   $18,458
Actual return on plan assets................................    1,082     2,210
Employer contributions......................................    3,121     1,589
Benefits paid...............................................   (1,155)   (1,092)
                                                              -------   -------
Balance at end of year......................................  $24,213   $21,165
                                                              =======   =======

     The accrued pension liability recognized in Other Non-current Liabilities was as follows:

                                                                2005      2004
                                                              --------   -------
                                                                (IN THOUSANDS)
Funded status...............................................  $ (9,868)  $(9,646)
Unrecognized net loss.......................................    12,376     9,921
Additional pension accrual..................................   (12,376)   (9,921)
                                                              --------   -------
Accrued pension liability...................................  $ (9,868)  $(9,646)
                                                              ========   =======

     Net pension cost included the following components for the following fiscal years:

                                                           2005      2004      2003
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Interest cost on projected benefit obligation...........  $ 1,966   $ 1,879   $ 1,955
Expected return on plan assets..........................   (1,745)   (1,436)   (1,800)
Net amortization and deferral...........................       --        --        14
Recognized actuarial loss...............................      668       735       485
                                                          -------   -------   -------
Net pension cost........................................  $   889   $ 1,178   $   654
                                                          =======   =======   =======

     Significant assumptions used in determining net pension expense and related obligations were as follows:

                                                              2005   2004
                                                              ----   ----
Discount rate...............................................  6.00%  6.50%
Rate of increase in compensation levels.....................   N/A    N/A
Expected long-term rate of return on assets.................  8.00%  8.00%

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     Due to changes in the interest rate environment, we reduced the discount rate to 6.0% from 6.5% effective May 27, 2005.

     The benefit payout projections for the next ten fiscal years are as follows:

                                                              (IN THOUSANDS)
Benefit Payout Projections
For the year ended June 02, 2006............................      $1,168
For the year ended June 01, 2007............................      $1,256
For the year ended May 30, 2008.............................      $1,326
For the year ended May 29, 2009.............................      $1,415
For the year ended May 28, 2010.............................      $1,502
For the five years ending May 29, 2015......................      $9,469

     Because of below target investment performance prior to fiscal year 2005, at May 27, 2005 and May 28, 2004 we had an unfunded accumulated benefit obligation that exceeds the accrued pension cost of the noncontributory defined benefit pension plan. SFAS No. 87, "Employers' Accounting for Pensions" requires that this liability be recognized on the consolidated balance sheet. Because this liability is assumed to be only temporary, a charge to earnings is not appropriate but instead a charge to other comprehensive income is required. At May 27, 2005 and May 28, 2004, respectively, we have recognized $9.9 million and $9.6 million in Other Non-current Liabilities, $7.6 million and $7.0 million in Accumulated Other Comprehensive Income, and $4.8 million and $2.6 million in Deferred Income Taxes to reflect this obligation. The Company expects to contribute $0.8 million to its pension plan in fiscal 2006.

     NDCHealth has a retirement plan for non-employee directors elected prior to January 1, 1995 with five or more years of service (the "Directors' Plan"). The Directors' Plan benefits are based on 50% of the annual director retainer amount in effect on the date of a director's retirement plus 10% for each year of service for a combined total of up to 100% of the base amount for 10 years' service. The benefits are payable upon retirement, at or after age 70, for a period equal to the number of years of service as a director, but not more than 15 years for participants with 15 or more years of board service as of the effective date of the Directors' Plan and not more than 10 years for all other participants. The plan was amended in fiscal 2004 to limit the retirement income of an outside director to $60,000 payable in any combination of cash and stock. The expense related to the Directors' Plan was not material to results of operations in fiscal 2005, 2004 and 2003. The projected benefit obligation for the plan was $0.9 million and $0.9 million as of May 27, 2005 and May 28, 2004, respectively.

     On June 1, 1997, we adopted a Supplemental Executive Retirement Plan ("SERP") for certain key executives, all of whom are either retired or no longer with the Company. Benefits payable under this plan are based upon the participant's highest three consecutive years of earnings of the last ten years of service. Retirement benefits are reduced by a portion of the participant's annual social security benefits and any retirement benefits under our tax-qualified or non-qualified defined benefit plans. Benefits earned under the SERP are fully vested after five years of service. Expense related to the plan was $0.5 million, $0.6 million and $0.6 million in fiscal 2005, 2004, and 2003, respectively. The projected benefit obligation for the plan was $8.2 million and $7.9 million as of May 27, 2005 and May 28, 2004, respectively.

     We sponsor a deferred compensation 401(k) plan that is available to substantially all employees. The charges to expense for the employer match were $1.3 million in fiscal 2005 and fiscal 2004 and $2.1 million in fiscal 2003.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     NDCHealth Corporation U.S. pension plan asset target allocation for fiscal 2006, and asset allocation at May 27, 2005 and May 28, 2004, are as follows:

                                                                TARGET       ACTUAL
                                                              ALLOCATION   -----------
                                                               FOR 2006    2005   2004
                                                              ----------   ----   ----
ASSET CATEGORY
Common Stocks...............................................      70%       68%    76%
Bonds.......................................................      25%       27%    19%
Money Market Instruments....................................       5%        5%     5%
                                                                 ---       ---    ---
                                                                 100%      100%   100%
                                                                 ===       ===    ===

     All tax-qualified pension fund investments are held in the NDCHealth Pension Trust. The pension fund strategy is to diversify investments across broad categories of equity and fixed income securities with appropriate use of alternate investment categories to minimize risk and volatility.

NOTE 10 -- INCOME TAXES

     The provision for income taxes for continuing operations includes:

                                                            2005     2004      2003
                                                           ------   -------   -------
                                                                 (IN THOUSANDS)
Current tax expense:
  Federal................................................  $1,066   $   114   $   726
  State..................................................      77       224       101
                                                           ------   -------   -------
                                                            1,143       338       827
                                                           ------   -------   -------
Deferred tax expense:
  Federal................................................     254    13,091    17,372
  State..................................................   1,137     1,280     1,726
                                                           ------   -------   -------
                                                            1,391    14,371    19,098
                                                           ------   -------   -------
Total tax expense........................................  $2,534   $14,709   $19,925
                                                           ======   =======   =======

     Our effective tax rates differ from federal statutory rates as follows:

  Pre-tax book income....................................  $8,464   $36,212   $51,304
  Tax expense............................................   2,534    14,709    19,925
                                                           ------   -------   -------
  Rate...................................................    29.9%     40.6%     38.8%
                                                           ======   =======   =======
  Federal statutory rate.................................    35.0%     35.0%     35.0%
  State income taxes (net)...............................     0.6%      2.3%      2.2%
  Valuation allowance....................................     8.7%      0.0%      0.5%
  Loss related to investment.............................     0.0%      4.3%      5.9%
  Federal tax credits....................................    (7.8)%    (2.3)%    (1.9)%
  Adjustment for prior years taxes.......................    (9.2)%      --        --
  Other..................................................     2.6%      1.3%     (2.9)%
                                                           ------   -------   -------
  Total..................................................    29.9%     40.6%     38.8%
                                                           ======   =======   =======

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     During fiscal 2005, the Company recorded an additional deferred state benefit of approximately $0.5 million to reflect changes in certain state tax laws which will result in a lower effective state rate on the future reversal of long-term deferred tax liabilities. The Company also recorded a benefits of approximately $0.7 million and $0.8 million, respectively, during fiscal 2005 reflecting additional federal tax credits recognized and other true-ups related to prior years income tax including the settlement of the fiscal 2001 IRS audit.

     Deferred income taxes as of May 27, 2005 and May 28, 2004 reflect the impact of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of May 27, 2005 and May 28, 2004, principal components of deferred tax items were as follows:

                                                     2005                    2004
                                             ---------------------   ---------------------
                                             CURRENT   NON-CURRENT   CURRENT   NON-CURRENT
                                             -------   -----------   -------   -----------
                                                            (IN THOUSANDS)
Deferred assets:
  NOL and credits..........................  $   --     $ 50,430     $    --    $ 38,075
  Acquired intangibles.....................      --          540          --       5,119
  Employee benefit plans...................      --        8,832          --       7,817
  Deferred revenue.........................      --        2,821          --       3,797
  Accrued expenses.........................   7,025        1,808       5,946          39
  Loss related to investments..............      --        1,719          --       1,701
  Valuation allowance......................      --      (10,652)         --      (9,548)
                                             ------     --------     -------    --------
                                              7,025       55,498       5,946      47,000
                                             ------     --------     -------    --------
Deferred liabilities:
  PP&E.....................................      --      (37,148)         --     (31,908)
  Prepaid and other........................    (811)          --      (2,470)         --
                                             ------     --------     -------    --------
                                               (811)     (37,148)     (2,470)    (31,908)
                                             ------     --------     -------    --------
                                             $6,214     $ 18,350     $ 3,476    $ 15,092
                                             ======     ========     =======    ========

     At May 27, 2005, the Company had various federal, state and foreign net operating loss and credit carryforwards. These tax attribute carryforwards will expire in fiscal years 2006 through 2025. The Company believes it is more likely than not that certain carryforwards will not be utilized before they expire; therefore, the Company has established a valuation reserve of approximately $10.7 million as of May 27, 2005. The valuation reserve increased approximately $1.1 million principally due to additional allowance provided for state net operating losses.

     In the current year, the Company made adjustments to certain deferred tax assets and liabilities which did not result in an adjustment to income tax expense. These adjustments included an adjustment of approximately $2.2 million with respect to current compensation expense for tax purposes associated with the exercise of the Company's stock options, and a benefit of approximately $1.2 million with respect to future compensation expense recorded as part of the Company's other comprehensive income. The Company also recorded adjustments of approximately $6.2 million to goodwill with respect to changes in deferred taxes associated with prior acquisitions.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

NOTE 11 -- DEBT AND LEASE OBLIGATIONS

  DEBT

     As of May 27, 2005 and May 28, 2004, Long-Term Debt consisted of the following:

                                                              MAY 27,    MAY 28,
                                                                2005       2004
                                                              --------   --------
                                                                (IN THOUSANDS)
10 1/2% senior subordinated notes -- mature on December 1,
  2012......................................................  $200,000   $200,000
Term loan -- variable rate due in quarterly installments
  until November 2008.......................................    41,450    102,000
Line Of Credit..............................................    29,100         --
Capital leases and other notes..............................       234        858
                                                              --------   --------
                                                               270,784    302,858
Less: Current maturities....................................    31,529     33,511
                                                              --------   --------
Net Long-Term Debt..........................................  $239,255   $269,347
                                                              ========   ========

     The $200 million senior subordinated notes will mature on December 1, 2012. The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the subsidiary guarantors that guarantee our credit facility. The notes bear interest at a rate of 10 1/2% per year and interest is payable on June 1 and December 1 of each year. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. As of May 27, 2005, the fair market value of the notes is approximately $212 million dollars.

     The Company has a $225 million senior secured credit facility that consists of a $100 million five-year revolving credit facility and a $125 million six-year term loan. The credit facility has been amended eight times for the purpose of reducing interest rate and relaxing certain covenants to provide us added flexibility. The $100 million revolving credit facility is available for working capital and general corporate purposes and has a variable interest rate based on market rates. The $125 million term loan has a variable interest rate tied to LIBOR. During fiscal 2005, we borrowed $88.5 million and repaid $59.4 million under the revolving credit facility. As of May 27, 2005, $29.1 million was outstanding under the revolving credit facility. During the first quarter of fiscal 2006, we borrowed an additional $10.0 million under the revolving credit facility. As of May 27, 2005, $41.4 million was outstanding under the term loan which was reduced by $10.6 million in the first quarter of fiscal 2006. The average debt outstanding during fiscal 2005 was $68.8 million which bore interest at a weighted average annual interest rate of 5.03%.

     During fiscal 2005 and 2004, we capitalized interest of $3.8 million and $3.1 million, respectively, related to our capitalized expenditures.

     Borrowings under the amended credit facility bear interest, at our option, at a rate based on either (1) the applicable margin plus the base rate, which is the higher of the per annum rate, which the administrative agent publicly announces from time to time to be its prime lending rate, and the federal funds rate, as published by the Federal Reserve Bank of New York, plus 0.5%, or (2) the applicable margin plus a one, two, three, or six month "LIBOR" rate. The applicable margin was amended to incorporate changes in debt coverage ratios and debt ratings with respect to term loan and revolving credit borrowings, and is a percentage per annum equal to 2.00% for base rate borrowings and 3.00% for LIBOR borrowings. The applicable margin with respect to borrowings under the revolving credit facility is a percentage per annum equal to 1.75% for base rate borrowings and 2.75% for LIBOR borrowings. The applicable margin is subject to adjustments based on our debt rating and financial performance. Under the

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
credit agreement there is no cap on the interest rate applicable to the term loan or the revolving credit facility.

     Borrowings under the credit facility are guaranteed by our material domestic subsidiaries. Our obligations under the credit facility are secured by a pledge of the capital stock of our domestic subsidiaries and 66% of the voting stock of our first-tier material foreign subsidiaries. Our obligations are also secured by a perfected lien and security interest in substantially all of our and such domestic subsidiaries' tangible and intangible assets. Under certain circumstances, future material subsidiaries will be required to guarantee the credit facility and to secure their guarantees with substantially all of their tangible and intangible property. Similarly, under certain circumstances, we will pledge 66% of the voting stock of our future first-tier foreign subsidiaries to the lenders under the credit facility.

     The credit facility contains certain financial and non-financial covenants customary for financings of this nature, such as requiring us to maintain a certain leverage ratio of debt to EBITDA. EBITDA is defined in the credit agreement as income before equity in losses of affiliated companies, plus income taxes, interest expense, depreciation and amortization, and certain other non-cash losses on asset disposition, less minority interest in losses. As of May 27, 2005, we were in compliance with all restrictive covenants.

     In fiscal year 2004, we incurred $2.4 million in debt issuance costs relating to the amendments to the term loan and the revolving credit facility. In fiscal year 2005, we incurred an additional $1.1 million in debt issuance costs relating to the amendments to the term loan and the revolving credit facility. The debt issuance costs are being amortized over the life of the credit facility and notes. In addition in 2004, we made the final payment on our mortgage.

     Scheduled maturities of our long-term debt during the fiscal years subsequent to May 27, 2005 are as follows: $2.6 million in 2006, $2.6 million in 2007, $19.2 million in 2008, $9.4 million in 2009, and $200 million in 2013. The amounts for fiscal 2007 and beyond do not include the mandatory prepayments (as described below). As a result of the sale of our German business on June 7, 2005, the Company was required to pay down $10.6 million of the term loan from $41.4 million to $30.8 million.

     Mandatory prepayments of the credit facility are required after 90 days following the end of each fiscal year beginning fiscal year 2004. NDCHealth is obligated to prepay an aggregate principal amount of the loans, and cash collateralize any Letter of Credit obligations in an amount equal to: (i) 75% of excess cash flow for such fiscal year if the consolidated total leverage ratio is greater than 2.00:1.00 at the end of such fiscal year, and (ii) 50% of such excess cash flow for such fiscal year if the consolidated total leverage ratio is less than or equal to 2.00:1.00 at the end of the fiscal year. Each such payment shall be applied ratably first to the term facility pro rata to the scheduled amortization payments until all are paid in full and second to the revolving credit facility. Under the mandatory prepayment agreement $27.5 million was paid in August 2004 based on fiscal 2004 earnings. Under the mandatory prepayment agreement no additional amount is due based on fiscal 2005 earnings and due to payments already made during the year.

  LEASE OBLIGATIONS

     We conduct a major part of our operations using leased facilities and equipment. Many of these leases have renewal and purchase options and provide that we pay the cost of property taxes, insurance and maintenance.

     Rent expense on all operating leases for fiscal 2005, 2004 and 2003 was approximately $13.7 million, $12.7 million, and $10.4 million, respectively.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     Future minimum lease payments for all non-cancelable leases at May 27, 2005 were as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                (IN THOUSANDS)
2006........................................................    130       13,238
2007........................................................    109        9,403
2008........................................................     --        6,391
2009........................................................     --        5,523
2010........................................................     --        5,331
Thereafter..................................................     --       14,499
                                                               ----      -------
Total future minimum lease payments.........................    239      $54,385
                                                                         =======
Less: amount representing interest..........................      5
                                                               ----
Present value of net minimum capital lease payments.........    234
Less: current portion.......................................    126
                                                               ----
Long-term obligations under capital leases at May 27,
  2005......................................................   $108
                                                               ====

NOTE 12 -- STOCKHOLDERS' EQUITY

     During fiscal 2004, the Board of Directors adopted the 2004 Non-Employee Directors Compensation Plan (the "2004 Directors Plan"), replacing the 2002 Non-Employee Directors Compensation Plan. The 2004 Directors Plan is a formula plan pursuant to which non-employee directors receive cash in payment of their base annual retainer and any supplemental annual retainer, plus an annual grant of restricted stock units. Shares issued in accordance with the 2004 Directors Plan are granted, and reduce the number of shares available for future grant, under our 2000 Long-Term Incentive Plan, which was approved by our stockholders at the 1999 annual meeting, or under any successor equity compensation plan that is approved by our stockholders. The base annual retainer is paid in cash to each non-employee director at the beginning of each fiscal year, in an amount set by the Board of Directors from time-to-time. Supplemental annual retainers, in the amounts set by the Board of Directors from time-to-time, are paid in cash at the beginning of each fiscal year to the lead director and to each non-employee director who serves as the chair or a member of any committee of the Board. The lead director's supplemental annual retainer is payable 50% in cash and 50% in unrestricted shares of NDCHealth common stock, based on the fair market value of the common stock on June 1 of the applicable plan year. A non-employee director may irrevocably elect, prior to the beginning of each plan year, to defer receipt of that year's annual base retainer or, supplemental retainers in the form of deferred stock units that are payable in common stock at a designated future date, not less than two years after the date of the deferral election or thirty days after the director's termination of service as a director. The number of deferred stock units received would be equal to the dollar amount deferred, divided by the fair market value of NDCHealth common stock on the first day of the plan year for which the deferral is elected. In addition to annual retainers, commencing with the 2004 annual meeting of stockholders, each non-employee Director will receive an annual grant of 3,500 restricted stock units, which will vest on the earlier of six months from the grant date or termination of the director's service by reason of his or her death, disability or retirement. Restricted stock units may be deferred through an election to receive deferred stock units, payable at a designated date, not less than two years after the date of the deferral election or thirty days after the director's termination of service as a director. The number of deferred stock units received would be equal to the number of restricted stock units deferred and the deferred stock units would be subject to the same restrictions and vesting requirements as the related restricted stock units.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     On October 28, 1999, we adopted a stock-based compensation plan, the 2000 Long-Term Incentive Plan (the "2000 Plan"). The number of shares available for awards will be adjusted annually on the last day of our fiscal year through fiscal 2004. The 2000 Plan authorizes the granting of awards to employees, officers and directors of NDCHealth or its subsidiaries in the following forms:
(i) options to purchase shares of common stock, which may be incentive stock options or nonqualified stock options, (ii) stock appreciation rights; (iii) performance shares; (iv) restricted stock; (v) dividend equivalents; (vi) other stock-based awards; or (vii) any other right or interest relating to common stock or cash. During fiscal 2005, 2004 and 2003, we only granted awards in the forms of options and restricted stock and restricted stock units. Not more than 15% of the total authorized shares may be granted as awards of restricted stock or unrestricted stock awards. Shares awarded as restricted stock under the plan are held in escrow and released to the grantee upon the grantee's satisfaction of conditions set forth in the grantee's restricted stock agreement. Such awards are recorded as deferred compensation, a reduction of stockholders' equity, based on the quoted fair market value of NDCHealth common stock at the award date. Compensation expense is recognized ratably during the escrow period of the award. Options may be issued at, below, or above the fair market value of the common stock at the time of grant. No awards have been granted below the fair market value since the 2000 Plan's inception. Options granted become exercisable in various annual increments and terminate over a period not to exceed 10 years.

     We have two other employee stock option plans, the 1997 Stock Option Plan (the "1997 Plan") and the 1987 Stock Option Plan (the "1987 Plan"), that provided for the granting of options to certain officers and key employees to purchase NDCHealth common stock. No additional options will be granted under the 1997 and 1987 Plans. Options granted under such plans become exercisable in various annual increments and terminate over a period not to exceed 10 years.

     The NDCHealth 1984 Non-Employee Directors Stock Option Plan (the "1984 Plan") provided for annual grants of options (each to purchase 5,000 shares of common stock of NDCHealth), to non-employee directors. The maximum number of shares for which options could have been granted is 545,000. No additional options will be granted under the 1984 Plan. Options granted prior to October 26, 1995 are exercisable immediately at the current market value on the date of grant. Options granted on or after October 26, 1995 vest 20% two years after the date of grant, an additional 25% after three years, another 25% after four years, and the remaining 30% after five years.

     Under the 2000 Plan, there were 59,881, 278,601, and 58,069 shares of NDCHealth common stock awarded as restricted stock during fiscal years 2005, 2004 and 2003, respectively. These awards have restriction periods of one to seven years. As of May 27, 2005, 256,795 restricted shares remained in escrow. Additionally, there were 28,000 and 100,000 restricted stock units awarded during fiscal years 2005 and 2004, respectively. These awards have restriction periods of six months to three years. As of May 27, 2005, 66,667 restricted stock units remained in escrow. We expensed $3.0 million, $1.9 million and $1.2 million in fiscal 2005, 2004 and 2003, respectively, in connection with these awards.

     Other Stock Plans -- On October 26, 2000, we adopted an Employee Stock Purchase Plan under which the sale of 1,500,000 shares of its common stock has been authorized. During each quarterly offering period under the plan, employees may authorize payroll deductions of up to 20% of compensation, which funds are used to purchase shares of NDCHealth common stock at the end of the offering period at a price equal to the lower of 85% of market value on the first day or the last day of the offering period, subject to an annual purchase limit of $25,000. At May 27, 2005, 373,754 shares have been issued under this plan, with 1,126,246 shares reserved for future issuance.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     Summarized transactions under all the stock option plans are as follows:

                                                                          WEIGHTED AVERAGE
                                                           SHARES UNDER     OPTION PRICE
                                                              OPTION         PER SHARE
                                                           ------------   ----------------
Outstanding at May 31, 2002..............................   3,606,006          $20.07
  Granted................................................   1,229,194           20.69
  Exercised..............................................    (125,344)           9.11
  Expired or terminated..................................    (289,946)          22.08
                                                            ---------
Outstanding at May 30, 2003..............................   4,419,910           20.43
                                                            ---------
  Granted................................................   1,258,316           20.34
  Exercised..............................................    (427,266)          15.73
  Expired or terminated..................................    (579,692)          22.45
                                                            ---------
Outstanding at May 28, 2004..............................   4,671,268           20.58
                                                            ---------
  Granted................................................     753,433           13.81
  Exercised..............................................    (499,464)          16.34
  Expired or terminated..................................    (679,893)          20.92
                                                            ---------
Outstanding at May 27, 2005..............................   4,245,344           20.10
Exercisable at May 27, 2005..............................   2,224,754           20.87
                                                            ---------
Available for future grants as of May 27, 2005...........   1,184,420              --
                                                            =========

     The following table sets forth the exercise price range, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant dates:

                                                                 WEIGHTED        NUMBER OF       WEIGHTED
EXERCISE PRICE                   NUMBER OF     WEIGHTED          AVERAGE          SHARES         AVERAGE
RANGE                             SHARES     AVERAGE PRICE   CONTRACTUAL LIFE   EXERCISABLE   EXERCISE PRICE
--------------                   ---------   -------------   ----------------   -----------   --------------
$12.90 - $13.77................    704,292      $13.25          7.41 years         236,592        $13.66
$14.02 - $17.75................    627,623       15.67          6.37 years         343,531         15.45
$18.00 - $19.58................    810,948       19.50          7.55 years         265,175         19.53
$19.67 - $22.79................    841,651       21.18          4.29 years         684,012         21.02
$22.92 - $23.10................    561,092       22.93          6.48 years         200,076         22.94
$23.18 - $37.10................    699,738       28.10          4.85 years         495,368         27.75
                                 ---------                                       ---------
                                 4,245,344      $20.10          6.12 years       2,224,754        $20.87
                                 =========                                       =========

NOTE 13 -- SEGMENT INFORMATION

     We operate our business as four fundamental reportable segments: Pharmacy Services and Systems, Hospital Solutions, Physician Solutions, which we offer to healthcare providers and payers, and Information Management, which we offer primarily to pharmaceutical manufacturers. Information Management provides management information, research, and consulting services to pharmaceutical manufacturers and pharmacy chains. Pharmacy Services and Systems provides claims transaction processing and sophisticated claims editing solutions for retail pharmacy operations, and also supplies application systems for retail, mail order and managed care pharmacy operations. Pharmacy Services and Systems also provide independent, regional and national chain and mail-order pharmacies our claims management solutions, pharmacy management system solutions, and decision support and revenue

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
management solutions. Hospital Solutions provides revenue cycle management to approximately 1,800 hospital and health system customers by offering our customers software and services solutions that provide workflow management offerings and support for many transactions. Our hospital solution sets provide tools to allow our customers to manage the claims and remittance process, accelerate and improve cash flow, reduce bad debt, track accounts receivable and costs, and improve productivity. Physician Solutions provides small-office physicians with resources necessary to streamline billing and other internal processes such as scheduling, increasing productivity and optimizing accurate reimbursement. We offer our physician customers enhanced practice management capabilities, electronic commerce solutions, and interactive training. Our physician solutions include NDC Medisoft, NDCLytec, NDCConcept, and NDC Electronic Claims Processing. The Information Management segment provides data products and solutions primarily to pharmaceutical manufacturers. Other includes Restructuring, special governance and other charges not directly identifiable to a business segment and other charges. More detailed information about these four business segments can be found under "Information About
NDCHealth -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Segments."

     The accounting policies of the reportable segments are generally the same as those described in the summary of significant accounting policies. Corporate overhead is allocated to the segments based on various methodologies (i.e., percentage of revenue, square footage, headcount, etc.). These various methodologies allow the Company to equitably allocate overhead costs based on the demands of the segment. Income Taxes are not allocated to the segments incurring them for internal evaluation purposes. Revenue is attributed to geographic region based on the location of the business unit processing the transactions and services. No individual foreign country accounted for more than 10% of consolidated revenue in any period presented. We have two customers that each provides more than 10% of the revenue reported in the Information Management segment.

     In March 2005, we decided to divest our Pharmacy Benefit Services and Canadian transaction processing business. In May 2004, we decided to pursue the divestiture of our European businesses which are reflected separately as Discontinued Operations. The information presented below excludes Discontinued Operations, with the exception of segment assets where assets from discontinued operations are listed as other.

                                                                 YEARS ENDED
                                                       --------------------------------
                                                       MAY 27,    MAY 28,     MAY 30,
                                                         2005       2004        2003
                                                       --------   --------   ----------
                                                                (IN THOUSANDS)
REVENUE
Pharmacy Services and Systems........................  $128,664   $130,372    $130,179
Hospital Solutions...................................    64,265     67,091      69,096
Physician Solutions..................................    32,510     39,640      44,237
Information Management...............................   162,119    158,712     157,221
                                                       --------   --------    --------
  Total..............................................  $387,558   $395,815    $400,733
                                                       ========   ========    ========
OPERATING INCOME
Pharmacy Services and Systems........................  $  9,245   $ 28,455    $ 34,068
Hospital Solutions...................................    15,408     23,715      25,941
Physician Solutions..................................     7,424      6,095       5,503
Information Management...............................     8,070     12,498      22,278
Other................................................    (6,737)    (2,833)         --
                                                       --------   --------    --------
Operating Income.....................................  $ 33,410   $ 67,930    $ 87,790
                                                       ========   ========    ========

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                                                                 YEARS ENDED
                                                       --------------------------------
                                                       MAY 27,    MAY 28,     MAY 30,
                                                         2005       2004        2003
                                                       --------   --------   ----------
                                                                (IN THOUSANDS)
DEPRECIATION AND AMORTIZATION
Pharmacy Services and Systems........................  $ 17,060   $ 13,739    $ 10,798
Hospital Solutions...................................     7,847      6,797       5,858
Physician Solutions..................................     2,145      1,974       1,700
Information Management...............................    12,850     13,088      11,475
                                                       --------   --------    --------
  Total..............................................  $ 39,902   $ 35,598    $ 29,831
                                                       ========   ========    ========
EXPENDITURES FOR LONG-LIVED ASSETS
Pharmacy Services and Systems........................  $ 15,571   $ 19,984    $ 23,061
Hospital Solutions...................................     4,682      6,078       6,385
Physician Solutions..................................     1,134      3,367       1,266
Information Management...............................     7,362      7,722       7,940
Other................................................     2,451      1,290       4,420
                                                       --------   --------    --------
  Total..............................................  $ 31,200   $ 38,441    $ 43,072
                                                       ========   ========    ========
SEGMENT ASSETS, AT YEAR END
Pharmacy Services and Systems........................  $459,749   $465,636
Hospital Solutions...................................    95,310    101,080
Physician Solutions..................................    55,369     57,209
Information Management...............................    38,482     39,895
Other................................................   100,757    171,695
                                                       --------   --------
  Total..............................................  $749,667   $835,515
                                                       ========   ========

     The following table presents information about our continuing operations in different geographic regions for and as of the years ended May 27, 2005 May 28, 2004 and May 30, 2003.

                                                         2005       2004       2003
                                                       --------   --------   --------
                                                               (IN THOUSANDS)
Revenue:
  United States......................................  $384,821   $392,951   $400,733
  All other..........................................     2,737      2,864         --
                                                       --------   --------   --------
Total revenue........................................  $387,558   $395,815   $400,733
                                                       ========   ========   ========
Long-lived assets:
  United States......................................  $ 69,727   $ 76,526
  All other..........................................       115      1,231
                                                       --------   --------
Total long-lived assets..............................  $ 69,842   $ 77,757
                                                       ========   ========

NOTE 14 -- RELATED PARTY TRANSACTIONS

     Promissory notes totaling approximately $4.3 million were issued to NDCHealth in fiscal 2001 by a partnership, of which a former director is sole partner, for the exercise of stock options previously granted to the director and transferred to the partnership. Treasury shares held at the time were issued as a result

                     NDCHEALTH CORPORATION AND SUBSIDIARIES
of the exercise of these options. The notes, with full recourse, were secured by NDCHealth common stock owned by the partnership. The outstanding balance of these notes was $1.7 million as of May 30, 2003 and was included in Deferred Compensation and Other as a reduction of Stockholders' Equity. The notes were paid in full in May 2004.

NOTE 15 -- COMMITMENTS AND CONTINGENCIES

     We have sold our European operations in Germany and the United Kingdom, which are now recorded as discontinued operations. Through these entities that have now been sold, we had been engaged in litigation since 2000 with IMS Health before the European Commission and the European Court of Justice and in the German courts. With the sale of our interests in the entities involved in this litigation, the Company is no longer involved.

     On October 14, 2003, we filed suit in the 96th Judicial District Court, Tarrant County, Texas, against 1-Rex, Inc., FDS, Inc., Healthcare Computer Corporation, Freedom Drug Stores, Inc., Freedom Data Services, Inc. and William Rex Akers (collectively the "Defendants") for breach of contract, misappropriation of trade secrets, fraud, and negligent misrepresentation, seeking unspecified damages for Defendants' wrongful conduct. On March 5, 2004, Defendants filed a counterclaim against us, asserting claims for tortious interference with a prospective contract, violations of Section 15.05(b) of the Texas Business and Commerce Code, civil conspiracy, and seeking a declaratory judgment in connection with various claims made by us. Defendants seek over $25 million in damages, plus attorneys' fees, pre-judgment and post-judgment interest, and punitive damages. On August 4, 2005, the parties agreed to settle all claims between them. The terms of the settlement are confidential.

     A putative securities class-action, captioned Garfield v. NDCHealth Corporation, et al., was filed in the United States District Court for the Northern District of Georgia against NDCHealth and Messrs. Hoff, Hutto, Miller, Shenk, FitzGibbons and Adrean, as defendants. The complaint in that action generally alleged, among other things, that members of a purported class of stockholders who purchased common stock between August 21, 2002 and August 9, 2004 were damaged as a result of (i) improper revenue recognition practices in the Company's physician business unit; (ii) the failure to timely write-down the Company's investment in MedUnite; and (iii) the improper capitalization and amortization of costs associated with software development. The second amended complaint alleges that, as a result of such conduct, the Company's previously issued financial statements were materially false and misleading, thereby causing the prices of the Company's common stock to be inflated artificially. The second amended complaint asserts violations of Section 10(b) and 20(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), and Rule 10b-5 promulgated thereunder, and seeks unspecified monetary damages and other relief. On July 27, 2005, the Company's motion to dismiss all claims was granted by the Court. Plaintiffs were granted 30 days within which to file a third amended complaint.

     On May 10, 2005, a complaint captioned MMI Investments, L.P. v. NDCHealth Corporation, et al., was filed in the United States District Court for the Southern District of New York against the Company and Messrs. Hoff, Hutto and Shenk. The complaint generally alleges that plaintiff MMI Investments, L.P. ("MMI") was damaged as a result of its purchases of NDC common stock at artificially inflated prices from July 2003 through August 9, 2004. The complaint seeks unspecified monetary and other relief. Following a pre-motion conference on June 22, 2005, the Court granted defendants leave to file a motion to dismiss the complaint and/or transfer the action to the United States District Court for the Northern District of Georgia. That motion was filed on July 22, 2005, and is pending.

     The Company and AmerisourceBergen are named as defendants in a suit filed by Prescription Counter, a pharmacy, on October 22, 2004, and removed to the federal District Court of New Jersey. In the suit, plaintiff claims breach of contract, breach of representations and warranties, breach of N.J. Consumer Fraud Act, and negligent misrepresentation, and seeks unspecified damages in excess of

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

$1 million. The Company has filed its answer denying these claims and has asserted various affirmative defenses and a counterclaim against Prescription Counter for amounts due under the Company's contracts with the plaintiff. AmerisourceBergen has also answered, asserted counterclaims, and has also asserted a cross-claim against the Company for indemnity and/or contribution. The Company filed its answer to the cross-claim and has denied any liability for indemnity or contribution. Discovery is proceeding and the Company intends to vigorously defend the litigation.

     Additionally, we are party to a number of other claims and lawsuits incidental to our business. We believe that the ultimate outcome of such matters, in the aggregate, will not have a material adverse impact on our financial position, liquidity or results of operations.

NOTE 16 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow disclosures and non-cash investing and financing activities for the years ended May 27, 2005 May 28, 2004, and May 30, 2003 is as follows:

                                                           2005      2004      2003
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Supplemental cash flow information:
  Net income taxes (refunded) paid......................  $   191   $  (155)  $(1,558)
  Interest paid.........................................   26,601    30,410     8,396
Supplemental non-cash investing and financing
  activities:
  Capital leases entered into in exchange for property
     and equipment......................................      234     1,275        94
  Stock and warrants issued in the Arclight
     acquisition........................................       --    14,364        --

     In fiscal years 2004 and 2003, we acquired various businesses that were accounted for as purchases (see Notes 3 and 7):

                                                                2004       2003
                                                              --------   --------
                                                                (IN THOUSANDS)
Fair value of assets acquired...............................  $ 16,315   $109,700
Stock issued................................................   (10,000)        --
Warrants issued.............................................    (4,364)        --
Cash acquired...............................................     1,983         --
Liabilities assumed.........................................    (3,934)        --
                                                              --------   --------
Cash paid for acquisitions..................................  $     --   $109,700
                                                              ========   ========

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

NOTE 17 -- QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

     Quarterly results are shown in the tables below.

                                           AUGUST 27,   NOVEMBER 26,   FEBRUARY 25,   MAY 27,
                                              2004          2004           2005        2005
                                           ----------   ------------   ------------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL YEAR 2005
Revenue..................................   $91,008       $96,680        $100,115     $99,755
Operating Income.........................     7,584         6,978          13,083       5,765
Income from Continuing Operations........       762           539           4,219         410
Net Income (Loss)........................   $(6,965)      $(4,769)       $  4,839     $   256
Basic Earnings (Loss) Per Share:
Income from Continuing Operations........   $  0.02       $  0.02        $   0.12     $  0.01
Discontinued Operations..................   $ (0.22)      $ (0.15)       $   0.02     $ (0.00)
Basic Earnings (Loss) Per Share..........   $ (0.20)      $ (0.13)       $   0.14     $  0.01
Diluted Earnings (Loss) Per Share:
Income from Continuing Operations........   $  0.02       $  0.02        $   0.12     $  0.01
Discontinued Operations..................   $ (0.21)      $ (0.15)       $   0.02     $ (0.00)
Diluted Earnings (Loss) Per Share........   $ (0.19)      $ (0.13)       $   0.13     $  0.01

                                          AUGUST 29,   NOVEMBER 28,   FEBRUARY 27,   MAY 28,
                                             2003          2003           2004         2004
                                          ----------   ------------   ------------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL YEAR 2004
Revenue.................................   $96,230       $102,503       $102,771     $ 94,311
Operating Income........................    17,764         20,410         22,133        7,623
Income (Loss) from Continuing
  Operations............................     6,657          8,293          9,711       (3,158)
Net Income (Loss).......................   $ 6,627       $  7,565       $  9,210     $(16,551)
Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing
  Operations............................   $  0.19       $   0.24       $   0.28     $  (0.09)
Discontinued Operations.................   $    --       $  (0.02)      $  (0.01)    $  (0.38)
Basic Earnings (Loss) Per Share.........   $  0.19       $   0.22       $   0.26     $  (0.47)
Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing
  Operations............................   $  0.19       $   0.23       $   0.27     $  (0.09)
Discontinued Operations.................   $    --       $  (0.02)      $  (0.01)    $  (0.38)
Diluted Earnings (Loss) Per Share.......   $  0.19       $   0.21       $   0.25     $  (0.47)

NOTE 18 -- CONSOLIDATING FINANCIAL DATA OF SUBSIDIARY GUARANTORS

     In fiscal year 2003, we issued $200 million aggregate principal amount of 10 1/2% senior subordinated notes due 2012. Our wholly-owned, material subsidiaries, which include NDC Health Information Services (Arizona) Inc., and NDC of Canada, Inc., have fully and unconditionally guaranteed the notes on a joint and several basis.

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

     Presented below is our consolidating financial data, including the combined financial data for our subsidiary guarantors and our subsidiary non-guarantors.

STATEMENT OF OPERATIONS FOR THE
TWELVE MONTHS ENDED MAY 27, 2005       PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS    CONSOLIDATED
--------------------------------      --------    ---------    --------------    ------------    ------------
Revenue.............................  $226,067    $158,754        $  2,737          $  --          $387,558
Operating Expenses..................
Cost of Service.....................    95,481     102,031           2,929             --           200,441
Other Operating Expenses............    98,630      54,255             822             --           153,707
                                      --------    --------        --------          -----          --------
                                       194,111     156,286           3,751             --           354,148
Operating Income....................    31,956       2,468          (1,014)            --            33,410
Other Income/Expense................   (25,078)        (17)            149             --           (24,946)
Income from Continuing Operations...     6,878       2,451            (865)            --             8,464
Provision (Benefit) for Income
  Taxes.............................     2,927        (599)            206             --             2,534
Discontinued Operations.............       (25)       (771)        (11,773)            --           (12,569)
                                      --------    --------        --------          -----          --------
Net Income (Loss)...................  $  3,926    $  2,279        $(12,844)         $  --          $ (6,639)
                                      ========    ========        ========          =====          ========

STATEMENT OF OPERATIONS FOR THE
TWELVE MONTHS ENDED MAY 28, 2004       PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS    CONSOLIDATED
--------------------------------      --------    ---------    --------------    ------------    ------------
Revenue.............................  $238,479    $154,472        $  2,864         $    --         $395,815
Operating Expenses..................
Cost of Service.....................    92,815      98,928           2,463              --          194,206
Other Operating Expenses............    87,381      45,401             897              --          133,679
                                      --------    --------        --------         -------         --------
                                       180,196     144,329           3,360              --          327,885
Operating Income....................    58,283      10,143            (496)             --           67,930
Other Income/Expense................   (31,678)      1,026              (6)         (1,060)         (31,718)
Income (Loss) from Continuing
  Operations........................    26,605      11,169            (502)         (1,060)          36,212
Provision (Benefit) for Income
  Taxes.............................     9,997       5,305            (190)           (403)          14,709
Discontinued Operations.............       754         133         (15,539)             --          (14,652)
                                      --------    --------        --------         -------         --------
Net Income (Loss)...................  $ 17,362    $  5,997        $(15,851)        $  (657)        $  6,851
                                      ========    ========        ========         =======         ========

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS FOR THE
TWELVE MONTHS ENDED MAY 30, 2003       PARENT     GUARANTOR    NON-GUARANTORS    ELIMINATIONS    CONSOLIDATED
--------------------------------      --------    ---------    --------------    ------------    ------------
                                                                  (IN THOUSANDS)
Revenue.............................  $243,754    $154,500        $ 2,479          $     --        $400,733
Operating Expenses..................
Cost of Service.....................    94,301      93,908          2,925             1,568         192,702
Other Operating Expenses............    73,921      46,170            432              (282)        120,241
                                      --------    --------        -------          --------        --------
                                       168,222     140,078          3,357             1,286         312,943
Operating Income....................    75,532      14,422           (878)           (1,286)         87,790
Other Income/Expense................   (51,267)     72,979            117           (58,315)        (36,486)
Income from Continuing Operations...    24,265      87,401           (761)          (59,601)         51,304
Provision (Benefit) for Income
  Taxes.............................     9,038      10,692             (9)              204          19,925
Discontinued Operations.............        --         289         (2,483)               --          (2,194)
                                      --------    --------        -------          --------        --------
Net Income (Loss)...................  $ 15,227    $ 76,998        $(3,235)         $(59,805)       $ 29,185
                                      ========    ========        =======          ========        ========

STATEMENT OF CASH FLOWS FOR THE         NDCHEALTH    SUBSIDIARY     SUBSIDIARY
TWELVE MONTHS ENDED MAY 27, 2005       CORPORATION   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
--------------------------------       -----------   ----------   --------------   ------------   ------------
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)..................   $  3,926      $ 2,279        $(12,844)       $     --       $ (6,639)
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:...........     42,364       12,795          25,300         (12,500)        67,959
  Changes in assets and liabilities
     which provided (used) cash, net
     of the effects of
     acquisitions:...................     15,581       (7,433)        (57,838)         28,330        (21,360)
                                        --------      -------        --------        --------       --------
  Net cash provided by operating
     activities......................     61,871        7,641         (45,382)         15,830         39,960
Cash flows from investing
  activities:........................    (34,887)      (7,142)          9,876              --        (32,153)
Cash flows from financing
  activities:........................    (34,039)        (500)         15,830         (15,830)       (34,539)
Cash flows from discontinued
  operations:........................         --           --          19,937              --         19,937
                                        --------      -------        --------        --------       --------
Increase (decrease) in cash and cash
  equivalents........................     (7,055)          (1)            261              --         (6,795)
Cash and cash equivalents, beginning
  of period..........................     24,438            9             138              --         24,585
                                        --------      -------        --------        --------       --------
Cash and cash equivalents, end of
  period.............................   $ 17,383      $     8        $    399        $     --       $ 17,790
                                        ========      =======        ========        ========       ========

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

STATEMENT OF CASH FLOWS FOR THE         NDCHEALTH    SUBSIDIARY     SUBSIDIARY
TWELVE MONTHS ENDED MAY 28, 2004       CORPORATION   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
--------------------------------       -----------   ----------   --------------   ------------   ------------
                                                                   (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)..................   $ 17,362      $  5,997       $(15,851)       $  (657)       $  6,851
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:...........     57,370        11,972         15,758           (773)         84,327
  Changes in assets and liabilities
     which provided (used) cash, net
     of the effects of
     acquisitions:...................      7,496       (12,796)         5,990          6,551           7,241
                                        --------      --------       --------        -------        --------
  Net cash provided by operating
     activities......................     82,228         5,173          5,897          5,121          98,419
Cash flows from investing
  activities:........................    (47,954)       (4,926)        (2,820)            --         (55,700)
Cash flows from financing
  activities:........................    (22,533)         (721)         4,198         (4,197)        (23,253)
Cash flows from discontinued
  operations:........................         --            --         (7,137)          (924)         (8,061)
                                        --------      --------       --------        -------        --------
Increase (decrease) in cash and cash
  equivalents........................     11,741          (474)           138             --          11,405
Cash and cash equivalents, beginning
  of period..........................     12,697           483             --             --          13,180
                                        --------      --------       --------        -------        --------
Cash and cash equivalents, end of
  period.............................   $ 24,438      $      9       $    138        $    --        $ 24,585
                                        ========      ========       ========        =======        ========

STATEMENT OF CASH FLOWS FOR THE           NDCHEALTH    SUBSIDIARY     SUBSIDIARY
TWELVE MONTHS ENDED MAY 30, 2003         CORPORATION   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
--------------------------------         -----------   ----------   --------------   ------------   ------------
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)....................   $  15,227     $ 76,998       $(3,235)        $(59,805)     $  29,185
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:.............      62,424       12,820         2,797             (809)        77,232
  Changes in assets and liabilities
     which provided (used) cash, net of
     the effects of acquisitions:......      (4,943)     (81,279)        3,449           72,562        (10,211)
                                          ---------     --------       -------         --------      ---------
  Net cash provided by operating
     activities........................      72,708        8,539         3,011           11,948         96,206
Cash flows from investing
  activities:..........................    (141,364)      (7,339)       (5,615)              --       (154,318)
Cash flows from financing
  activities:..........................      70,336         (724)       10,237          (11,576)        68,273
Cash flows from discontinued
  operations:..........................        (763)          (1)       (7,633)            (372)        (8,769)
                                          ---------     --------       -------         --------      ---------
Increase (decrease) in cash and cash
  equivalents..........................         917          475            --               --          1,392
Cash and cash equivalents, beginning of
  period...............................      11,780            8            --               --         11,788
                                          ---------     --------       -------         --------      ---------
Cash and cash equivalents, end of
  period...............................   $  12,697     $    483       $    --         $     --      $  13,180
                                          =========     ========       =======         ========      =========

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                                            NDCHEALTH    SUBSIDIARY     SUBSIDIARY
BALANCE SHEET AS OF MAY 27, 2005           CORPORATION   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
--------------------------------           -----------   ----------   --------------   ------------   ------------
                                                                       (IN THOUSANDS)
                                                      ASSETS
Current assets:
  Cash and cash equivalents..............   $ 17,383      $      8       $   399        $      --       $ 17,790
  Accounts receivable....................     35,902        14,894           181               --         50,977
  Prepaid expenses and other current
    assets...............................     39,105        15,856           491          (17,618)        37,834
  Total assets of discontinued
    operations...........................         --            --        28,201            8,044         36,245
                                            --------      --------       -------        ---------       --------
    Total current assets.................     92,390        30,758        29,272           (9,574)       142,846
                                            --------      --------       -------        ---------       --------
Property, equipment and capital use
  software, net..........................    109,902        28,326            88               --        138,316
Goodwill and intangible assets, net......    369,698        35,318         8,344               --        413,360
Investments and other....................    263,573         2,383            --         (210,811)        55,145
Intercompany receivables.................     82,330       (13,060)          783          (70,053)            --
                                            --------      --------       -------        ---------       --------
    Total assets.........................   $917,893      $ 83,725       $38,487        $(290,438)      $749,667
                                            ========      ========       =======        =========       ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt......   $ 31,529      $     --       $    --        $      --       $ 31,529
  Accounts payable, accrued liabilities
    and other............................     81,438        30,852           735               --        113,025
  Total liabilities of discontinued
    operations...........................         --            --        38,485          (26,518)        11,967
                                            --------      --------       -------        ---------       --------
    Total current liabilities............    112,967        30,852        39,220          (26,518)       156,521
                                            --------      --------       -------        ---------       --------
Long-term liabilities....................    279,920         3,226         5,763          (18,263)       270,646
                                            --------      --------       -------        ---------       --------
    Total liabilities....................    392,887        34,078        44,983          (44,781)       427,167
                                            --------      --------       -------        ---------       --------
Stockholders' equity.....................    525,006        49,647        (6,496)        (245,657)       322,500
                                            --------      --------       -------        ---------       --------
Total liabilities and stockholders'
  equity.................................   $917,893      $ 83,725       $38,487        $(290,438)      $749,667
                                            ========      ========       =======        =========       ========

                     NDCHEALTH CORPORATION AND SUBSIDIARIES

                                            NDCHEALTH    SUBSIDIARY     SUBSIDIARY
BALANCE SHEET AS OF MAY 28, 2004           CORPORATION   GUARANTORS   NON-GUARANTORS   ELIMINATIONS   CONSOLIDATED
--------------------------------           -----------   ----------   --------------   ------------   ------------
                                                                       (IN THOUSANDS)
                                                      ASSETS
Current assets:
  Cash and cash equivalents..............   $ 24,438      $      9       $   138        $      --       $ 24,585
  Accounts receivable....................     42,495        19,044           630               --         62,169
  Prepaid expenses and other current
    assets...............................     40,280        13,669           258          (13,685)        40,522
  Total assets of discontinued
    operations...........................         --         7,904        85,511           (3,804)        89,611
                                            --------      --------       -------        ---------       --------
    Total current assets.................    107,213        40,626        86,537          (17,489)       216,887
                                            --------      --------       -------        ---------       --------
Property, equipment and capital use
  software, net..........................    108,243        30,856         1,231           (1,006)       139,324
Goodwill and intangible assets, net......    389,279        31,625         7,784               --        428,688
Investments and other....................    273,576            --            28         (222,988)        50,616
Intercompany receivables.................     74,291       (16,874)       (6,611)         (50,806)            --
                                            --------      --------       -------        ---------       --------
    Total Assets.........................   $952,602      $ 86,233       $88,969        $(292,289)      $835,515
                                            ========      ========       =======        =========       ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt......   $ 33,011      $    500       $    --        $      --       $ 33,511
  Accounts payable, accrued liabilities
    and other............................     91,928        37,868           947             (248)       130,495
  Total liabilities of discontinued
    operations...........................         --         5,832        47,880          (15,818)        37,894
                                            --------      --------       -------        ---------       --------
    Total current liabilities............    124,939        44,200        48,827          (16,066)       201,900
                                            --------      --------       -------        ---------       --------
Long-term liabilities....................    302,933         2,881            --              (34)       305,780
                                            --------      --------       -------        ---------       --------
    Total liabilities....................    427,872        47,081        48,827          (16,100)       507,680
                                            --------      --------       -------        ---------       --------
Minority interest in equity of
  subsidiaries...........................         --            --            --               --             --
Stockholders' equity.....................    524,730        39,152        40,142         (276,189)       327,835
                                            --------      --------       -------        ---------       --------
Total liabilities and stockholders'
  equity.................................   $952,602      $ 86,233       $88,969        $(292,289)      $835,515
                                            ========      ========       =======        =========       ========

                             NDCHEALTH CORPORATION

                            CONSOLIDATED SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                             ADDITIONS
                                                      -----------------------
                                                          1            2
                                         BALANCE AT   CHARGED TO   ACQUIRED/    UNCOLLECTIBLE   BALANCE AT
                                         BEGINNING    COSTS AND    (DIVESTED)     ACCOUNTS        END OF
DESCRIPTION                              OF PERIOD     EXPENSES     BALANCES      WRITE-OFF       PERIOD
-----------                              ----------   ----------   ----------   -------------   ----------
                                                                  (IN THOUSANDS)
Trade Receivable Allowances
May 30, 2003...........................    $5,022       $6,283        $--          $4,957         $6,348
May 28, 2004...........................    $6,348       $8,926        $--          $8,038         $7,236
May 27, 2005...........................    $7,236       $7,224        $--          $7,857         $6,603

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           PER-SE TECHNOLOGIES, INC.
                               ROYAL MERGER CO.,
                                      AND
                             NDCHEALTH CORPORATION

                          Dated as of August 26, 2005

                               TABLE OF CONTENTS

ARTICLE 1      TRANSACTIONS AND TERMS OF MERGER............................     1
  1.1          Merger......................................................     1
  1.2          Time and Place of Closing...................................     2
  1.3          Effective Time..............................................     2


ARTICLE 2      TERMS OF MERGER.............................................     2
  2.1          Certificate of Incorporation................................     2
  2.2          Bylaws......................................................     2
  2.3          Directors and Officers......................................     2


ARTICLE 3      MANNER OF CONVERTING SHARES.................................     3
  3.1          Conversion of Company Common Stock..........................     3
  3.2          Certain Adjustments.........................................     3
  3.3          Shares Held by the Company, Parent or Purchaser.............     3
  3.4          Dissenting Stockholders.....................................     4
  3.5          Treatment of Options and Other Equity Awards................     4
  3.6          Intentionally Omitted.......................................     5
  3.7          No Fractional Shares........................................     5


ARTICLE 4      EXCHANGE OF SHARES..........................................     5
  4.1          Availability of Consideration...............................     5
  4.2          Exchange of Shares..........................................     5


ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     7
  5.1          Organization and Qualification; Subsidiaries................     7
  5.2          Certificate of Incorporation and Bylaws.....................     7
  5.3          Capitalization..............................................     7
  5.4          Authority Relative to the Transactions......................     8
  5.5          No Conflict; Required Filings and Consents..................     9
  5.6          Permits; Compliance.........................................     9
  5.7          SEC Filings; Financial Statements; Undisclosed
               Liabilities.................................................    10
  5.8          Absence of Certain Changes or Events........................    12
  5.9          Litigation..................................................    12
  5.10         Employee Benefit Plans......................................    12
  5.11         Labor and Employment Matters................................    15
  5.12         Real Property; Title to Assets..............................    15
  5.13         Intellectual Property.......................................    16
  5.14         Taxes.......................................................    18
  5.15         Environmental Matters.......................................    19
  5.16         Company Rights Agreement....................................    19
  5.17         Material Contracts..........................................    19
  5.18         Insurance...................................................    20
  5.19         Certain Business Practices..................................    20
  5.20         Healthcare Information Laws.................................    21

5.21           Opinion of Financial Advisors.                                  21
  5.22         Brokers.....................................................    21
  5.23         HIS Sale....................................................    21
  5.24         Note Indenture..............................................    21
  5.25         Statements True and Correct.................................    22


ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER......    22
  6.1          Organization and Qualification; Subsidiaries................    22
  6.2          Certificate of Incorporation and Bylaws.....................    23
  6.3          Capitalization..............................................    23
  6.4          Authority Relative to the Transactions......................    23
  6.5          No Conflict; Required Filings and Consents..................    23
  6.6          Permits; Compliance.........................................    24
  6.7          SEC Filings; Financial Statements; Undisclosed
               Liabilities.................................................    24
  6.8          Absence of Certain Changes or Events........................    26
  6.9          Litigation..................................................    26
  6.10         Employee Benefit Plans......................................    26
  6.11         Taxes.......................................................    28
  6.12         Parent Rights Agreement.....................................    29
  6.13         Material Contracts..........................................    29
  6.14         Certain Business Practices..................................    30
  6.15         Healthcare Information Laws.................................    30
  6.16         Statements True and Correct.................................    30
  6.17         Financing...................................................    31
  6.18         Stock Ownership.............................................    31
  6.19         Brokers.....................................................    31


ARTICLE 7      CONDUCT OF BUSINESS PENDING CONSUMMATION....................    31
  7.1          Covenants of the Company....................................    31
  7.2          No Control of Other Party's Business........................    33
  7.3          Covenants of Parent.........................................    33
  7.4          Adverse Changes in Condition................................    34
  7.5          Reports.....................................................    34
  7.6          Notes Tender Offer; Discharge of Note Indenture.............    34


ARTICLE 8      ADDITIONAL AGREEMENTS.......................................    35
  8.1          Registration Statement; Joint Proxy Statement/Prospectus;
               Stockholder Approval........................................    35
  8.2          Other Offers, Etc. .........................................    36
  8.3          Exchange Listing............................................    38
  8.4          Antitrust Notification; Consents of Governmental
               Authorities.................................................    38
  8.5          Filings with State Offices..................................    39
  8.6          Agreement as to Efforts to Consummate.......................    39
  8.7          Investigation and Confidentiality...........................    39
  8.8          Public Announcements........................................    40
  8.9          State Takeover Laws.........................................    40
  8.10         Intentionally Omitted.......................................    40

8.11           Employee Benefits Plans.                                        40
  8.12         Indemnification; Insurance..................................    41
  8.13         Sale of HIS.................................................    42
  8.14         Company Affiliates..........................................    42
  8.15         Stockholder Litigation......................................    42
  8.16         Letters of the Company's Accountants........................    42
  8.17         Exemption for Liability Under Section 16(b).................    43


ARTICLE 9      CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........    43
  9.1          Conditions to Obligations of Each Party.....................    43
  9.2          Conditions to Obligations of Parent and Purchaser...........    44
  9.3          Conditions to Obligations of the Company....................    44


ARTICLE 10     TERMINATION.................................................    45
  10.1         Termination.................................................    45
  10.2         Effect of Termination.......................................    46
  10.3         Non-Survival of Representations and Covenants...............    46


ARTICLE 11     MISCELLANEOUS...............................................    47
  11.1         Definitions.................................................    47
  11.2         Expenses; Effect of Termination.............................    52
  11.3         Entire Agreement............................................    54
  11.4         Amendments..................................................    54
  11.5         Waivers.....................................................    54
  11.6         Assignment..................................................    55
  11.7         Parties in Interest.........................................    55
  11.8         Notices.....................................................    55
  11.9         Governing Law; Venue; Waiver of Jury Trial..................    55
  11.10        Counterparts................................................    56
  11.11        Captions; Articles and Sections.............................    56
  11.12        Interpretations.............................................    56
  11.13        Enforcement of Agreement....................................    56
  11.14        Severability................................................    56

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 26, 2005 by and among PER-SE TECHNOLOGIES, INC., a Delaware corporation ("Parent"), ROYAL MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and NDCHEALTH CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 11.1 of this Agreement.

                                    PREAMBLE

     WHEREAS, this Agreement provides for the business combination between Parent and the Company upon the terms and subject to the conditions of this Agreement as follows: Parent will acquire all of the capital stock of the Company through the merger of Purchaser with and into the Company (the "Merger"), with the Company as the surviving corporation;

     WHEREAS, the Board of Directors of the Company has approved, and the Company has entered into simultaneously with this Agreement, certain agreements pursuant to which, prior to the Effective Time, (a) all of the Shareholder Assets (as defined in the Contribution Agreement) will be transferred to or will remain with, as the case may be, NDC Health Information Services (Arizona), Inc., a wholly owned subsidiary of the Company ("HIS"), (b) HIS will assume or retain, as the case may be, the Company Assumed Liabilities (as defined in the Contribution Agreement), (c) all of the Company Assets (as defined in the Contribution Agreement) will be transferred to or will remain with, as the case may be, Parent, (d) Parent will assume or retain, as the case may be, the Shareholder Assumed Liabilities (as defined in the Contribution Agreement), and
(e) all of the outstanding shares of common stock, par value $1.00 per share of HIS (the "HIS Common Stock"), will be sold to Wolters Kluwer Health, Inc. (the "Information Buyer") (the "Information Sale") (the foregoing transactions are collectively referred to as the "Information Restructuring");

     WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company are of the opinion that the transactions described herein are advisable, fair to and in the best interests of the Parties to this Agreement and their respective stockholders. The Boards of Directors of Parent, Purchaser and the Company have each approved the Merger in accordance with applicable law, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the transactions described in this Agreement are subject to the approvals of the stockholders of the Company, the stockholders of Parent, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement;

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

1.1  Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company in accordance with the applicable provisions of the DGCL. The Company shall be the surviving corporation resulting from the Merger (the "Surviving Corporation"), shall become a wholly owned Subsidiary of Parent and shall continue to be governed by the Laws of the State of Delaware.

1.2  Time and Place of Closing.

     The closing of the transactions contemplated hereby (the "Closing") will take place at 8:00 a.m. on the date that the Effective Time, as defined below, occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

1.3  Effective Time.

     The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger (the "Certificate of Merger") shall each become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions of this Agreement, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the second Business Day after the satisfaction of the conditions set forth in ARTICLE 9 of this Agreement (other than (i) those conditions that are waived by the Party for whose benefit such conditions exist, and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing, but subject to those conditions).

                                   ARTICLE 2

                                TERMS OF MERGER

2.1  Certificate of Incorporation.

     The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation.

2.2  Bylaws.

     Unless otherwise determined by Parent prior to the Effective Time, subject to Section 8.12, at the Effective Time, the Bylaws of the Company shall be amended in the Merger to be identical to the Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, and shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.3  Directors and Officers.

     The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

3.1  Conversion of Company Common Stock.

     At the Effective Time, without any action on the part of the Parties or the holders of Company Common Stock, the Merger shall be effected in accordance with the following terms:

          (a) Each share of common stock, par value $0.01 per share, of Purchaser (the "Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the right to receive one share of common stock of the Surviving Corporation.

          (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares cancelled pursuant to Section 3.3 and Dissenting Shares), together with the Company Rights issued pursuant to the Company Rights Agreement (as such terms are defined in Section 5.16), shall, subject to the provisions of Section 3.7, be converted into and exchanged for the right to receive (i) $13.00 in cash (without interest), plus (ii) a number of fully paid, nonassessable shares of Parent Common Stock (together with the Parent Rights associated therewith) equal to $6.50 divided by the Applicable Price (the "Exchange Ratio") ((i) and (ii) collectively, the "Per Share Merger Consideration"); provided, however, Parent may, at its sole option, adjust the Per Share Merger Consideration so that the Per Share Merger Consideration would instead, subject to the provisions of Section 3.7, consist of (A) an amount (determined by Parent) in cash (without interest) greater than $13.00 but less than or equal to the Total Per Share Amount (the "Adjusted Cash Amount"), plus (B) a number of fully paid, nonassessable shares of Parent Common Stock (together with the Parent Rights associated therewith) equal to (1) the amount, if any, by which the Total Per Share Amount exceeds the Adjusted Cash Amount, divided by (2) the Applicable Price (the "Adjusted Exchange Ratio"). If Parent adjusts the Per Share Merger Consideration in accordance with the foregoing proviso, Parent shall deliver written notice to the Company and the stockholders of the Company at least five (5) Business Days prior to the Company Stockholders' Meeting (as hereinafter defined), which written notice shall set forth the Adjusted Cash Amount and the Adjusted Exchange Ratio. It is expressly understood that Parent may satisfy such notice obligation with respect to stockholders of the Company by issuing a press release in accordance with Parent's normal business practices. The Exchange Ratio or the Adjusted Exchange Ratio, as applicable, shall be rounded to the nearest one-ten thousandths of a share.

3.2  Certain Adjustments.

     If after the date of this Agreement and at or prior to the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, the Exchange Ratio or the Adjusted Exchange Ratio, as applicable, will be adjusted accordingly, if necessary and without duplication, to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement.

3.3  Shares Held by the Company, Parent or Purchaser.

     Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Purchaser or Parent immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.4  Dissenting Stockholders.

     (a) Notwithstanding any provision of this Agreement to the contrary, shares (collectively, the "Dissenting Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into or represent the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b). Such Dissenting Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. All Dissenting Shares held by Dissenting Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration pursuant to Section 3.1(b), without any interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock, in the manner provided, and subject to the conditions of ARTICLE 4.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and
(ii) prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld or delayed, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.5  Treatment of Options and Other Equity Awards.

     (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to terminate, as of the Effective Time, any and all plans of the Company in which there are outstanding options to acquire Company Common Stock or under which any such options could be granted and each stock option agreement granted otherwise than under such plans which shall themselves constitute separate plans, each as amended through the date of this Agreement (collectively, the "Company Stock Option Plans"), (ii) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a "Company Stock Option") that is outstanding and unexercised, whether or not vested or exercisable, as of such date, and (iii) give effect to the remaining provisions of this Section 3.5 (in each case, without the creation of additional liability to the Company or any of its Subsidiaries).

     (b) As of the Effective Time, each holder of a Company Stock Option, whether or not vested or exercisable, immediately prior to the Effective Time shall be entitled to receive the Per Share Merger Consideration pursuant to
Section 3.1(b) as if such holder was a stockholder of the Company holding a whole number of shares of Company Common Stock (rounded downward to the nearest whole share) equal to (i) the product of (X) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (Y) the excess, if any, of the Total Per Share Amount over the exercise price per share of such Company Stock Option (rounded to the nearest cent), divided by (ii) the Total Per Share Amount. No holder of a Company Stock Option that has an exercise price per share that is equal to or greater than the Total Per Share Amount shall be entitled to any payment with respect to such cancelled Company Stock Option before or after the Effective Time.

     (c) As of the Effective Time, each outstanding Company Restricted Stock Award, the restrictions of which have not lapsed immediately prior to the Effective Time, shall become fully vested and the holder of the resultant shares of Company Common Stock thereof shall be entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(b) for such shares.

     (d) As of the Effective Time, each outstanding unit granted under the Company Stock Option Plans representing the right to receive shares of Company Common Stock in the future (each a "Stock Unit") that is outstanding as of immediately prior to the Effective Time, whether or not vested, shall become fully vested and the holder of the resultant shares thereof shall be entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(b) for such shares.

     (e) Immediately following the execution and delivery of this Agreement, the Company's 2000 Employee Stock Purchase Plan (the "ESPP") shall be terminated and, in accordance with the ESPP, any cash balances then credited to the Participants' Contribution Accounts (as defined in the ESPP) shall be distributed as soon as practicable, without interest.

     (f) On or as of the Effective Time, the Company shall cancel or cause to be canceled, for a payment of not more than $1,740,000, that certain Warrant Agreement dated December 31, 2003, between the Company and ArcLight System LLC and the Warrant (the "Warrant Agreement"), to purchase 391,098 shares of Company Common Stock at an exercise price of $26.24 per share issued to ArcLight System LLC thereunder (the "Warrant").

3.6  Intentionally Omitted.

3.7  No Fractional Shares.

     Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder at the Effective Time) by the Average Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

4.1  Availability of Consideration.

     At or prior to the Effective Time, Parent shall (i) designate a bank or trust company to act as exchange agent (which designation shall be subject to the Company's reasonable consent) (the "Exchange Agent") and (ii) deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates representing Company Common Stock (the "Company Certificates"), for exchange in accordance with this ARTICLE 4, cash in an amount sufficient to pay the cash consideration and the aggregate number of shares of Parent Common Stock due to the stockholders pursuant to Section 3.1(b) and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The cash so deposited shall be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of the United States of America. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

4.2  Exchange of Shares.

     (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Company Certificates in exchange for cash, certificates representing the shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock, if any, into which the shares of Company Common Stock represented by such certificate or certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Company Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of shares of Parent Common Stock to which such former holder of Company Common Stock shall have become entitled pursuant to Section 3.1(b), (ii) a check representing that amount of cash to which such former holder of Company Common Stock shall have become entitled pursuant to
Section 3.1(b), and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Parent Common Stock, which such former holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this ARTICLE 4, and the Company Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in respect of Company Common Stock pursuant to Section 3.1(b) or this ARTICLE 4.

     (b) No dividends or other distributions with a record date after the Effective Time with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Company Certificate until the holder thereof shall surrender such certificate in accordance with this ARTICLE 4. After the surrender of a Company Certificate in accordance with this ARTICLE 4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such certificate.

     (c) If any certificate representing shares of Parent Common Stock is to be issued in the name of other than the registered holder of the Company Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in the name of and payment of cash to any person other than the registered holder of the Company Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and payment of cash as provided in this ARTICLE 4.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for six months after the Effective Time shall be paid, at the request of Parent, to Parent. Any stockholders of Parent who have not theretofore complied with this ARTICLE 4 shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the shares of Parent Common Stock, cash, cash in lieu of fractional shares and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

     (g) Parent, Purchaser, the Company, the Surviving Corporation and the Exchange Agent will each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock, Company Stock Options, Warrant, Company Restricted Stock Awards or Stock Units such amounts as such payors are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of Tax law. To the extent that such amounts are properly withheld by such payors, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the relevant holder in respect of whom such deduction and withholding were made.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

5.1  Organization and Qualification; Subsidiaries.

     (a) Each of the Company and its Subsidiaries is a corporation or limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be reasonably likely to have a Material Adverse Effect.

     (b) A true and complete list of all the Company's Subsidiaries, together with the jurisdiction of formation of each such Subsidiary and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other such Subsidiary is set forth in Section 5.1(b) of the Company Disclosure Schedule (the "Company Disclosure Schedule"), which has been prepared by the Company and delivered by the Company to Parent and Purchaser prior to the execution and delivery of this Agreement. Except as disclosed in Section 5.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

5.2  Certificate of Incorporation and Bylaws.

     The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such Certificates of Incorporation, Bylaws or equivalent organizational documents are in full force and effect.

5.3  Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, par value $0.125 per share ("Company Common Stock") and
(ii) 1,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"). As of August 25, 2005, (i) 36,205,601 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 799 shares of Company Common Stock held in the treasury of the Company, (iii) 4,170,305 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, Stock Units and other rights (together with the Company Restricted Stock Awards, the "Company Stock Awards") granted pursuant to the Company Stock Option Plans and (iv) 381,098 shares of Company Common Stock are reserved for future issuance pursuant to the Warrants. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Section 5.3(a) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of the holders of all outstanding Company Stock Awards, the type and number of each such Company Stock Award, the date of grant of each such Company Stock Award and, if applicable, the exercise price thereof. All outstanding Company Stock Awards are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements, the forms of which have been delivered to Parent. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any of its Subsidiaries may vote. Except as set forth in this Section 5.3(a) or in Section 5.3(a) of the Company Disclosure Schedule, and except for the Company Rights issued pursuant to the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of, or other equity interests in, any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person. All outstanding shares of Company Common Stock, all outstanding Company Stock Awards, and all outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries have been issued and granted in compliance with (i) all applicable Securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts. No consent of any holder of any Company Stock Awards is required in connection with the actions contemplated by Section 3.5.

     (b) Each outstanding share of capital stock of, or other equity interests in, each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 5.3(b) to the Company Disclosure Schedule, each such share or other equity interest that is owned directly or indirectly by the Company is owned by the Company or another of its Subsidiaries free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances of any nature whatsoever.

5.4  Authority Relative to the Transactions.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions (as defined below). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions or the Information Restructuring (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Company Common Stock (the "Company Stockholder Approval") and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Board of Directors of the Company, at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the transactions contemplated hereby (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Company Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved, subject to Section 8.2(c), to recommend that the holders of Company Common Stock approve and adopt this Agreement and the Transactions. To the knowledge of the Company, no state takeover statute (other than Section 203(a) of the DGCL) is applicable to the Merger or the other Transactions.

5.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery by the Company of this Agreement do not, and neither the performance by the Company of this Agreement nor the consummation of the Transactions or the Information Restructuring will, (i) conflict with or violate the Certificate of Incorporation or Bylaws or any equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained or taken and all filings and obligations described in Section 5.5(b) have been made or fulfilled, conflict with or violate any United States or non-United States statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in Section 5.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Except as set forth in Section 5.5(b) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and neither the performance by the Company of this Agreement nor the consummation of the Transactions or the Information Restructuring, will require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except for (i) the pre-merger notification requirements of the HSR Act, (ii) any applicable requirements of the Exchange Act, the rules of the NYSE and state takeover Laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.6  Permits; Compliance.

     (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to the Company and its Subsidiaries, taken as a whole, necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened.

     (b) Each of the Company and its Subsidiaries is in compliance with (i) all Laws applicable to the Company or such Subsidiary or by which any property or asset of the Company or such Subsidiary is bound or affected, and (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Company Permits, franchises or other instruments or obligations to which the Company or such Subsidiary is a party or by which the Company or such Subsidiary or any property or asset of the Company or such Subsidiary is bound, in each case, other than noncompliance which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 5.6(b) of the Company Disclosure Schedule, there are no proceedings, inquiries or investigations pending before any Governmental Authority or, to the Company's knowledge, threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries, other than any such proceedings, inquiries or investigations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (c) Except as set forth in Section 5.6(c) of the Company Disclosure Schedule, to the knowledge of the Company, neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees or agents have been, since May 31, 2002, or is currently being investigated, charged or implicated in any violation of Laws relating to Medicare, Medicaid, Tricare, or any other state or federally sponsored or funded health care program. Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees, independent contractors or agents have engaged in any activities which may serve as grounds for any material penalties of any kind under Title 11, Title 18 or Title 19 of the Social Security Act, the False Claims Act (31 U.S.C. sec.3729 et seq.), the False Statements Act (18 U.S.C. sec.1001), the Program Fraud Civil Penalties Act (31 U.S.C. sec.3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. sec.301 et seq.) (all as amended or superseded), or the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. sec.1347, 18 U.S.C. sec.669, 18 U.S.C. sec.1035, 18 U.S.C. sec.1518) or any fraud and abuse, false claims and anti-self referral statutes and regulations in each state or other jurisdiction where the Company or its Subsidiaries have operations or any related regulations or other Laws.

5.7  SEC Filings; Financial Statements; Undisclosed Liabilities.

     (a) The Company has filed or furnished, as the case may be, all SEC Documents required to be filed or furnished, as the case may be, by it with the SEC since May 31, 2002 (collectively, the "Company SEC Reports"). The Company SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC. Section 5.7(a) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, all comment letters received by the Company from the Staff of the SEC since May 31, 2002 and all responses to such comment letters by or on behalf of the Company.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto), as restated to date, contained in the Company SEC Reports, as amended to date, complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

     (c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of the Company and the consolidated Subsidiaries as at May 27, 2005, including the notes thereto (the "2005 Balance Sheet"), (ii) as incurred in the ordinary course of business consistent with past practice since May 27, 2005, (iii) as incurred pursuant to the Transactions, (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (v) as set forth in Section 5.7(c) of the Company Disclosure Schedule.

     (d) Except as set forth in Section 5.7(d) of the Company Disclosure Schedule, the Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's SEC filings and other public disclosure documents.

     (e) Except as set forth in Section 5.7(e) of the Company Disclosure Schedule, the Company and its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain a system of internal accounting controls which provide assurance that (i) transactions are executed in accordance with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's authorization, (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and
(v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company has delivered to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

     (f) Section 5.7(f) of the Company Disclosure Schedule lists, and the Company has delivered to Parent copies of, the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or its Subsidiaries since May 31, 2002.

     (g) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in the Company SEC Reports (including related notes), is and has been throughout the periods covered by such financial statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) "independent" with respect to the Company within the meaning of Regulation S-X, and (iii) with respect to the Company, in compliance with subsections (g) through (l) of
Section 10A of the Exchange Act and the related Rules of the SEC and the Public Company Accounting Oversight Board. Section 5.7(g) of the Company Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for the Company and its Subsidiaries since May 27, 2005.

     (h) The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Company's filings pursuant to the Exchange Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company has provided to Parent complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and hereby reaffirms, represents and warrants to the Company the matters and statements made in such certificates.

     (i) Except as permitted by the Exchange Act, neither the Company nor any of its Subsidiaries (i) has, since July 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed, or (ii) permits to remain outstanding, an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

     (j) The Company is, or will timely be in all material respects, in compliance with all listing and corporate governance requirements of the NYSE, and is in compliance in all material respects with all rules, regulations, and requirements of the Sarbanes-Oxley Act and the SEC.

     (k) Each of the Company, its directors and its senior financial officers has consulted with the Company's independent auditors and with the Company's outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects with all of the requirements of, the

Sarbanes-Oxley Act. The Company is in compliance with the provisions of the Sarbanes-Oxley Act applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company's independent auditors and outside counsel, respectively, to ensure the Company's future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of the Sarbanes-Oxley Act which shall become applicable to the Company after the date hereof.

5.8  Absence of Certain Changes or Events.

     Since May 27, 2005, except as set forth in Section 5.8 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, and (b) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.1.

5.9  Litigation.

     Except as set forth in the Company SEC Reports or in Section 5.9 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (which investigation has been communicated to the Company or of which the Company has knowledge) (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any such Subsidiary, before any Governmental Authority, except for Actions that, if determined adversely to the Company or any such Subsidiary would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to prevent or materially delay the consummation of the Transactions or the Information Restructuring.

5.10  Employee Benefit Plans.

     (a) Section 5.10(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, including each plan, program, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any of its Subsidiaries is a party, with respect to which the Company or any such Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any such Subsidiary for the benefit of any current or former employee, officer or director (or other beneficiary or their dependents or spouses) of the Company or any such Subsidiary (collectively, the "Plans"). For each Plan, the Company has furnished or made available to Parent a true and complete copy of each Plan document (including all amendments thereto) and where such Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to Parent a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Plan, (ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by the Company or any of its Subsidiaries to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of the Company or any of its Subsidiaries concerning the extent of the benefits provided under each Plan, (iii) the most recently filed Internal Revenue Service ("IRS") Forms 5500 for each Plan required to file such report, (iv) the most recently received IRS determination letter for each Plan that has received such IRS determination letter and (v) the three most recently prepared actuarial reports or financial statements in connection with each Plan for which an actuarial report or financial statement has been prepared (whether or not required) and (vi) nondiscrimination and coverage testing data and results for the three most recent years in connection with each Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 5.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or
(iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA or the Code or to otherwise comply with applicable Law.

     (b) Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries (including any entity that during the past six years was a Subsidiary of the Company) nor any Person (whether incorporated or unincorporated) that together with the Company or any of its Subsidiaries (including any entity that during the past six years was a Subsidiary of the Company) would be deemed a "single employer" within the meaning of Section 414 of the Code ("ERISA Affiliate") has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan"), or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, no Plan exists that (A) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (B) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of the consummation of any Transaction or the Information Restructuring, or (C) could result in the payment to any present or former employee, director or consultant of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of the Company or any of its Subsidiaries as a result of the consummation of the Transactions or the Information Restructuring (whether alone or in connection with any subsequent event). Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule and to the extent required under ERISA Section 601 et. seq. and Code Section 4980B, none of the Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries. Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, each of the Plans is subject only to the Laws of the United States or a political subdivision thereof. Except as disclosed in Section 5.10(b) of the Company Disclosure Schedule, none of the Plans nor any plan, program, arrangement, contract or agreement previously contributed to, sponsored or maintained by the Company or its Subsidiaries during the past six years (including any entity that during the past six years was a Subsidiary of the Company) that would be a "plan" as described in Section 5.10(a) if currently in effect ("Prior Company Plan" is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

     (c) Except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, each Plan is now and always has been, and each Prior Company Plan always was, operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan or Prior Company Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or Prior Company Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, no fact or event exists that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 5.10(c) of the Company Disclosure Schedule, to the knowledge of the Company, no "qualification failure" (within the meaning of Rev. Proc. 2003-44) exists with respect to any Plan that is intended to be qualified under Section 401(a) of the Code.

     (d) Except as disclosed in Section 5.10(d) of the Company Disclosure Schedule, each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

     (e) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan or Prior Company Plan.

     (f) Except as set forth in Section 5.10(f) of the Company Disclosure Schedule, all contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. The assets of each Plan that has assets are reported at their fair market value on the financial statements of each such Plan.

     (g) The Company and its Subsidiaries are in compliance with the requirements of the Workers Adjustment and Retraining Notification Act and any similar state or local Law ("WARN") and have no liabilities pursuant to WARN determined without regard to any terminations of employment that occur on or after the Effective Time.

     (h) In addition to the foregoing, with respect to each Plan listed in
Section 5.10(a) of the Company Disclosure Schedule that is not subject to United States Law (a "Non-U.S. Benefit Plan"), which Plans are so identified on Section 5.10(h) of the Company Disclosure Schedule:

          (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

          (ii) to the knowledge of the Company, each Non-U.S. Benefit Plan which provides employee health and welfare benefits is administered by group insurance providers pursuant to the terms of group policies which are in good standing with the applicable insurance companies;

          (iii) each Non-U.S. Benefit Plan maintained by the Company or any of its Subsidiaries required to be registered or approved has been registered or approved and has been maintained in good standing with applicable Governmental Authorities. To the knowledge of the Company, each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States Laws; and

          (iv) each Non-U.S. Benefit Plan which is a retirement savings plan and which is contributed to, sponsored or maintained by the Company or any of its Subsidiaries for the benefit of the employees in Canada provides only defined contribution benefits which are dependent on investment performance and does not require specified minimum guaranteed benefits to be paid.

5.11  Labor and Employment Matters.

     (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any such Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the knowledge of the Company, there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any such Subsidiary. There is no strike, controversy, slowdown, work stoppage or lockout occurring, or, to the knowledge of the Company, any threat thereof in writing, by or with respect to any employees of the Company or any of its Subsidiaries.

     (b) Except as disclosed in Section 5.11(b) of the Company Disclosure Schedule, the Company and its Subsidiaries have paid in full to all current and former employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the knowledge of the Company, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any such Subsidiary. Except as disclosed in Section 5.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the knowledge of the Company, threatened with respect to the Company or its Subsidiaries. Except as disclosed in Section 5.11(b) of the Company Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or employ any person. Neither the Company nor any of its Subsidiaries has received a claim from any Governmental Authority to the effect that the Company or such Subsidiary has improperly classified an individual as an independent contractor.

5.12  Real Property; Title to Assets.

     (a) Each parcel of real property owned by the Company or any of its Subsidiaries (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, "Liens"), other than (A) Liens for current Taxes and assessments not yet past due and payable, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (D) all matters of record that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect (collectively, "Permitted Liens") and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (b) All leases, subleases and licenses related to real property which are material to the Company's business on a consolidated basis are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries or, to the Company's knowledge, by the other party to such lease, sublease or license.

     (c) There are no contractual or legal restrictions or other arrangements that preclude or restrict the ability of the Company or any of its Subsidiaries to use all or any portion of any real property owned or leased by the Company or any such Subsidiary for the purposes for which it is currently being used by the Company or such Subsidiary. There are no material adverse physical conditions known to the Company which materially and adversely affect the Company's and its Subsidiaries' ability to use any real property, or improvements thereon, owned or leased by the Company or any such Subsidiary for the purposes for which they are currently being used.

     (d) Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens or other defects of title which are not reasonably likely to have a Material Adverse Effect.

5.13  Intellectual Property.

     (a) The Company and its Subsidiaries own or have sufficient rights to all Intellectual Property currently used in the operation of its business as presently conducted. Except where the loss or impairment of such Intellectual Property would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) neither the consummation of the Transactions nor the Information Restructuring will result in the loss or impairment of any such Intellectual Property, and (ii) each item of Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to the Closing will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing. The Company and its Subsidiaries have taken all commercially reasonable actions to maintain and protect each item of Intellectual Property owned or used by them.

     (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, during the past three (3) years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties in any material respect. Except as set forth in
Section 5.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has, during the past three (3) years, received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, neither the Company nor any of its Subsidiaries will interfere, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties in any material respect as a result of the continued operation of their businesses as presently conducted.

     (c) Except as set forth in Section 5.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, no third party (including any present or former employee, consultant, independent contractor, or shareholder) has, during the past three (3) years, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries, except for any such interference, infringement, misappropriation or conflict which are not reasonably likely to have a Material Adverse Effect.

     (d) Section 5.13(d) of the Company Disclosure Schedule identifies all material Software products currently marketed, or proposed to be marketed within the next two (2) years, to customers by the Company or any of its Subsidiaries. With respect to each item identified in Section 5.13(d) of the Company Disclosure Schedule:

          (i) The Company or one of its Subsidiaries possesses all right, title, and interest in and to the item, free and clear of any and all Liens other than Permitted Liens.

          (ii) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge.

          (iii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, use, or ownership of the item.

          (iv) Except in connection with customer agreements entered into by the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (v) Neither the Company nor any of its Subsidiaries is under any obligation to grant any right, license or permission to use, or with respect to, the item other than pursuant to non-exclusive license agreements with customers, resellers or distributors in the ordinary course of business.

          (vi) No (A) governmental funding; (B) facilities of a Governmental Authority, university, college, other educational institution or research center or (C) funding from any Person (other than funds received in consideration for the Company's share capital) was used in the development of the item by the Company or any of its Subsidiaries. No current or former employee, consultant, or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of the item, has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, consultant, or independent contractor was also performing services for the Company or any of its Subsidiaries.

          (vii) Such item operates without malfunctions or design failures, and is free from any defects, errors or "bugs" in each case, with the exception of such de minimus malfunctions, design failures, defects, errors or "bugs" which do not adversely affect in a material manner the intended use of such item.

          (viii) Such item was either developed (A) by employees of the Company or one of its Subsidiaries within the scope of their employment or (B) by independent contractors or consultants who have assigned all of their rights in and to the item to the Company or one of its Subsidiaries pursuant to written agreements.

          (ix) The source code and system documentation relating to such item
     (A) has been subject to commercially reasonable efforts by the Company and its Subsidiaries to maintain the confidentiality thereof, (B) has been disclosed only to employees who have a need to know in connection with the performance of their duties to the Company and its Subsidiaries, and (C) has not been disclosed to any third party not under an obligation to maintain the confidential nature of such information.

     (e) To the knowledge of the Company, the documentation relating to each Trade Secret of the Company and its Subsidiaries is current, accurate, and sufficient in detail and content for the conduct of the businesses of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

     (f) Except as set forth in Section 5.13(f) of the Company Disclosure Schedule or where the failure thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all current and former employees of the Company and its Subsidiaries and all other Persons who have been involved in the development of Intellectual Property by or on behalf of the Company or its Subsidiaries have executed written agreements with the Company or its Subsidiaries that assign to the Company or one of its Subsidiaries all rights to any inventions, improvements, discoveries or information of the Company and its Subsidiaries. Except as set forth in Section 5.13(f) of the Company Disclosure Schedule, no current or former employee of the Company or any of its Subsidiaries has entered into any agreement that requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company or one of its Subsidiaries. No employee or former employee has the right or has claimed a right to ownership of any of the Intellectual Property in any invention or improvement made by him in the course of his employment with the Company or any of its Subsidiaries.

     (g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the data and information used by the Company and its Subsidiaries in providing products or services to their customers (collectively, the "Company Data") (i) does not violate the privacy rights of any Person, (ii) does not infringe upon, misappropriate, conflict with or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable Laws or agreements to which the Company or its Subsidiaries is bound, or both, and (iv) when used by the Company and its Subsidiaries, in the manner in which the Company Data was used prior to the date hereof, is in full accordance with all, and does not violate any, applicable Laws or agreements to which the Company or its Subsidiaries is bound. The Company and its Subsidiaries have taken all commercially reasonable steps to maintain the confidentiality and proprietary nature of the Company Data.

5.14  Taxes.

     (a) Except as set forth in Section 5.14(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have paid all Taxes due and owing and have filed all Tax Returns that they were required to file and all such Tax Returns were correct and complete in all material respects. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

     (b) Except as set forth in Section 5.14(b) of the Company Disclosure Schedule, there is no dispute or claim pending or, to the knowledge of the Company, threatened concerning any Tax liability of the Company or any of its Subsidiaries.

     (c) Except as set forth in Section 5.14(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) Except as set forth in Section 5.14(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations;
(ii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m) or any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax Law); (iii) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iv) is a party to or bound by any tax allocation or sharing agreement; (v) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or has any liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Reg. sec. 1.1502-6 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise;
(vi) has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361; or (vii) has participated in any reportable transaction within the meaning of Code Section 6707A(c)(1).

     (e) Except as set forth in Section 5.14(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) closing agreement as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Effective Time; (iii) intercompany transactions or any excess loss account described in Treasury regulations under Code section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

     (f) The accruals and reserves for Taxes reflected in the 2005 Balance Sheet are adequate to satisfy all Taxes accruable through such date in accordance with GAAP.

     (g) The factual statements and representations made to the Internal Revenue Service in connection with the Company's request for a private letter ruling regarding certain federal income tax consequences of the transactions contemplated by the Distribution Agreement, dated January 31, 2001, by and between the Company and Global Payments, Inc. were true, correct and complete when made, and no action which is inconsistent with any of such factual statements or representations has been taken by the Company, any Subsidiary of the Company, nor, to the knowledge of the Company, by Global Payments, Inc. or any of its Affiliates. The Company and its Subsidiaries have complied with, and to the knowledge of the Company, each of Global Payments, Inc. and its Affiliates has complied with, each of the covenants set forth in Section 9.1 of the Tax Sharing and Indemnification Agreement, dated January 31, 2001, by the Company and Global Payments, Inc.

     (h) The factual statements and representations made to Troutman Sanders LLP in connection with the opinion delivered by such law firm on August 19, 2005 regarding certain federal income tax consequences of the acquisition by the Company of the stock of TechRx Incorporated were true, correct and complete when made, and no action which is inconsistent with any of such factual statements or representations has been taken by the Company or any Subsidiary of the Company.

5.15  Environmental Matters.

     Except as described in Section 5.15 of the Company Disclosure Schedule, (a) neither the Company nor any of its Subsidiaries is in material violation of any Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries (including, without limitation, soils and surface and ground waters) has been contaminated by the dumping, discharge, spillage, disposal or other release of Hazardous Substances that requires investigation, removal, remediation or corrective action by the Company or any such Subsidiary under applicable Environmental Laws; (c) none of the Company or any of its Subsidiaries has been notified that it is actually or potentially liable under or received any requests for information or other correspondence or written notice that it is considered potentially liable for any off-site contamination by Hazardous Substances; (d) each of the Company and its Subsidiaries has all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) each of the Company and its Subsidiaries is in material compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the Transactions or the Information Restructuring will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

5.16  Company Rights Agreement.

     The Company has taken all necessary action so that none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transactions or the Information Restructuring will result in any Person becoming able to exercise any rights under the Stockholder Protection Rights Agreement, dated as of March 26, 2001, between the Company and SunTrust Bank, Atlanta, as rights agent, (the "Company Rights Agreement"), or enabling or requiring the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Company Rights") to be separated from the shares of the Company Common Stock to which they are attached or to be triggered or to be exercisable.

5.17  Material Contracts.

     Other than any contract or amendment thereto filed as an exhibit to any Company SEC Report and except as disclosed in Section 5.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $500,000, (ii) any material contract relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company or such Subsidiary of any such obligation (other than contracts evidencing trade payables), (iii) any contract which prohibits or restricts, in any material respect, the Company or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business, or customer segment or otherwise in competition with any other Person, (iv) any contract granting material exclusive rights or "most favored nation" status to the counterparty thereof, (v) any contract pursuant to which the Company or any of its Subsidiaries have granted any material Intellectual Property rights to a third party (other than non-exclusive license agreements with customers, distributors or resellers in the ordinary course of business),
(vi) any contract pursuant to which the Company or any of its Subsidiaries has received the right to use any material Intellectual Property (other than commercially-available, off-the-shelf software programs having a license fee of $100,000 or less), (vii) any indemnity agreement in favor of any Person, (viii) any contract relating to any discontinued operation or any assets or business sold or otherwise disposed of by the Company or its Subsidiaries within the three (3) year period ended on the date hereof, or (ix) any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company with the SEC on the date of this Agreement (such contracts described in clauses (i) through (ix) of this Section 5.17 being referred to collectively as the "Material Contracts"). With respect to each Material Contract and except as disclosed in Section 5.17 of the Company Disclosure Schedule: (A) the contract is in full force and effect; (B) neither the Company nor any of its Subsidiaries is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (C) neither the Company nor any of its Subsidiaries has repudiated or waived any material provision of any such contract; and (D) no other party to any such contract is, to the knowledge of the Company, in default in any respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or has repudiated or waived any material provision thereunder. The Company has furnished or made available to Parent a true and correct copy of each Material Contract.

5.18  Insurance.

     Section 5.18 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries. With respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (ii) all premiums due thereon have been paid in full, (iii) neither the Company nor any of its Subsidiaries is in material breach or default under the policy, (iv) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which would permit the termination or modification of the policy, (v) except as set forth in
Section 5.18 of the Company Disclosure Schedule, no insurer under the policy has cancelled or generally disclaimed liability under any such policy or indicated any intent to do so or not renew the policy, (vi) all material claims under the policy have been filed in a timely fashion, and (vii) a true and correct copy of the policy has been delivered to Parent.

5.19  Certain Business Practices.

     None of the Company, any of its Subsidiaries or any directors or officers, agents or employees of the Company or any such Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; or (iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act sect. 1128 (b)(3), the "Federal Anti-kickback Statute," or any similar federal, state or local Law.

5.20  Healthcare Information Laws.

     The Company and its Subsidiaries are in material compliance with all applicable Healthcare Information Laws. Each of the Company, and its Subsidiaries (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for compliance under all Healthcare Information Laws, (ii) has been in compliance with such Healthcare Information Laws since the applicable compliance date of any such Law, (iii) has developed a plan for maintaining compliance with all Healthcare Information Laws (the "Company Compliance Plan") and (iii) has implemented those provisions of the Company Compliance Plan to ensure that such entity is and will remain in compliance with all Healthcare Information Laws. For purposes of this Agreement, the term "Healthcare Information Laws" means any and all federal and state Laws relating to patient or individual healthcare information, including the Administrative Simplification requirements of the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

5.21  Opinion of Financial Advisors.

     The Company has received the opinions of each of The Blackstone Group L.P. and Goldman, Sachs & Co., each dated the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the Company's stockholders.

5.22  Brokers.

     No broker, finder or investment banker (other than The Blackstone Group L.P. and Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each of The Blackstone Group L.P. or Goldman, Sachs & Co. pursuant to which such firms would be entitled to any payment or indemnity relating to the Transactions.

5.23  HIS Sale.

     (a) Except as specifically set forth in the Information Documents, following consummation of the transactions contemplated by the Information Documents, the Company will not have, or become obligated for, any liabilities (whether accrued, contingent, absolute, known, unknown or otherwise) arising out of or relating to the Information Management Business or the Information Restructuring.

     (b) Except for assets that are to be used to provide the services contemplated by the Transition Services Agreement (as defined below), following consummation of the transactions contemplated by the Information Documents, the Company and its Subsidiaries shall own, free and clear of all Liens other than Permitted Liens, or have the right to use from third parties, on the same terms in effect prior to such consummation, all material assets and properties currently used in, or necessary to, the operation of the Company's network services and systems business.

5.24  Note Indenture.

     The Company is not currently in default under or in violation of and, to the Knowledge of the Company, no event, fact or circumstance exists that would, with the giving of notice, the passage of time or both, cause a default under the Indenture between the Company and Regions Bank, as Trustee, dated as of November 26, 2002 (the "Note Indenture") or any of the 10 1/2% Senior Subordinated Notes due 2012 (the "Senior Subordinated Notes") issued pursuant to the Note Indenture, and the consummation of the Information Restructuring will not constitute a violation of, cause a default under, or cause the occurrence of an event that with the giving of notice, the passage of time or both would cause a default under the Note Indenture or any of the Senior Subordinated Notes.

5.25  Statements True and Correct.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by the Company to Parent pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by the Company for inclusion in the Registration Statement to be filed by Parent with the SEC will,
(i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by the Company for inclusion in the Joint Proxy Statement/Prospectus to be mailed to the Company's and Parent's stockholders in connection with the Stockholders' Meetings, the Notes Tender Offer Documents, and any other documents to be filed by the Company with the SEC or any other Governmental Authority in connection with the Transactions, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of the Company and stockholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings.

     (d) All documents that the Company is responsible for filing with any Governmental Authority in connection with the Transactions will comply in all material respects with the provisions of applicable Law.

                                   ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

6.1  Organization and Qualification; Subsidiaries.

     (a) Each of Parent and Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not be reasonably likely to have a Material Adverse Effect.

     (b) Parent or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Subsidiary set forth in Section 6.1(b) of Parent Disclosure Schedule (the "Parent Disclosure Schedule"), which has been prepared by Parent and delivered by Parent to the Company prior to the execution and delivery of this Agreement. Except as disclosed in Section 6.1(b) of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

6.2  Certificate of Incorporation and Bylaws.

     Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of Parent and Purchaser. Such Certificates of Incorporation and Bylaws are in full force and effect.

6.3  Capitalization.

     The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, (ii) 600,000 shares of non-voting common stock, par value $.01 per share ("Parent Non-Voting Common Stock"), and (iii) 20,000,000 shares of preferred stock, no par value ("Parent Preferred Stock"). As of July 29, 2005, 32,943,419 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable As of the date of this Agreement, no shares of Parent Non-Voting Common Stock or Parent Preferred Stock are issued and outstanding.

6.4  Authority Relative to the Transactions.

     Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery by each of Parent and Purchaser of this Agreement and the consummation by each of Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the issuance of Parent Common Stock pursuant to this Agreement, the approval of such issuance by the holders of a majority of the then outstanding shares of Parent Common Stock cast, in person or by proxy, on such proposal ("Parent Stockholder Approval"), and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The Board of Directors of Parent, at a meeting duly called and held, has (i) determined that the Transactions contemplated hereby, are fair to, and in the best interests of, the holders of Parent Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and (iii) resolved to recommend that the holders of Parent Common Stock approve the issuance of Parent Common Stock pursuant to this Agreement. To the knowledge of each of Parent and Purchaser, no state takeover statute (other than Section 203(a) of the DGCL) is applicable to the Merger or the other Transactions.

6.5  No Conflict; Required Filings and Consents.

     (a) The execution and delivery by each of Parent and Purchaser of this Agreement do not, and the performance by each of Parent and Purchaser of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.5(b) have been obtained or taken and all filings and obligations described in Section 6.5(b) have been made or fulfilled, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any such Subsidiary is bound or affected, or (iii) except as set forth in
Section 6.5(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (b) Except as set forth in Section 6.5(b) of the Parent Disclosure Schedule, the execution and delivery by each of Parent and Purchaser of this Agreement do not, and the performance by each of Parent and Purchaser of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, except for (i) the pre-merger notification requirements of the HSR Act, (ii) any applicable requirements of the Exchange Act, the rules of the Nasdaq and state takeover Laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

6.6  Permits; Compliance.

     (a) Each of Parent and Parent's Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority, in each case that are material to Parent and its Subsidiaries, taken as a whole, for each of Parent and its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"). No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened.

     (b) Each of Parent and its Subsidiaries is in compliance with (i) all Laws applicable to each of Parent and its Subsidiaries or by which any property or asset of Parent or such Subsidiary is bound or affected, and (ii) all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, Parent Permits, franchises or other instruments or obligations to which Parent or such Subsidiary is a party or by which Parent or such Subsidiary or any property or asset of Parent or such Subsidiary is bound, in each case, other than noncompliance which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Except as set forth in Section 6.6(b) of the Parent Disclosure Schedule, there are no proceedings, inquiries or investigations pending before any Governmental Authority or, to Parent's knowledge, threatened by any Governmental Authority with respect to Parent or any of its Subsidiaries, other than any such proceedings, inquiries or investigations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     (c) Except as set forth on Schedule 6.6(c), to the knowledge of Parent, neither Parent, its Subsidiaries, nor any of their respective officers, directors, employees or agents have been, since May 31, 2002, or is currently being investigated, charged or implicated in any violation of Laws relating to Medicare, Medicaid, Tricare, or any other state or federally sponsored or funded health care program. Neither Parent, its Subsidiaries, nor any of their respective officers, directors, employees, independent contractors or agents have engaged in any activities which may serve as grounds for any material penalties of any kind under Title 11, Title 18 or Title 19 of the Social Security Act, the False Claims Act (31 U.S.C. sec.3729 et seq.), the False Statements Act (18 U.S.C. sec.1001), the Program Fraud Civil Penalties Act (31 U.S.C. sec.3801 et seq.), the Food, Drug and Cosmetic Act (21 U.S.C. sec.301 et seq.) (all as amended or superseded), or the anti-fraud and abuse provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. sec.1347, 18 U.S.C. sec.669, 18 U.S.C. sec.1035, 18 U.S.C. sec.1518) or any
fraud and abuse, false claims and anti-self referral statutes and regulations in each state or other jurisdiction where Parent or its Subsidiaries have operations or any related regulations or other federal or state Laws.

6.7  SEC Filings; Financial Statements; Undisclosed Liabilities.

     (a) Parent has filed or furnished, as the case may be, all SEC Documents required to be filed or furnished by it with the SEC since May 31, 2002 (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act or the

Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) did not, at the time they were filed, or, if amended or supplemented, as of the date of such amendment or supplement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto), as restated to date, contained in the Parent SEC Reports, as amended to date, complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing and, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim statements, the omission of footnotes and otherwise as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

     (c) Neither Parent nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of Parent and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP, except (i) as reflected, reserved for or disclosed in the consolidated balance sheet of Parent and the consolidated Subsidiaries as at December 31, 2004, including the notes thereto (the "2004 Parent Balance Sheet") or in the consolidated balance sheet of Parent and its consolidated Subsidiaries as at June 30, 2005, including the notes thereto, (ii) as incurred in the ordinary course of business consistent with past practice since December 31, 2004, (iii) as incurred pursuant to the Transactions, (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (v) as set forth in Section 6.7(c) of the Parent Disclosure Schedule.

     (d) Except as set forth in Section 6.7(d) of the Parent Disclosure Schedule, Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent's SEC filings and other public disclosure documents.

     (e) Except as set forth in Section 6.7(e) of the Parent Disclosure Schedule, Parent and its Subsidiaries maintain accurate books and records reflecting its assets and liabilities and maintain a system of internal accounting controls which provide assurance that (i) transactions are executed in accordance with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's authorization, (iv) the recorded accountability for assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences, and
(v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

     (f) Section 6.7(f) of the Parent Disclosure Schedule lists, and Parent has delivered to Company copies of, the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by Parent since December 31, 2002.

     (g) Ernst & Young LLP, which has expressed its opinion with respect to the financial statements of Parent and its Subsidiaries included in the Parent SEC Reports (including related notes), is and has been throughout the periods covered by such financial statements (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley
Act), (ii) "independent" with respect to Parent within the meaning of Regulation S-X, and (iii) with respect to Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related Rules of the SEC and the Public Company Accounting Oversight Board. Section 6.7(g) of the Company Disclosure Schedule lists all non-audit services performed by Ernst & Young LLP for Parent and its Subsidiaries since December 31, 2004.

     (h) The Chief Executive Officer and the Chief Financial Officer of Parent have signed, and Parent has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder with respect to Parent's filings pursuant to the Exchange Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn. Neither Parent nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. Parent has provided to the Company complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and hereby reaffirms, represents and warrants to Parent the matters and statements made in such certificates.

     (i) Except as permitted by the Exchange Act, neither Parent nor any of its Subsidiaries (i) has, since December 31, 2002, extended or maintained credit, arranged for the extension of credit, or renewed, or (ii) permits to remain outstanding, an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent.

     (j) Parent is, or will timely be in all material respects, in compliance with all listing and corporate governance requirements of the Nasdaq, and is in compliance in all material respects with all rules, regulations, and requirements of the Sarbanes-Oxley Act and the SEC.

6.8  Absence of Certain Changes or Events.

     Since June 30, 2005, except as set forth in Section 6.8 of the Parent Disclosure Schedule, or as expressly contemplated by this Agreement, (a) there has not been any Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, and (b) none of Parent or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

6.9  Litigation.

     Except as set forth in Section 6.9 of the Parent Disclosure Schedule, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before any Governmental Authority, that would reasonably be expected (i) to have a Material Adverse Effect on Parent or any of its Subsidiaries or (ii) to prevent or materially delay the consummation of the Transactions.

6.10  Employee Benefit Plans.

     (a) Section 6.10(a) of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) (whether or not such plans are subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, including each plan, program, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, and all employment, retention, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Parent or any of its Subsidiaries is a party, with respect to which Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries (collectively, the "Parent Plans"). For each Parent Plan, Parent has furnished or made available to the Company a true and complete copy of each Parent Plan document (including all amendments thereto) and where such Parent Plan is unwritten, a written description of the material terms thereof, and has delivered or made available to the Company a true and complete copy of the following: (i) each trust or other funding arrangement prepared in connection with a Parent Plan,
(ii) each summary plan description and summary of material modifications (or a description of any material oral communications) provided by Parent or any of its Subsidiaries to any current or former employees, officers, directors, or other beneficiaries or their dependents or spouses of Parent or any of its Subsidiaries concerning the extent of the benefits provided under each Parent Plan, (iii) the most recently filed IRS Forms 5500 for each Parent Plan required to file such report, (iv) the most recently received IRS determination letter for each Parent Plan that has received such IRS determination letter, (v) the three most recently prepared actuarial reports or financial statements in connection with each Parent Plan for which an actuarial report or financial statement has been prepared (whether or not required) and (vi) nondiscrimination and coverage testing data and results for the three most recent years in connection with each Parent Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Section 6.10(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Parent Plan, other than with respect to a modification, change or termination required by this Agreement, the Transactions or ERISA or the Code or to otherwise comply with applicable Law.

     (b) Except as disclosed in Section 6.10(b) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (including any entity that during the past six years was a Subsidiary of Parent) nor any ERISA Affiliate of Parent or any of its Subsidiaries has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a Multiemployer Plan, or (iii) a Multiple Employer Plan. Except as disclosed in
Section 6.10(b) of the Parent Disclosure Schedule, no Parent Plan exists that
(A) provides for the payment of separation, severance, termination or similar-type benefits to any Person, (B) obligates Parent or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (C) could result in the payment to any present or former employee, director or consultant of Parent or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of Parent or any of its Subsidiaries as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). Except as disclosed in
Section 6.10(b) of the Parent Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any current or former employee of Parent or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Except to the extent required under ERISA
Section 601 et. seq. and Code Section 4980B, none of the Parent Plans provides for or promises retiree medical, retiree disability or retiree life insurance benefits to any current or former employee, director or consultant of Parent or any of its Subsidiaries. Except as disclosed in Section 6.10(b) of the Parent Disclosure Schedule, each of the Parent Plans is subject only to the Laws of the United States or a political subdivision thereof. Except as disclosed in Section 6.10(b) of the Parent Disclosure Schedule, none of the Parent Plans nor any plan, program, arrangement, contract or agreement previously contributed to, sponsored or maintained by Parent or its Subsidiaries during the past six years (including any entity that during the past six years was a Subsidiary of Parent) that would be a "plan" as described in Section 6.10(a) if currently in effect ("Prior Parent Plan") is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

     (c) Except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, each Parent Plan is now and always has been, and each Prior Parent Plan always was, operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, Parent and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Parent Plan or Prior Parent Plan. No Action is pending or, to the knowledge of Parent, threatened with respect to any Parent Plan or Prior Parent Plan (other than routine claims for benefits in the ordinary course) and except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, no fact or event exists that could reasonably be expected to give rise to any such Action. Except as disclosed in Section 6.10(c) of the Parent Disclosure Schedule, to the knowledge of Parent, no "qualification failure" (within the meaning of Rev. Proc. 2003-44) exists with respect to any Parent Plan that is intended to be qualified under Section 401(a) of the Code.

     (d) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Parent Plan for which determination letters are currently available that the Parent Plan is so qualified and each trust established in connection with any Parent Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event exists that could reasonably be expected to result in the revocation of such exemption.

     (e) To the knowledge of Parent, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Plan or Prior Plan.

     (f) Except as set forth in Section 5.10(f) of the Parent Disclosure Schedule, all contributions, premiums or payments required to be made with respect to any Parent Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of Parent, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance. The assets of each Parent Plan that has assets are reported at their fair market value on the financial statements of each such Parent Plan.

     (g) In addition to the foregoing, with respect to each Parent Plan listed in Section 6.10(a) of the Parent Disclosure Schedule that is a Non-U.S. Benefit Plan, which Parent Plans are so identified on Section 6.10(g) of the Parent Disclosure Schedule:

          (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices;

          (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined as if such plan is maintained on any ongoing basis (actual or contingent) accrued to the date of this Agreement with respect to all current and former participants under such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and none of the Transactions shall cause such assets or insurance obligations to be less than such benefit obligations;

          (iii) each Non-U.S. Benefit Plan maintained by Parent or any of its Subsidiaries required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non-U.S. Benefit Plan is now and always has been operated in material compliance with all applicable non-United States Laws; and

          (iv) each Non-U.S. Benefit Plan which is contributed to, sponsored or maintained by Parent or any of its Subsidiaries for the benefit of the employees in the United Kingdom provides only defined contribution benefits which are dependent on investment performance and does not require specified minimum guaranteed benefits to be paid.

6.11  Taxes.

     (a) Parent and its Subsidiaries have paid all Taxes due and owing and have filed all Tax Returns that they were required to file and all such Tax Returns were correct and complete in all material respects.

Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries.

     (b) Except as set forth in Section 6.11(b) of the Parent Disclosure Schedule there is no dispute or claim pending or, to the knowledge of Parent, threatened concerning any Tax liability of Parent or any of its Subsidiaries.

     (c) Except as set forth in Section 6.11(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) Except as set forth in Section 6.11(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations; (ii) is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Code Section 162(m) or any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax Law); (iii) has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii); (iv) is a party to or bound by any tax allocation or sharing agreement; (v) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Parent) or has any liability for the Taxes of any Person other than Parent or any of its Subsidiaries under Reg.
sec. 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract, or otherwise; (vi) has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361; or (vii) has participated in any reportable transaction within the meaning of Code Section 6707A(c)(1).

     (e) Except as set forth in Section 6.11(e) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Effective Time; (ii) closing agreement as described in Code
Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Effective Time; (iii) intercompany transactions or any excess loss account described in Treasury regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

     (f) The accruals and reserves for Taxes reflected in the 2004 Parent Balance Sheet are adequate to satisfy all Taxes accruable through such date in accordance with GAAP.

6.12  Parent Rights Agreement.

     Parent has taken all necessary action so that none of the execution or delivery of this Agreement, the consummation of the Merger or the consummation of any other Transactions will result in any person becoming able to exercise any rights under the Rights Agreement, dated as of February 11, 1999, as amended, between Parent and American Stock Transfer & Trust Company, as rights agent, (the "Parent Rights Agreement"), or enabling or requiring the associated rights to purchase shares of Parent's Series A Junior Participating Preferred Stock (the "Parent Rights") to be separated from the shares of the Parent Common Stock to which they are attached or to be triggered or to be exercisable.

6.13  Material Contracts.

     Other than any contract or amendment thereto filed as an exhibit to any Parent SEC Report and except as disclosed in Section 6.13 of the Parent Disclosure Schedule or otherwise reflected in Parent's financial statements, neither Parent nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any Person in any calendar year in excess of $500,000, (ii) any material contract relating to the borrowing of money by Parent or any of its Subsidiaries or the guarantee by Parent or any such Subsidiary of any such obligation (other than contracts evidencing trade payables) and (iii) any contract which prohibits or restricts, in any material respect, Parent or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person. With respect to each such contract and except as disclosed in Section 6.13 of the Parent Disclosure
Schedule: (A) the contract is in full force and effect; (B) neither Parent nor any of its Subsidiaries is in default thereunder, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (C) neither Parent nor any of its Subsidiaries has repudiated or waived any material provision of any such contract; and (D) no other party to any such contract is, to the knowledge of Parent, in default in any respect, other than defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or has repudiated or waived any material provision thereunder.

6.14  Certain Business Practices.

     None of Parent, any of its Subsidiaries or any directors or officers, agents or employees of Parent or any such Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iii) made any payment in the nature of criminal bribery; or
(iv) made any payment or received any payment for the purposes of inducing purchases/sales in violation of the Social Security Act sect. 1128 (b)(3), the "Federal Anti-kickback Statute", or any similar federal, state or local Law.

6.15  Healthcare Information Laws.

     Parent and its Subsidiaries are in material compliance with all applicable Healthcare Information Laws. Each of Parent, and its Subsidiaries (i) has undertaken all necessary surveys, audits, inventories, reviews, analyses, or assessments (including any necessary risk assessments) on all areas required for compliance under all Healthcare Information Laws, (ii) has been in compliance with such Healthcare Information Laws since the applicable compliance date of any such Laws, (iii) has developed a plan for maintaining compliance with all Healthcare Information Laws (the "Parent Compliance Plan") and (iii) has implemented those provisions of the Parent Compliance Plan to ensure that such entity is and will remain in compliance with all Healthcare Information Laws.

6.16  Statements True and Correct.

     (a) No statement, certificate, instrument, or other writing furnished or to be furnished by Parent to the Company pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement to be filed by Parent with the SEC will,
(i) at the time the Registration Statement is filed with the SEC, (ii) at any time it is amended or supplemented or (iii) at any time when the Registration Statement becomes effective under the Securities Act, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.

     (c) None of the information supplied or to be supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus to be mailed to the Company's and Parent's stockholders in connection with the Stockholders' Meetings, the Notes Tender Offer Documents and any other documents to be filed by

Parent with the SEC or any other Governmental Authority in connection with the Transactions will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the stockholders of the Company and stockholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings.

     (d) All documents that Parent is responsible for filing with any Governmental Authority in connection with the Transactions will comply in all material respects with the provisions of applicable Law.

6.17  Financing.

     Parent has received the commitment letter attached to the Parent Disclosure Schedule. The funds proposed to be made available thereunder, together with Parent's available cash and the proceeds from the Information Sale, will be sufficient to permit Parent and Purchaser to consummate all the Transactions, including, without limitation, the Merger.

6.18  Stock Ownership.

     Neither Parent nor Purchaser is, nor at any time during the last three years has been, an "interested stockholder" of the Company, as defined by
Section 203 of the DGCL.

6.19  Brokers.

     No broker, finder or investment banker (other than Banc of America Securities LLC) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  Covenants of the Company.

     The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 7.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing:

          (a) the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, the Company will use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with its customers, suppliers, licensors, licensees, distributors, resellers and others having business dealings with the Company or any of its Subsidiaries; and

          (b) neither the Company nor any of its Subsidiaries shall, directly or indirectly, do, or commit to do, any of the following:

             (i) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries;

             (ii) issue, sell, pledge, dispose of, grant or encumber, or otherwise subject to any Lien, (A) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to Company Stock Awards outstanding on the date of this Agreement and granted under Company Stock Option Plans in effect on the date of this Agreement or for Company Common Stock issuable upon the exercise of outstanding Warrants) or (B) any assets of the Company or any of its Subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

             (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

             (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (except for such acquisitions permitted or otherwise contemplated by the Plans in the ordinary course of business in a manner consistent with past practice);

             (v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets, investment or capital contribution or any other business combination) any corporation, partnership or other business organization; (B) incur any indebtedness (other than draws under the Credit Facility in the ordinary course of business consistent with past practice) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person; (C) authorize, or make any commitment with respect to, any capital expenditure other than in the ordinary course of business consistent with past practice and in no event greater than $7,500,000 in the aggregate in any fiscal quarter; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 7.1(b)(v);

             (vi) (A) increase the compensation payable or to become payable or the benefits provided to its current or former officers, directors, or employees or any of their beneficiaries or dependents, except for increases in the ordinary course of business and consistent with past practice, (B) establish, adopt, enter into, terminate or amend any Plan except as required by this Agreement or the Transactions contemplated hereby, or to satisfy the minimum requirements of ERISA, the Code or other applicable Law, (C) loan or advance money or other property to any current or former director or executive officer of the Company or any other Person, or (D) grant any stock option or stock unit or any other equity or equity based awards;

             (vii) effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN (determined without regard to terminations of employment occurring on or after the Effective Time);

             (viii) change any accounting policies or procedures, other than changes required to be taken in response to changes in GAAP or in Law;

             (ix) make, revoke or change any material Tax election or material method of Tax accounting, file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

             (x) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction is made in accordance in all material respects with the terms of such claim, liability or obligation as such terms exist on the date of this Agreement;

             (xi) amend or modify in any material respect, or consent to the termination of, any Material Contract, or amend, waive or modify in any material respect, or consent to the termination of, the Company's or any of its Subsidiaries' rights thereunder;

             (xii) commence or settle any Action, other than the settlement of Actions involving payments by the Company or its Subsidiaries not to exceed, with respect to any individual Action, $500,000 (provided, further, that the Company shall also consult in good faith with Parent prior to the settlement of any individual Action for more than $250,000); or

             (xiii) enter into any contract or agreement with any current or former director or officer of the Company or any of its Subsidiaries or any of their respective affiliates (including any immediate family member of such person) or any other Affiliate of the Company or any of its Subsidiaries; and

          (c) the Company shall continue to file, prosecute, and maintain all material Intellectual Property of the Company and its Subsidiaries. The Company shall provide Parent with timely notice of any material developments in the prosecution and maintenance of the such Intellectual Property. The Company will also provide timely notice to Parent if there is a reasonable potential that such Intellectual Property may become lost or lapsed, except for such lapses of unused Intellectual Property in the ordinary course of business and consistent with past practice, or if the Company or any of its Subsidiaries receives any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party by the Company of any of its Subsidiaries.

7.2  No Control of Other Party's Business.

     Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's or its Subsidiaries operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Subsidiaries' respective operations.

7.3  Covenants of Parent.

     Parent agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in
Section 7.3 of the Parent Disclosure Schedule, unless the Company shall otherwise consent in writing:

          (a) the businesses of Parent and its Subsidiaries shall be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (b) neither Parent nor any of its Subsidiaries shall, directly or indirectly, do, or commit to do, any of the following:

             (i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case, in any manner adverse to the holders of the Company Common Stock;

             (ii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (except for such acquisitions permitted or otherwise contemplated by the Plans in the ordinary course of business in a manner consistent with past practice);

             (iii) declare, set aside, make or pay any dividend or other distribution payable in cash or property, with respect to any of its capital stock; or

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

             (iv) change any accounting policies or procedures, other than changes required to be taken in response to changes in GAAP or in Law.

7.4  Adverse Changes in Condition.

     Each Party agrees to give written notice promptly to the other Party upon becoming aware of any fact, or of the occurrence or impending occurrence of any event or circumstance, relating to it or any of its Subsidiaries which (a) represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect or (b) results, or is reasonably likely to result, in any of the conditions set forth in ARTICLE 9 required to be satisfied by such Party not being satisfied. For purposes of determining the satisfaction of the conditions to the consummation of the Transactions contemplated by this Agreement, the fact that a Party has given notice pursuant to this Section 7.4 shall not be considered.

7.5  Reports.

     Each Party and its Subsidiaries shall file all reports required to be filed by it with Governmental Authorities between the date of this Agreement and the Closing and shall deliver to the other Party copies of all such material reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Governmental Authority shall be prepared in accordance with Laws applicable to such reports.

7.6  Notes Tender Offer; Discharge of Note Indenture.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 10, at the request of Parent, the Company will commence a tender offer or consent solicitation (collectively, the "Notes Tender Offer") in respect of the Senior Subordinated Notes, as and at the time that Parent shall request, with the cooperation of Parent. If commenced, the Notes Tender Offer shall be in accordance with applicable Law and shall be solely on the terms and conditions specified by Parent; provided, that the Notes Tender Offer (and all obligations to make any payments to holders of all or any portion of Senior Subordinated Notes in connection therewith or to modify the terms or provisions of any Senior Subordinated Notes) shall be conditioned upon the consummation of the Transactions, and shall terminate immediately upon the termination of this Agreement prior to the consummation thereof. The Company agrees to amend, supplement, consummate and/or terminate, as applicable, the Notes Tender Offer upon, and only upon, the written consent of Parent. The Company agrees to use its reasonable efforts to cooperate with Parent and, subject to the preceding sentence and applicable Law, to use its reasonable best efforts to consummate the Notes Tender Offer if so requested by Parent.

     (b) If Parent elects to pursue the Notes Tender Offer, Parent shall prepare, or cause to be prepared, an Offer to Purchase and Consent Solicitation Statement in connection with the Notes Tender Offer in form and substance reasonably satisfactory to the Company (as amended from time to time, the "Notes Offer to Purchase"), together with related letters of transmittal and similar ancillary agreements relating to the Notes Tender Offer (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Notes Tender Offer Documents"). The Company shall provide Parent with a list of the record holders of the Senior Subordinated Notes, and to the extent known by the Company, the beneficial owners of the Senior Subordinated Notes (collectively, the "Noteholders"). The Company shall provide Parent with any information for inclusion in the

Notes Tender Offer Documents which may be required under applicable Law and which is reasonably requested by Parent. If at any time prior to the acceptance of Senior Subordinated Notes pursuant to the Notes Tender Offer, any event should occur that is required by applicable Law, or otherwise determined by Parent to be advisable, to be set forth in an amendment of, or a supplement to, the Notes Tender Offer Documents, Parent will prepare and cause to be disseminated such amendment or supplement; provided, however, that prior to such dissemination, Parent shall consult with the Company with respect to such amendment or supplement and shall afford the Company reasonable opportunity to comment thereon.

     (c) In the event the Notes Tender Offer is not commenced or otherwise consummated other than for failure to consummate the Transactions, at the request of Parent, immediately prior to the Effective Time, the Company will use a portion of the proceeds from the Information Sale to provide for the redemption of all of the Notes at the price set forth in the Notes Indenture and the Senior Subordinated Notes in order to discharge and satisfy the entire obligations under the Notes through the date of redemption in accordance with
Section 401 of the Indenture (the "Redemption").

     (d) Parent shall pay for all expenses of the Company and, to the extent the Company is responsible therefor, the Noteholders incurred in connection with the Notes Tender Offer or the Redemption, as applicable.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

8.1 Registration Statement; Joint Proxy Statement/Prospectus; Stockholder Approval.

     (a) As promptly as reasonably practicable after execution of this Agreement, the Parties shall cooperate to promptly prepare, and Parent shall file with the SEC, the Registration Statement, and Parent shall use its reasonable efforts, and Parent and the Company shall each cooperate, to cause the Registration Statement to become effective under the Securities Act, and Parent shall take any action required to be taken under applicable state blue sky Laws or the Securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process). The Parties shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action. In connection with the Joint Proxy Statement/Prospectus that is a part of the Registration Statement, the Parties shall furnish to each other all information concerning them that each may reasonably request in connection with such Joint Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus shall be made by either Parent or the Company (including the filing, furnishing, or mailing of additional solicitation material), in each case without providing the other Party a reasonable opportunity to review and comment thereon. As soon as practicable after the effectiveness of the Registration Statement, each of Parent and the Company shall mail such Joint Proxy Statement/Prospectus to its respective stockholders. The Parties shall timely and properly make all necessary filings with respect to the Merger under the Securities Laws. If at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Subsidiaries, directors, officers or employees, or any information relating to the Transactions or the Information Sale, is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company and Parent. Parent will advise the Company, as promptly as reasonably practicable after Parent receives notice thereof, of the time when the Registration Statement has become effective, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of comments from the SEC or its staff or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each Party shall supply each other Party copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other, with respect to the Transactions, the Information Sale, the Registration Statement or the Joint Proxy Statement/Prospectus and (ii) all orders of the SEC relating to the Registration Statement.

     (b) The Company shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders' Meeting (the "Company Stockholders' Meeting"), to be held as promptly as practicable after the Registration Statement has been declared effective by the SEC, solely for the purpose of obtaining the Company Stockholder Approval and shall, subject to the provisions of Section 8.2(c), through its Board of Directors, recommend to its stockholders the adoption and approval of this Agreement and the Transactions contemplated hereby, and shall use all commercially reasonable efforts to obtain Company Stockholder Approval.

     (c) Parent shall, as promptly as reasonably practicable after the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a Stockholders' Meeting (the "Parent Stockholders' Meeting"), to be held as soon as reasonably practicable after the Registration Statement has been declared effective by the SEC, solely for the purpose of obtaining the Parent Stockholder Approval and shall, subject to fiduciary duties under applicable Law, through its Board of Directors, recommend to its stockholders the approval of the issuance of Parent Common Stock pursuant to this Agreement, and shall use all commercially reasonable efforts to obtain Parent Stockholder Approval.

8.2  Other Offers, Etc.

     (a) The Company agrees that neither it nor any of its Subsidiaries nor any Representative of it or any such Subsidiary will, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action designed to, or that could reasonably be expected to, facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) for, or that could reasonably be expected to lead to, a Competing Transaction (as defined below), or (ii) enter into or maintain or continue discussions or negotiations with any Person for the intended purpose of facilitating such inquiries or the making of such a proposal or offer, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment providing for or otherwise relating to any Competing Transaction (other than a confidentiality agreement pursuant to the terms and conditions of Section 8.2(b)), or (iv) authorize or permit any Representative of the Company or any of its Subsidiaries to take any such action. The Company shall notify Parent as promptly as practicable (and in any event within twenty-four (24) hours) after the Company receives any bona fide oral or written proposal or offer for a Competing Transaction, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer, and shall furnish to Parent a copy of such proposal or offer (if it is in writing). The Company shall thereafter keep Parent fully informed on a prompt basis of the status thereof, including any modifications to the financial or other material terms of such proposal or offer and shall provide to Parent as soon as practicable after receipt or delivery thereof, copies of all correspondence and other written communications received by the Company or any of its Subsidiaries from any Person, or given by the Company or any of its Subsidiaries to any Person, that relates to any such proposal or offer (which shall include correspondence and other communications to or from the Information Buyer). The Company immediately shall cease and cause to be terminated, and shall cause its Subsidiaries and its and their respective Representatives to cease and cause to be terminated, all discussions or negotiations (whether or not existing as of the date hereof) with any Person conducted heretofore with respect to a Competing Transaction. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 8.2(a) by any Representative of the Company or its Subsidiaries shall be a breach of this Section 8.2(a) by the Company. Notwithstanding the aforementioned, nothing contained in this Section 8.2 shall prohibit the Company and its Representatives from taking any action with respect to the negotiation, execution and consummation of the Information Restructuring in accordance with the terms of the Information Documents.

     (b) Notwithstanding anything to the contrary in this Section 8.2, prior to the time of obtaining the Company Stockholder Approval, the Company may furnish non-public information to, and enter into discussions with, a Person who has made an unsolicited, bona fide proposal or offer for a Competing Transaction, so long as (A) neither the Company nor any of its Subsidiaries nor any of their Representatives shall have breached any of the provisions of Section 8.2(a) with respect to such unsolicited, bona fide proposal or offer and (B) (i) the Board of Directors of the Company has determined, in its good faith judgment (after consulting with its financial advisor), that such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), (ii) the Board of Directors of the Company has determined, in its good faith judgment after consulting with its outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that, in light of such proposal or offer, the failure to furnish such information or to enter into discussions with such Person would be inconsistent with its fiduciary duties under applicable Law (taking into account the extent to which the Company solicited, and participated in discussions and negotiations with respect to, Competing Transactions prior to entering into this Agreement), (iii) the Company has provided written notice to Parent at least two (2) business days prior to taking any such action of its intent to furnish information or enter into discussions with such Person, (iv) the Company has obtained from such Person an executed confidentiality agreement (unless a confidentiality agreement already exists) on terms no less favorable to the Company than those contained in the Confidentiality Agreements (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such Person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement or the Information Documents), except that such confidentiality agreement may permit such Person to share Evaluation Material (as defined in the Confidentiality Agreements) with its Representatives and financing sources, and
(v) all information provided to such Person has been previously provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person making such offer or proposal.

     (c) Except as set forth in this Section 8.2(c), neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent, the approval by the Board of Directors of the Company or any such committee of this Agreement or the Merger or the recommendation of the Board of Directors of the Company to the Company stockholders that they give Company Stockholder Approval (any of the foregoing being a "Change in the Company Recommendation") or approve or recommend, or cause or permit the Company to enter into any letter of intent or other contract, agreement or commitment with respect to, any Competing Transaction (except for a confidentiality agreement as contemplated by Section 8.2(b) above) (a "Competing Transaction Agreement"). Notwithstanding the foregoing, prior to the time of obtaining Company Stockholder Approval and so long as neither the Company nor its Subsidiaries nor any of its or their Representatives shall have breached any of the provisions of
Section 8.2(a) with respect to such unsolicited, bona fide proposal or offer, the Board of Directors of the Company shall be permitted to (i) not recommend to the stockholders of the Company that they give the Company Stockholder Approval,
(ii) make a Change in the Company Recommendation, and/or (iii) recommend a Competing Transaction if the Board of Directors of the Company (or a committee of disinterested directors thereof) by a majority vote has determined in its good faith judgment, (w) after consulting with its financial advisor, that such Competing Transaction constitutes a Superior Proposal, and (x) after consulting with outside legal counsel (who may be the Company's regularly engaged outside legal counsel), that the failure to make a Change in the Company Recommendation would be inconsistent with its fiduciary duties under applicable Law (taking into account the extent to which the Company solicited, and participated in discussions and negotiations with respect to, Competing Transactions prior to entering into this Agreement), but only (y) after providing written notice to Parent at least two business days in advance (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a proposal or an offer of a Competing Transaction that the Board of Directors of the Company (or such committee) has determined is a Superior Proposal (the "Offer"), specifying the material terms and conditions of such Offer and identifying the Person making such Offer with a copy thereof and indicating that the Board of Directors of the Company intends to effect a Change in the Company Recommendation and/or recommend a Competing Transaction and (z) if Parent does not, prior to two (2) business days after Parent's receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines, in its good faith judgment (after consulting with its financial advisor) to be at least as favorable to the Company's stockholders as such Offer. Any disclosure that the Board of Directors of the Company is legally required to make with respect to the receipt of a proposal or offer for a Competing Transaction will not constitute a violation of this Agreement.

     (d) A "Competing Transaction" means any of the following (other than the Transactions): (i) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company equal to or greater than 15% of the number of such shares outstanding before such acquisition, (ii) the acquisition by any Person in any manner, directly or indirectly, of assets (including securities of any Subsidiary) that constitute 15% or more of the assets of the Company and its Subsidiaries taken as a whole, or (iii) a merger, consolidation, tender offer, exchange offer, binding share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction, or series of related transactions occurring contemporaneously, involving the Company or any of its Subsidiaries as a result of which any Person or Persons, collectively would acquire the assets or securities described in either of clauses (i) or (ii) above. Notwithstanding the foregoing, the Information Restructuring as set forth in the Information Documents shall not be deemed a Competing Transaction.

     (e) A "Superior Proposal" means an unsolicited (after the date hereof) written bona fide offer made by a third party with respect to a Competing Transaction (with all percentages contained in the definition of "Competing Transaction" increased to 80% for purposes of this definition), in each case on terms that the Board of Directors of the Company determines, in its good faith judgment (after consulting with its financial advisor) and taking into account all legal, financial, regulatory and other aspects of the offer that it deems relevant (including whether such Competing Transaction is reasonably capable of being completed taking into account all financial, legal, regulatory and other aspects of such offer), to be more favorable to the Company stockholders than the Merger.

8.3  Exchange Listing.

     Parent shall use all commercially reasonable efforts to list, prior to the Effective Time, on the Nasdaq National Market the shares of Parent Company Common Stock to be issued to the holders of Company Common Stock pursuant to the Merger, and Parent shall use all commercially reasonable efforts to give all notices and make all filings with Nasdaq required in connection with the transactions contemplated herein.

8.4  Antitrust Notification; Consents of Governmental Authorities.

     (a) Each of the Parties undertake and agree to and to cause their respective "ultimate parent entities" (as defined in the HSR Act) to file as soon as practicable notifications under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of the Parties further agrees to respond as promptly as practicable to any inquiries and/or requests for information or documents received from any Governmental Authority in connection with antitrust matters related to the Transactions contemplated by this Agreement. Neither Parent, Purchaser or the Company shall extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions contemplated by this Agreement, except with the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Parent, Purchaser or the Company shall, from the date hereof until the Effective Date, use their respective commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Transactions.

     (b) Notwithstanding anything to the contrary in this Agreement, (i) Parent and Purchaser shall not be required to take any actions in connection with, or agree to, any sale, divestiture or disposition of any businesses, assets, properties or product lines of Parent, the Company or their respective Subsidiaries, or the imposition of any material limitation on the ability of Parent to own or exercise control of the Company or its Subsidiaries or their respective businesses following the Effective Time and (ii) the Company shall not be permitted to take any actions in connection with, or agree to, any divestiture or disposition as a prerequisite for the FTC's or Antitrust Division's clearance of the Merger or the Information Sale.

     (c) In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Section 8.4, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action.

8.5  Filings with State Offices.

     Upon the terms and subject to the conditions of this Agreement, Parent shall use all commercially reasonable efforts to execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.6  Agreement as to Efforts to Consummate.

     Subject to the terms and conditions of this Agreement, except as provided in Section 8.4, each Party agrees to use, and to cause each of its Subsidiaries to use all commercially reasonable efforts (a) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Transactions, including using its reasonable efforts (i) to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger, (ii) to lift or rescind any Order adversely affecting its ability to consummate the Transactions, and (iii) to cause to be satisfied the conditions referred to in ARTICLE 9, and (b) to cause the satisfaction of all conditions to Closing; provided that nothing herein shall preclude either Party from exercising its rights under this Agreement.

8.7  Investigation and Confidentiality.

     (a) Prior to the Effective Time, each Party shall use all commercially reasonable efforts to keep the other Parties promptly advised of all material developments relevant to its business, the consummation of the Merger and the other Transactions, and consummation of the Information Restructuring. The Company shall afford to Parent (and its counsel, financial advisors, auditors and other Representatives) reasonable access (including for the purpose of coordinating integration activities and transition planning with employees of the Company and its Subsidiaries) to the business, properties, personnel, offices, books and records of the Company and its Subsidiaries and each of their respective financial, legal and operating conditions as Parent reasonably requests, provided that such access shall not interfere unreasonably with normal operations of the Company or any of its Subsidiaries, as the case may be. Without limiting the foregoing, the Company shall permit Parent's senior officers to meet with the officers of the Company responsible for the Company's financial statements, the internal controls of the Company and the disclosure controls and procedures of the Company to discuss such matters as Parent may deem reasonably necessary or appropriate for Parent to satisfy its obligations under Sections 302 and 906 of Sarbanes-Oxley and any rules and regulations relating thereto. During the period prior to the Effective Time (or the termination of this Agreement), the Company shall promptly furnish to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of applicable Federal and state securities Laws and (ii) all other information concerning the Company's and its Subsidiaries' business, properties, and personnel as Parent may reasonably request.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreements, which are hereby reaffirmed and adopted, and incorporated by reference herein, each Party shall, and shall cause its Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

8.8  Public Announcements.

     Parent and the Company shall each issue an initial press release relating to this Agreement the text of each of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE or Nasdaq, each of Parent and the Company shall each use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions

8.9  State Takeover Laws.

     Each of the Parties shall (i) take all necessary action to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the Transactions and (ii) if any state Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or the Transactions, take all reasonable action to ensure that the Transactions may be promptly consummated on the terms contemplated by this Agreement and otherwise to minimize the effect of, or challenge the validity or applicability of, any applicable Takeover Law.

8.10  Intentionally Omitted.

8.11  Employee Benefits Plans.

     (a) From and after the Effective Time and at least until December 31, 2005, employees of the Company and its Subsidiaries shall be offered participation in employee benefit plans, programs, policies and arrangements that are no less favorable in the aggregate to those provided under the applicable employee benefit plans (as defined in Section 3(3) of ERISA (excluding plans exempt under Section 201(2) of ERISA)), programs, policies and arrangements of the Company and its Subsidiaries in effect at the Effective Time (collectively, "Current Plans"); provided, however, that nothing contained in this Section 8.11(a) shall
(i) obligate or commit Parent or its Subsidiaries to continue any particular Current Plan after the Effective Time or to maintain in effect any particular Current Plan or any level or type of benefits, (ii) obligate or commit Parent or its Subsidiaries to provide any employee of the Company or any of its Subsidiaries with any equity compensation pursuant to any equity compensation plans, programs or arrangements sponsored or provided by Parent or any of its Subsidiaries or Affiliates for the benefit of its employees, or (iii) prohibit Parent or its Subsidiaries from making any changes to any Current Plans. In the event that the operation of any severance pay plan or arrangement or any deferred compensation plan or arrangement of the Company or its Subsidiaries (the "Deferred Compensation Plans") after the Effective Time and through December 31, 2006 causes an excise tax, interest, and/or penalties under Code
Section 409A to be assessed against an individual, Parent will, or will cause the Company or Subsidiaries to, reimburse the individual for such excise tax, interest, and/or penalties through a gross up payment to be made no later than the date the excise tax, interest and/or penalties is due; provided, however,
(A) if the Closing does not occur on or before December 31, 2005 (or such later date as may be provided by subsequent Treasury guidance prior to December 31, 2005 for the termination of deferral arrangements without consequence under Code
Section 409A) (the later of December 31, 2005 or such later date being the "409A Deadline"), or (B) if Parent, the Company or any of their Subsidiaries offers to make a lump sum payment on or before the 409A Deadline of the aggregate payments due to an individual pursuant to any such Deferred Compensation Plans and such offer is not accepted on a timely basis by such individual, then, in either such case, neither Parent, the Company nor any of their respective Subsidiaries shall have any liability to such individual for any such gross up payment. In addition, notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right prior to Closing to amend the Deferred Compensation Plans such that payments made under the Deferred Compensation Plans will be in accordance with Code
Section 409A and will not be subject to an excise tax, interest and/or penalties. Such amendment may include an amendment to cause currently non-vested amounts to pay out in a lump sum upon a qualifying separation from service, and such amendments may, but need not, be made contingent on the consummation of the Transactions.

     (b) Parent will, or will cause the Company and its Subsidiaries to, credit each employee of the Company and its Subsidiaries as of the Effective Time with such number of unused vacation days and other paid time off accrued by each such employee with the Company and its Subsidiaries prior to the Effective Time in accordance with the Company's personnel policies applicable to such employees on the date hereof, copies of which have been made available to Parent; provided that Parent may, in its sole discretion and to the extent permitted by applicable Law, require that such vacation and other paid time off be taken by each such employee prior to December 31, 2005.

     (c) Employees of the Company and its Subsidiaries shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals under any plan) under any employee benefit plan, program or arrangement established or maintained by Parent or any of its Affiliates for service accrued prior to the Effective Time with the Company or any of its Subsidiaries under which such employee may be eligible to participate on or after the Effective Time to the extent such service would have been recognized by the Company or any such Subsidiary under comparable plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

     (d) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or its Subsidiaries ("Parent Welfare Benefit Plans") in which an employee of the Company and its Subsidiaries may be eligible to participate on or after the Effective Time, Parent shall waive, or cause its insurance carrier to waive, any limitations on benefits relating to pre-existing conditions (if any) with respect to participation and coverage requirements applicable to employees of the Company and its Subsidiaries under Parent Welfare Benefit Plans to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries; provided, however, that such pre-existing condition limitations shall not be waived with respect to life insurance and disability benefits provided under the Parent Plans or with respect to Parent Plans that are group health plans if the employee (or the employee's dependent) has not been covered under a group health plan for at least one year prior to the Effective Time.

8.12  Indemnification; Insurance.

     (a) The Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (collectively, "Indemnified Directors/Officers"), unless such modification shall be required by Law. Parent hereby unconditionally guarantees the obligations of the Surviving Corporation under this Section 8.12(a).

     (b) As of or prior to the Effective Time, Parent shall obtain prepaid (or "tail") directors' and officers' liability insurance providing for coverage with respect to matters occurring prior to the Effective Time for six years from the Effective Time, which coverage amount shall be the same as, and which shall contain terms and conditions that are not materially less favorable than, the current directors' and officers' liability insurance policies maintained by the Company.

     (c) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

     The provisions of this Section 8.12 are intended to be for the benefit of and shall be enforceable by, each Indemnified Director/Officer and their respective heirs and representatives.

8.13  Sale of HIS.

     (a) Concurrently with the execution and delivery of this Agreement, the Company shall execute and deliver the Stock Purchase Agreement and the related documents listed in Section 8.13 of the Company Disclosure Schedule, each in the form attached as exhibits to Section 8.13 of the Company Disclosure Schedule (collectively the "Information Documents"). The Company shall not agree to amend, modify or waive any term, condition or provision of the Information Documents without the prior written consent of Parent.

     (b) Immediately prior to the Effective Time and pursuant to the terms of the Information Documents, the Company shall consummate the Information Restructuring, including the Information Sale upon the terms and subject to the conditions set forth in the Information Documents.

     (c) The Company shall, and shall cause HIS to, comply with each of their respective obligations under the Information Documents. The Company agrees to give written notice promptly to Parent upon becoming aware of any fact, or the occurrence or impending occurrence of any event or circumstance, which (i) represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the Company or the Information Buyer under the Information Documents, or (ii) results, or is reasonably likely to result, in any of the conditions to the consummation of the transactions contemplated by the Information Documents not being satisfied.

8.14  Company Affiliates.

     No later than five (5) days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, on date of the Company Stockholders' Meeting, "affiliates" (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a "Company Affiliate")) of the Company. The Company shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such list. Prior the Closing Date, the Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent from each Company Affiliate an affiliate letter substantially in the form attached hereto as Exhibit A.

8.15  Stockholder Litigation.

     Except to the extent that the provisions of any insurance policies relevant thereto prohibit or limit the Company from doing so, the Company shall give Parent the reasonable opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and/or its directors relating to the Merger or the other Transactions, and no such settlement shall be agreed to by the Company without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed.

8.16  Letters of the Company's Accountants.

     The Company shall use its commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date within two Business Days before the date on which the Registration Statement will become effective and one dated a date within two Business Days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

8.17  Exemption for Liability Under Section 16(b).

     Provided that Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the Transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  Conditions to Obligations of Each Party.

     The respective obligations of each Party to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by the Parties pursuant to Section 11.5:

          (a) Stockholder Approval. Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

          (b) Regulatory Approvals. All applicable waiting periods under the HSR Act with respect to the Merger shall have expired or terminated.

          (c) Legal Proceedings. No court or Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Merger or any of the other Transactions; provided that, subject to Section 8.4(b), each of the Parties shall have used all commercially reasonable efforts to prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

          (d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no order by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the Securities Act or Exchange Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

          (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

          (f) Sale of HIS. The Information Restructuring shall have been consummated in accordance with the terms of the Information Documents (including the satisfaction or waiver of all conditions set forth in the Information Documents); provided, however, that any Party in material breach or default of any covenant or agreement of such Party in the Information Documents shall be deemed to have waived this condition.

9.2  Conditions to Obligations of Parent and Purchaser.

     The obligations of Parent and Purchaser to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.5:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that do not contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all material respects only as of such date). The representations and warranties of the Company set forth in this Agreement that contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all respects only as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. The Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to the Company and in Sections 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by the Company's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as Parent and its counsel shall reasonably request.

          (d) Company SEC Reports. The Company shall have timely filed or furnished, as the case may be, all Company SEC Reports required to be filed or furnished, as the case may be, by the Company following the date of this Agreement and all such Company SEC Reports shall have been prepared in accordance with the requirements of the Securities Law.

          (e) Appraisal Rights. The total number of Dissenting Shares shall not exceed fifteen percent (15%) of the outstanding shares of Company Common Stock at the Effective Time.

          (f) Arclight Consent. The provisions of that certain letter agreement dated August 5, 2005, between Arclight System LLC and the Company shall have become effective, including with respect to the cancellation of the Warrant Agreement in accordance with Section 3.5(f).

9.3  Conditions to Obligations of the Company.

     The obligations of the Company to perform this Agreement and consummate the Merger and the other Transactions are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 11.5:

          (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement that do not contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all material respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all material respects only as of such date). The representations and warranties of Parent set forth in this Agreement that contain an exception or qualification relating to materiality or Material Adverse Effect shall be true and correct in all respects, on and as of the Closing Date, with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that such representations and warranties which are confined to a specified date shall be true and correct in all respects only as of such date); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had, or would reasonably be expected to have, a Material Adverse Effect with respect to Parent.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Parent shall have delivered to the Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer or its chief financial officer, to the effect that the conditions set forth in Section 9.1(a) as relates to Parent and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's Board of Directors evidencing the taking of all action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the Transactions, all in such reasonable detail as the Company and its counsel shall reasonably request.

                                   ARTICLE 10

                                  TERMINATION

10.1  Termination.

     Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of the Company and stockholders of Parent or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) by mutual written agreement of the Parties; or

          (b) by either Parent or the Company if the Effective Time shall not have occurred within six months following the date hereof (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform, in any material respect, any of such Party's covenants or agreements contained in this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; provided, further, that, (i) if the Company and/or the Information Buyer shall terminate the Stock Purchase Agreement, then Parent shall have the right, upon written notice to the Company, to extend the Outside Date for 120 days following such termination of the Stock Purchase Agreement, and (ii) if all waiting periods (and extensions thereof) applicable to the consummation of the Merger and the other Transactions under the HSR Act have not expired or terminated, then either Parent or the Company shall have the right, upon written notice the other Party, to extend the Outside Date to the date which is ten months following the date hereof; or

          (c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger and such injunction, order, decree or ruling shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party whose failure to perform, in any material respect, any of such Party's covenants or agreements contained in this Agreement or whose other act or failure to act has been the primary cause of, or resulted in, the application or imposition of such injunction, order, decree or ruling; or

          (d) by Parent if a Company Triggering Event (as defined below) shall have occurred; or

          (e) by either Parent or the Company, in the event the Company Stockholder Approval is not obtained at the Company Stockholders' Meeting (including any adjournment or postponement thereof); or

          (f) by either Parent or the Company, in the event the Parent Stockholder Approval is not obtained at the Parent Stockholders' Meeting (including any adjournment or postponement thereof); or

          (g) by the Company if it enters into a definitive agreement with respect to a Superior Proposal (other than a confidentiality agreement as contemplated by Section 8.2(b)); provided, however, that neither the Company nor any of its Subsidiaries or Representatives shall have breached any of the provisions of Section 8.2, including, without limitation, the provisions of Section 8.2(c), and simultaneously with the termination under this Section 10.1(g), the Company shall pay Parent the Fee pursuant to
     Section 11.2(b); or

          (h) by Parent if the Company and/or the Information Buyer shall have terminated the Stock Purchase Agreement.

     For purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) a Change in Company Recommendation shall have occurred; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have publicly announced it intends to do so; (iii) the Company shall have entered into any Competing Transaction Agreement or any agreement, contract or commitment accepting any Competing Transaction; (iv) a tender offer or exchange offer that, if successful, would result in any Person becoming a beneficial owner of 50% or more of the outstanding shares of Company Common Stock is commenced and the Board of Directors of the Company fails, within ten (10) days of commencement of such tender offer or exchange offer, to recommend that the stockholders of Company Common Stock reject such tender offer or exchange offer; or (v) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the recommendation of the Board of Directors of the Company in favor of holders of Company Common Stock approving this Agreement, the Merger and the other Transactions contemplated herein.

10.2  Effect of Termination.

     In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except (a) as set forth in
Section 11.2 and (b) nothing herein shall relieve any Party from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the terms of Section 8.7(b) shall survive any termination of this Agreement.

10.3  Non-Survival of Representations and Covenants.

     The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 10.1, as the case may be, except that the agreements set forth in ARTICLES 1, 2, 3, 4 and 11 and Sections 8.4(c), 8.7(b), 8.11, 8.12 and 10.3 shall survive the Effective Time.

                                   ARTICLE 11

                                 MISCELLANEOUS

11.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Affiliate" of a specified person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          "Antitrust Laws" means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or order designed to prohibit, restrict or regulate actions in order to promote or enhance competition and/or prevent monopolization or restraint of trade.

          "Applicable Price" means the Average Price; provided, however, if any Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) shall be issued, sold, granted or otherwise disposed of by Parent within thirty-three (33) Business Days prior to the Closing Date (except for (a) the issuance of Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) pursuant to stock options, units and other rights outstanding as of the date of this Agreement, (b) the issuance of Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) pursuant to stock options, units and other rights hereafter granted pursuant to any employee or director stock incentive plan approved by the Board of Directors of Parent (or any committee thereof), and (c) the grant or issuance of Parent Common Stock (or any security convertible or exchangeable into or exercisable thereof) hereafter pursuant to any employee or director stock incentive plan approved by the Board of Directors of Parent (or any committee thereof)), then the Applicable Price shall mean the lesser of (i) the Average Price or (ii) the lowest price per share received by Parent pursuant to any such transaction or transactions.

          "Assets" of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, absolute, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "Average Price" means the average of the volume weighted sales prices per share of the Parent Common Stock on the Nasdaq National Market as reported by Bloomberg Financial Markets (or, if not reported thereby, any other authoritative source as the parties shall agree in writing) for the twenty (20) consecutive full trading days in which such shares are traded on the Nasdaq National Market ending on the third trading day, prior to, but not including, the Closing Date. The Average Price shall be calculated to the nearest one-hundredth of one cent.

          "Beneficial Owner" has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

          "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by Law to close in New York, New York.

          "Closing Date" means the date on which the Closing occurs.

          "Code" means the United States Internal Revenue Code of 1986, as amended.

          "Company Common Stock" means the $0.125 par value common stock of the Company.

          "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

          "Company Restricted Stock Award" means each share of Company Common Stock outstanding immediately prior to the Effective Time that is subject to a repurchase option, risk of forfeiture or other condition under the Company Stock Option Plans or any applicable restricted stock purchase agreement or other agreement with the Company.

          "Confidentiality Agreements" means those certain Confidentiality Agreements, dated June 29, 2005, and August 1, 2005 between the Company and Parent.

          "Consent" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by or filing of notice to any Person pursuant to any Material Contract, Law, Order, or Permit.

          "Contribution Agreement" means the Contribution Agreement included in the Information Documents.

          "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

          "Credit Facility" means that certain $225,000,000 Credit Agreement among the Company, Merrill Lynch Capital, Credit Suisse First Boston, Bank of America, N.A., LaSalle Bank National Association and the Other Lenders Party thereto, dated as of November 26, 2002.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "Environmental Laws" means any United States federal, state or local Laws, regulations and enforceable governmental orders relating to pollution or protection of the environment, human health and safety, or natural resources, including, without limitation the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. sec.sec.9601 et seq. ("CERCLA"), and the Resource Conservation and Recovery Act, 42 U.S.C. sec.sec.6901 et seq. ("RCRA").

          "Hazardous Substances" means those hazardous or toxic substances, chemicals, wastes and pollutants defined in or regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes and CERCLA hazardous substances.

          "HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.

          "HSR Act" means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Information Management Business" means the Business (as defined in the Contribution Agreement).

          "Intellectual Property" means (i) all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress and service marks (including all U.S. federal, state, Canada, European Union and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing); (ii) all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof), patent applications, and inventions and discoveries that may be patentable; (iii) all copyrights in both published and unpublished works, whether registered (if capable of registration in any relevant jurisdiction) or unregistered (including all U.S. and foreign registrations and applications for registration of the foregoing); (iv) all computer software (in both source code and object code) (collectively, "Software"), including (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting any Internet site(s), and (E) all documentation, including system documentation, user manuals and training materials, relating to any of the foregoing; (v) all internet domain names and internet domain name registrations; (vi) all information, without regard to form, including, but not limited to, technical or nontechnical data, prescription claims data, hospital claims data, patient claims data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, "Trade Secrets"); and
     (vii) all other unregistered intellectual property rights, including know-how, confidential information, customer lists, technical documentation, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

          "Joint Proxy Statement/Prospectus" means the proxy statement used by the Company and Parent to solicit the approval of their respective stockholders of the Transactions, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock pursuant to the Merger.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, or general counsel.

          "Litigation" means any action, suit, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets.

          "Material Adverse Effect" means, with respect to a Party, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such Party and its Subsidiaries taken as a whole, or (ii) the ability of such Party to consummate the Merger or the other Transactions; provided, however, that the foregoing shall not include any event, circumstance, change or effect resulting from (A) changes in general economic or financial market conditions (which do not have a materially disproportionate effect on such Party and its Subsidiaries), (B) general changes in the industries in which such Party and its Subsidiaries operate (which do not have a materially disproportionate effect on such Party and its Subsidiaries), (C) changes in the trading price of the shares of common stock of such Party between the date hereof and the Effective Time (it being understood that any fact or development giving rise to or contributing to such change in the trading price of the shares of common stock of such Party may be the cause of a Material Adverse Effect), (D) changes in Law or GAAP, (E) the direct effects of compliance with this Agreement on the operating performance of such Party, including any Expenses incurred by such Party in consummating the Merger or the other Transactions, (F) the announcement of this Agreement or the Merger or any of the other Transactions, the fulfillment of such Party's obligations hereunder or the consummation of the Merger or the other Transactions, or
     (G) any outbreak or escalation of hostilities or act of terrorism or any declaration of war (which do not have a materially disproportionate effect on such Party and its Subsidiaries).

          "Nasdaq" means the Nasdaq Stock Market, Inc.

          "Nasdaq National Market" means the National Market System of the Nasdaq Stock Market, Inc.

          "NYSE" means the New York Stock Exchange, Inc.

          "Order" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Governmental Authority, whether temporary, preliminary or permanent.

          "Parent Common Stock" means the $0.01 par value common stock of Parent.

          "Party" means any of the Company, Parent or Purchaser and "Parties"means the Company, Parent and Purchaser.

          "Permit" means any Company Permits, Parent Permits or Environmental Permits.

          "Person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

          "Registration Statement" means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act with respect to the shares of Parent Common Stock to be issued pursuant to the Merger and which shall contain the Joint Proxy Statement/Prospectus.

          "Representative" means, with respect to any Person, such Person's officers, directors, employees, accountants, auditors, attorneys, consultants, legal counsel, agents, investment banker, financial advisor and other representatives.

          "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

          "SEC" means the United States Securities and Exchange Commission.

          "SEC Documents" means all forms, proxy statements, registration statements, reports, schedules, and other documents, including all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act, (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) Section 906 of the Sarbanes-Oxley Act with respect to any report that is an SEC Document, filed, or required to be filed, by a Party or any of its Subsidiaries with any Governmental Authority pursuant to the Securities Laws.

          "Section 16 Information" shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger.

          "Securities Laws" means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Governmental Authority promulgated thereunder.

          "Stock Purchase Agreement" means the Stock Purchase Agreement included in the Information Documents pursuant to which the Company has agreed to sell the HIS Common Stock to the Information Buyer.

          "Stockholders' Meetings" means the respective meetings of the stockholders of the Company and stockholders of Parent to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "Subsidiaries" or "subsidiary" of the Company, the Surviving Corporation, Parent or any other Person means any corporation or other entity of which shares or other ownership interests having voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

          "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          "Tax Law" means any Law relating to Taxes.

          "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Total Per Share Amount" means $19.50.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

TERM                                    PAGE
----                                    ----
2004 Parent Balance Sheet.............   25
2005 Balance Sheet....................   10
409A Deadline.........................   41
Action................................   12
Adjusted Cash Amount..................    3
Adjusted Exchange Ratio...............    3
Agreement.............................    1
Antitrust Division....................   38
CERCLA................................   48
Certificate of Merger.................    2
Change in the Company Recommendation..   37
Closing...............................    2
Company...............................    1
Company Affiliate.....................   42
Company Certificates..................    5
Company Common Stock..................    7
Company Compliance Plan...............   21
Company Data..........................   18
Company Disclosure Schedule...........    7
Company Permits.......................    9
Company Preferred Stock...............    7
Company Rights........................   19
Company Rights Agreement..............   19
Company SEC Reports...................   10
Company Stock Awards..................    7
Company Stock Option..................    4
Company Stock Option Plans............    4

TERM                                    PAGE
----                                    ----
Company Stockholder Approval..........    8
Company Stockholders' Meeting.........   36
Company Triggering Event..............   46
Competing Transaction Agreement.......   37
Current Plans.........................   40
Deferred Compensation Plans...........   40
Dissenting Shares.....................    4
Dissenting Stockholders...............    4
Effective Time........................    2
Environmental Permits.................   19
ERISA.................................   12
ESPP..................................    5
Exchange Act..........................   10
Exchange Agent........................    5
Exchange Fund.........................    5
Exchange Ratio........................    3
Expenses..............................   52
Federal Anti-kickback Statute.........   20
Fee...................................   53
FTC...................................   38
GAAP..................................   10
Governmental Authority................    9
Healthcare Information Laws...........   21
HIS...................................    1
HIS Common Stock......................    1
Indemnified Directors/Officers........   41
Information Buyer Termination Fee.....   53

TERM                                    PAGE
----                                    ----
Information Documents.................   42
Information Restructuring.............    1
Information Sale......................    1
IRS...................................   13
Law...................................    9
Liens.................................   15
Material Contracts....................   20
Merger................................    1
Multiemployer Plan....................   13
Multiple Employer Plan................   13
Non-U.S. Benefit Plan.................   14
Note Indenture........................   21
Noteholders...........................   34
Notes Offer to Purchase...............   34
Notes Tender Offer....................   34
Notes Tender Offer Documents..........   34
Notice of Superior Proposal...........   38
Offer.................................   38
Outside Date..........................   45
Parent Compliance Plan................   30
Parent Disclosure Schedule............   22
Parent Non-Voting Common Stock........   23
Parent Permits........................   24
Parent Plans..........................   26
Parent Preferred Stock................   23
Parent Rights.........................   29

TERM                                    PAGE
----                                    ----
Parent Rights Agreement...............   29
Parent SEC Reports....................   24
Parent Stockholder Approval...........   23
Parent Stockholders' Meeting..........   36
Parent Welfare Benefit Plans..........   41
Per Share Merger Consideration........    3
Permitted Liens.......................   15
Plans.................................   12
Prior Company Plan....................   13
Prior Parent Plan.....................   27
Purchaser.............................    1
Purchaser Common Stock................    3
RCRA..................................   48
Redemption............................   35
Securities Act........................   10
Senior Subordinated Notes.............   21
Software..............................   48
Stock Unit............................    4
Subsidiary............................   51
Surviving Corporation.................    1
Trade Secrets.........................   49
Transactions..........................    8
WARN..................................   14
Warrant...............................    5
Warrant Agreement.....................    5

     Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

11.2  Expenses; Effect of Termination.

     (a) Except as set forth in this Section 11.2, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Transaction is consummated. However, the Company and Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement/Prospectus. "Expenses", as used in this Agreement, shall mean all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, auditors, investment bankers, lenders, experts and consultants to a party hereto and its affiliates) incurred after July 1, 2005 by a Party or on its behalf in connection with or related to the investigation, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and Joint Proxy Statement/Prospectus, the solicitation of stockholder proxies and all other matters related to consummation of the Merger and the other Transactions.

     (b) The Company agrees that:

          (i) if Parent shall terminate this Agreement pursuant to Section 10.1(d); or

          (ii) if Parent or the Company shall terminate this Agreement pursuant to Section 10.1(b), and prior to any such termination, either (A) a Company Triggering Event shall have occurred, or (B) (x) an announcement or bona fide offer or proposal with respect to a Competing Transaction shall have been made with respect to the Company and such announcement, offer or proposal with respect to a Competing Transaction shall not have been unconditionally withdrawn at the time of such termination, and (y) within 9 months after such termination, the Company enters into an agreement providing for a Competing Transaction or a Competing Transaction is consummated; or

          (iii) if Parent or the Company shall terminate this Agreement pursuant to Section 10.1(e) and at the time of the Company Stockholders' Meeting, either (A) a Company Triggering Event shall have occurred, or (B) (x) an announcement or bona fide offer or proposal with respect to a Competing Transaction shall have been made with respect to the Company and such announcement, offer or proposal with respect to a Competing Transaction shall not have been unconditionally withdrawn at the time of the Company Stockholders' Meeting, and (y) within 9 months the date of such termination the Company enters into an agreement providing for a Competing Transaction or a Competing Transaction is consummated; or

          (iv) if the Company shall terminate this Agreement pursuant to Section 10.1(g); or

          (v) if (A) Parent shall terminate this Agreement pursuant to Section 10.1(h) or (B) Parent or the Company shall terminate this Agreement pursuant to Section 10.1(b) by reason of the failure to satisfy the condition set forth in Section 9.1(f) (unless, in either case, such termination is solely as a result of a material breach by the Information Buyer of the Information Documents);

then the Company shall pay to Parent, simultaneously with the termination in the case of Section 11.2(b)(iv) or, in the other cases, promptly (but in any event no later than one business day after the first of all the conditions to any of
Section 11.2(b)(i), Section 11.2(b)(ii), Section 11.2(b)(iii) or Section 11.2(b)(v) shall have occurred) a fee (the "Fee") of $26,763,750, which amount shall be payable in immediately available funds; provided, however, if, simultaneously with the termination of this Agreement the Company also terminates the Stock Purchase Agreement and pays the Information Buyer a termination fee pursuant to Section 9.2(b) of the Stock Purchase Agreement (the "Information Buyer Termination Fee"), then the Fee shall equal $16,763,750.

     (c) The Company agrees that (except as provided in Section 11.2(b)) if either Party shall terminate this Agreement pursuant to Section 10.1(e), then the Company shall pay to Parent promptly (but in any event no later than one business day after the termination date) an amount equal to the amount of Parent's Expenses, which amount shall be payable in immediately available funds; provided that the Company shall not be liable for any amount of Parent's Expenses in excess of $10,000,000 in the aggregate; provided, further, that any amount paid to Parent pursuant to this Section 11.2(c) shall be credited against any amount required to be paid by the Company pursuant to Section 11.2(b).

     (d) Parent agrees that if either Party shall terminate this Agreement pursuant to Section 10.1(f), then Parent shall pay to the Company promptly (but in any event no later than one business day after the termination date) an amount equal to the amount of the Company's Expenses, which amount shall be payable in immediately available funds; provided that Parent shall not be liable for any amount of the Company's Expenses in excess of $10,000,000 in the aggregate.

     (e) Parent agrees that if (i) either Party shall terminate this Agreement pursuant to Section 10.1(b) by reason of Parent's failure to have or obtain sufficient funds to consummate the Merger and (ii) all conditions to the consummation of the Merger and the other Transactions have been satisfied or waived by the appropriate Party, then Parent shall pay to the Company promptly (but in any event no later than one business day after the termination date) an amount equal to the Company's Expenses, which amount shall be payable in immediately available funds; provided that Parent shall not be liable for any amount of the

Company's Expenses in excess of $10,000,000 in the aggregate. The right of the Company to receive payment by Parent of the Company's Expenses under this
Section 11.2(e) shall be in addition to, and not in lieu of, any other rights or remedies that the Company might have based upon or arising out of the failure of Parent to have or obtain sufficient funds to consummate the Merger.

     (f) Parent agrees that if either Party shall terminate this Agreement pursuant to Section 10.1(b) by reason of the failure of the condition described in Section 9.1(b), then Parent shall pay to the Company promptly (but in any event no later than one Business Day after the termination date) an amount equal to the amount of the Company's Expenses, which amount shall be payable in immediately available funds; provided that Purchaser shall not be liable for any amount of the Company's Expenses in excess of $10,000,000 in the aggregate.

     (g) Notwithstanding anything contained herein to the contrary, in the event that (i) the Fee is reduced by reason of the payment of the Information Buyer Termination Fee pursuant to Section 11.2(b) and (ii) within nine (9) months after the date of termination of this Agreement a definitive agreement for a Competing Transaction or a sale or other disposition of all or substantially all of the assets of the Information Business (whether by asset sale, stock sale, merger or otherwise) with or involving Wolters Kluwer N.V. or any of its Affiliates is entered into or consummated, then the Company shall pay to Parent, simultaneously with the earlier of the execution of such definitive agreement or such consummation, an amount equal to the Information Buyer Termination Fee, which amount shall be payable in immediately available funds.

     (h) Each of the Company and Parent acknowledges that the agreements contained in this Section 11.2 are an integral part of the Transactions, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if either Party fails to pay in a timely manner any of the amounts due pursuant to this Section 11.2, and, in order to obtain such payment, the other Party makes a claim that results in a judgment against the first Party, the first Party shall pay to the other Party its reasonable fees and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due from each date for payment until the date of payment at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

11.3  Entire Agreement.

     Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the Transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect to the Transactions contemplated hereunder, written or oral (except, as to Section 8.7(b), for the Confidentiality Agreements).

11.4  Amendments.

     To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

11.5  Waivers.

     At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any obligation or other act of any other Party, (b) waive any inaccuracy in the representations and warranties of any other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

11.6  Assignment.

     This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

11.7  Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 8.11 and
8.12 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

11.8  Notices.

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

The Company:                               NDCHealth Corporation
                                           NDC Plaza
                                           Atlanta, Georgia 30329
                                           Attention: General Counsel


Copy to Counsel:                           Alston & Bird LLP
                                           1201 West Peachtree Street
                                           Atlanta, Georgia 30309
                                           Facsimile Number: (404) 881-4777
                                           Attention: Sidney J. Nurkin


Parent or Purchaser:                       Per-Se Technologies, Inc.
                                           1145 Sanctuary Parkway
                                           Suite 200
                                           Alpharetta, Georgia 30004
                                           Facsimile Number: (770) 237-6961
                                           Attention: Paul J. Quiner


Copy to Counsel:                           King & Spalding LLP
                                           191 Peachtree Street
                                           Atlanta, Georgia 30303
                                           Facsimile Number: (404) 572-5136
                                           Attention: John D. Capers, Jr.

11.9  Governing Law; Venue; Waiver of Jury Trial.

     Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Litigation for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such Litigation may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such Litigation shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in this Section 11.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement, or the Transactions. Each Party certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of Litigation, seek to enforce the foregoing waiver, (ii) each Party understands and has considered the implications of this waiver, (iii) each Party makes this waiver voluntarily, and
(iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

11.10  Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11  Captions; Articles and Sections.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

11.12  Interpretations.

     Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

11.13  Enforcement of Agreement.

     The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14  Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                           [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          NDCHEALTH CORPORATION

                                          By: /s/ Randolph L.M. Hutto
                                            ------------------------------------
                                              Name: Randolph L.M. Hutto
                                              Its: Executive Vice President,
                                                               General Counsel,
                                                               and Secretary

                                          PER-SE TECHNOLOGIES, INC.

                                          By: /s/ Philip M. Pead
                                            ------------------------------------
                                              Name: Philip M. Pead
                                              Its: Chairman, Chief Executive
                                                   Officer and
                                                               President

                                          ROYAL MERGER CO.

                                          By: /s/ Philip M. Pead
                                            ------------------------------------
                                              Name: Philip M. Pead
                                              Its: Chairman, Chief Executive
                                                   Officer and
                                                               President

                                                                         ANNEX B

                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

August 26, 2005

Board of Directors
Per-Se Technologies, Inc.
1145 Sanctuary Parkway, Suite 200
Alpharetta, Georgia 30004

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Per-Se Technologies, Inc. ("Per-Se") of the Merger Consideration (as defined below) to be paid by Per-Se pursuant to the Agreement and Plan of Merger, dated as of August 26, 2005 (the "Agreement"), among Per-Se, Royal Merger Co., a wholly owned subsidiary of Per-Se ("Sub"), and NDCHealth Corporation ("NDCHealth"). As more fully described in the Agreement, Sub will be merged with and into NDCHealth (the "Merger"), with NDCHealth continuing as the surviving corporation in the Merger, and each outstanding share of the common stock, par value $0.125 per share, of NDCHealth ("NDCHealth Common Stock") will be converted into the right to receive $19.50 (the "Merger Consideration"), of which at least $13.00 will be payable in cash and the balance will be payable in shares of the common stock, par value $0.01 per share, of Per-Se ("Per-Se Common Stock") as specified in the Agreement. The Agreement also provides that NDCHealth will sell its information management business (the "IM Business" and, such sale, the "IMB Sale") prior to, and as a condition to the consummation of, the Merger. The terms and conditions of the Merger are more fully set forth in the Agreement.

For purposes of the opinion set forth herein, we have:

     (i) reviewed certain publicly available financial statements and other business and financial information of Per-Se and NDCHealth, respectively;

     (ii) reviewed certain internal financial statements and other financial and operating data concerning Per-Se and NDCHealth (excluding the IM Business), respectively;

     (iii) reviewed certain financial forecasts and estimates relating to Per-Se and NDCHealth (excluding the IM Business) prepared by the managements of Per-Se and NDCHealth, respectively, including the estimate of the management of Per-Se as to the after-tax cash proceeds to be received by NDCHealth pursuant to the IMB Sale;

     (iv) reviewed and discussed with senior executives of Per-Se information relating to certain cost savings and strategic, financial and operational benefits anticipated by the management of Per-Se to result from the Merger;

     (v) discussed the past and current operations, financial condition and prospects of Per-Se and NDCHealth (excluding the IM Business) with senior executives of Per-Se, and discussed the past and current operations, financial condition and prospects of NDCHealth (excluding the IM Business) with senior executives of NDCHealth;

     (vi) reviewed the potential pro forma financial impact of the Merger on the estimated earnings per share and certain credit statistics of Per-Se;

     (vii) reviewed the reported prices and trading activity for Per-Se Common Stock and NDCHealth Common Stock;

     (viii) compared the financial performance of Per-Se and NDCHealth with that of certain other publicly traded companies we deemed relevant;

     (ix) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

Board of Directors
Per-Se Technologies, Inc.
August 26, 2005
Page 2

     (x)  reviewed the Agreement;

     (xi) discussed with the managements of Per-Se and NDCHealth and their respective counsel certain matters pertaining to outstanding litigation involving NDCHealth, including the status and possible consequences thereof on NDCHealth; and

     (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts relating to Per-Se, including information relating to certain cost savings and strategic, financial and operational benefits anticipated by the management of Per-Se to result from the Merger, we have assumed, at the direction of Per-Se, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Per-Se as to the future financial performance of Per-Se and the other matters covered thereby. With respect to the financial forecasts relating to NDCHealth, upon the advice of NDCHealth and at the direction of Per-Se, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NDCHealth as to the future financial performance of NDCHealth (after giving effect to the IMB Sale). We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Per-Se or NDCHealth, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the Merger and related transactions, including the IMB Sale, will be consummated as provided in or contemplated by the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof. With respect to the IMB Sale, we further have assumed, at the direction of Per-Se, that the IMB Sale (including the transfer of the assets and liabilities of the IM Business in connection therewith) and related transactions, arrangements and agreements will be effected without any adverse consequences to or impact on Per-Se, NDCHealth or the Merger and that the after-tax cash proceeds to be received by NDCHealth in the IMB Sale will not vary from the estimate thereof provided to us in any respect material to our analyses.

We were not requested to, and we did not, participate in the negotiations of the terms of the Merger Agreement or the transactions contemplated thereby (including the IMB Sale and related transactions), nor were we requested to, and we did not, provide any advice or services in respect of the Merger or the related transactions other than the delivery of this opinion. We express no view or opinion as to any terms or aspects of the Merger or any related transaction other than the Merger Consideration to the extent expressly specified herein (including, without limitation, the form of the Merger Consideration, the form or structure of the Merger or any related transaction or any aspect or implication of the IMB Sale or any related transaction). In addition, no opinion is expressed as to the relative merits of the Merger in comparison to other transactions available to Per-Se or in which Per-Se might engage or as to whether any transaction might be more favorable to Per-Se as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Per-Se to proceed with or effect the Merger. We are not expressing any opinion as to what the value of Per-Se Common Stock actually will be when issued pursuant to the Merger or the prices at which Per-Se Common Stock or NDCHealth Common Stock will trade at any time.

Board of Directors
Per-Se Technologies, Inc.
August 26, 2005
Page 3

     We have acted as financial advisor to the Board of Directors of Per-Se solely in connection with this opinion and will receive a fee for our services upon rendering this opinion. As you aware, we will be acting as sole lead arranger for a bank financing for Per-Se, the proceeds of which will be used to finance the Merger, and our affiliate, Bank of America, N.A., will act as a lender in, and serve as administrative agent for, such bank financing, for which services we and such affiliate expect to receive compensation. We also may act as sole initial purchaser for a high-yield debt securities offering of Per-Se, the proceeds of which also will be used to finance the Merger, for which services we would expect to receive compensation. We or our affiliates in the past have provided and in the future may provide financial advisory and financing services to Per-Se, and have received and would expect to receive compensation for the rendering of these services, including having acted in the past as joint book-running manager and co-lead arranger for existing credit facilities of Per-Se, as sole manager of a convertible debt offering of Per-Se, and as lead dealer manager in connection with a debt tender offer by Per-Se. In addition, Bank of America, N.A. is a lender under, and serves as administrative agent for, existing credit facilities of Per-Se and also is a lender under, and serves as documentation agent for, existing credit facilities of NDCHealth. We also currently are a market maker in Per-Se Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade or hold the securities or loans of Per-Se and NDCHealth for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Per-Se in connection with and for purposes of its evaluation of the Merger. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. In addition, we express no opinion or recommendation as to how any stockholder should vote at the stockholders' meetings held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be paid by Per-Se pursuant to the Agreement is fair, from a financial point of view, to Per-Se.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

                                                                         ANNEX C

                   [LETTERHEAD OF THE BLACKSTONE GROUP L.P.]

August 26, 2005

Board of Directors
NDCHealth Corporation
Two National Data Plaza
Atlanta, GA 30329
United States of America

Members of the Board:

NDCHealth Corporation ("NDCHealth" or the "Company"), and Per-Se Technologies, Inc. ("Per-Se") are parties to the Agreement of Merger, dated August 26, 2005 (the "Merger Agreement"), which provides for, among other things, the acquisition of all of the Company's outstanding common stock, par value $0.125 per share (the "Transaction"). Pursuant to the Merger Agreement, NDCHealth shareholders will receive: i) cash consideration of at least $13.00 per share plus ii) a to be determined number of shares of Per-Se common stock equal to $6.50 divided by the lesser of (x) the average of the volume weighted sales prices per share for the 20 consecutive full trading days ending on the third trading day, prior to, but not including, the closing date or (y) the lowest price per share of Per-Se common stock or equivalent thereof issued, sold, granted or otherwise disposed of by Per-Se within thirty-three (33) business days prior to the closing date (except for (aa) the issuance of Per-Se common stock or equivalent pursuant to stock options, units and other rights outstanding as of the date of the Merger Agreement, (bb) the issuance of Per-Se common stock or equivalent pursuant to stock options, units and other rights hereafter granted pursuant to any employee or director stock incentive plan approved by the Board of Directors of Per-Se, and (cc) the grant or issuance of Per-Se common stock or equivalent hereafter pursuant to any employee or director stock incentive plan approved by the Board of Directors of Per-Se) that, when taken together (i) and (ii) shall equal $19.50 per share (the "Consideration"). You have asked us whether, in our opinion, the Consideration to be received by NDCHealth shareholders is fair to such shareholders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

          - Reviewed certain publicly available information concerning the business, financial condition, and operations of NDCHealth that we believe to be relevant to our inquiry.

          - Reviewed certain internal information concerning the business, financial condition, and operations of NDCHealth that we believe to be relevant to our inquiry.

          - Reviewed certain internal financial analyses relating to NDCHealth, prepared and furnished to us by the management of NDCHealth.

          - Reviewed certain estimates and forecasts relating to NDCHealth, prepared and furnished to us by the management of NDCHealth.

          - Reviewed the draft Agreement of Merger, dated August 26, 2005 and Stock Purchase Agreement between Wolters Kluwer U.S. Corporation and NDCHealth Corporation dated August 26, 2005 (the "Stock Purchase Agreement")

          - Held discussions with members of management of NDCHealth, including those at the operations and segment level, concerning NDCHealth's business, operating and regulatory environment, financial condition, prospects, and strategic objectives.

          - Compared certain financial information for NDCHealth with similar information for certain other companies in industries similar to those in which NDCHealth participates, the securities of which are publicly traded where applicable

          - Reviewed the financial terms of certain recent business combinations in industries similar to those in which NDCHealth participates.

          - Performed discounted cash flow analyses utilizing NDCHealth's financial projections.

          - Reviewed certain publicly available information concerning the business, financial condition, and operations of Per-Se that we believe to be relevant to our inquiry.

          - Held discussions with members of management of Per-Se concerning Per-Se's business, operating and regulatory environment, financial condition, prospects, and strategic objectives.

          - Performed discounted cash flow analysis utilizing financial projections for Per-Se based on NDCHealth's managements' guidance.

          - Performed discounted cash flow analysis utilizing pro forma financial projections based on Per-Se's and NDCHealth's managements' guidance.

          - Performed such other studies and analyses, and took into account such other matters, as we deemed appropriate

In preparing this opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by NDCHealth or otherwise reviewed by us. We have assumed that the financial and other projections prepared by NDCHealth, and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management's best estimates as of the date of their preparation. We have further relied upon the assurances of the management of NDCHealth that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

While we have reviewed NDCHealth's and Per-Se's historical and projected financial results, we have not made an independent evaluation or appraisal of either Company's assets or liabilities. We also have not performed due diligence on either Company's physical properties or facilities; sales, marketing, distribution or service organizations; or product markets. We have not considered in reaching the conclusions set forth in this opinion the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company.

We have assumed that the transaction contemplated by the Agreement of Merger will be consummated on substantially the terms set forth therein. This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only.

It is understood that this letter is for the information and assistance of the full Board of Directors only and, without our prior written consent, is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors. However, Blackstone understands that the existence of any opinion may be disclosed by the Company in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the disclosure documents relating to the Transaction and agrees to not unreasonably withhold its written approval for such use as appropriate following Blackstone's review of, and reasonable opportunity to comment on, any such document.

We have acted as financial advisor to NDCHealth with respect to the Transaction and will receive a fee from NDCHealth for our services which is contingent upon the consummation of the Transaction. A portion of our fees will also be payable upon delivery of this opinion. In addition, the Company has agreed to reimburse us for out-of-pocket expense and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion).

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the shareholders of NDCHealth is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ The Blackstone Group L.P.

The Blackstone Group L.P.

                                                                         ANNEX D

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL

August 26, 2005

Board of Directors
NDCHealth Corporation
National Data Plaza
Atlanta, GA 30329

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.125 per share (the "Shares"), of NDCHealth Corporation (the "Company") of the Per Share Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of August 26, 2005 (the "Agreement"), by and among Per-Se Technologies, Inc. ("Per-Se"), Royal Merger Co., a wholly owned subsidiary of Per-Se ("Purchaser"), and the Company. Pursuant to the Agreement, Purchaser will be merged with and into the Company (the "Merger") and each outstanding Share will be converted (i) into an amount in cash equal to or greater than $13.00 but less than or equal to $19.50, as determined by Per-Se no later than five business days prior to the meeting of the Company's shareholders held to consider the Merger (the "Cash Consideration") and (ii) that number of shares of common stock, par value $0.01 per share (the "Per-Se Common Stock"), of Per-Se equal to the amount, if any, by which $19.50 exceeds the Cash Consideration divided by the lesser of the Average Price and the lowest price per share of any Per-Se Common Stock received by Per-Se pursuant to certain dispositions thereof within 33 business days prior to the consummation of the Merger (the "Stock Consideration" and, together with the Cash Consideration, the "Per Share Merger Consideration"). The obligations of Per-Se, Purchaser and, provided it is not in material breach under the Stock Purchase Agreement (as defined below), the Company to consummate the transaction contemplated by the Agreement are conditioned upon, among other things, the consummation of the Information Restructuring, including the sale of the outstanding shares of NDC Health Information Services (Arizona), Inc., a wholly owned subsidiary of the Company ("Information Services"), for $382,100,000 in cash, subject to a working capital adjustment, pursuant to the Stock Purchase Agreement, dated as of August 26, 2005 (the "Stock Purchase Agreement"), by and among Wolters Kluwer U.S. Corporation ("Wolters Kluwer"), Wolters Kluwer Acquisition Sub, Inc., a wholly owned subsidiary of Wolters Kluwer, Information Services and the Company. Capitalized terms used but not defined herein shall have the meanings specified in the Agreement.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the Agreement, including the Merger and the Information Restructuring (the "Transactions"). We expect to receive fees for our services in connection with the Transactions, all of which are contingent upon consummation of the Transactions, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including providing ongoing advisory services to the Company as well as having acted as its financial advisor with respect to its acquisition of Arclight Systems LLC in May 2002; as co-placement agent with respect to the offering of the $200 million aggregate principal amount of senior subordinated notes of the Company in November 2002; as its financial advisor with respect to the sale of its UK operations in October 2004; and as its financial

Board of Directors
NDCHealth Corporation
August 26, 2005
Page Two

advisor in connection with the sale of its German operations in June 2005. We have provided certain investment banking services to Wolters Kluwer from time to time, including having acted as its financial advisor with respect to its divestiture of Kluwer Academic Publishers in January 2003. We also may provide investment banking services to the Company, Per-Se and Wolters Kluwer in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Per-Se, Wolters Kluwer and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company, Per-Se and Wolters Kluwer for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Stock Purchase Agreement; the Information Documents; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Per-Se for the five fiscal years ended May 27, 2005 and December 31, 2004, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Per-Se; certain other communications from the Company and Per-Se to their respective stockholders; certain internal financial analyses and forecasts for Per-Se prepared by the management of Per-Se; and certain internal financial analyses and forecasts for the Company, Information Services and Per-Se prepared by the management of the Company, including certain cost savings and operating synergies projected by the management of the Company to result from the Transactions. We also have held discussions with members of the senior managements of the Company and Per-Se regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Per-Se Common Stock, compared certain financial and stock market information for the Company and Per-Se with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the healthcare information technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As instructed by you, for purposes of our opinion, we have evaluated certain sensitivities to the Company's forecasts to reflect your views of the risks and uncertainties of the Company achieving its forecasts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Per-Se or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that (i) all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without, and all outstanding actions, proceedings and investigations will not have, any adverse effect on the Company or Per-Se or on the expected benefits of the Transactions in any way meaningful to our analysis and (ii) the Information Restructuring will be consummated in accordance with the terms of the Stock Purchase Agreement.

Our opinion does not address the underlying business decision of the Company to engage in the Transactions, nor are we expressing any opinion as to the prices at which the Shares or the shares of Per-Se Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transactions and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Merger.

Board of Directors
NDCHealth Corporation
August 26, 2005
Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
------------------------------------
(GOLDMAN, SACHS & CO.)

                                                                         ANNEX E

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS; UNDERTAKINGS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The following summary is qualified in its entirety by reference to the complete copy of the Delaware General Corporation Law, Per-Se's, or the Registrant's, Restated Certificate of Incorporation, the Registrant's Restated Bylaws and agreements referred to below.

     Section 145 of the Delaware General Corporation Law generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the Delaware General Corporation Law also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Registrant (the "Restated Certificate of Incorporation") provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, and (iv) for any transaction from which the director derived an improper personal benefit.

     Article VI, Section 4 of the Registrant's Bylaws, or the Bylaws, provide indemnification of the Registrant's directors and officers, both past and present, to the fullest extent permitted by the Delaware General Corporation Law, and allow the Registrant to advance or reimburse litigation expenses upon submission by the director or officer of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director or officer pursuant to the Bylaws. Article VI,
Section 4 of the Registrant's Bylaws also authorizes the Registrant to purchase and maintain insurance on behalf of an officer or director, past or present, against any liability asserted against him in any such capacity whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     David E. McDowell, a member of the Registrant's Board of Directors and former Chairman and Chief Executive Officer, is party to an agreement with the Registrant pursuant to which the Registrant agreed to indemnify and hold him harmless to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or to such greater extent as such law may subsequently be amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

         2.1 Agreement and Plan of Merger, dated as of August 26, 2005, by and among Per-Se Technologies, Inc., Royal Merger Co. and
               NDCHealth Corporation (attached as "Annex A" and hereby incorporated by reference herein). Schedules and similar attachments to this exhibit have not been filed. Per-Se
               Technologies, Inc. agrees to furnish supplementally a copy of any of these materials to the Securities and Exchange
               Commission upon request.



         3.1   Restated Certificate of Incorporation of Per-Se
               Technologies, Inc. (incorporated by reference to Exhibit 3.1 to Per-Se Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999 Form
               10-K")).



         3.2   Restated By-laws of Per-Se Technologies, Inc., as amended
               (incorporated by reference to Exhibit 3.2 to Per-Se
               Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003).



         4.1 Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the 1999 Form 10-K).



         4.2   Rights Agreement dated as of February 11, 1999, between
               Per-Se Technologies, Inc. and American Stock Transfer &
               Trust Company (including form of rights certificates)
               (incorporated by reference to Exhibit 4 to Per-Se
               Technologies, Inc.'s Current Report on Form 8-K filed on
               February 12, 1999).



         4.3   First Amendment to Rights Agreement dated as of February 11,
               1999, between Per-Se Technologies, Inc. and American Stock
               Transfer & Trust Company, entered into as of May 4, 2000
               (incorporated by reference to Exhibit 4.4 to Per-Se
               Technologies, Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).



         4.4   Second Amendment to Rights Agreement dated as of February
               11, 1999, between Per-Se Technologies, Inc. and American
               Stock Transfer & Trust Company, entered into as of December
               6, 2001, to be effective as of March 6, 2002 (incorporated by reference to Exhibit 4.12 to Per-Se Technologies, Inc.'s
               Annual Report on Form 10-K for the year ended December 31,
               2001).



         4.5   Third Amendment to Rights Agreement dated as of February 11,
               1999, between Per-Se Technologies, Inc. and American Stock
               Transfer & Trust Company, entered into as of March 10, 2003
               (incorporated by reference to Exhibit 4.13 to Per-Se
               Technologies, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002).



         4.6   Fourth Amendment to Rights Agreement dated as of February
               11, 1999, between Per-Se Technologies, Inc. and American
               Stock Transfer & Trust Company, entered into as of February
               18, 2005 (incorporated by reference to Exhibit 4.1 to Per-Se
               Technologies, Inc.'s Form 8-K filed on February 22, 2005).



         4.7 Fifth Amendment to the Rights Agreement, dated as of February 11, 1999 by and between Per-Se Technologies, Inc.
               and American Stock Transfer & Trust Company to Rights
               Agreement, entered into as of August 26, 2005 (incorporated by reference to Exhibit 4.1 to Per-Se Technologies, Inc.'s
               Current Report on Form 8-K filed on August 26, 2005).



         5.1 Opinion of King & Spalding LLP as to the validity of the securities being registered.



        23.1 Consent of King & Spalding LLP (included in Exhibit 5.1 hereto).



        23.2   Consent of Ernst & Young LLP.



        23.3   Consent of Ernst & Young LLP.



        24.1 Powers of Attorney (included on signature page of this Registration Statement).



        99.1   Consent of Banc of America Securities LLC.



        99.2   Consent of The Blackstone Group L.P.



        99.3   Consent of Goldman, Sachs & Co.



        99.4   Form of Proxy Card of Per-Se Technologies, Inc.



        99.5   Form of Proxy Card of NDCHealth Corporation.

ITEM 22.  UNDERTAKINGS

     (A) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (B) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (D) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (E) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on the 27th day of September, 2005.

                                          PER-SE TECHNOLOGIES, INC.

                                          By: /s/ Chris E. Perkins
                                            ------------------------------------
                                              Name:    Chris E. Perkins
                                              Title:   Executive Vice President
                                                       and Chief Financial
                                                       Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Philip
M. Pead, Chris E. Perkins and Paul J, Quiner, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of Securities Act, this registration statement has been signed by the following persons in the capacities on the 27th day of September, 2005.

                    SIGNATURE                                              TITLE
                    ---------                                              -----

/s/ PHILIP M. PEAD                                    Chairman, President, Chief Executive Officer and
------------------------------------------------                          Director
Philip M. Pead                                                 (Principal Executive Officer)


/s/ CHRIS E. PERKINS                                            Executive Vice President and
------------------------------------------------                  Chief Financial Officer
Chris E. Perkins                                               (Principal Financial Officer)


/s/ RICHARD A. FLYNT                                      Vice President and Corporate Controller
------------------------------------------------               (Principal Accounting Officer)
Richard A. Flynt


/s/ JOHN W. CLAY, JR.                                                     Director
------------------------------------------------
John W. Clay, Jr.


/s/ JOHN W. DANAHER, M.D.                                                 Director
------------------------------------------------
John W. Danaher, M.D.


/s/ CRAIG MACNAB                                                          Director
------------------------------------------------
Craig Macnab

                    SIGNATURE                                              TITLE
                    ---------                                              -----


/s/ DAVID E. MCDOWELL                                                     Director
------------------------------------------------
David E. McDowell


/s/ C. CHRISTOPHER TROWER                                                 Director
------------------------------------------------
C. Christopher Trower


/s/ JEFFREY W. UBBEN                                                      Director
------------------------------------------------
Jeffrey W. Ubben